Form 10-K405, Exhibit 13
period 1998-12-31
UNITED COMMUNITY FINANCIAL CORP
filed 1999-03-31
CIK 707886

                                          SELECTED FINANCIAL DATA AND OTHER DATA

SELECTED FINANCIAL CONDITION DATA:                                         At December 31,
--------------------------------------------------------------------------------------------------------------------------
                                           1998               1997              1996             1995              1994
--------------------------------------------------------------------------------------------------------------------------
                                                                           (IN THOUSANDS)
Total assets                            $1,257,305         $1,044,993        $1,074,736        $1,077,523       $1,018,879
Cash and cash equivalents                  170,508             34,497            19,668            41,813           20,601
Investment securities:
  Available for sale                       110,888             39,402            14,659            32,125           33,415
  Held to maturity                           4,993              4,968            27,970            30,119           34,322
Mortgage-backed securities:
  Available for sale                        98,890             62,416            84,466           100,005           87,935
  Held to maturity                         182,999            243,848           286,384           302,107          312,300
Loans, net                                 657,498            633,236           616,923           546,689          503,413
FHLB stock                                  11,958             11,136            10,370             9,675            9,043
Deposits                                   777,583            886,808           932,060           938,855          898,912
Total equity                               464,645            141,353           128,131           122,294          107,209

SUMMARY OF EARNINGS:                                                   Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------
                                           1998               1997              1996             1995              1994
-------------------------------------------------------------------------------------------------------------------------
                                                                           (IN THOUSANDS)
Interest income                         $  85,881          $  82,685         $  81,749         $  79,834        $  74,639
Interest expense                           35,755             40,463            43,009            41,104           34,898
-------------------------------------------------------------------------------------------------------------------------
Net interest income                        50,126             42,222            38,740            38,730           39,741
Provision for (recovery of) loan
  loss allowances                             650             (1,546)                                                (100)
-------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for (recovery of) loan
  loss allowances                          49,476             43,768            38,740            38,730           39,841
Noninterest income                          2,289              1,564             1,291             1,554            1,018
Noninterest expenses (1)(2)                38,217             25,303            30,068            21,995           20,341
-------------------------------------------------------------------------------------------------------------------------
Income before provision for
  income taxes                             13,548             20,029             9,963            18,289           20,518
Provision for income taxes                  4,849              6,982             3,332             6,707            7,294
-------------------------------------------------------------------------------------------------------------------------
 Net income                             $   8,699          $  13,047          $  6,631         $  11,582        $  13,224
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) FOR THE YEAR ENDED DECEMBER 31, 1998, NONINTEREST EXPENSE INCLUDED $11.8 MILLION AS A RESULT OF THE CONTRIBUTION TO THE FOUNDATION.
(2) FOR THE YEAR ENDED DECEMBER 31, 1996, NONINTEREST EXPENSE INCLUDED A $5.9 MILLION ONE-TIME ASSESSMENT IMPOSED ON HOME SAVINGS AS A RESULT OF LEGISLATION TO RECAPITALIZE THE SAIF.

SELECTED FINANCIAL RATIOS AND OTHER DATA:                             At or for the Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------------
                                                          1998           1997           1996           1995           1994
----------------------------------------------------------------------------------------------------------------------------
Performance ratios: (1)
  Return on average assets (2)                              0.73%          1.23%          0.61%         1.11%          1.30%
  Return on average equity (3)                              3.03           9.68           5.28          9.98          12.77
  Interest rate spread (4)                                  3.32           3.53           3.14          3.30           3.64
  Net interest margin (5)                                   4.33           4.09           3.65          3.79           4.01
  Noninterest expense to average assets                     3.21           2.39           2.77          2.10           2.01
  Efficiency ratio (6)                                     72.91          57.79          75.11         54.60          49.91
  Average interest-earning assets to
    average interest-bearing liabilities                  132.69         114.26         112.82        111.93         110.58
Capital ratios:
  Average equity to average assets                         24.13          12.74          11.58         11.08          10.21
  Equity to assets at year end                             36.96          13.53          11.92         11.35          10.52
  Tangible capital                                         26.80          13.47          11.87         11.24          10.70
  Core capital                                             26.80          13.47          11.87         11.24          10.70
  Risk-based capital                                       51.51          28.85          26.15         26.65          25.35
Asset quality ratios:
  Nonperforming loans to loans at year end (7)              1.15           1.60           1.59          1.11           1.34
  Nonperforming assets to average assets (8)                0.64           0.96           0.91          0.59           0.82
  Nonperforming assets to total assets at year end (8)      0.61           0.98           0.92          0.57           0.82
  Allowance for loans losses as a percent of loans          0.96           0.94           0.81          0.93           1.01
  Allowance for loans losses as a
    percent of nonperforming loans (7)                     84.62          59.02          51.37         84.18          75.51
Number of:
  Loans                                                   19,628         19,173         18,826        17,736         17,027
  Deposits                                               105,426        108,663        108,793       105,987         99,541
  Full-service offices (9)                                    14             15             14            14             14
Per share data: (10)
  Basic earnings (11)                                       0.08            N/A            N/A           N/A            N/A
  Diluted earnings (11)                                     0.08            N/A            N/A           N/A            N/A
  Book value (12)                                          14.46            N/A            N/A           N/A            N/A
  Dividend payout ratio (13)                               53.57%           N/A            N/A           N/A            N/A
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

 (1) PERFORMANCE RATIOS FOR 1998 REFLECT THE $11.8 MILLION CONTRIBUTION TO THE FOUNDATION AND PERFORMANCE RATIOS FOR 1996 REFLECT THE $5.9 MILLION ONE-TIME ASSESSMENT IMPOSED ON HOME SAVINGS AS A RESULT OF LEGISLATION TO RECAPITALIZE THE SAVINGS ASSOCIATION INSURANCE FUND (SAIF).
 (2) NET INCOME DIVIDED BY AVERAGE TOTAL ASSETS. EXCLUDING THE EFFECT OF THE CONTRIBUTION TO THE FOUNDATION, THE RETURN ON AVERAGE ASSETS WOULD HAVE BEEN 1.37% FOR THE YEAR ENDED DECEMBER 31, 1998. EXCLUDING THE EFFECT OF THE ONE-TIME SAIF ASSESSMENT, THE RETURN ON AVERAGE ASSETS WOULD HAVE BEEN 0.96% FOR THE YEAR ENDED DECEMBER 31, 1996.
 (3) NET INCOME DIVIDED BY AVERAGE TOTAL EQUITY. EXCLUDING THE EFFECT OF THE CONTRIBUTION TO THE FOUNDATION, THE RETURN ON AVERAGE EQUITY WOULD HAVE BEEN 5.63% FOR THE YEAR ENDED DECEMBER 31, 1998. EXCLUDING THE EFFECT OF THE ONE-TIME SAIF ASSESSMENT, THE RETURN ON AVERAGE EQUITY WOULD HAVE BEEN 8.29% FOR THE YEAR ENDED DECEMBER 31, 1996.
 (4) DIFFERENCE BETWEEN WEIGHTED AVERAGE YIELD ON INTEREST-EARNING ASSETS AND WEIGHTED AVERAGE COST OF INTEREST-BEARING LIABILITIES.
 (5) NET INTEREST INCOME AS A PERCENTAGE OF AVERAGE INTEREST-EARNING ASSETS.
 (6) NONINTEREST EXPENSE DIVIDED BY THE SUM OF NET INTEREST INCOME AND NONINTEREST INCOME. EXCLUDING THE EFFECT OF THE CONTRIBUTION TO THE FOUNDATION, THE EFFICIENCY RATIO WOULD HAVE BEEN 50.33% FOR THE YEAR ENDED DECEMBER 31, 1998. EXCLUDING THE EFFECT OF THE ONE-TIME SAIF ASSESSMENT, THE EFFICIENCY RATIO WOULD HAVE BEEN 60.37% FOR THE YEAR ENDED DECEMBER 31, 1996.
 (7) NONPERFORMING LOANS CONSIST OF NONACCRUAL LOANS AND RESTRUCTURED LOANS.
 (8) NONPERFORMING ASSETS CONSIST OF NONPERFORMING LOANS AND REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS.
 (9) ON JANUARY 20, 1998, HOME SAVINGS CLOSED A BRANCH LOCATED IN A SUPERMARKET IN POLAND, OHIO, REDUCING THE NUMBER OF FULL-SERVICE OFFICES TO 14.
(10) FOR PURPOSE OF DISPLAYING SIX MONTHS EARNINGS PER SHARE IT IS ASSUMED CONVERSION TOOK PLACE AS OF JULY 1, 1998.
(11) NET INCOME DIVIDED BY AVERAGE NUMBER OF SHARES OUTSTANDING. EXCLUDING THE EFFECT OF THE CONTRIBUTION TO THE FOUNDATION, THE BASIC AND DILUTED EARNINGS PER SHARE WOULD HAVE BEEN $0.32 FOR THE YEAR ENDED DECEMBER 31, 1998.
(12) EQUITY DIVIDED BY NUMBER OF SHARE OUTSTANDING.
(13) HISTORICAL PER SHARE DIVIDEND DECLARED AND PAID FOR THE QUARTER ENDED DECEMBER 31, 1998 DIVIDED BY THE DILUTED EARNING PER SHARE OF $0.14 FOR THE QUARTER ENDED DECEMBER 31, 1998.

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
                                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

       UCFC was incorporated for the purpose of owning all of the outstanding stock of Home Savings. The following discussions and analysis of the financial condition and results of operations of UCFC and Home Savings should be read in conjunction with and with reference to the consolidated financial statements, and the notes thereto, included in this Annual Report.

CHANGES IN FINANCIAL CONDITION

      Total assets were $1.3 billion at December 31, 1998, a $212.3 million, or 20.3%, increase compared to December 31, 1997. The increase in total assets was primarily attributable to the sale of UCFC's shares in connection with the Conversion.

       Total loans increased $39.8 million, or 6.0%, to $699.8 million at December 31, 1998, compared to $660.0 million at December 31, 1997. The most significant increases were in loans secured by one- to four-family residences, which increased $27.1 million and commercial loans, which increased $15.2 million, compared to the prior year. These increases were offset by decreases of $2.2 million in nonresidential real estate loans and $1.6 million in consumer loans.

       Funds not currently utilized for general corporate purposes, including loan originations, enhanced customer services and possible acquisitions, are invested in overnight funds, investment securities and mortgage-backed securities. Overnight funds increased $133.9 million to $153.8 million at December 31, 1998 from $19.9 million at December 31, 1997. Investment securities and mortgage-backed securities available for sale increased $71.5 million and $36.5 million, respectively, since December 31, 1997. These increases reflect the investment of the Conversion proceeds in overnight funds and investment and mortgage-backed securities available for sale which provide a great deal of liquidity and flexibility as UCFC pursues alternative investment opportunities.

       Total deposits decreased $109.2 million, or 12.3%, from December 31, 1997. This reduction was primarily due to deposits withdrawn for the purchase of UCFC shares in the Conversion. The deposit decrease included an $18.7 million reduction in savings accounts and a $90.6 million decrease in certificate accounts. Transaction accounts increased by $160 thousand.

       Total equity increased $323.3 million at December 31, 1998, compared to December 31, 1997, primarily due to the Conversion. Book value per share was $14.46 as of December 31, 1998.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

Net Income--Net income for the year ended December 31, 1998, was $8.7 million, compared to $13.0 million for the year ended December 31, 1997. The decline in net income resulted primarily from the contribution of $11.8 million to the Foundation in 1998. UCFC believes that the contribution of common shares to the Foundation will benefit the long-term value of Home Savings' community banking franchise by enabling the communities served by Home Savings to share in the potential growth and success of Home Savings and UCFC. Also contributing to the decline in the current year was a recovery in 1997 of $3.3 million of interest and a loan loss recovery of $2.8 million in connection with three loans that had previously been charged off. These changes were partially offset by a $3.2 million increase in total interest income and $4.7 million decrease in interest expense.

       Earnings per share since the Conversion, for the six-month period ended December 31, 1998, was $0.08. Without the contribution to the Foundation earnings per share for the same period would have been $0.32. There are no comparable per share earnings for 1997 as Home Savings was a mutual association.

       Core earnings, defined as pre-tax earnings adjusted for securities sales transactions and unusual or nonrecurring expense or income items, for the year ended December 31, 1998, were $25.2 million compared to $15.0 million in 1997. The $10.2 million increase resulted primarily from an increase in net interest income. The following table summarizes the components of adjusted pre-tax core earnings:

                                                         Year Ended December 31,
--------------------------------------------------------------------------------
                                                        1998                1997
--------------------------------------------------------------------------------
                                                            (IN THOUSANDS)
Net interest income                                    $50,126           $38,914
Provision for loan losses                                  650               700
Noninterest income                                       2,104             1,518
Noninterest expense                                     26,383            24,703
--------------------------------------------------------------------------------
 Adjusted pre-tax core earnings                        $25,197           $15,029
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NET INTEREST INCOME--Net interest income increased $7.9 million, or 18.7%, to $50.1 million in 1998 from $42.2 million for 1997. Total interest income increased $3.2 million and interest expense declined $4.7 million. The increase in total interest income was primarily due to an increase in interest-earning assets as a result of the investment of proceeds from the Conversion. The average balance of interest-earning assets was $124.8 million higher for the year ended December 31, 1998 compared to 1997. The decrease in interest expense was due to a decline in the weighted average interest rate and a reduction in the average balance due to the withdrawal of funds to purchase stock in the Conversion. The interest rate spread decreased 21 basis points to 3.32% for 1998 from 3.53% for 1997 as UCFC experienced a 59 basis point decrease in the yield on its interest-earning assets and a 38 basis point decrease in the cost of its interest-bearing liabilities. The interest rate spread was also impacted by the recovery of delinquent interest discussed above.

       Total interest income increased $3.2 million, or 3.9%, in 1998 from 1997. The average yield on interest-earning assets, including the effects of the recovery of delinquent interest in 1997 discussed above, decreased to 7.42% in 1998 from 8.01% in 1997. Without the $3.3 million recovery of delinquent interest, total interest income for 1997 would have been $79.3 million, resulting in a $6.6 million, or 8.3%, increase in total interest income when comparing 1998 to 1997. The resulting average yield on interest-earning assets would have been 7.68% for 1997 absent the $3.3 million recovery, approximately 33 basis points below the yield achieved as a result of the interest recovery and 26 basis points above the yield for 1998. Similarly, the interest rate spread would have been 3.20% for 1997 compared to 3.32% for 1998.

       Interest income on loans receivable decreased $1.1 million in 1998, primarily as a result of the recovery of interest in 1997. Without the 1997 recovery of interest, interest income on loans receivable would have increased $2.2 million from 1997 to 1998. The average yield on loans receivable without the recovery would have been 8.15% for 1997, compared to 8.26% for 1998. The average balance of net loans receivable increased $18.6 million for the year ended December 31, 1998 compared to 1997.

       The average balances of investment securities and other interest-earning assets increased by $161.5 million in 1998 compared to 1997, resulting in an additional $8.7 million of interest income for 1998. As previously stated, much of the proceeds from the Conversion were invested primarily in these instruments for liquidity and flexibility. The average balance of mortgage-backed securities decreased by $55.3 million during 1998 compared to 1997, resulting in a reduction of interest income of $4.5 million. The reduction in the average balance of mortgage-backed securities was due to repayments and maturities of mortgage-backed securities.

       Total interest expense decreased $4.7 million, or 11.6%, from 1997 to 1998. The average balance of interest-bearing liabilities decreased $31.5 million, or 3.5%, primarily due to the withdrawal of deposits to purchase UCFC shares. The average rate paid decreased to 4.10% in 1998 from 4.48% in 1997.

PROVISION FOR LOAN LOSSES--Provisions for loan losses are charged to operations to bring the total allowance for loan losses to a level considered by management to be adequate to provide for estimated losses based on management's evaluation of such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral, changes in the composition of the loan portfolio and prior loan loss experience. The provision for loan loss allowance was $650 thousand in 1998, as a result of continuing growth in the loan portfolio, particularly in commercial loans, at December 31, 1998, compared to a net recovery of $1.5 million in 1997 due to the loan recovery discussed above. Home Savings' allowance for loan losses totaled $6.4 million at December 31, 1998, which was .96% of total loans.

NONINTEREST INCOME--Noninterest income increased $725 thousand, or 46.4%, to $2.3 million for the year ended December 31, 1998, from $1.6 million for the year ended December 31, 1997. The increase was primarily due to a gain of approximately $253 thousand on the sale of mortgage-backed securities along with approximately $375 thousand in fees and commissions related to check services during the Conversion. The level of noninterest income was also impacted by an increase in automated teller machine service charges and NOW non-sufficient funds fees of approximately $84 thousand, and a rebate of approximately $29 thousand from the Ohio Bureau of Workers' Compensations.

NONINTEREST EXPENSE--Noninterest expense increased $12.9 million to $38.2 million for 1998, from $25.3 million in 1997. This increase was primarily attributable to the charitable donation of $11.8 million to the Foundation and an increase of $921 thousand in salary and employee benefits primarily as a result of the implementation of the Employee Stock Ownership Plan (ESOP).

FEDERAL INCOME TAXES--Federal income taxes decreased $2.1 million, or 30.6%, in 1998 compared to 1997, primarily due to lower pre-tax income as a result of the contribution to the Foundation in 1998 and the recovery on the three loans in 1997 stated above.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

NET INCOME--Net income increased $6.4 million, or 96.8%, to $13.0 million for the year ended December 31, 1997, compared to $6.6 million for the year ended December 31, 1996. The results for 1996 reflect the payment of a $5.9 million one-time assessment to recapitalize the SAIF. Other factors accounting for the increase in net income from 1996 to 1997 were the recovery of $3.3 million of interest and a loan loss recovery of $2.8 million on three loans that were previously charged off and a decrease in deposit insurance premiums. These increases were partially offset by a $2.0 million increase in salaries and employee benefits and a $3.7 million increase in federal income taxes.

NET INTEREST INCOME--Net interest income increased $3.5 million, or 9.0%, to $42.2 million in 1997 from $38.7 million for 1996. Home Savings' interest rate spread increased 39 basis points to 3.53% for 1997 from 3.14% for 1996 as Home Savings experienced a 30 basis point increase in the yield on its interest-earning assets and a nine basis point decrease in the cost of its interest-bearing liabilities. The interest rate spread was favorably impacted by the recovery of delinquent interest stated above.

       Total interest income increased $936 thousand, or 1.1%, in 1997 from 1996. Interest income on loans receivable increased $5.6 million, primarily as a result of an increase of $33.4 million, or 5.7%, in the average balance of net loans and a recovery of $3.3 million of interest on three previously delinquent loans. The increase in average loan balances was primarily in higher yielding commercial loans, although one- to four-family loans also increased year to year. Home Savings emphasized growth in loans, particularly commercial and consumer loans, in order to achieve a higher net yield and to increase the loan to deposit ratio. The growth in interest income on loans was partially offset by a reduction in interest income on mortgage-backed securities, as Home Savings reduced the average balance of these lower-yielding investments. The reduction in the average balance of mortgage-backed securities resulted from the repayments and maturities of mortgage-backed securities, the proceeds of which were used primarily to fund deposit outflows and the increase in net loan balances. The average yield on Home Savings' interest-earning assets, including the effects of the recovery of delinquent interest discussed below, increased to 8.01% from 7.71%.

       Total interest income for 1997 was affected by the large loan recoveries of approximately $3.3 million of interest on three loans that had been nonaccruing for a significant period of time. Without this recovery of delinquent interest, Home Savings' total interest income for 1997 would have been $79.3 million, resulting in a $2.4 million, or 2.9%, decrease in total interest income compared to 1996. The resulting average yield on interest-earning assets would have been 7.68% for 1997, approximately 33 basis points below the yield achieved as a result of the interest recovery and three basis points below the yield for 1996. Similarly, Home Savings' interest rate spread would have been 3.20% for 1997 compared to 3.14% for 1996.

       Total interest expense decreased $2.5 million, or 5.9%, from 1996 to 1997. The average balance of interest-bearing liabilities decreased $36.4 million, or 3.9%, and the average rate paid decreased to 4.48% in 1997 from 4.57% in 1996. Deposits, primarily certificates of deposit, declined year to year, primarily as a result of maturing certificates being reinvested in alternative investments, such as mutual funds.

PROVISION FOR LOAN LOSSES--Based on management's evaluation of such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral, changes in the composition of the loan portfolio, particularly in commercial loans, and prior loan loss experience, a net recovery of $1.5 million was credited to operations in 1997, and no amounts were recorded as provisions or recoveries in 1996. The recovery recorded in 1997 was due to the significant settlement of several large loans which also affected Home Savings' total interest income for 1997. In 1997, Home Savings recovered $2.9 million that had been charged off in prior years. Approximately $2.8 million of the recovery related to a $4.3 million loan. At December 31, 1997, Home Savings' allowance for loan losses totaled $6.0 million, which equaled .9% of total loans.

NONINTEREST INCOME--Noninterest income increased $273 thousand, or 21.1%, to $1.6 million for 1997 from $1.3 million for 1996. Substantially all of Home Savings' other income is derived from service fees and other charges which totaled $1.1 million for 1997 compared to $755 thousand for 1996. Service fees, primarily service fees on deposit accounts, increased during the year due to an increase in service charge fee schedules based on market conditions.

NONINTEREST EXPENSE--Noninterest expense decreased $4.8 million, or 15.8%, to $25.3 million for 1997 from $30.1 million in 1996. This decrease was primarily attributable to the $5.9 million one-time SAIF assessment in 1996. Excluding the SAIF one-time assessment, noninterest expense was $24.2 million for 1996. As a result of the recapitalization of the SAIF, the FDIC substantially reduced deposit insurance premiums. Since January 1, 1997, Home Savings has paid deposit insurance premiums at the rate of $.063 per $100 of deposits. Prior to the recapitalization of the SAIF, deposit insurance premiums were $.23 per $100 of deposits. Salaries and employee benefits costs increased $2.0 million, or 15.5%, as a result of normal wage increases and an increase in benefits costs for health care and postretirement health benefits.

FEDERAL INCOME TAXES--Federal income taxes totaled $7.0 million for 1997, an increase of $3.7 million, or 109.5%, compared to $3.3 million in 1996. Income taxes in 1996 were lower because of the one-time SAIF assessment, resulting in decreased pre-tax income.

YIELDS EARNED AND RATES PAID

       The following table sets forth certain information relating to UCFC's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from daily balances. Nonaccruing loans have been included in the table as loans carrying a zero yield. The average balance for securities available for sale is computed using the carrying value and the average yield on securities available for sale has been computed using the historical amortized average balance.

                                                                 Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
                                             1998                           1997                            1996
-------------------------------------------------------------------------------------------------------------------------------
                                AVERAGE   INTEREST               Average     Interest              Average    Interest
                              OUTSTANDING  EARNED/    YIELD/   outstanding    earned/   Yield/    outstanding  earned/   Yield/
                                BALANCE     PAID       RATE      balance       paid      rate      balance      paid      rate
-------------------------------------------------------------------------------------------------------------------------------
                                                           (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Net loans (1)               $  642,168   $53,063     8.26%  $  623,546     $54,148     8.68%   $  590,128   $48,586     8.23%
  Mortgage-backed
    securities:
    Available for sale            66,450     4,351     6.55       73,053       5,122     7.01        96,229     6,871     7.14
    Held to maturity             218,510    15,344     7.02      267,242      19,024     7.12       305,583    21,988     7.20
  Investment securities:
    Available for sale            70,810     4,194     5.92       33,883       2,169     6.40        17,903     1,226     6.85
    Held to maturity               4,859       319     6.57       13,333         843     6.32        29,944     1,780     5.94
  Other interest-earning assets  154,784     8,610     5.56       21,716       1,379     6.35        21,034     1,298     6.17
-------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning
      assets                   1,157,581    85,881     7.42    1,032,773      82,685     8.01     1,060,821    81,749     7.71
Noninterest earning assets        32,575                          24,985                             23,809
-------------------------------------------------------------------------------------------------------------------------------
    Total assets              $1,190,156                      $1,057,758                         $1,084,630
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits:
    Checking and
      demand accounts         $  123,742     2,619     2.12   $  120,962       2,906     2.40    $  122,993     3,248     2.64
    Savings accounts             273,765     7,114     2.60      248,914       7,387     2.97       257,806     7,879     3.06
    Certificates of deposit      474,912    26,022     5.48      534,038      30,170     5.65       559,485    31,882     5.70
-------------------------------------------------------------------------------------------------------------------------------
      Total deposits             872,419    35,755     4.10      903,914      40,463     4.48       940,284    43,009     4.57
-------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities                872,419    35,755     4.10      903,914      40,463     4.48       940,284    43,009     4.57
-------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing
  liabilities                     30,521                          19,109                             18,744
-------------------------------------------------------------------------------------------------------------------------------
      Total liabilities          902,940                         923,023                            959,028
Equity                           287,216                         134,735                            125,602
-------------------------------------------------------------------------------------------------------------------------------
  Total liabilities
    and equity                $1,190,156                      $1,057,758                         $1,084,630
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
  Net interest income
    and interest rate spread               $50,126     3.32%                 $42,222     3.53%                $38,740     3.14%
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
  Net yield on interest
    earning assets                                     4.33%                             4.09%                            3.65%
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Average interest-earning
  assets to average interest-
  bearing liabilities                                132.69%                           114.26%                          112.82%
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) NONACCRUAL LOANS ARE INCLUDED IN THE AVERAGE BALANCE.

       The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected UCFC's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior period rate), (ii) changes in rate (change in rate multiplied by prior period volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated in proportion to the changes due to volume and rate:

                                                                            Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------
                                                     1998 vs. 1997                                 1997 vs. 1996
--------------------------------------------------------------------------------------------------------------------------
                                                 Increase               Total                Increase
                                             (decrease) due to        increase           (decrease) due to         Total
                                     -------------------------       ----------        -------------------       increase
                                         Rate          Volume        (decrease)        Rate          Volume     (decrease)
--------------------------------------------------------------------------------------------------------------------------
                                                                         (IN THOUSANDS)
Interest-earning assets:
  Loans                                $(2,828)       $ 1,743         $(1,085)        $2,734         $ 2,828       $ 5,562
  Mortgage-backed securities:
    Available for sale                    (326)          (445)           (771)          (122)         (1,627)       (1,749)
    Held to maturity                      (255)        (3,425)         (3,680)          (232)         (2,732)       (2,964)
  Investment securities:
    Available for sale                    (149)         2,174           2,025            (74)          1,017           943
    Held to maturity                        34           (558)           (524)           121          (1,058)         (937)
  Other interest-earning assets           (149)         7,380           7,231             38              43            81
--------------------------------------------------------------------------------------------------------------------------
      Total interest-earning assets    $(3,673)       $ 6,869           3,196         $2,465         $(1,529)          936
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Savings accounts                     $(1,384)       $ 1,112            (272)        $ (225)        $  (267)         (492)
  Checking accounts                       (356)            69            (287)          (289)            (53)         (342)
  Certificates of deposit                 (888)        (3,261)         (4,149)          (271)         (1,441)       (1,712)
--------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities$(2,628)      $(2,080)         (4,708)        $ (785)        $(1,761)       (2,546)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Change in net interest income                                         $ 7,904                                      $ 3,482
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

ASSET AND LIABILITY MANAGEMENT AND MARKET RISK

QUALITATIVE ASPECTS OF MARKET RISK--The principal market risk affecting Home Savings is interest rate risk. Home Savings does not maintain a trading account for any class of financial instrument, and Home Savings is not affected by foreign currency exchange rate risk or commodity price risk. Because Home Savings does not hold any equity securities other than stock in the FHLB of Cincinnati, Home Savings is not subject to equity price risk.

       Home Savings, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. Interest rate risk is defined as the sensitivity of an institution's earnings and net asset values to changes in interest rates. As part of its efforts to monitor and manage the interest rate risk of Home Savings, the Board of Directors has adopted an interest rate risk policy which requires the Board to review quarterly reports related to interest rate risk and to set exposure limits for Home Savings as a guide to senior management in setting and implementing day to day operating strategies.

QUANTITATIVE ASPECTS OF MARKET RISK--As part of its interest rate risk analysis, Home Savings uses the "net portfolio value" (NPV) methodology adopted by the OTS as part of its capital regulations and also considers the OTS methodology in light of the rate shock estimates contained in the quarterly rate shock risk reports prepared by an outside consulting firm that specializes in interest rate risk assessments as well as the sensitivity of earnings to changes in interest rates and the corresponding impact on net interest income. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV and net interest income that would result from various levels of theoretical basis point changes in market interest rates.

       Home Savings uses a net portfolio value and earnings simulation model prepared by a third party as its primary method to identify and manage its interest rate risk profile. The model is based on actual cash flows and repricing characteristics for all financial instruments and incorporates market-based assumptions regarding the impact of changing interest rates on future volumes and the prepayment rate of applicable financial instruments. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into the model. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure NPV or net interest income or precisely predict the impact of fluctuations in interest rates on net interest rate changes as well as changes in market conditions and management strategies.

       Presented below are analyses of Home Savings' interest rate risk as measured by changes in NPV and net interest income for instantaneous and sustained parallel shifts of 100 basis point increments in market interest rates. The percentage changes fall within the policy limits set by the Board of Directors of Home Savings as the maximum change in NPV that the Board of Directors deems advisable in the event of various changes in interest rates.

                                             YEAR ENDED DECEMBER 31, 1998
------------------------------------------------------------------------------------------------------------------------
    CHANGE                                                         NPV AS % OF PORTFOLIO              NEXT 12 MONTHS
   IN RATES                  NET PORTFOLIO VALUE                      VALUE OF ASSETS               NET INTEREST INCOME
                  ------------------------------------------------------------------------------------------------------
(BASIS POINTS)    $ AMOUNT       $ CHANGE         % CHANGE        NPV RATIO     CHANGE IN %     $ CHANGE       % CHANGE
------------------------------------------------------------------------------------------------------------------------
                                                (DOLLARS IN THOUSANDS)
     +400         $269,636       $(75,189)            (21.80)%        26.74%       (3.65)%      $(2,907)          (6.59)%
     +300          287,238        (57,587)            (16.70)         27.67        (2.72)        (2,098)          (4.75)
     +200          307,696        (37,129)            (10.77)         28.73        (1.66)        (1,259)          (2.85)
     +100          327,953        (16,872)             (4.89)         29.70        (0.69)          (507)          (1.15)
    Static         344,825                                            30.39
     (100)         344,333           (492)             (0.14)         30.00        (0.39)          (553)          (1.25)
     (200)         337,232         (7,593)             (2.20)         29.19        (1.20)        (2,345)          (5.32)
     (300)         332,677        (12,148)             (3.52)         28.54        (1.85)        (4,068)          (9.22)
     (400)         330,958        (13,867)             (4.02)         28.05        (2.34)        (5,158)         (11.69)

                                             Year Ended December 31, 1997
------------------------------------------------------------------------------------------------------------------------
    Change                                                         NPV as % of portfolio              Next 12 months
   in rates                  Net portfolio value                      value of assets               Net interest income
                  ------------------------------------------------------------------------------------------------------
(Basis points)    $ Amount       $ Change         % Change        NPV Ratio     Change in %     $ Change        % Change
------------------------------------------------------------------------------------------------------------------------
                                                (DOLLARS IN THOUSANDS)
     +400         $121,906       $(67,382)            (35.60)%        12.97%       (4.95)%      $(4,373)         (12.37)%
     +300          137,047        (52,241)            (27.60)         14.17        (3.75)        (3,225)          (9.12)
     +200          154,571        (34,717)            (18.34)         15.51        (2.41)        (2,064)          (5.84)
     +100          172,673        (16,615)             (8.78)         16.82        (1.10)          (961)          (2.72)
    Static         189,288                                            17.92
     (100)         196,124          6,836               3.61          18.23         0.31            290            0.82
     (200)         192,844          3,557               1.88          17.76        (0.16)          (444)          (1.26)
     (300)         192,561          3,273               1.73          17.52        (0.40)        (1,145)          (3.24)
     (400)         195,076          5,788               3.06          17.48        (0.44)        (1,357)          (3.84)
------------------------------------------------------------------------------------------------------------------------

       As illustrated in the tables, Home Savings' NPV is more sensitive to increases in interest rates than to decreases. Home Savings' sensitivity to increases in rates occurs principally because, as rates increase, borrowers become less likely to prepay fixed-rate loans than when interest rates are declining, and the majority of Home Savings' loans have fixed rates of interest. In addition, loan demand is adversely affected by increases in interest rates. Thus, in a rising interest rate environment, the amount of interest Home Savings would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made, while the interest Home Savings would pay on its deposits would increase rapidly because deposits generally have shorter periods to repricing than loans.

       As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and early withdrawal levels from certificates of deposit may deviate significantly from those assumed in making risk calculations.

       The Board of Directors and management of Home Savings believe that certain factors afford Home Savings the ability to operate successfully despite its exposure to interest rate risk. Home Savings manages its interest rate risk by maintaining capital well in excess of regulatory requirements. See "Liquidity and Capital."

LIQUIDITY AND CAPITAL

       UCFC's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended December 31, 1998, 1997 and 1996.

                                                                                        Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------
                                                                              1998               1997                1996
--------------------------------------------------------------------------------------------------------------------------
                                                                                            (IN THOUSANDS)
Net income                                                                 $  8,699             $13,047            $ 6,631
Adjustments to reconcile net income to net cash from operating activities     5,754                 143               (676)
--------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                    14,453              13,190              5,955
Net cash (used in) provided by investing activities                         (71,048)             47,028            (20,539)
Net cash (provided by) used in financing activities                         192,606             (45,389)            (7,562)
--------------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                     136,011              14,829            (22,146)
Cash and cash equivalents at beginning of year                               34,497              19,668             41,814
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                   $170,508             $34,497            $19,668
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

       The principal sources of funds for UCFC and Home Savings are deposits, loan repayments, maturities of securities and other funds provided by operations. Home Savings also has the ability to borrow from the FHLB. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions and competition. Investments in liquid assets maintained by UCFC and Home Savings are based upon management's assessment of
(1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset and liability management program. At December 31, 1998, approximately $271.6 million of Home Savings' certificates of deposit were expected to mature within one year. Based on past experience and Home Savings' prevailing pricing strategies, management believes that a substantial percentage of such certificates will be renewed with Home Savings at maturity, although there can be no assurance that this will occur.

       OTS regulations presently require Home Savings to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments in an amount equal to 4% of the sum of Home Savings' average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement is intended to provide a source of relatively liquid funds upon which Home Savings may rely, if necessary, to fund loan originations, deposit withdrawals or other short-term funding needs. As of December 31, 1998 Home Savings' liquidity rate was 39.5%.

       Home Savings is required by OTS regulations to meet certain minimum capital requirements, which must be generally as stringent as the requirements established for banks. Current capital requirements call for tangible capital of 1.5% of adjusted tangible assets, core capital (which for Home Savings consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which for Home Savings consists of core capital and general valuation allowances) of 8% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk).

       The following table summarizes Home Savings' regulatory capital requirements and actual capital at December 31, 1998.

                                                                                    EXCESS OF ACTUAL CAPITAL     APPLICABLE
                                    ACTUAL CAPITAL          CURRENT REQUIREMENT     OVER CURRENT REQUIREMENT        ASSET
---------------------------------------------------------------------------------------------------------------------------
                                  AMOUNT        PERCENT     AMOUNT       PERCENT       AMOUNT       PERCENT         TOTAL
---------------------------------------------------------------------------------------------------------------------------
                                                                      (DOLLARS IN THOUSANDS)
Tangible capital                 $299,617        26.80%    $16,767         1.50%      $282,850        25.30%     $1,117,800
Core capital                      299,617        26.80      33,534         3.00        266,083        23.80       1,117,800
Risk-based capital                305,919        51.51      47,513         8.00        258,406        43.51         593,914
---------------------------------------------------------------------------------------------------------------------------

ACCOUNTING AND REPORTING DEVELOPMENTS

       A discussion of recently issued accounting pronouncements and their impact on UCFC's Consolidated Financial Statements is provided at pages 27 and 28 in Note 1 to the Notes to Consolidated Financial Statements.

FOURTH QUARTER RESULTS

       The following table presents summarized quarterly data for each of the years indicated.

                                                                    Quarterly Financial Data
                                                                           (Unaudited)

                                       First             Second               Third             Fourth              Total
                                      Quarter            Quarter             Quarter            Quarter             Year
--------------------------------------------------------------------------------------------------------------------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
1998:
Total interest income                 $19,678            $21,017             $23,212             $21,974           $85,881
Total interest expense                  9,556              9,960               8,462               7,777            35,755
Net interest income                    10,122             11,057              14,750              14,197            50,126
Provision for loan
  loss allowances                         250                150                 100                 150               650
Noninterest income                        378                684                 745                 482             2,289
Noninterest expense                     6,095              6,263              18,613               7,246            38,217
Income taxes                            1,454              1,866              (1,196)              2,725             4,849
Net income (loss)                       2,701              3,462              (2,022)              4,558             8,699
Earnings (loss) per share:
    Basic                                 N/A                N/A               (0.06)               0.14             $0.08
    Diluted                               N/A                N/A               (0.06)               0.14             $0.08

1997:
Total interest income                 $20,001            $23,082             $20,040             $19,562           $82,685
Total interest expense                 10,211             10,165              10,089               9,998            40,463
Net interest income                     9,790             12,917               9,951               9,564            42,222
Provision for (recovery of) loan
  loss allowances                           0             (2,246)                  0                 700            (1,546)
Noninterest income                        298                376                 386                 504             1,564
Noninterest expense                     6,005              6,228               6,097               6,973            25,303
Income taxes                            1,360              3,187               1,338               1,097             6,982
Net income                              2,723              6,124               2,902               1,298            13,047
--------------------------------------------------------------------------------------------------------------------------

YEAR 2000 ISSUE

       With the year 2000 approaching, there is concern that the change of date could affect any system that relies on computers, computer software programs or computer chips. Many computer systems have been designed to store and recognize the year in two digits rather than four digits and to assume that the first two digits are 19. Beginning in the year 2000, therefore, the possibility exists that some computer systems may misinterpret "00" as 1900 instead of 2000. If not remedied, such a scenario could expose Home Savings and UCFC to business risks resulting from the interruption or shut-down of normal business operations.

       To prepare for the change, Home Savings formed a Year 2000 compliance initiative committee to oversee all necessary corrective activities. A Year 2000 Project Plan was initiated to identify potential operational and business risks, assess systems and equipment, perform and test all renovations, and implement renovated systems. If the disruption of any system could inhibit Home Savings from interacting with or serving its customers, then it has been identified as "mission critical". The year 2000 compliance committee has determined that the greatest potential impact upon Home Savings and UCFC is the effect of the year 2000 problem on Home Savings' core transaction processing system which is managed by an outside data processing service bureau. The outside service bureau, working in conjunction with Home Savings, has installed and successfully tested a year 2000 compliant processing system.

       In addition to comprehensive internal preparations, Home Savings is developing contingency plans for all "mission critical" systems which could be disrupted by Y2K failures outside of its control. The impact of various external failures is being analyzed, including disruption of utilities and essential services. Alternative procedures are being developed, documented and tested which would enable Home Savings to maintain delivery of products and services to customers. Such contingency plans include automated and manual procedures for controlling cash reserves, recording customer account transactions, providing back-up voice and data communications, reacting to utility interruptions, engaging external check processing services, ensuring adequate or increased security levels, and maintaining other necessary daily operations.

       As of December 31, 1998, Home Savings had incurred costs of approximately $204 thousand. Additional costs to complete this project are currently estimated to be $181 thousand.

                                                    INDEPENDENT AUDITORS' REPORT

[LOGO]


To the Shareholders and Board of Directors
United Community Financial Corp.

       We have audited the accompanying consolidated statements of financial condition of United Community Financial Corp. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of The Home Savings and Loan Company of Youngstown, Ohio (subsidiary of United Community Financial Corp.) for the year ended December 31, 1996 were audited by other auditors whose report, dated February 28, 1997, expressed an unqualified opinion on those statements.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, such 1998 and 1997 consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP


CLEVELAND, OHIO
January 29, 1999

                                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                                    December 31,
------------------------------------------------------------------------------------------------------------------------
                                                                                             1998                 1997
------------------------------------------------------------------------------------------------------------------------
                                                                                                   (IN THOUSANDS)
Assets
Cash and deposits with banks                                                               $   16,733         $   14,618
Federal funds sold and other                                                                  153,775             19,879
------------------------------------------------------------------------------------------------------------------------
  Total cash and cash equivalents                                                             170,508             34,497
------------------------------------------------------------------------------------------------------------------------
Investment securities:
  Available for sale (amortized cost of $110,294 and $39,091,
    respectively)                                                                             110,888             39,402
  Held to maturity (fair value of $5,016 and $5,013, respectively)                              4,993              4,968
Mortgage-backed securities:
  Available for sale (amortized cost of $98,357 and $61,626, respectively)                     98,890             62,416
  Held to maturity (fair value of $187,010 and $247,986, respectively)                        182,999            243,848
Loans, net (including allowance for loan losses of $6,398 and $5,982, respectively)           657,498            633,236
Federal Home Loan Bank stock                                                                   11,958             11,136
Premises and equipment                                                                          7,523              7,930
Accrued interest receivable                                                                     7,259              6,421
Real estate owned                                                                                  78                 55
Other assets                                                                                    4,711              1,084
------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                           $1,257,305         $1,044,993
------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Liabilities
Deposits                                                                                   $  777,583         $  886,808
Advance payments by borrowers for taxes and insurance                                           3,954              3,715
Accrued interest payable                                                                          672                845
Accrued expenses and other liabilities                                                         10,451             12,272
------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                         792,660            903,640
------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' Equity
Preferred stock-no par value; 1,000,000 shares authorized and unissued at December 31, 1998
Common stock--no par value; 499,000,000 shares authorized; 34,715,625
  shares issued--and 32,129,463 outstanding at December 31, 1998                              342,840
Retained earnings                                                                             146,934            140,636
Other comprehensive income                                                                        733                717
Unearned compensation                                                                         (25,862)
------------------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                                464,645            141,353
------------------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                                             $1,257,305         $1,044,993
------------------------------------------------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                               CONSOLIDATED STATEMENTS OF INCOME


                                                                           Year Ended December 31,
--------------------------------------------------------------------------------------------------------------
                                                                 1998                1997               1996
--------------------------------------------------------------------------------------------------------------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
  Loans                                                         $53,063             $54,148           $48,586
  Mortgage-backed securities:
    Available for sale                                            4,351               5,122             6,871
    Held to maturity                                             15,344              19,024            21,988
  Investment securities:
    Available for sale                                            4,194               2,169             1,226
    Held to maturity                                                319                 843             1,780
  FHLB stock dividend                                               822                 766               695
  Other interest-earning assets                                   7,788                 613               603
-------------------------------------------------------------------------------------------------------------
    Total interest income                                        85,881              82,685            81,749
Interest expense
  Interest expense on deposits                                   35,755              40,463            43,009
-------------------------------------------------------------------------------------------------------------
Net interest income                                              50,126              42,222            38,740
Provision for (recovery of) loan loss allowances                    650              (1,546)
-------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  (recovery of) loan loss allowances                             49,476              43,768            38,740
-------------------------------------------------------------------------------------------------------------
Noninterest income
  Service fees and other charges                                  1,186               1,092               755
  Net gains (losses):
    Mortgage-backed securities available for sale                   147                  80
    Mortgage-backed securities held to maturity                     106
    Investment securities available for sale                                                               45
    Other                                                           (68)                (34)              (45)
  Other income                                                      918                 426               536
-------------------------------------------------------------------------------------------------------------
    Total noninterest income                                      2,289               1,564             1,291
-------------------------------------------------------------------------------------------------------------
Noninterest expenses
  Salaries and employee benefits                                 15,631              14,710            12,735
  Occupancy                                                       1,324               1,256             1,250
  Equipment and data processing                                   2,573               2,534             2,181
  Deposit insurance premiums                                        631                 588             2,033
  Federal deposit insurance special assessment                                                          5,903
  Franchise tax                                                   1,917               1,752             1,643
  Advertising                                                     1,181               1,045             1,000
  Other expenses                                                  3,116               2,811             2,715
  Charitable contributions                                       11,844                 607               608
-------------------------------------------------------------------------------------------------------------
    Total noninterest expenses                                   38,217              25,303            30,068
-------------------------------------------------------------------------------------------------------------
Income before income taxes                                       13,548              20,029             9,963
Income taxes                                                      4,849               6,982             3,332
-------------------------------------------------------------------------------------------------------------
Net income                                                      $ 8,699             $13,047           $ 6,631
-------------------------------------------------------------------------------------------------------------
Earnings Per Share
  Basic                                                         $           0.08
--------------------------------------------------------------------------------
  Diluted                                                       $           0.08
--------------------------------------------------------------------------------
  Average common shares outstanding                                   32,083,400
--------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                               Accumulated
                                                                                  Other
                                                   Common      Retained        Comprehensive      Unearned
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)   Stock       Earnings           Income        Compensation       Total
--------------------------------------------------------------------------------------------------------------------------
Balance January 1, 1996                                        $120,958          $ 1,335                          $122,293
Comprehensive income:
  Net income                                                      6,631                                              6,631
  Change in net unrealized gain (loss) on
    securities, net of taxes of $291                                                (793)                             (793)
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                 5,838
Balance December 31, 1996                                       127,589              542                           128,131
--------------------------------------------------------------------------------------------------------------------------

Comprehensive income:
  Net income                                                     13,047                                             13,047
  Change in net unrealized gain (loss) on
    securities, net of taxes of $385                                                 175                               175
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                13,222
Balance December 31, 1997                                       140,636              717                           141,353
--------------------------------------------------------------------------------------------------------------------------

Comprehensive income:
  Net income                                                      8,699                                              8,699
  Change in net unrealized gain (loss) on
    securities, net of taxes of $395                                                  16                                16
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                 8,715

Issuance of 34,715,625 common shares            $342,602                                         $(26,773)         315,829
Shares distributed by ESOP trust                     238                                              911            1,149
Dividends paid, $0.075 per share                                 (2,401)                                            (2,401)
--------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998                       $342,840       $146,934           $  733         $(25,862)        $464,645
--------------------------------------------------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                        Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------
                                                                             1998                1997               1996
--------------------------------------------------------------------------------------------------------------------------
                                                                                            (IN THOUSANDS)
Cash Flows from Operating Activities
  Net income                                                                $  8,699            $ 13,047          $  6,631
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Provision for (recovery of) loan loss allowances                             650              (1,546)
    Net gains                                                                   (185)                (46)
    Accretion of discounts and amortization of premiums                       (1,425)             (1,090)           (1,499)
    Depreciation                                                               1,022               1,080             1,016
    FHLB stock dividends                                                        (822)               (766)             (695)
    (Increase) decrease in interest receivable                                  (838)                 43             1,319
    Decrease in interest payable                                                (173)               (155)              (18)
    Increase in post retirement benefit obligation                               320                 321               312
    (Increase) decrease in prepaid and other assets                           (3,627)                137              (182)
    (Decrease) increase in other liabilities                                  (2,151)              2,165              (929)
    Change in unearned compensation                                            1,149
    Charitable contribution of stock                                          11,834
--------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                               14,453              13,190             5,955
--------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
    Proceeds from principal repayments and maturities of:
    Mortgage-backed securities held to maturity                               66,328              42,885            46,034
    Mortgage-backed securities available for sale                             19,452              19,094            23,007
    Investment securities held to maturity                                                        23,000             2,000
    Investment securities available for sale                                  11,114               6,312             3,653
  Proceeds from sale of:
    Mortgage-backed securities available for sale                             13,145               3,065
    Mortgage-backed securities held to maturity                                2,764
    Investment securities available for sale                                                                        21,004
  Purchases of:
    Mortgage-backed securities held to maturity                               (8,047)                              (30,031)
    Mortgage-backed securities available for sale                            (69,119)                               (8,110)
    Investment securities available for sale                                 (82,466)            (30,876)           (7,544)
  Principal collected on loans                                               205,791             119,120           125,550
  Loans originated                                                          (229,485)           (133,357)         (194,650)
  Purchases of premises and equipment                                           (621)             (2,414)           (1,516)
  Other                                                                           96                 199                64
--------------------------------------------------------------------------------------------------------------------------
      Net cash (used in) provided by investing activities                    (71,048)             47,028           (20,539)
--------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Net decrease in Now, Savings and Money Market Accounts                     (18,590)            (16,842)             (241)
  Net decrease of Certificates of Deposit                                    (90,637)            (28,410)           (6,554)
  Net increase (decrease) in advance payments by borrowers
    for taxes and insurance                                                      239                (137)             (767)
  Net proceeds from the sale or issuance of common shares                    303,995
  Dividends paid                                                              (2,401)
--------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities                    192,606             (45,389)           (7,562)
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                             136,011              14,829           (22,146)
Cash and cash equivalents, beginning of year                                  34,497              19,668            41,814
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                      $170,508            $ 34,497          $ 19,668
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The accounting policies of United Community Financial Corp., a unitary savings and loan holding company (UCFC) and The Home Savings & Loan Company of Youngstown, Ohio, a state chartered savings and loan company, (Home Savings), conform to generally accepted accounting principles and prevailing practices within the banking and thrift industry. A summary of the more significant accounting policies follows.

NATURE OF OPERATIONS
       UCFC was incorporated under Ohio law in February 1998 by Home Savings in connection with the conversion of Home Savings from an Ohio mutual savings and loan association to an Ohio capital stock savings and loan association, the issuance of Home Savings' stock to UCFC and the offer and sale of UCFC's common stock by UCFC (Conversion). Upon consummation of the Conversion on July 8, 1998, UCFC became the unitary savings and loan holding company for Home Savings. The business of Home Savings and, therefore, the primary business of UCFC is providing consumer and business banking service to its market area in northeastern Ohio. At the end of 1998, Home Savings was doing business through 14 full service banking branches. Loans and deposits are primarily generated from the areas where banking branches are located. Home Savings' income is derived predominantly from interest on loans, securities, and to a lesser extent, noninterest income. Home Savings' principal expenses are interest paid on deposits and normal operating costs. Home Savings' operations are principally in the savings and loan industry. Consistent with internal reporting Home Savings' operations are reported in one operating segment, which is retail banking.

CONVERSION TO CAPITAL STOCK FORM OF OWNERSHIP
       UCFC issued 34,715,625 common shares in connection with the Conversion. Gross proceeds from the offering were $347,156,250, which includes 2,677,250 shares issued to the United Community Financial Corp. Employee Stock Ownership Plan and 1,183,438 shares sold to Home Savings for transfer to the Home Savings Charitable Foundation. Conversion costs amounted to $4.6 million.

       Home Savings issued all its outstanding common stock to UCFC in exchange for approximately one-half of the net proceeds. UCFC accounted for the purchase in a manner similar to a pooling of interests whereby assets and liabilities of Home Savings maintain their historical cost basis in the consolidated company.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT AND MORTGAGE-BACKED SECURITIES
       Securities are classified as available for sale or held to maturity upon their acquisition. Securities classified as available for sale are carried at estimated fair value with the unrealized holding gain or loss reflected as a component of equity, net of taxes. Securities classified as held to maturity are carried at amortized cost. Premiums and discounts are recognized in interest income over the period to maturity by the level yield method. Realized gains or losses on the sale of debt securities are recorded based on the amortized cost of the specific securities sold. Security sales are recorded on a trade date basis.

LOANS
       Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances. For balance sheet presentation, the balances are presented net of deferred fees or costs on originated loans or unamortized premiums or discounts on purchased loans. Discounts and premiums are accreted or amortized using the interest method over the remaining period to contractual maturity. Unamortized net fees or costs are recognized upon early repayment of the loans. Unamortized net fees or costs on loans sold are included in the basis of the loans in calculating gains and losses.

       Loans intended for sale are carried at the lower of cost or estimated market value determined on an aggregate basis. Net unrealized losses are recognized through a valuation allowance by a charge to income. Gains or losses on the sale of loans are determined under the specific identification method.

       A loan (including a loan impaired under SFAS No. 114) is classified as nonaccrual when collectability is in doubt (this is generally when the borrower is 90 days past due on contractual principal or interest payments). A loan may be considered impaired, but remain on accrual status, when the borrower demonstrates (by continuing to make payments) a willingness to keep the loan current and by reducing the delinquency to less than 90 days. When a loan is placed on nonaccrual status, unpaid interest is reversed and an allowance is established by a charge to interest income equal to all accrued interest. Income is subsequently recognized only to the extent that cash payments are received. Cash receipts received on impaired loans are generally applied first to escrow requirements, then to delinquent interest, with any remainder to the principal balance. Loans are returned to full accrual status when the borrower has the ability and intent to make periodic principal and interest payments (this generally requires that the loan be brought current in accordance with its original contractual terms). Loans are classified as restructured when concessions are made to borrowers with respect to the principal balance, interest rate or the terms due to the inability of the borrower to meet the obligation under the original terms.

       A loan is considered to be impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In general, Home Savings considers a loan on income-producing properties to be impaired when the debt service ratio is less than 1.0 and it is not probable that all payments will be received in accordance with contractual terms. Loans on non-income producing properties are considered impaired whenever fair value of the underlying collateral is less than book value of the outstanding loan. Home Savings performs a review of all loans over $500 thousand to determine if the impairment criteria have been met. If the impairment criteria have been met, a reserve is calculated, including all collection costs, according to the provisions of the SFAS No. 114. Most of Home Savings' loan portfolios are excluded from the scope of SFAS No. 114 because the pronouncement is generally not applicable to large groups of smaller-balance homogeneous loans such as residential mortgage, and other consumer loans. For loans which are individually not significant ($500 thousand or less) and represent a homogeneous population, Home Savings evaluates impairment based on the level and extent of delinquencies in the portfolio and Home Savings prior charge-off experience with those delinquencies. Home Savings charges principal off at the earlier of (i) when a total loss of principal has been deemed to have occurred as a result of the book value exceeding the fair value, or (ii) when collection efforts have ceased.

ALLOWANCE FOR LOAN LOSSES
       The allowance for loan losses is established at a level believed adequate by management to absorb probable losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance is based upon estimates derived from an analysis of individual credits, prior and current loss experience, loan portfolio delinquency levels, overall growth in the loan portfolio and current economic conditions. Consequently, these estimates are particularly susceptible to changes that could result in a material adjustment to results of operations. The provision for loan losses represents a charge against current earnings in order to maintain the allowance for loan losses at an appropriate level.

PREMISES AND EQUIPMENT
       Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the useful lives (or term of the lease, if shorter) of the related assets.

REAL ESTATE OWNED
       Real estate owned, including property acquired in settlement of foreclosed loans, is carried at the lower of cost or estimated fair value less estimated cost to sell after foreclosure. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense.

LOAN FEES
       Loan origination fees received for loans, net of direct origination costs, are deferred and amortized to interest income over the contractual lives of the loans using the level yield method. Fees received for loan commitments that are expected to be drawn, based on Home Savings' experience with similar commitments, are deferred and amortized over the lives of the loans using the level yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis. Unamortized deferred loan fees or costs related to loans paid off are included in income. Unamortized net fees or costs on loans sold are included in the basis of the loans in calculating gains and losses. Amortization of net deferred fees is discontinued for loans that are deemed to be nonperforming.

INCOME TAXES
       The provision for federal income taxes is based upon earnings reported for financial statement purposes rather than amounts reported on Home Savings' income tax returns. Deferred income taxes, which result from temporary differences in the recognition of income and expense for financial statement and tax return purposes, are included in the calculation of income tax expense. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in income in the period that includes the enactment date.

       Deferred income tax assets and liabilities are recorded annually for differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, based on the weight of available evidence, when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

EARNINGS PER SHARE
       Basic "Earnings Per Share" (EPS) is based on the weighted average number of common shares outstanding during the year. Diluted EPS is based on the weighted average number of common shares and common share equivalents outstanding during the year. See further discussion at Note 16.

POSTRETIREMENT BENEFITS
       Home Savings accrues estimated costs of retiree health care and life insurance benefits over the years employees render the services necessary to earn those benefits. Home Savings elected to recognize the accumulated postretirement benefit obligation when SFAS No. 106 "Employers' Accounting for Postretirement Benefits other than Pensions" was adopted.

STATEMENTS OF CASH FLOWS
       For purposes of the statement of cash flows, Home Savings considers all highly liquid investments with a term of three months or less to be cash equivalents.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES
       Home Savings' profitability depends to a large extent on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits. Like most financial institutions, Home Savings' short-term interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. Home Savings' interest earning assets consist primarily of long-term, fixed rate and adjustable rate mortgage loans and investments which adjust more slowly to changes in interest rates than its interest bearing liabilities which are deposits. Accordingly, Home Savings' earnings could be adversely affected during periods of rising interest rates.

NEW ACCOUNTING STANDARDS
       On January 1, 1997 Home Savings adopted SFAS No. 125. SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The statement also defines accounting treatment for servicing assets and other retained interests in the assets that are transferred. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is required to be applied prospectively. The adoption of this statement has not had a material effect on Home Savings financial condition or results of operations. The Financial Accounting Standards Board has issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," that defers the effective date of certain provisions of SFAS No. 125 related to secured borrowings and collateral, repurchase agreements, dollar rolls, securities lending, and similar transactions until after December 31, 1997. Management has determined that the impact of adopting this statement is not material to the financial statements.

       On January 1, 1998, Home Savings adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

       On January 1, 1998, Home Savings adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises report information about reportable operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires that a public enterprise report financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Information required to be disclosed includes segment profit or loss, certain specific revenue and expense items, segment assets and certain other information. The adoption of the statement did not change Home Savings' segment reporting. Home Savings continues to report its operations as one industry segment, retail banking.

       Home Savings adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," in 1998. This statement standardizes the disclosure for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87 "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," were issued. SFAS No. 132 suggests combined formats for presentation of pension and other postretirement benefit disclosures. It does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. Restatements of disclosures for earlier periods provided for comparative purposes is required.

       In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for financial statements for years beginning after June 15, 1999. Management does not believe the adoption of this statement will have a material impact on Home Savings' financial condition and results of operations.

RECLASSIFICATIONS
       Certain items in the financial statements for 1997 and 1996 have been reclassified to conform to the 1998 presentation.

2. CASH AND CASH EQUIVALENTS

       Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. These reserves, which consisted of vault cash and deposits at the Federal Reserve Bank, totaled approximately $3.7 million and $2.5 million at December 31, 1998 and 1997, respectively.

3. INVESTMENT SECURITIES

       Investment securities are summarized as follows:

                                                                           DECEMBER 31, 1998
---------------------------------------------------------------------------------------------------------------
                                                                           GROSS          GROSS
                                                        AMORTIZED       UNREALIZED      UNREALIZED        FAIR
                                                          COST             GAINS          LOSSES         VALUE
---------------------------------------------------------------------------------------------------------------
                                                                             (IN THOUSANDS)
Available for Sale
---------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities                     $ 28,045            $391            $          $ 28,436
Corporate notes                                           82,249             331             128         82,452
---------------------------------------------------------------------------------------------------------------
  Total investment securities available for sale         110,294             722             128        110,888

Held to Maturity
---------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities                        4,993              23                          5,016
---------------------------------------------------------------------------------------------------------------
  Total investment securities held to maturity             4,993              23                          5,016
---------------------------------------------------------------------------------------------------------------
Total investment securities                             $115,287            $745            $128       $115,904
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

                                                                              December 31, 1997
---------------------------------------------------------------------------------------------------------------
                                                                           Gross          Gross
                                                        Amortized       Unrealized      Unrealized       Fair
                                                          Cost             Gains          Losses         Value
---------------------------------------------------------------------------------------------------------------
                                                                               (IN THOUSANDS)
Available for Sale
---------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities                      $25,072            $190                        $25,262
Corporate notes                                           14,019             121                         14,140
---------------------------------------------------------------------------------------------------------------
  Total investment securities available for sale          39,091             311                         39,402

Held to Maturity
---------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities
Corporate notes                                            4,968              45                          5,013
---------------------------------------------------------------------------------------------------------------
  Total investment securities held to maturity             4,968              45                          5,013
---------------------------------------------------------------------------------------------------------------
Total investment securities                              $44,059            $356                        $44,415
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

       The weighted average interest rate on investment securities was 6.01% and 6.39% at December 31, 1998 and 1997, respectively. The corporate notes consist primarily of medium-term notes issued by corporations with investment grade ratings.

       Investment securities available for sale by contractual maturity, repricing or expected call date are shown below:

                                                         DECEMBER 31, 1998
--------------------------------------------------------------------------------
                                                 AMORTIZED COST       FAIR VALUE
--------------------------------------------------------------------------------
                                                           (IN THOUSANDS)
Due in one year or less                             $ 12,552           $ 12,600
Due after one year through five years                 97,742             98,288
Due after five years through ten years
Due after ten years
--------------------------------------------------------------------------------
  Total                                             $110,294           $110,888
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       Investment securities held to maturity by contractual maturity, repricing or expected call date are shown below:

                                                         DECEMBER 31, 1998
--------------------------------------------------------------------------------
                                                 AMORTIZED COST       FAIR VALUE
--------------------------------------------------------------------------------
                                                           (IN THOUSANDS)
Due in one year or less                             $ 4,993            $  5,016
Due after one year through five years
Due after five years through ten years
Due after ten years
--------------------------------------------------------------------------------
  Total                                             $ 4,993            $  5,016
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       There were no sales of investment securities during the years ended December 31, 1998 and 1997. Proceeds on sales of investment securities available for sale were approximately 21.0 million for the year ended December 31, 1996. There were realized gains of approximately $155 thousand and realized losses of approximately $110 thousand for the year ended December 31, 1996. There were no sales of investment securities held to maturity during the year ended December 31, 1996.

       Securities pledged for public funds deposits were approximately $2.1 million and $3.8 million at December 31, 1998 and 1997, respectively.

4. MORTGAGE-BACKED SECURITIES

       Mortgage-backed securities were summarized as follows:

                                                                        DECEMBER 31, 1998
----------------------------------------------------------------------------------------------------------
                                                                       GROSS          GROSS
                                                    AMORTIZED       UNREALIZED      UNREALIZED      FAIR
                                                      COST             GAINS          LOSSES        VALUE
----------------------------------------------------------------------------------------------------------
                                                                          (IN THOUSANDS)
Available for Sale
----------------------------------------------------------------------------------------------------------
  Participation certificates:
    Government agency issues                        $ 58,423          $  893           $ 55       $ 59,261
    Private issues                                     2,106                             77          2,029
  Collateralized Mortgage Obligations:
    Government agency issues                          13,075               5             34         13,046
    Private issues                                    24,753                            199         24,554
----------------------------------------------------------------------------------------------------------
      Total mortgage-backed securities
        available for sale                            98,357             898            365         98,890

Held to Maturity
----------------------------------------------------------------------------------------------------------
  Participation certificates:
    Government and government agency issues          182,999           4,071             60        187,010
----------------------------------------------------------------------------------------------------------
      Total mortgage-backed securities              $281,356          $4,969           $425       $285,900
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

                                                                        December 31, 1997
----------------------------------------------------------------------------------------------------------
                                                                      Gross          Gross
                                                    Amortized       Unrealized      Unrealized      Fair
                                                      Cost             Gains          Losses        Value
----------------------------------------------------------------------------------------------------------
                                                                          (IN THOUSANDS)
Available for Sale
----------------------------------------------------------------------------------------------------------
  Participation certificates:
    Government agency issues                        $ 59,304          $1,073           $205       $ 60,172
    Private issues                                     2,322                             78          2,244
----------------------------------------------------------------------------------------------------------
      Total mortgage-backed securities
        available for sale                            61,626           1,073            283         62,416

 Held to Maturity
----------------------------------------------------------------------------------------------------------
  Participation certificates:
    Government and government agency issues          243,848           4,672            534        247,986
----------------------------------------------------------------------------------------------------------
        Total mortgage-backed securities            $305,474          $5,745           $817       $310,402
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

       Mortgage-backed securities are classified by type of interest payment as follows:

                                                                                     December 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                    1998                                   1997
---------------------------------------------------------------------------------------------------------------------------
                                                       AMORTIZED              FAIR               Amortized           Fair
                                                         COST                 VALUE                Cost              Value
---------------------------------------------------------------------------------------------------------------------------
                                                                                    (IN THOUSANDS)
Available for Sale
---------------------------------------------------------------------------------------------------------------------------
  Adjustable rate:
    Private issues                                      $    571            $    571            $    757           $    757
---------------------------------------------------------------------------------------------------------------------------
        Total adjustable rate                                571                 571                 757                757
---------------------------------------------------------------------------------------------------------------------------
  Fixed rate:
    Participation certificates:
      Government agency issues                            58,423              59,261              59,304             60,172
      Private issues                                       1,535               1,458               1,565              1,487
    Collateralized Mortgage Obligations:
      Government agency issues                            13,075              13,046
      Private issues                                      24,753              24,554
---------------------------------------------------------------------------------------------------------------------------
        Total fixed rate                                  97,786              98,319              60,869             61,659
---------------------------------------------------------------------------------------------------------------------------
          Total available for sale                        98,357              98,890              61,626             62,416
---------------------------------------------------------------------------------------------------------------------------

Held to Maturity
---------------------------------------------------------------------------------------------------------------------------
  Adjustable rate:
    Participation certificates:
      Government agency Issues                               718                 712                 955                969
---------------------------------------------------------------------------------------------------------------------------
        Total adjustable rate                                718                 712                 955                969
---------------------------------------------------------------------------------------------------------------------------
  Fixed rate:
    Participation certificates:
      Government and government agency issues            182,281             186,298             242,893            247,017
        Total fixed rate                                 182,281             186,298             242,893            247,017
---------------------------------------------------------------------------------------------------------------------------
          Total held to maturity                         182,999             187,010             243,848            247,986
---------------------------------------------------------------------------------------------------------------------------
Total mortgage-backed securities                        $281,356            $285,900            $305,474           $310,402
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

       Proceeds on sales of mortgage-backed securities available for sale were $13.1 million and $3.1 million for the years ended December 31, 1998 and 1997, respectively. There were realized gains of $147 thousand and $80 thousand for the years ended December 31, 1998 and 1997, respectively, and no realized losses for 1998 or 1997. Proceeds on sales of mortgage-backed securities held to maturity for the year ended December 31, 1998 were $2.8 million with an amortized cost of $2.7 million. Mortgage-backed securities sold from the held to maturity portfolio were less than 15% of the principal outstanding at acquisition. There were realized gains of $106 thousand and no realized losses for the year ended December 31, 1998. There were no sales of mortgage-backed securities held to maturity during the year ended December 31, 1997. There were no sales of mortgage-backed securities available for sale or held to maturity during the year ended December 31, 1996.

5. LOANS

       Loans consists of the following:

                                                              December 31,
--------------------------------------------------------------------------------
                                                       1998                1997
--------------------------------------------------------------------------------
                                                            (IN THOUSANDS)
Real Estate:
  Permanent:
    One-to-four family                               $516,767           $489,677
    Multifamily                                         8,172              8,944
    Non-residential                                    31,308             33,479
    Land                                                  190                285
  Construction:
    One-to-four family                                 25,691             24,044
    Multifamily and non-residential                       833                325
--------------------------------------------------------------------------------
      Total real estate                               582,961            556,754
Consumer                                               41,773             43,388
Commercial                                             75,085             59,897
--------------------------------------------------------------------------------
      Total loans                                     699,819            660,039
--------------------------------------------------------------------------------
Less:
    Loans in process                                   31,026             16,485
    Allowance for loan losses                           6,398              5,982
    Deferred loan fees, net                             4,897              4,336
--------------------------------------------------------------------------------
      Total                                            42,321             26,803
--------------------------------------------------------------------------------
        Loans, net                                   $657,498           $633,236
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       Loans with adjustable rates included above totaled $161.1 million and $180.6 million at December 31, 1998 and 1997, respectively. Substantially all such loans have contractual interest rates that increase or decrease at periodic intervals no greater than three years, or have original terms to maturity of three years or less. Adjustable-rate loans reprice primarily based upon U.S. Treasury security rates.

       Home Savings' primary lending area is within the northeast, Ohio. At December 31, 1998 and 1997, substantially all of Home Savings' gross loans were to borrowers in Ohio.

       Home Savings originates or purchases commercial real estate and business loans. These loans are considered by management to be of somewhat greater risk of uncollectibility than single-family residential real estate loans due to the dependency on income production or future development of real estate. The following table sets forth Home Savings' commercial non-residential real estate portfolios by type of collateral.

                                                                     December 31,
-----------------------------------------------------------------------------------------------
                                                1998                             1997
-----------------------------------------------------------------------------------------------
                                                         PERCENT                        Percent
                                        AMOUNT          OF TOTAL          Amount       of Total
-----------------------------------------------------------------------------------------------
                                                          (DOLLARS IN THOUSANDS)
Strip shopping centers                 $ 1,614              5.16%        $ 1,736           5.19%
Office buildings                         8,230             26.29           9,160          27.36
Warehouses                              17,050             54.46          17,853          53.33
Hotel property                           4,111             13.12           4,373          13.06
Other                                      303              0.97             357           1.06
-----------------------------------------------------------------------------------------------
  Total                                $31,308            100.00%        $33,479         100.00%
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

       Commercial real estate loans are typically collateralized by the property. Commercial loans are collateralized by accounts receivable, inventory and other assets used in the borrowers' business. Substantially all of the consumer loans, including consumer lines of credit, are secured by equity in the borrowers' residence.

       At December 31, 1998, 1997 and 1996, loans serviced for the benefit of others, not included in the detail above, totaled $6.0 million, $6.6 million and $7.0 million, respectively.

       Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments extend over various periods of time with the majority of such commitments disbursed within a ninety day period. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit at fixed rates exposes Home Savings to some degree of interest rate risk. Home Savings evaluates each customer's creditworthiness on a case-by-case basis. The type or amount of collateral obtained varies and is based on management's credit evaluation of the potential borrower. Home Savings normally has a number of outstanding commitments to extend credit. At December 31, 1998, there were outstanding commitments to originate $23.6 million of fixed-rate mortgage loans and other loans (with interest rates that ranged from 6.5% to 9.0%), $1.0 million of adjustable-rate loans, all at market rates, and $14.0 million of commercial loans. Terms of the commitments extend up to nine months, but are generally less than two months.

       At December 31, 1998, there were also outstanding unfunded consumer lines of credit of $19.6 million and commercial lines of credit of $1.8 million. Substantially all lines of credit are adjustable-rate based on the one-year U.S. Treasury index and are generally renewable on an annual basis. Home Savings does not expect all of these lines to be used by the borrowers.

       Home Savings' business activity is principally with customers located in Ohio. Except for residential loans in Home Savings' market area, Home Savings has no other significant concentrations of credit risk.

ALLOWANCE FOR LOAN LOSSES
       Changes in the allowance for loan losses are as follows:

                                                                 Year Ended December 31,
---------------------------------------------------------------------------------------------
                                                            1998           1997         1996
---------------------------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
Balance, beginning of year                                 $5,982        $ 5,040       $5,118
  Provision for (recovery of) loan loss allowances            650         (1,546)
  Amounts charged off                                        (270)          (446)         (85)
  Recoveries                                                   36          2,934            7
---------------------------------------------------------------------------------------------
Balance, end of year                                       $6,398        $ 5,982       $5,040
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

       Nonperforming loans (loans 90 days past due and restructured loans) were $7.6 million, $10.2 million and $9.8 million at December 31, 1998, 1997 and 1996, respectively.

                                                                                       As of or for the
                                                                                          Year Ended
                                                                                         December 31,
                                                                                   1998                1997
------------------------------------------------------------------------------------------------------------
                                                                                        (IN THOUSANDS)
Impaired loans on which no specific valuation allowance was provided               $5,677             $9,340
Impaired loans on which specific valuation allowance was provided                      52                151
------------------------------------------------------------------------------------------------------------
  Total impaired loans at year-end                                                  5,729              9,491

Specific valuation allowances on impaired loans at year-end                            52                157
Average impaired loans during year                                                  6,830              8,390
Interest income recognized on impaired loans during the year                          343                544
Interest income potential based on original contract terms of impaired loans          349                585
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

       Directors and officers of Home Savings are customers of the institution in the ordinary course of business. Loans of directors and officers have terms consistent with those offered to other customers. At December 31, 1998 and 1997, loans to officers or directors of Home Savings totaled approximately $1.4 million and $1.3 million, respectively.

6. PREMISES AND EQUIPMENT

       Premises and equipment consist of the following:

                                                             December 31,
--------------------------------------------------------------------------------
                                                       1998                1997
--------------------------------------------------------------------------------
                                                            (IN THOUSANDS)
Land and land improvements                            $ 1,952            $ 1,952
Buildings                                              10,103              9,992
Leasehold improvements                                    273                325
Furniture and equipment                                 5,221              4,773
--------------------------------------------------------------------------------
                                                       17,549             17,042

Less allowances for depreciation and amortization      10,026              9,112
--------------------------------------------------------------------------------
  Total                                               $ 7,523            $ 7,930
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

7. DEPOSITS

       Deposits consist of the following:

                                                          December 31,
-----------------------------------------------------------------------------------------------
                                          1998                               1997
-----------------------------------------------------------------------------------------------
                                                 Weighted                            Weighted
                                Amount         Average Rate         Amount         Average Rate
-----------------------------------------------------------------------------------------------
                                                         (IN THOUSANDS)
Checking accounts:
  Interest-bearing             $ 69,284           1.86%            $ 58,707            2.03%
  Noninterest-bearing             6,933                               5,387
Savings accounts                224,840           2.50              243,588            2.99
Money market accounts            44,764           2.57               56,727            2.99
Certificates of deposit         431,762           5.35              522,399            5.78
-----------------------------------------------------------------------------------------------
  Total deposits               $777,583           4.02%            $886,808            4.56%
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

       Interest expense on deposits is summarized as follows:

                                            Year Ended December 31,
--------------------------------------------------------------------------------
                                   1998               1997                1996
--------------------------------------------------------------------------------
                                                (IN THOUSANDS)
Interest-bearing checking        $ 1,279             $ 1,165            $ 1,154
Savings accounts                   7,114               7,387              7,879
Money market accounts              1,340               1,741              2,094
Certificates of deposit           26,022              30,170             31,882
--------------------------------------------------------------------------------
  Total                          $35,755             $40,463            $43,009
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       A summary of certificates of deposit by maturity follows:

                                                             December 31, 1998
--------------------------------------------------------------------------------
                                                               (IN THOUSANDS)
Within 12 months                                                  $271,550
12 months to 24 months                                              83,246
24 months to 36 months                                              34,580
36 months to 48 months                                              26,576
Over 48 months                                                      15,810
--------------------------------------------------------------------------------
  Total                                                           $431,762
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       At December 31, 1998, deposit accounts with balances of $100 thousand and greater totaled approximately $37.6 million. Deposits in excess of $100 thousand are not federally insured. Home Savings does not have brokered deposits for the years ended December 31, 1998 and 1997.

8. INCOME TAXES

       The provision for federal income taxes consists of the following components:

                                              Year Ended December 31,
--------------------------------------------------------------------------------
                                    1998               1997               1996
--------------------------------------------------------------------------------
                                                 (IN THOUSANDS)
Current                          $  8,774             $6,807             $3,055
Deferred                           (3,925)               175                277
--------------------------------------------------------------------------------
  Total                          $  4,849             $6,982             $3,332
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       A reconciliation from tax at the statutory rate to the income tax provision is as follows:

                                                       Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------
                                          1998                              1997                             1996
                                 Dollars         Rate              Dollars          Rate             Dollars         Rate
-------------------------------------------------------------------------------------------------------------------------
                                                                    (IN THOUSANDS)
Tax at statutory rate            $4,888         35.00%             $7,010          35.00%             $3,487        35.00%
Increase (decrease) due to:
  Other                             (39)         (.35)                (28)          (.14)               (155)       (1.55)
-------------------------------------------------------------------------------------------------------------------------
Income tax provision             $4,849         34.65%             $6,982          34.86%             $3,332        33.45%
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

       Significant components of the deferred tax assets and liabilities are as follows. No valuation allowance was considered necessary for the years ended December 31, 1998 and 1997.

                                                       December 31,
-------------------------------------------------------------------------
                                                 1998                1997
-------------------------------------------------------------------------
                                                      (IN THOUSANDS)
Deferred tax assets:
  Charitable contribution                       $ 3,286
  Loan loss reserves                              2,239           $ 2,093
  Postretirement benefits                         2,776             2,676
  Deferred loan fees                              1,714             1,518
  Interest on non-accrual loans                     122               205
-------------------------------------------------------------------------
    Net deferred tax assets                      10,137             6,492
-------------------------------------------------------------------------

Deferred tax liabilities:
  ESOP compensation                                 128
  Accelerated depreciation                          379               479
  Pension benefit obligations                       309               461
  Original issue discount                         1,637             1,408
  FHLB stock dividends                            2,374             2,093
  Post 1987 tax bad debts                         1,614             2,152
  Mark-to-market                                    394               385
-------------------------------------------------------------------------
  Net deferred tax liabilities                    6,835             6,978
-------------------------------------------------------------------------
    Net deferred tax asset (liability)          $ 3,302           $  (486)
-------------------------------------------------------------------------
-------------------------------------------------------------------------

       During 1996, legislation was passed that repealed Section 593 of the Internal Revenue Code for taxable years beginning after December 31, 1995.
Section 593 allowed thrift institutions, including Home Savings, to use the percentage-of-taxable income bad debt accounting method, if more favorable than the specific charge-off method, for federal income tax purposes. The excess reserves (deduction based on the percentage-of-taxable income less the deduction based on the specific charge-off method) accumulated post-1987 are required to be recaptured ratably over a six-year period beginning in 1996. The recapture has no effect on Home Savings' statement of income as income taxes were provided for in prior years in accordance with generally accepted accounting principles. The pre-1988 reserve provisions are subject only to recapture requirements in the case of certain excess distributions to, and redemptions of shareholders or if Home Savings no longer qualifies as a "bank." Tax bad debt deductions accumulated prior to 1988 by Home Savings are approximately $14.4 million. No deferred income taxes have been provided on these bad debt deductions and no recapture of these amounts is anticipated.

       In December 1998, Home Savings made a charitable contribution of 1,183,438 shares of UCFC stock to the Home Savings Charitable Foundation in the amount of approximately $11.8 million. Charitable contributions can only be deducted to the extent of 10% of Home Savings' taxable income for the period in which the contribution is made. Any excess may be carried forward for a period of five years to be offset against future taxable income. A deferred tax asset in the amount of $3.3 million has been established to account for the contribution carryforward. No valuation allowance is deemed necessary as it is anticipated that Home Savings will have sufficient taxable income over the next five years to fully utilize this carryforward amount.

9. STOCKHOLDERS' EQUITY

DIVIDENDS
       UCFC's source of funds for dividends to its stockholders are earnings on its investments and dividends from Home Savings. During the year ended December 31, 1998, UCFC paid dividends in the amount of $2.4 million. However Home Savings primary regulator, the OTS has regulations that impose certain restrictions on payments of dividends to UCFC.

       OTS regulations provide that an institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution could, after prior notice to the OTS (approval is not required), make capital distributions during the calendar year of up to 100 percent of its net income to date during the calendar year plus 50% of its surplus capital at the beginning of the calendar year. Any capital distributions in excess of this amount would require prior regulatory approval. During the year ended December 31, 1998, Home Savings did not make any distributions.

OTHER COMPREHENSIVE INCOME
       Other comprehensive income included in the Consolidated Statements of Stockholders' Equity consists solely of unrealized gains and losses on available for sale securities. The change in net unrealized gain on available for sale securities includes reclassification adjustments to reclassify gains or losses for sales of the related security of $96 thousand, $52 thousand and $29 thousand for the year ended December 31, 1998, 1997 and 1996, respectively.

LIQUIDATION ACCOUNT
       In accordance with federal regulations, at the time Home Savings converted from a mutual savings and loan association to a capital stock savings and loan association, Home Savings established a liquidation account which amounted to approximately $141.4 million at the time of the conversion. The liquidation account is maintained for the benefit of eligible account holders who continue to maintain their accounts at Home Savings. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holders interest in the liquidation account. In the event of a complete liquidation of Home Savings, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to their current adjusted qualifying balance before any distribution may be made to UCFC as the sole shareholder of Home Savings. Under current regulations, Home Savings is not permitted to pay dividends on its stock if the effect would reduce its regulatory capital below the liquidation account.

10. REGULATORY CAPITAL REQUIREMENTS

       Home Savings is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Home Savings' financial statements. The regulations require Home Savings to meet specific capital adequacy guidelines and the regulatory framework for prompt corrective action that involve quantitative measures of Home Savings' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Home Savings' capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require Home Savings to maintain minimum amounts and ratios of Core and Tangible capital (as defined in the regulations) to adjusted total assets (as defined) and of total capital (as defined) to risk-weighted assets (as defined).

                                                                        As of December 31, 1998
-----------------------------------------------------------------------------------------------------------------------------
                                                                                  Minimum            To Be Well Capitalized
                                                                                  Capital            Under Prompt Corrective
                                                    Actual                     Requirements            Action Provisions
                                            Amount         Ratio          Amount          Ratio        Amount         Ratio
-----------------------------------------------------------------------------------------------------------------------------
                                                                            (IN THOUSANDS)
Total capital (to risk-weighted assets)    $305,919       51.51%          $47,513            8.00%    $59,391          10.00%
Tier 1 capital (to risk-weighted assets)    299,617       50.45                 *            *         35,635           6.00
Core (Tier 1) capital (to adjusted
  total assets)                             299,617       26.80            33,534            3.00%     55,890           5.00
Tangible capital (to adjusted
  tangible assets)                          299,617       26.80            16,767            1.50%          *           *
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

                                                                         As of December 31, 1997
----------------------------------------------------------------------------------------------------------------------------
                                                                                 Minimum            To Be Well Capitalized
                                                                                 Capital            Under Prompt Corrective
                                                   Actual                     Requirements             Action Provisions
                                            Amount         Ratio          Amount          Ratio        Amount         Ratio
----------------------------------------------------------------------------------------------------------------------------
                                                                             (IN THOUSANDS)
Total capital (to risk-weighted assets)    $146,461       28.85%          $40,619          8.00%      $50,774          10.00%
Tier 1 capital (to risk-weighted assets)    140,636       27.70                 *             *        30,464           6.00
Core (Tier 1) capital (to adjusted
  total assets)                             140,636       13.47            31,322          3.00        52,203           5.00
Tangible capital (to adjusted
  tangible assets)                          140,636       13.47%           15,661          1.50%            *           *
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

*RATIO IS NOT REQUIRED UNDER REGULATIONS.

       As of December 31, 1998 and 1997, the Office of Thrift Supervision categorized Home Savings as well capitalized under the regulatory framework for Prompt Corrective Action. To be categorized as well capitalized, Home Savings must maintain minimum Core, Tier 1 and total capital ratios as set forth in the table above. There are no conditions or events since that notification that have changed Home Savings' category.

       Management believes, as of December 31, 1998, that Home Savings meets all capital requirements to which it is subject. Events beyond management's control, such as fluctuations in interest rates or a downturn in the economy in areas in which Home Savings' loans and securities are concentrated, could adversely affect future earnings and, consequently, Home Savings' ability to meet its future capital requirements.

11. BENEFIT PLANS

RETIREMENT PLANS
       Home Savings has a defined benefit pension plan covering substantially all of its full-time employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. Participants become 100% vested upon completion of five years of service. Home Savings' funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as Home Savings may determine to be appropriate from time to time. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. As of December 31 1998, Home Savings amended the defined benefit pension plan to freeze benefit accruals effective December 31, 1998. A curtailment gain recognized as a result of freezing the plan was not significant.

OTHER POSTRETIREMENT BENEFIT PLANS
       In addition to Home Savings' retirement plans, Home Savings sponsors a defined benefit health care plan that provides postretirement medical benefits to full-time employees who have worked 15 years and attained age 60, or worked 5 years and attained age 65, while in service with Home Savings. The plan is contributory and contains minor cost-sharing features such as deductibles and coinsurance. In addition, postretirement life insurance coverage is provided for employees who were participants prior to December 10, 1976. The life insurance plan is non-contributory. Home Savings' policy is to pay premiums monthly, with no pre-funding.

       The weighted-average annual assumed rate of increase in the per capita cost of coverage benefits (i.e., health care cost trend rate) used in the 1998 valuation was 8 percent and 1997 valuation was 9 percent and was assumed to decrease 1 percent per year to 6 percent for the year 2000 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                                                         1 Percentage        1 Percentage
                                                                                         Point Increase      Point Decrease
---------------------------------------------------------------------------------------------------------------------------
                                                                                                    (IN THOUSANDS)
Effect on total of service and interest cost components                                       $  130             $  (98)
Effect on the postretirement benefit obligation                                               $1,100              $(880)
---------------------------------------------------------------------------------------------------------------------------

                                                                              Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                     1998                                  1997
---------------------------------------------------------------------------------------------------------------------------
                                                     DEFINED BENEFIT     POSTRETIREMENT     DEFINED BENEFIT  POSTRETIREMENT
                                                          PLAN                PLAN               PLAN             PLAN
---------------------------------------------------------------------------------------------------------------------------
                                                                                  (IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year                  $ 8,612            $ 5,250             $ 8,350          $ 4,785
Service cost                                                 435                229                 376              208
Interest cost                                                557                325                 530              332
Actuarial (gain)/loss                                      2,529               (110)               (585)              10
Benefit paid                                                (178)              (319)                (59)             (85)
Curtailment                                               (4,119)
---------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of the year                    $ 7,836            $ 5,375             $ 8,612          $ 5,250
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year           $ 7,445                                $ 5,991
Actual return of plan assets                               1,016                                  1,013
Employer contribution                                        575                                    500
Benefits paid                                               (178)                                   (59)
---------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of the year             $ 8,858            $     0             $ 7,445          $     0
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Funded status of the plan                                $ 1,022            $(5,375)            $(1,167)         $(5,250)
Unrecognized net (gain)/loss from past
  experience different from that assumed and
  effects of changes in assumptions                                          (2,249)              1,544           (2,028)
Prior service cost not yet recognized in net
  periodic pension cost                                                        (343)                367             (369)
---------------------------------------------------------------------------------------------------------------------------
(Accrued)/prepaid pension cost included in
  other liabilities                                      $ 1,022            $(7,967)            $   744          $(7,647)
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

                                                                            Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
                                                          1998                       1997                      1996
---------------------------------------------------------------------------------------------------------------------------
                                                  DEFINED       POST-        Defined      Post-       Defined       Post-
                                                  BENEFIT    RETIREMENT      Benefit   retirement     Benefit    retirement
                                                   PLAN         PLAN          Plan        Plan         Plan         Plan
---------------------------------------------------------------------------------------------------------------------------
                                                                              (IN THOUSANDS)
Service cost                                      $ 435         $ 229        $ 376        $ 208       $  357       $  189
Interest cost                                       557           325          530          332          544          316
Expected return on plan assets                     (609)                      (495)                     (525)

Net amortization of prior service cost               43           (26)         (92)         (26)        (118)         (26)
Recognized net actuarial loss/(gain)                 10          (123)          74         (108)          79         (102)
---------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                         $ 436         $ 405        $ 393        $ 406       $  337       $  377
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

       Assumption used in the valuations were as follows:

                                                                            Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
                                                          1998                       1997                      1996
---------------------------------------------------------------------------------------------------------------------------
                                                  DEFINED       POST-        Defined      Post-       Defined       Post-
                                                  BENEFIT    RETIREMENT      Benefit   retirement     Benefit    retirement
                                                   PLAN         PLAN          Plan        Plan         Plan         Plan
---------------------------------------------------------------------------------------------------------------------------
Weighted average discount rate                        5.50%     6.50%         7.00%       7.00%        7.25%        7.25%
Rate of increase in future compensation levels        N/A       N/A           6.00        N/A          6.00         N/A
Expected long-term rate of return on plan assets      8.00      N/A           8.00        N/A          8.00         N/A
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

       The prior service cost is being amortized using the straight-line method over the average remaining service period of participants expected to receive benefits.

401(k) SAVINGS PLAN
       Home Savings also sponsors a defined contribution 401(k) savings plan, which covers substantially all employees. Under the provisions of the plan, Home Savings' matching contribution is discretionary and may be changed from year to year. For 1998 and 1997, Home Savings' match was 25% of pre-tax contributions, up to a maximum of 6% of the employees' base pay. In addition, in 1997 and 1996 Home Savings paid a 1% discretionary contribution to all employees who were eligible to participate in the plan. Also in 1996, Home Savings implemented a discretionary profit sharing pool as a part of the 401(k) plan which is based upon a formula involving the average net income of Home Savings over a three year period. Participants become 100% vested in Home Savings contributions upon completion of five years of service. For the years ended 1998, 1997 and 1996, the expense related to this plan was approximately $134 thousand, $468 thousand and $513 thousand, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN
       In conjunction with the conversion, UCFC established an Employee Stock Ownership Plan (ESOP) for the benefit of the employees of UCFC and Home Savings. All full-time employees who meet certain age and years of service criteria are eligible to participate in the ESOP. An ESOP is a tax-qualified retirement plan designed to invest primarily in the stock of UCFC. The ESOP borrowed $26.8 million from UCFC to purchase 2,677,250 shares in conjunction with the conversion. The term of the loan will be 15 years and will be repaid primarily with contributions from Home Savings to the ESOP.

       The loan is collateralized by the shares of common stock held by the ESOP. As the note is repaid, shares are released from collateral based on the proportion of the payment in relation to total payments required to be made on the loan. The shares released from collateral are then allocated to participants on the basis of compensation as described in the plan. Compensation expense is determined by multiplying the per share market price of UCFC's stock during the period by the number of shares to be released. UCFC recognized approximately $1.3 million in compensation expense for the year ended December 31, 1998 related to the ESOP. Unallocated shares are considered neither outstanding shares for computation of basic earnings per share nor potentially dilutive securities for computation of diluted earnings per share. Dividends on unallocated ESOP shares are reflected as a reduction in the loan (and Home Savings' contribution is reduced accordingly). Shares released or committed to be released for allocation during the year ended December 31, 1998 totaled 91,088. Shares remaining not released or committed to be released for allocation at December 31, 1998 totaled 2,586,162 and had a market value of approximately $39.8 million. No shares have been specifically allocated as of December 31, 1998.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

       The estimated fair values of financial instruments have been determined by Home Savings using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that Home Savings could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

CASH, CASH EQUIVALENTS, ACCRUED INTEREST RECEIVABLE AND PAYABLE AND ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE--The carrying amounts as reported in the Statements of Financial Condition are a reasonable estimate of fair value due to their short-term nature.

MORTGAGE-BACKED AND INVESTMENT SECURITIES--Fair values are based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

LOANS--The fair value is estimated by discounting the future cash flows using the current market rates for loans of similar maturities with adjustments for market and credit risks.

FEDERAL HOME LOAN BANK STOCK--The fair value is estimated to be the carrying value, which is par. All transactions in the capital stock of the Federal Home Loan Bank are executed at par.

DEPOSITS--The fair value of demand deposits, savings accounts and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

LIMITATIONS--Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time Home Savings' entire holdings of a particular financial instrument. Because no market exists for a significant portion of Home Savings' financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on and off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, a significant asset not considered a financial asset is premises and equipment. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

       The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                                                             DECEMBER 31, 1998                        December 31, 1997
---------------------------------------------------------------------------------------------------------------------------
                                                       CARRYING              FAIR               Carrying             Fair
                                                         VALUE               VALUE                Value              Value
---------------------------------------------------------------------------------------------------------------------------
                                                                                   (IN THOUSANDS)
ASSETS:
  Cash and cash equivalents                             $170,508            $170,508            $ 34,497           $ 34,497
  Investment securities:
    Held to maturity                                       4,993               5,016               4,968              5,013
    Available for sale                                   110,888             110,888              39,402             39,402
MORTGAGE-BACKED SECURITIES:
    Held to maturity                                     182,999             187,010             243,848            247,986
    Available for sale                                    98,890              98,890              62,416             62,416
  Loans                                                  657,498             668,600             633,236            640,354
  Federal Home Loan Bank stock                            11,958              11,958              11,136             11,136
  Accrued interest receivable                              7,259               7,259               6,414              6,414
LIABILITIES:
  Deposits:
  Checking, savings and money
    market accounts                                      345,821             345,821             364,409            364,409
    Certificates of deposit                              431,762             434,716             522,399            522,051
  Advance payments by borrowers
    for taxes and insurance                                3,954               3,954               3,715              3,715
  Accrued interest payable                                   672                 672                 845                845
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

13. STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURE

     Supplemental disclosures of cash flow information are summarized below:

                                                                              Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------
                                                                    1998                1997               1996
-----------------------------------------------------------------------------------------------------------------
                                                                                   (IN THOUSANDS)
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest on deposits and borrowings                            $35,928             $40,618            $43,026
    Income taxes                                                     9,100               5,500              4,425
Supplemental schedule of noncash activities:
    Loans exchanged for mortgage-backed securities                                                            224
    Transfers from loans to real estate owned                          191                 372                 71
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

14. SAVINGS ASSOCIATION INSURANCE FUND ASSESSMENT

       On September 30, 1996, the President signed into law an omnibus appropriations act for fiscal year 1997 that included, among other things, the recapitalization of the SAIF in a section entitled the Deposit Insurance Funds Act of 1996 (ACT). The Act included a provision where all insured depository institutions would be charged a one-time special assessment on their SAIF assessable deposits as of March 31, 1995. Home Savings recorded a pretax charge of $5.9 million ($3.8 million after tax), which represented 65.7 basis points of the March 31, 1995 assessable deposits. This charge was recorded upon enactment of the Act on September 30, 1996, and paid on November 29, 1996. The annual deposit insurance rate in effect after this recapitalization has been reduced to
6.5 basis points of insured deposits.

15. PARENT COMPANY FINANCIAL STATEMENTS

CONDENSED STATEMENT OF FINANCIAL CONDITION                     DECEMBER 31, 1998
--------------------------------------------------------------------------------
                                                                 (IN THOUSANDS)
ASSETS
  Cash and deposits with banks                                  $         98
  Federal funds sold and other                                       138,815
--------------------------------------------------------------------------------
    Total cash and cash equivalents                                  138,913
Note receivable                                                       26,235
  Investment in subsidiary                                           300,350
  Other assets                                                            20
--------------------------------------------------------------------------------
    Total assets                                                    $465,518
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accrued expenses and other liabilities                            $    873
--------------------------------------------------------------------------------
    Total liabilities                                                    873
Total stockholders' equity                                           464,645
--------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                      $465,518
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

CONDENSED STATEMENT OF INCOME                                  DECEMBER 31, 1998
--------------------------------------------------------------------------------
                                                                 (IN THOUSANDS)
INCOME
  Interest income                                                    $ 3,711
--------------------------------------------------------------------------------
    Total income                                                       3,711
EXPENSES
  Interest expense                                                       883
  Other expenses                                                         273
--------------------------------------------------------------------------------
    Total expenses                                                     1,156
--------------------------------------------------------------------------------
Income before income taxes                                             2,555
Income taxes                                                           1,040
--------------------------------------------------------------------------------
Income before undistributed net earnings of subsidiary                 1,515
Equity in undistributed net earnings of subsidiary                     7,184
    Net income                                                      $  8,699
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

CONDENSED STATEMENT OF CASH FLOWS                                      DECEMBER 31, 1998
----------------------------------------------------------------------------------------
                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                               $   8,699
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in earnings of the subsidiary                                      (7,184)
    Increase in other assets                                                     (20)
    Increase in other liabilities                                                873
    Issuance of stock for Charitable Foundation                               11,834
----------------------------------------------------------------------------------------
      Net cash provided by operating activities                               14,202
----------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of capital stock of subsidiary                                   (177,218)
  ESOP loan repayment                                                            335
----------------------------------------------------------------------------------------
      Net cash used in investing activities                                 (176,883)
----------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from the sale or issuance of common shares                    303,995
  Dividends paid                                                              (2,401)
----------------------------------------------------------------------------------------
      Net cash provided by financing activities                              301,594
----------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                        138,913
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                       0
----------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                     $ 138,913
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

16. EARNINGS PER SHARE

       For the purpose of computing weighted average shares outstanding, shares issued in the conversion on July 8, 1998 were assumed to have been outstanding since July 1, 1998. Earnings per share for all prior periods are not presented as there was no common stock issued or outstanding for the years ended December 31, 1997 and 1996. Earnings per share has been computed for the year ended December 31, 1998 as follows:

                                                         (DOLLARS IN THOUSANDS
                                                       EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------
BASIC:
  Net income applicable to common stock*                        $ 2,536
  Average common shares outstanding                              32,083
    Net income per common share--basic                          $  0.08
DILUTED :
  Net income applicable to common stock*                        $ 2,536
  Average common shares outstanding                              32,083
    Net income per common share--diluted                        $  0.08
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

*NET INCOME IS FOR THE SIX MONTHS ENDED 12/31/98.