Form 10-K, Exhibit 13
period 1999-12-31
UNITED COMMUNITY FINANCIAL CORP
filed 2000-03-29
CIK 707886

                     SELECTED FINANCIAL DATA AND OTHER DATA

SELECTED FINANCIAL CONDITION DATA:                                                 AT DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                      1999             1998              1997             1996              1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                   (IN THOUSANDS)
Total assets                                    $1,327,573       $1,297,689        $1,073,222       $1,093,053        $1,092,835
Cash and cash equivalents                          111,445          172,409            36,404           21,440            43,310
Investment securities:
  Trading                                            7,657            2,804             2,475            2,026             1,983
  Available for sale                               161,904          112,200            39,545           14,659            32,125
  Held to maturity                                   1,091            4,993             5,168           28,070            30,219
Mortgage-backed securities:
  Available for sale                               113,559           98,890            62,416           84,466            100,005
  Held to maturity                                 138,079          182,999           243,848          286,384           302,107
Loans, net                                         723,087          657,498           633,236          616,923           546,689
FHLB stock                                          12,825           11,958            11,136           10,370             9,675
Deposits                                           834,087          777,583           886,808          932,060           938,855
Other Borrowed Funds                               213,578           26,727                17                9                 8
Total equity                                       256,868          474,821           150,141          135,588           128,460



SUMMARY OF EARNINGS:                                                           YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                    1999             1998             1997              1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 (IN THOUSANDS)
Interest income                                 $   89,971       $   87,755        $   84,081       $   82,749      $     80,836
Interest expense                                    34,284           36,570            40,996           43,326            41,472
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income                                 55,687           51,185            43,085           39,423            39,364
Provision for (recovery of) loan
  loss allowances                                      100              650            (1,546)                -                 -
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income after provision
  for (recovery of) loan
  loss allowances                                   55,587           50,535            44,631           39,423            39,364
Noninterest income                                  22,721           22,137            20,217           16,823            15,269
Noninterest expenses (1)(2)(3)                      61,037           56,931            42,704           44,574            35,164
-----------------------------------------------------------------------------------------------------------------------------------

Income before provision for
  income taxes                                      17,271           15,741            22,144           11,672            19,469
Provision for income taxes                           6,876            5,612             7,717            3,916             7,063
-----------------------------------------------------------------------------------------------------------------------------------

 Net income                                     $   10,395       $   10,129        $   14,427      $     7,756      $     12,406
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) For the year ended December 31, 1999, noninterest expense included $6.4 million as a result of the $6.00 per share special capital distribution paid on Recognition and Retention Plan (RRP) shares.
(2) For the year ended December 31, 1998, noninterest expense included $11.8 million as a result of the contribution to the Home Savings and Loan Charitable Foundation (Foundation).
(3) For the year ended December 31, 1996, noninterest expense included a $5.9 million one-time assessment imposed on Home Savings as a result of legislation to recapitalize the Savings Association Insurance Fund
       (SAIF).

SELECTED FINANCIAL RATIOS AND OTHER DATA:                               AT OR FOR THE YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                               1999          1998             1997            1996             1995
-----------------------------------------------------------------------------------------------------------------------------------
Performance ratios: (1)
  Return on average assets (2)                                 0.79%         0.83%            1.34%           0.70%           1.17%
  Return on average equity (3)                                 2.46          3.41            10.10            5.86           10.19
  Interest rate spread (4)                                     2.98          3.28             3.50            3.11            3.29
  Net interest margin (5)                                      4.38          4.32             4.10            3.66            3.80
  Noninterest expense to average assets                        4.66          4.66             3.96            4.05            3.31
  Efficiency ratio (6)                                        77.85         77.65            67.46           79.25           64.36
  Average interest-earning assets to
    average interest-bearing liabilities                     152.09        133.59           115.34          113.69          112.78
Capital ratios:
  Average equity to average assets                            32.25         24.30            13.23           12.01           11.48
  Equity to assets at year end                                19.35         36.59            13.99           12.40           11.75
  Tangible capital                                            26.75         26.80            13.47           11.87           11.24
  Core capital                                                26.75         26.80            13.47           11.87           11.24
  Risk-based capital                                          50.41         51.51            28.85           26.15           26.65
Asset quality ratios:
  Nonperforming loans to loans at year end (7)                 0.54          1.15             1.60            1.59            1.11
  Nonperforming assets to average assets (8)                   0.31          0.63             0.94            0.91            0.59
  Nonperforming assets to total assets at year end (8)         0.30          0.59             0.95            0.90            0.56
  Allowance for loans losses as a percent of loans             0.88          0.96             0.94            0.81            0.93
  Allowance for loans losses as a
    percent of nonperforming loans (7)                       164.86         84.62            59.02           51.37           84.18
Number of:
  Loans                                                      20,274        19,628           19,173          18,826          17,736
  Deposits                                                  106,196       105,426          108,663         108,793         105,987
Per share data: (9)
  Basic earnings (10)                                     $    0.31     $    0.10              N/A             N/A             N/A
  Diluted earnings (10)                                        0.30          0.10              N/A             N/A             N/A
  Book value (11)                                              7.46         14.03              N/A             N/A             N/A
  Dividend payout ratio (12)                                 100.00%        75.00%             N/A             N/A             N/A


(1) Performance ratios for 1999 reflect the $6.4 million employee benefit expense related to the $6.00 per share special capital distribution paid on the RRP shares, performance ratios for 1998 reflect the $11.8 million contribution to the Foundation and performance ratios for 1996 reflect the $5.0 million one-time assessment imposed on Home Savings as a result of legislation to recapitalize the SAIF.

(2) Net income divided by average total assets. Excluding the effect of the employee benefit expense related to the special capital distribution paid on the RRP shares, the return on average assets would have been 1.16% for the year ended December 31, 1999. Excluding the effect of the contribution to the Foundation, the return on average assets would have been 1.43% for the year ended December 31, 1998. Excluding the effect of the one-time SAIF assessment, the return on average assets would have been 1.05% for the year ended December 31, 1996.

(3) Net income divided by average total equity. Excluding the effect of the employee benefit expense related to the special capital distribution paid on the RRP shares, the return on average equity would have been 3.60% for the year ended December 31, 1999. Excluding the effect of the contribution to the Foundation, the return on average equity would have been 5.89% for the year ended December 31, 1998. Excluding the effect of the one-time SAIF assessment, the return on average equity would have been 8.73% for the year ended December 31, 1996.

(4) Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.

(5)  Net interest income as a percentage of average interest-earning assets.

(6) Noninterest expense divided by the sum of net interest income and noninterest income. Excluding the effect of the employee benefit expense related to the special capital distribution paid on the RRP shares, the efficiency ratio would have been 69.52% for the year ended December 31, 1999. Excluding the effect of the contribution to the Foundation, the efficiency ratio would have been 61.73% for the year ended December 31, 1998. Excluding the effect of the one-time SAIF assessment, the efficiency ratio would have been 68.79% for the year ended December 31, 1996.

(7)  Nonperforming loans consist of nonaccrual loans and restructured loans.

(8) Nonperforming assets consist of nonperforming loans and real estate acquired in settlement of loans.

(9) For purpose of displaying six months earnings per share for 1998, it is assumed the conversion took place as of July 1, 1998.

(10) Net income divided by average number of shares outstanding. Excluding the effect of the employee benefit expense related to the special capital distribution paid on the RRP shares, basic earnings per share would have been $0.45 and diluted earnings per share would have been $0.44 for the year ended December 31, 1999. Excluding the effect of the contribution to the Foundation, basic and diluted earnings per share would have been $0.32 for the year ended December 31, 1998.

(11) Equity divided by number of shares outstanding.

(12) Historical per share dividends declared and paid for the year divided by the diluted earnings per share for the year.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
United Community Financial Corp. (United Community) was incorporated for the purpose of owning all of the outstanding stock of The Home Savings and Loan Company of Youngstown, Ohio (Home Savings). On August 12, 1999, United Community acquired Butler Wick, which was accounted for as a pooling of interests. Accordingly, the consolidated financial statements of United Community for all periods prior to the acquisition have been restated to include the results of Butler Wick Corp. (Butler Wick). See Note 2 to the consolidated financial statements for discussion of the acquisition. The following discussion and analysis of the financial condition and results of operations of United Community and its subsidiaries Home Savings and Butler Wick should be read in conjunction with and with reference to the consolidated financial statements, and the notes thereto, included in this Annual Report.

CHANGES IN FINANCIAL CONDITION
On October 26, 1999, United Community paid a $6.00 per share special capital distribution to its shareholders. The aggregate distribution of $226.5 million had an impact on various aspects of United Community's financial condition. Due to tax and timing considerations, United Community borrowed $185.0 million from a commercial bank to provide part of the funds for the special capital distribution. The $185.0 million loan and growth in United Community's deposits more than offset the effects of the $226.5 million distribution, resulting in asset growth of $29.9 million during 1999. The use of borrowed funds, as well as the impact of the capital distribution on other aspects of United Community's financial condition, is discussed in further detail below.

Total assets increased $29.9 million, or 2.3%, from $1.30 billion at December 31, 1998 to $1.33 billion at December 31, 1999. Net loans increased $65.6 million, or 10.0%, and investment securities increased $50.7 million, or 42.2%. Cash and cash equivalents decreased $61.0 million, or 35.4%, allowing United Community to reinvest in investment securities and fund a portion of loan originations.

Net loans increased $65.6 million, or 10.0%, to $723.1 million at December 31, 1999, compared to $657.5 million at December 31, 1998. The most significant increases were a $40.0 million increase in commercial loans, which is an area where growth is likely to continue, and an increase in real estate loans secured by one- to four-family residences of $30.1 million, compared to the prior year. These increases were offset by a decrease of $2.6 million in nonresidential real estate loans.

Funds not currently utilized for general corporate purposes, including loan originations, enhanced customer services and possible acquisitions, are invested in overnight funds, investment securities and mortgage-backed securities. Investment securities and mortgage-backed securities available for sale increased $49.7 million and $14.7 million, respectively. These increases were offset by decreases in the investment securities and mortgage-backed securities held to maturity of $3.9 million and $44.9 million, respectively. Investment securities were favored over mortgage-backed securities due to the interest rate environment. In addition to shifting funds between the investment and mortgage-backed securities portfolio, United Community also shifted funds within portfolios between available for sale and held to maturity categories. Although the available for sale designation effects United Community's comprehensive income, the available for sale classification gives United Community greater liquidity and flexibility when other investment opportunities become available. Overnight funds provide similar flexibility, although they generally have a lower yield than investment securities.

Total deposits increased $56.5 million, or 7.3%, from $777.6 million at December 31, 1998 to $834.1 million at December 31, 1999. This increase was primarily due to new savings products introduced by Home Savings in conjunction with deposits from the $6.00 per share special capital distribution. The deposit increase included a $28.9 million increase in money market accounts, a $23.0 million increase in certificate accounts and a $6.4 million increase in transaction accounts. These increases were offset by a $1.8 million decrease in savings accounts.

Other borrowed funds increased $186.9 million at December 31, 1999 compared to December 31, 1998 in conjunction with the capital distribution. During January 2000, the $185.0 million commercial bank loan was repaid. The sources of funds for the repayment were cash and cash equivalents and $110.0 million of short term Federal Home Loan Bank (FHLB) advances. The FHLB advances, which have a lower interest rate than the commercial bank loan, will be utilized as part of the leveraging strategy. FHLB advances were not used originally to fund the capital distribution due to tax and timing issues in 1999.

Total shareholders' equity decreased $217.9 million, or 45.9%, to $256.9 million at December 31, 1999 from $474.8 million at December 31, 1998, as a result of the special capital distribution. Book value per share was $7.46 as of December 31, 1999. United Community remains committed to managing its capital and will continue leveraging through economically viable and permissible activities.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998
NET INCOME--Net income for the year ended December 31, 1999, was $10.4 million, compared to $10.1 million for the year ended December 31, 1998. An increase in net interest income of $4.5 million, primarily due to an increase in interest-earning assets, combined with a reduction in the average balance of interest-bearing liabilities, was offset by an increase in noninterest expense of $4.1 million, primarily due to a $6.4 million one-time compensation expense for the United Community Recognition and Retention Plan (RRP) due to the special capital distribution. Diluted earnings per share for the year ended December 31, 1999 were $0.30. There are no comparable per share earnings for 1998 as Home Savings was a mutual association until July of 1998, however, diluted earnings per share for the six months ended December 31, 1998 were $0.10.

NET INTEREST INCOME--Net interest income increased $4.5 million, or 8.8%, to $55.7 million in 1999 from $51.2 million for 1998. Total interest income increased $2.2 million and interest expense declined $2.3 million. The increase in total interest income was primarily due to an increase in interest income on securities of $3.3 million combined with an increase in interest on loans of $1.5 million, which were partially offset by a decrease in income on other interest-earning assets of $3.1 million. The average balance of interest-earning assets was $86.1 million higher for the year ended December 31, 1999 compared to 1998. The average yield on interest-earning assets decreased to 7.08% in 1999 compared to 7.41% in 1998. The decrease in interest expense was due to a decline in the weighted average interest rate and a reduction in the average balance due to the withdrawal of funds to purchase stock in the Conversion which occurred in July of 1998. The average balance of interest-bearing liabilities decreased $51.3 million, or 5.8%, and the average rate paid decreased to 4.10% for 1999 from 4.13% for 1998. The interest rate spread decreased 30 basis points to 2.98% for 1999 from 3.28% for 1998 as a result of the 33 basis point decrease in the yield on interest-earning assets and the 3 basis point decrease in the cost of interest-bearing liabilities. The $185.0 million loan was not obtained until October 1999 and, therefore, did not significantly affect the average balance or average cost of liabilities for 1999.

PROVISION FOR LOAN LOSSES--Provisions for loan losses are charged to operations to bring the total allowance for loan losses to a level considered by management to be adequate to provide for estimated losses based on management's evaluation of such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral, changes in the composition of the loan portfolio and prior loan loss experience. Due to growth in the loan portfolio, particularly in commercial loans, the provision for loan loss allowance was $100,000 in 1999 compared to an allowance of $650,000 in 1998. The decrease in the provision is attributable to a decrease in nonperforming loans and delinquency rates. The allowance for loan losses totaled $6.4 million at December 31, 1999, which was 0.88% of total loans.

NONINTEREST INCOME--Noninterest income increased $584,000, or 2.6%, to $22.7 million for the year ended December 31, 1999, from $22.1 million for the year ended December 31, 1998. The increase was primarily due to a gain of $581,000 recognized on trading securities in 1999 related to the Butler Wick retention plan, compared to a loss of $21,000 in 1998. There were also increases in the commissions and services fees and other charges of $344,000 and $412,000, respectively, primarily due to an increase in sales of securities to Butler Wick customers. These increases were partially offset by a decrease in other noninterest income of $416,000 and losses recognized on the sale of securities of $22,000 in 1999.

NONINTEREST EXPENSE--Noninterest expense increased $4.1 million to $61.0 million for 1999, from $56.9 million in 1998. This increase was primarily attributable to an increase in salaries and employee benefits of $14.3 million, primarily due to a $6.4 million one-time compensation expense due to the effect of the $6.00 per share special capital distribution on the RRP and $3.3 million in compensation expense for the first year of the RRP. The purpose of the RRP, which was approved by shareholders on July 12, 1999, is to reward and retain directors, officers and employees of United Community and Home Savings who are in key positions of responsibility by providing them with an ownership interest in United Community. As of December 31, 1999 United Community had awarded 1,342,334 shares to eligible individuals. The awards vest over a five-year period, which began in August 1999. Also contributing to the increase in salaries and employee benefits was an increase in the Employee Stock Ownership Plan (ESOP) expense of $1.7 million due to the plan being outstanding for the entire year and $937,000 of expense related to the Butler Wick retention plan that was established in 1999. These increases were partially offset by a decrease in charitable contributions of $11.8 million due to United Community making a one-time donation to the Home Savings and Loan Charitable Foundation (Foundation) in 1998. Through the Foundation, United Community will continue to have an impact in the community in areas of education, civic pride, youth enrichment, cultural activities and health care.

FEDERAL INCOME TAXES--Federal income taxes increased $1.3 million, or 22.5%, in 1999 compared to 1998, primarily due to an increase in book pre-tax income and a $400,000 valuation allowance recorded in 1999. The effective tax rate was 40% in 1999 and 36% in 1998. Refer to Note 10 to the consolidated financial statements for a further analysis of the effective tax rate.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 VS. DECEMBER 31, 1997
NET INCOME--Net income for the year ended December 31, 1998, was $10.1 million, compared to $14.4 million for the year ended December 31, 1997. The decline in net income resulted primarily from the contribution of $11.8 million to the Foundation in 1998 mentioned previously. Also contributing to the decline in 1998 was a recovery in 1997 of $3.3 million of interest and a loan loss recovery of $2.8 million in connection with three loans that had previously been charged off. These changes were partially offset by a $3.7 million increase in interest income and a $4.4 million decrease in interest expense.

Earnings per share since the Conversion, for the six-month period ended December 31, 1998, was $0.10. There are no comparable per share earnings for 1997 as Home Savings was a mutual association.

NET INTEREST INCOME--Net interest income increased $8.1 million, or 18.8%, to $51.2 million in 1998 from $43.1 million for 1997. Interest income increased $3.7 million and interest expense declined $4.4 million. The increase in interest income was primarily due to an increase in interest-earning assets as a result of the investment of proceeds from the Conversion. The average balance of interest-earning assets was $133.2 million higher for the year ended December 31, 1998 compared to 1997. The decrease in interest expense was due to a decline in the weighted average interest rate and a reduction in the average balance due to the withdrawal of funds to purchase stock in the Conversion. The interest rate spread decreased 22 basis points to 3.28% for 1998 from 3.50% for 1997 as United Community experienced a 58 basis point decrease in the yield on its interest-earning assets and a 36 basis point decrease in the cost of its interest-bearing liabilities. The interest rate spread was also impacted by the recovery of delinquent interest discussed above.

Interest income increased $3.7 million, or 4.4%, in 1998 from 1997. The average yield on interest-earning assets, including the effects of the recovery of delinquent interest in 1997 discussed above, decreased to 7.41% in 1998 from 7.99% in 1997. Without the $3.3 million recovery of delinquent interest, interest income for 1997 would have been $80.8 million, resulting in a $7.0 million, or 8.6%, increase when comparing 1998 to 1997. The resulting average yield on interest-earning assets would have been 7.68% for 1997 absent the $3.3 million recovery, approximately 31 basis points below the yield achieved as a result of the interest recovery and 27 basis points above the yield for 1998. Similarly, the interest rate spread would have been 3.18% for 1997 compared to 3.28% for 1998.

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

The average balances of investment securities and other interest-earning assets increased by $162.6 million in 1998 compared to 1997, resulting in an additional $8.7 million of interest income for 1998. As previously stated, much of the proceeds from the Conversion were invested primarily in these instruments for liquidity and flexibility. The average balance of mortgage-backed securities decreased by $55.3 million during 1998 compared to 1997, resulting in a reduction of interest income of $4.5 million. The reduction in the average balance of mortgage-backed securities was due to repayments and maturities of mortgage-backed securities.

Interest expense decreased $4.4 million, or 10.8%, from 1997 to 1998. The average balance of interest-bearing liabilities decreased $24.8 million, or 2.7%, primarily due to the withdrawal of deposits to purchase United Community shares. The average rate paid decreased to 4.13% in 1998 from 4.49% in 1997.

PROVISION FOR LOAN LOSSES--An allowance of $650,000 was recorded in 1998 and a net recovery of $1.5 million was credited to operations in 1997. The recovery recorded in 1997 was due to the significant settlement of several large loans, which also affected Home Savings' total interest income for 1997. In 1997, Home Savings recovered $2.9 million that had been charged off in prior years. Approximately $2.8 million of the recovery was related to a $4.3 million loan. At December 31, 1998, Home Savings allowance for loan loss totaled $6.4 million, which equaled 0.96% of total loans.

NONINTEREST INCOME--Noninterest income increased $1.9 million, or 9.50%, to $22.1 million for the year ended December 31, 1998, from $20.2 million for the year ended December 31, 1997. The increase was primarily due to an increase of $1.1 million in commissions earned by Butler Wick and an increase in service fees and other charges of $667,000 primarily related to increased fees for check services during the Conversion. The level of noninterest income was also impacted by an increase in automated teller machine service charges and NOW non-sufficient funds fees of approximately $84,000, and a rebate of approximately $29,000 from the Ohio Bureau of Workers' Compensation. These increases were offset by a decrease in underwriting and investment banking fees of $535,000 at Butler Wick.

NONINTEREST EXPENSE--Noninterest expense increased $14.2 million to $56.9 million for 1998, from $42.7 million in 1997. This increase was primarily attributable to the charitable donation of $11.8 million to the Foundation and an increase of $2.1 million in salary and employee benefits primarily as a result of $921,000 in expense related to the implementation of the ESOP.

FEDERAL INCOME TAXES--Federal income taxes decreased $2.1 million, or 27.3%, in 1998 compared to 1997, primarily due to lower pre-tax book income as a result of the contribution to the Foundation in 1998 and the recovery on the three loans in 1997 stated above. The effective tax rate was 36% in 1998 and 35% in 1997.

YIELDS EARNED AND RATES PAID
The following table sets forth certain information relating to United Community's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from daily balances. Nonaccruing loans have been included in the table as loans carrying a zero yield. The average balance for securities available for sale is computed using the carrying value and the average yield on securities available for sale has been computed using the historical amortized average balance.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                                                                               YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                          1999                           1998                        1997
------------------------------------------------------------------------------------------------------------------------------------
                                           AVERAGE     INTEREST   YIELD/   AVERAGE     INTEREST  YIELD/   AVERAGE   INTEREST  YIELD/
                                         OUTSTANDING    EARNED/    RATE  OUTSTANDING    EARNED/   RATE  OUTSTANDING  YIELD/   RATE
                                           BALANCE       PAID              BALANCE       PAID             BALANCE     PAID
------------------------------------------------------------------------------------------------------------------------------------
                                                                       (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Net loans (1)                          $  689,170  $   54,564    7.92% $  642,168  $   53,063   8.26% $  623,546 $ 54,148    8.68%
  Mortgage-backed securities:
    Available for sale                      112,112       6,994    6.24      66,450       4,351   6.55      73,053    5,122    7.01
    Held to maturity                        157,108      10,946    6.97     218,510      15,344   7.02     267,242   19,024    7.12
  Investment securities:
    Trading                                   4,300         134    3.12       2,480          86   3.47       1,700       85    5.00
    Available for sale                      166,465       9,409    5.65      70,997       4,195   5.91      33,897    2,170    6.40
    Held to maturity                          1,938         115    5.93       5,586         358   6.41      13,566      854    6.30
  Margin accounts                            29,297       2,207    7.53      22,569       1,673   7.41      15,180    1,211    7.98
  Other interest-earning assets             110,644       5,602    5.06     156,185       8,685   5.56      23,531    1,467    6.23
------------------------------------------------------------------------------------------------------------------------------------

    Total interest-earning assets         1,271,034      89,971    7.08   1,184,945      87,755   7.41   1,051,715   84,081    7.99

Noninterest-earning assets                   39,116                          35,763                         27,402
------------------------------------------------------------------------------------------------------------------------------------

    Total assets                         $1,310,150                      $1,220,708                      1,079,117

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits:
    Checking accounts                    $  128,905       3,131    2.43  $  123,742       2,619   2.12  $  120,962    2,906    2.40
    Savings accounts                        223,438       5,533    2.48     273,765       7,115   2.60     248,914    7,387    2.97
    Certificates of deposit                 427,937      21,768    5.09     474,912      26,021   5.48     534,038   30,170    5.65
  Other borrowed funds                       55,438       3,852    6.95      14,596         815   5.58       7,927      533    6.72
------------------------------------------------------------------------------------------------------------------------------------

  Total interest-bearing liabilities        835,718      34,284    4.10     887,015      36,570   4.13     911,841   40,996    4.49
------------------------------------------------------------------------------------------------------------------------------------

Noninterest-bearing liabilities              51,924                          37,016                         24,472

    Total liabilities                       887,642                         924,031                        936,313

Equity                                      422,508                         296,677                        142,804
------------------------------------------------------------------------------------------------------------------------------------

  Total liabilities and equity           $1,310,150                      $1,220,708                     $1,079,117
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

  Net interest income and
   interest rate spread                              $   55,687    2.98%              $  51,185   3.28%$             43,085    3.50%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

  Net interest margin                                              4.38%                          4.32%                        4.10%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Average interest-earning assets
  to average interest-bearing liabilities                        152.09%                        133.59%                      115.34%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(1) Nonaccrual loans are included in the average balance.

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected United Community's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior period rate), (ii) changes in rate (change in rate multiplied by prior period volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated in proportion to the changes due to volume and rate:

                                                                  YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------
                                            1999 VS. 1998                                        1998 VS. 1997
---------------------------------------------------------------------------------------------------------------------
                                               INCREASE                               INCREASE
                                           (DECREASE) DUE TO       TOTAL          (DECREASE) DUE TO        TOTAL
                                           -----------------      INCREASE        -----------------       INCREASE
                                           RATE       VOLUME     (DECREASE)       RATE       VOLUME      (DECREASE)
---------------------------------------------------------------------------------------------------------------------
                                                                         (IN THOUSANDS)
Interest-earning assets:
  Loans                                  $(2,003)     $ 3,504      $ 1,501      $(2,828)     $ 1,743      $(1,085)
  Mortgage-backed securities:
     Available for sale                     (195)       2,838        2,643         (326)        (445)        (771)
     Held to maturity                       (119)      (4,279)      (4,398)        (255)      (3,425)      (3,680)
  Investment securities:
     Trading                                  (8)          56           48           (2)           3            1
     Available for sale                     (174)       5,388        5,214         (153)       2,178        2,025
     Held to maturity                        (25)        (218)        (243)          16         (512)        (496)
  Margin accounts                             28          506          534          (79)         541          462
  Other interest-earning assets             (724)      (2,359)      (3,083)        (141)       7,359        7,218
---------------------------------------------------------------------------------------------------------------------

     Total interest-earning assets       $(3,220)     $ 5,436        2,216      $(3,768)     $ 7,442        3,674
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Checking accounts                          399          113          512         (356)          69         (287)
  Savings accounts                          (323)      (1,259)      (1,582)      (1,385)       1,112         (273)
  Certificates of deposit                 (1,786)      (2,467)      (4,253)        (887)      (3,261)      (4,148)
  Other borrowed funds                       244        2,793        3,037          (71)         353          282
---------------------------------------------------------------------------------------------------------------------

  Total interest-bearing liabilities     $(1,466)     $  (820)      (2,286)     $(2,699)     $(1,727)      (4,426)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

Change in net interest income                                      $ 4,502                                $ 8,100
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

ASSET AND LIABILITY MANAGEMENT AND MARKET RISK
QUALITATIVE ASPECTS OF MARKET RISK. The principal market risk affecting United Community is interest rate risk. United Community's investment in equity securities, other than stock in the FHLB of Cincinnati, is 0.13% of total assets, therefore, United Community is subject to minimal equity price risk. United Community is not affected by foreign currency exchange rate risk or commodity price risk.

United Community is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. Interest rate risk is defined as the sensitivity of a company's earnings and net asset values to changes in interest rates. As part of its efforts to monitor and manage the interest rate risk, the Board of Directors of Home Savings, which accounts for most of the assets and liabilities of United Community, has adopted an interest rate risk policy which requires the Home Savings Board to review quarterly reports related to interest rate risk and to set exposure limits for Home Savings as a guide to senior management in setting and implementing day to day operating strategies.

QUANTITATIVE ASPECTS OF MARKET RISK. As part of its interest rate risk analysis, Home Savings uses the "net portfolio value" ("NPV") methodology adopted by the OTS as part of its capital regulations and also considers the OTS methodology in light of the rate shock estimates contained in the quarterly rate shock risk reports prepared by an outside consulting firm that specializes in interest rate risk assessments as well as the sensitivity of earnings to changes in interest rates and the corresponding impact on net interest income. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV and net interest income that would result from various levels of theoretical basis point changes in market interest rates.

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

Presented below are analyses of Home Savings' interest rate risk as measured by changes in NPV and net interest income for instantaneous and sustained parallel shifts of 100 basis point increments in market interest rates. The percentage changes fall within the policy limits set by the Board of Directors of Home Savings as the minimum NPV ratio that the Home Savings Board of Directors deems advisable in the event of various changes in interest rates.

                                                      YEAR ENDED DECEMBER 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                           NPV AS % OF PORTFOLIO                  NEXT 12 MONTHS
       CHANGE                  NET PORTFOLIO VALUE                            VALUE OF ASSETS                  NET INTEREST INCOME
      IN RATES     -----------------------------------------------------------------------------------------------------------------
   (BASIS POINTS)  $ AMOUNT         $ CHANGE             % CHANGE        NPV RATIO     CHANGE IN %          $ CHANGE       % CHANGE
------------------------------------------------------------------------------------------------------------------------------------
                                              (DOLLARS IN THOUSANDS)
        +300       $ 294,526       $ (62,489)             (17.50)%         27.07%         (3.04)%           $ (1,866)      (3.85)%
        +200         314,065         (42,950)             (12.03)          28.07          (2.04)              (1,219)      (2.51)
        +100         335,609         (21,406)              (6.00)          29.13          (0.98)                (568)      (1.17)
      Static         357,015             -                    -            30.11              -                    -          -
       (100)         375,959          18,944                5.31           30.89           0.78                  399        0.82
       (200)         376,848          19,833                5.56           30.61           0.50                 (427)      (0.88)
       (300)         369,746          12,731                3.57           29.88          (0.23)              (2,832)      (5.84)

                                                      YEAR ENDED DECEMBER 31, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                           NPV AS % OF PORTFOLIO                  NEXT 12 MONTHS
       CHANGE                  NET PORTFOLIO VALUE                            VALUE OF ASSETS                  NET INTEREST INCOME
      IN RATES     -----------------------------------------------------------------------------------------------------------------
   (BASIS POINTS)  $ AMOUNT         $ CHANGE             % CHANGE        NPV RATIO     CHANGE IN %          $ CHANGE       % CHANGE
------------------------------------------------------------------------------------------------------------------------------------
                                              (DOLLARS IN THOUSANDS)
        +300       $ 287,238           $ (57,587)         (16.70)%         27.67%         (2.72)%           $ (2,098)      (4.75)%
        +200         307,696             (37,129)         (10.77)          28.73          (1.66)              (1,259)      (2.85)
        +100         327,953             (16,872)          (4.89)          29.70          (0.69)                (507)      (1.15)
      Static         344,825                 -                -            30.39            -                     -           -
       (100)         344,333                (492)          (0.14)          30.00          (0.39)                (553)      (1.25)
       (200)         337,232              (7,593)          (2.20)          29.19          (1.20)              (2,345)      (5.32)
       (300)         332,677             (12,148)          (3.52)          28.54          (1.85)              (4,068)      (9.22)

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

LIQUIDITY AND CAPITAL
United Community's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended December 31, 1999, 1998 and 1997.

                                                                     YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------
                                                              1999             1998              1997
------------------------------------------------------------------------------------------------------------
                                                                          (IN THOUSANDS)
Net income                                                 $  10,395        $  10,129        $  14,427
Adjustments to reconcile net income to net cash from
     operating activities                                        953           (3,243)          (8,055)
------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                     11,348            6,886            6,372
Net cash (used in) provided by investing activities          (89,097)         (72,973)          45,826
Net cash provided by (used in) financing activities           17,320          202,092          (37,234)
------------------------------------------------------------------------------------------------------------

Net change in cash and cash equivalents                      (60,429)         136,005           14,964
Cash and cash equivalents at beginning of year               171,874           36,404           21,440
------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                   $ 111,445        $ 172,409        $  36,404
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

The principal sources of funds for United Community are deposits, loan repayments, maturities of securities, borrowings from financial institutions and other funds provided by operations. Home Savings also has the ability to borrow from the FHLB. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions and competition. Investments in liquid assets maintained by United Community, Home Savings and Butler Wick are based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset and liability management program. At December 31, 1999, approximately $326.1 million of Home Savings' certificates of deposit are expected to mature within one year. Based on past experience and Home Savings prevailing pricing strategies, management believes that a substantial percentage of such certificates will be renewed with Home Savings at maturity, although there can be no assurance that this will occur.

OTS regulations presently require Home Savings to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments in an amount equal to 4% of the sum of Home Savings' average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement is intended to provide a source of relatively liquid funds upon which Home Savings may rely, if necessary, to fund loan originations, deposit withdrawals or other short-term funding needs. As of December 31, 1999 Home Savings' liquidity ratio significantly exceeded the minimum requirements.

Home Savings is required by OTS regulations to meet certain minimum capital requirements. Current capital requirements call for tangible capital of 1.5% of adjusted tangible assets, core capital (which for Home Savings consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which for Home Savings consists of core capital and general valuation allowances) of 8% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk).

The following table summarizes Home Savings' regulatory capital requirements and actual capital at December 31, 1999.

                                                                                     EXCESS OF ACTUAL CAPITAL      APPLICABLE
                               ACTUAL CAPITAL             CURRENT REQUIREMENT        OVER CURRENT REQUIREMENT        ASSET
--------------------------------------------------------------------------------------------------------------------------------
                            AMOUNT       PERCENT          AMOUNT       PERCENT          AMOUNT       PERCENT         TOTAL
--------------------------------------------------------------------------------------------------------------------------------
                                                             (DOLLARS IN THOUSANDS)
Tangible capital         $  320,119       26.75%       $   17,948        1.50%       $  302,171       25.25%       $1,196,548
Core capital                320,119       26.75            35,896        3.00           284,223       23.75         1,196,548
Risk-based capital          326,376       50.41            51,794        8.00           274,582       42.41           647,426

ACCOUNTING AND REPORTING DEVELOPMENTS
A discussion of recently issued accounting pronouncements and their impact on United Community's Consolidated Financial Statements is provided at page 26 in
Note 1 to the Notes to Consolidated Financial Statements.

SUMMARY OF QUARTERLY FINANCIAL INFORMATION

The following table presents summarized quarterly data for each of the years indicated.

                                                                                        (UNAUDITED)
                                                        FIRST           SECOND             THIRD           FOURTH             TOTAL
                                                       QUARTER          QUARTER           QUARTER          QUARTER            YEAR
------------------------------------------------------------------------------------------------------------------------------------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
1999:
Total interest income                                 $22,046           $22,390          $22,699           $22,836         $89,971
Total interest expense                                  7,702             7,764            7,850            10,968          34,284
Net interest income                                    14,344            14,626           14,849            11,868          55,687
Provision for loan loss allowances                         75                25                -                 -             100
Noninterest income                                      5,749             5,761            4,862             6,349          22,721
Noninterest expense                                    12,091            12,043           22,570            14,333          61,037
Income taxes                                            2,801             3,017            (916)             1,974           6,876
Net income (loss)                                       5,126             5,302          (1,943)             1,910          10,395
Earnings (loss) per share:
   Basic                                                 0.15              0.16           (0.06)              0.06           $0.31
   Diluted                                               0.15              0.16           (0.06)              0.05           $0.30


1998:
Total interest income                                 $20,089           $21,459          $23,661           $22,546         $87,755
Total interest expense                                  9,724            10,141            8,657             8,048          36,570
Net interest income                                    10,365            11,318           15,004            14,498          51,185
Provision for loan loss allowances                        250               150              100               150             650
Noninterest income                                      4,815             5,479            6,104             5,739          22,137
Noninterest expense                                    10,375            10,786           23,593            12,177          56,931
Income taxes                                            1,592             2,055             (977)            2,942           5,612
Net income                                              2,963             3,806           (1,608)            4,968          10,129
Earnings (loss) per share (1):
   Basic                                                  N/A               N/A            (0.05)             0.15            0.10
   Diluted                                                N/A               N/A            (0.05)             0.15            0.10

(1) Earnings per share for the year ended 12/31/98 are based on net income for the six months ended 12/31/98.


There were 37,758,166 common shares of United Community stock issued and 33,867,996 shares outstanding as of March 4, 2000. United Community's common stock trades on The Nasdaq Stock Market(R) under the symbol UCFC. Quarterly stock prices and dividends declared are shown in the following table.

MARKET PRICE AND DIVIDENDS

------------------------------------------------------------------------------------------------------------------------------------
              FIRST    SECOND      THIRD    FOURTH                                   FIRST    SECOND      THIRD   FOURTH
             QUARTER   QUARTER    QUARTER   QUARTER      1999                       QUARTER   QUARTER    QUARTER  QUARTER     1998
------------------------------------------------------------------------------------------------------------------------------------
1999:                                                                    1998:
High        $14.375   $14.688    $14.875    $15.500    $15.500          High          N/A       N/A     $18.130   $15.000   $18.130
Low          11.250    10.750     12.000      9.563      9.563          Low           N/A       N/A      13.500    12.880    12.880
Close        11.750    14.688     13.813      9.938      9.938          Close         N/A       N/A      14.000    14.880    14.880
Dividends                                                               Dividends
  declared                                                                declared
  and paid    0.075     0.075      0.075      0.075      0.030            and paid    N/A       N/A     N/A         0.075     0.075
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

YEAR 2000 ISSUE
All year 2000 readiness activities contemplated by United Community were successfully implemented on or before December 31, 1999. On January 1, 2000, all mission critical facilities and transaction systems were successfully tested. The results of these tests indicate that no irregularities occurred as a result of or following the century date change.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                          DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                   1999                  1998
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         (IN THOUSANDS)
ASSETS
Cash and deposits with banks                                                                 $    30,759           $    18,634
Federal funds sold and other                                                                      80,686               153,775
----------------------------------------------------------------------------------------------------------------------------------

   Total cash and cash equivalents                                                               111,445               172,409
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

Investment securities:
   Trading (amortized cost of $7,647 and $2,327, respectively)                                     7,657                 2,804
   Available for sale (amortized cost of $163,515 and $111,606,respectively)                     161,904               112,200
   Held to maturity (fair value of $1,098 and $5,016, respectively)                                1,091                 4,993
Mortgage-backed securities:
   Available for sale (amortized cost of $116,569 and $98,357, respectively)                     113,559                98,890
   Held to maturity (fair value of $135,993 and $187,010, respectively)                          138,079               182,999
Loans, net (including allowance for loan losses of $6,405 and $6,398, respectively)              723,087               657,498
Margin accounts                                                                                   32,751                32,200
Federal Home Loan Bank stock                                                                      12,825                11,958
Premises and equipment                                                                             9,252                 9,062
Accrued interest receivable                                                                        8,347                 7,259
Real estate owned                                                                                    158                    78
Other assets                                                                                       7,418                 5,339
----------------------------------------------------------------------------------------------------------------------------------

   TOTAL ASSETS                                                                              $ 1,327,573           $ 1,297,689
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
   Deposits                                                                                  $   834,087           $   777,583
   Other borrowed funds                                                                          213,578                26,727
   Advance payments by borrowers for taxes and insurance                                           4,038                 3,954
   Accrued interest payable                                                                        4,168                   672
   Accrued expenses and other liabilities                                                         14,834                13,932
----------------------------------------------------------------------------------------------------------------------------------

   TOTAL LIABILITIES                                                                           1,070,705               822,868
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock-no par value; 1,000,000 shares
   authorized and unissued at December 31, 1999
Common stock-no par value; 499,000,000 shares authorized; 37,758,166 shares issued and 34,420,931 shares outstanding at December 31, 1999,
   and 32,829,670 shares outstanding at December 31, 1998                                        136,509               345,872
Retained earnings                                                                                153,553               154,078
Other comprehensive (loss) income                                                                 (3,003)                  733
Unearned compensation                                                                            (30,191)              (25,862)
----------------------------------------------------------------------------------------------------------------------------------

   TOTAL STOCKHOLDERS' EQUITY                                                                    256,868               474,821
----------------------------------------------------------------------------------------------------------------------------------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                $ 1,327,573           $ 1,297,689
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                                                                YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       1999               1998             1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
   Loans                                                                            $ 54,564           $ 53,063           $ 54,148
   Mortgage-backed securities:
     Available for sale                                                                6,994              4,351              5,122
     Held to maturity                                                                 10,946             15,344             19,024
   Investment securities:
     Trading                                                                             134                 86                 85
     Available for sale                                                                9,409              4,195              2,170
     Held to maturity                                                                    115                358                854
   Margin accounts                                                                     2,207              1,673              1,211
   FHLB stock dividend                                                                   867                822                766
   Other interest-earning assets                                                       4,735              7,863                701
------------------------------------------------------------------------------------------------------------------------------------

   Total interest income                                                              89,971             87,755             84,081
INTEREST EXPENSE
   Interest expense on deposits                                                       30,432             35,755             40,463
   Interest expense on other borrowed funds                                            3,852                815                533
------------------------------------------------------------------------------------------------------------------------------------

   Total interest expense                                                             34,284             36,570             40,996
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                                                   55,687             51,185             43,085
PROVISION FOR (RECOVERY OF) LOAN LOSS ALLOWANCES                                         100                650             (1,546)
------------------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME AFTER PROVISION FOR (RECOVERY OF) LOAN LOSS ALLOWANCES            55,587             50,535             44,631
------------------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
   Commissions                                                                        16,186             15,842             14,712
   Service fees and other charges                                                      4,644              4,232              3,565
   Underwriting and investment banking                                                   636                743              1,278
   Net gains (losses):
     Mortgage-backed securities                                                           40                253                 80
     Investment securities                                                               (62)                40                 --
     Trading securities                                                                  581                (21)                16
     Other                                                                                (4)               (68)               (34)
   Other income                                                                          700              1,116                600
------------------------------------------------------------------------------------------------------------------------------------

   Total noninterest income                                                           22,721             22,137             20,217
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSES
   Salaries and employee benefits                                                     43,348             29,039             26,954
   Occupancy                                                                           2,031              1,953              1,815
   Equipment and data processing                                                       5,148              4,946              4,679
   Deposit insurance premiums                                                            458                631                588
   Franchise tax                                                                       1,897              1,917              1,752
   Advertising                                                                         1,455              1,447              1,310
   Acquisition expense                                                                   478                 --                 --
   Other expenses                                                                      6,222              5,154              4,999
   Charitable contributions                                                               --             11,844                607
------------------------------------------------------------------------------------------------------------------------------------

     Total noninterest expenses                                                       61,037             56,931             42,704
------------------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                                            17,271             15,741             22,144
INCOME TAXES                                                                           6,876              5,612              7,717
------------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                          $ 10,395           $ 10,129           $ 14,427
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE (1)
   Basic                                                                            $   0.31           $   0.10                N/A
   Diluted                                                                          $   0.30           $   0.10                N/A


(1) Earnings per share for the year ended 12/31/98 are based on income for the six months ended 12/31/98.

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                          ACCUMULATED
                                                                                             OTHER
(DOLLARS IN THOUSANDS,                         SHARES          COMMON       RETAINED     COMPREHENSIVE     UNEARNED
EXCEPT PER SHARE AMOUNTS)                    OUTSTANDING        STOCK       EARNINGS        INCOME       COMPENSATION       TOTAL
------------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1996                            -         $3,123        $131,923           $542              -       $135,588

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                        -              -          14,427              -              -         14,427
   Change in net unrealized gain on
   securities, net of taxes of $95                   -              -               -            176              -            176
------------------------------------------------------------------------------------------------------------------------------------

Comprehensive income                                 -              -          14,427            176              -         14,603
Other                                                -            (49)              -              -              -            (49)
------------------------------------------------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1997                            -          3,074         146,350            718              -        150,142
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Comprehensive income:
   Net income                                        -              -          10,129              -              -         10,129
   Change in net unrealized gain on
     securities, net of taxes of $8                  -              -               -             15              -             15
------------------------------------------------------------------------------------------------------------------------------------

Comprehensive income                                 -              -          10,129             15              -         10,144

Issuance of common shares                       32,038        342,602               -              -        (26,773)       315,829
Issuance of common shares for
   purchase of Butler Wick                       1,700              -               -              -              -              -
Shares distributed by ESOP trust                    91            238               -              -            911          1,149
Dividends paid, $0.075 per share                     -              -         (2,401)              -              -         (2,401)
Other                                                -            (42)              -              -              -            (42)
------------------------------------------------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1998                       33,829        345,872         154,078            733        (25,862)       474,821
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Adjustment to convert Butler Wick
   to a calendar year end (1)                        -              -            (825)             -              -           (825)
------------------------------------------------------------------------------------------------------------------------------------

BALANCE JANUARY 1, 1999                         33,829        345,872         153,253            733        (25,862)       473,996
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Comprehensive income:
   Net income                                        -              -          10,395              -              -         10,395
   Change in net unrealized (loss) on
     securities, net of taxes of ($2,012)            -              -               -         (3,736)             -         (3,736)
------------------------------------------------------------------------------------------------------------------------------------

Comprehensive income                                 -              -          10,395         (3,736)             -          6,659

Issuance of common shares for RRP                1,342         16,444               -              -        (16,444)             -
Amortization of restricted
   common stock compensation                         -                                                       10,293         10,293
Shares distributed by ESOP trust                   289            742               -              -          1,822          2,564
Shares purchased by ESOP                        (1,039)             -               -              -              -              -
Special capital distribution, $6.00 per share        -       (226,549)              -              -              -       (226,549)
Dividends paid, $0.30 per share                      -              -         (10,095)             -              -        (10,095)
------------------------------------------------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1999                      $34,421       $136,509        $153,553        $(3,003)      $(30,191)      $256,868
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(1) Butler Wick reported on a June 25, 1999 fiscal year end. Adjustment reflects Butler Wick activity for the six months ended June 25, 1999.

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                                                    1999            1998             1997
-----------------------------------------------------------------------------------------------------------------------------
                                                                                              (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                    $  10,395       $  10,129       $  14,427
   Adjustments to reconcile net income to net cash
   provided by operating activities:
     Provision for (recovery of) loan loss allowances                                  100             650          (1,546)
     Net (gains) losses                                                                 25            (223)            (46)
     Accretion of discounts and amortization of premiums                              (472)         (1,425)         (1,090)
     Depreciation                                                                    1,356           1,415           1,379
     FHLB stock dividends                                                             (867)           (822)           (766)
     (Increase) decrease in interest receivable                                     (1,032)           (855)             55
     Increase (decrease) in interest payable                                         3,404            (116)           (155)
     (Increase) decrease in prepaid and other assets                                (1,362)         (3,614)             76
     Increase (decrease) in other liabilities                                        4,511            (649)          2,865
     (Increase) decrease in trading securities                                      (4,294)             62            (449)
     Amortization of restricted stock compensation                                  10,293              --              --
     Increase in margin accounts                                                   (13,272)        (10,649)         (8,378)
     ESOP compensation                                                               2,563           1,149              --
     Charitable contribution of stock                                                   --          11,834              --
-----------------------------------------------------------------------------------------------------------------------------

     Net cash provided by operating activities                                      11,348           6,886           6,372
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from principal repayments and maturities of:
     Mortgage-backed securities held to maturity                                    44,898          66,328          42,885
     Mortgage-backed securities available for sale                                  27,353          19,452          19,094
     Investment securities held to maturity                                          5,000             100          23,000
     Investment securities available for sale                                       27,500          11,114           6,312
   Proceeds from sale of:
     Mortgage-backed securities available for sale                                   4,951          13,145           3,065
     Mortgage-backed securities held to maturity                                        --           2,764              --
     Investment securities available for sale                                       21,511              --              --
     Equity securities available for sale                                            2,454             465              --
   Purchases of:
     Mortgage-backed securities available for sale                                 (50,532)        (69,119)             --
     Mortgage-backed securities held to maturity                                        --          (8,047)             --
     Investment securities available for sale                                     (101,039)        (82,466)        (30,876)
     Investment securities held to maturity                                           (691)           (299)           (100)
     Equity securities available for sale                                           (4,204)         (1,588)           (148)
   Principal collected on loans                                                    179,906         205,791         119,120
   Loans originated                                                               (244,876)       (229,485)       (133,357)
   Purchases of premises and equipment                                              (1,565)         (1,227)         (3,368)
   Other                                                                               237              99             199
-----------------------------------------------------------------------------------------------------------------------------

     Net cash (used in) provided by investing activities                           (89,097)        (72,973)         45,826
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in NOW, savings and money market accounts                33,539         (18,590)        (16,842)
   Net increase (decrease) in certificates of deposit                               22,966         (90,637)        (28,410)
   Net increase (decrease) in advance payments by borrowers
     for taxes and insurance                                                            84             239            (137)
   Net increase in borrowed funds                                                  197,375           9,486           8,155
   Special capital distribution                                                   (226,549)             --              --
   Net proceeds from the sale or issuance of common shares                              --         303,995              --
   Dividends paid                                                                  (10,095)         (2,401)             --
-----------------------------------------------------------------------------------------------------------------------------

     Net cash provided by (used in) financing activities                            17,320         202,092         (37,234)
-----------------------------------------------------------------------------------------------------------------------------

(Decrease) increase in cash and cash equivalents                                   (60,429)        136,005          14,964
Cash and cash equivalents, beginning of year                                       172,409          36,404          21,440
Adjustment to convert Butler Wick to a calendar year end (1)                          (535)             --              --
-----------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                           $ 111,445       $ 172,409       $  36,404
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Butler Wick reported on a June 25, 1999 fiscal year end. Adjustment reflects Butler Wick activity for the six months ended June 25, 1999.

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting policies of United Community Financial Corp. (United Community), a unitary savings and loan holding company, The Home Savings and Loan Company of Youngstown, Ohio (Home Savings), a state chartered savings and loan company, and Butler Wick Corp. (Butler Wick), an investment brokerage firm, conform to generally accepted accounting principles and prevailing practices within the banking, thrift and brokerage industries. A summary of the more significant accounting policies follows.

NATURE OF OPERATIONS
United Community was incorporated under Ohio law in February 1998 by Home Savings in connection with the conversion of Home Savings from an Ohio mutual savings and loan association to an Ohio capital stock savings and loan association (Conversion). Upon consummation of the Conversion on July 8, 1998, United Community became the unitary savings and loan holding company for Home Savings. The business of Home Savings is providing consumer and business banking service to its market area in northeastern Ohio. At the end of 1999, Home Savings was doing business through 14 full service banking branches. Loans and deposits are primarily generated from the areas where banking branches are located. Home Savings' income is derived predominantly from interest on loans, securities, and to a lesser extent, noninterest income. Home Savings' principal expenses are interest paid on deposits and normal operating costs. Home Savings' operations are principally in the savings and loan industry. Consistent with internal reporting Home Savings' operations are reported in one operating segment, which is retail banking. On August 12, 1999, United Community acquired Butler Wick Corp., the parent company for three wholly-owned subsidiaries:
Butler Wick & Co., Inc., Butler Wick Asset Management Company and Butler Wick Trust Company. Butler Wick currently conducts business from 10 offices throughout northeastern Ohio and western Pennsylvania. Butler Wick provides a full range of investment alternatives for individuals, companies and not-for-profit organizations. Butler Wick's operations are reported in a separate operating segment, which is investment advisory services.

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of United Community Financial Corp. and its subsidiaries. All material inter-company transactions have been eliminated. Certain prior period data has been reclassified to conform to current period presentation. Financial data for all prior periods have been restated to reflect the third quarter 1999 acquisition of Butler Wick. The acquisition was accounted for as a pooling-of-interests. Refer to Note 2 discussing the contribution of Butler Wick to the consolidated income statement.

CONVERSION TO CAPITAL STOCK FORM OF OWNERSHIP
United Community issued 34,715,625 common shares in connection with the Conversion. Gross proceeds from the offering were $347,156,250, which includes 2,677,250 shares issued to the United Community Financial Corp. Employee Stock Ownership Plan and 1,183,438 shares sold to Home Savings for transfer to the Home Savings Charitable Foundation. Conversion costs amounted to $4.6 million.

Home Savings issued all its outstanding common stock to United Community in exchange for approximately one-half of the net proceeds. United Community accounted for the purchase in a manner similar to a pooling of interests whereby assets and liabilities of Home Savings maintain their historical cost basis in the consolidated company.

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

INVESTMENT AND MORTGAGE-BACKED SECURITIES
Securities are classified as available for sale, held to maturity or trading upon their acquisition. Securities classified as available for sale are carried at estimated fair value with the unrealized holding gain or loss reflected as a component of equity, net of taxes. Securities classified as held to maturity are carried at amortized cost. Securities classified as trading are carried at estimated fair market value with the market value adjustment reflected on the statement of income. Premiums and discounts are recognized in interest income over the period to maturity by the level yield method. Realized gains or losses on the sale of debt securities are recorded based on the amortized cost of the specific securities sold. Security sales are recorded on a trade date basis.

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

A loan (including a loan impaired under Statement of Financial Accounting Standard (SFAS) No. 114) is classified as nonaccrual when collectability is in doubt (this is generally when the borrower is 90 days past due on contractual principal or interest payments). A loan may be considered impaired, but remain on accrual status, when the borrower demonstrates (by continuing to make payments) a willingness to keep the loan current and by reducing the delinquency to less than 90 days. When a loan is placed on nonaccrual status, unpaid interest is reversed and an allowance is established by a charge to interest income equal to all accrued interest. Income is subsequently recognized only to the extent that cash payments are received. Cash receipts received on impaired loans are generally applied first to escrow requirements, then to delinquent interest, with any remainder to the principal balance. Loans are returned to full accrual status when the borrower has the ability and intent to make periodic principal and interest payments (this generally requires that the loan be brought current in accordance with its original contractual terms). Loans are classified as restructured when concessions are made to borrowers with respect to the principal balance, interest rate or the terms due to the inability of the borrower to meet the obligation under the original terms.

A loan is considered to be impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In general, Home Savings considers a loan on income-producing properties to be impaired when the debt service ratio is less than 1.0 and it is not probable that all payments will be received in accordance with contractual terms. Loans on non-income producing properties are considered impaired whenever fair value of the underlying collateral is less than book value of the outstanding loan. Home Savings performs a review of all loans over $500,000 to determine if the impairment criteria have been met. If the impairment criteria have been met, a reserve is calculated, including all collection costs, according to the provisions of the SFAS No. 114. Most of Home Savings' loan portfolios are excluded from the scope of SFAS No. 114 because the pronouncement is generally not applicable to large groups of smaller-balance homogeneous loans such as residential mortgage and other consumer loans. For loans which are individually not significant ($500,000 or less) and represent a homogeneous population, Home Savings evaluates impairment based on the level and extent of delinquencies in the portfolio and Home Savings' prior charge-off experience with those delinquencies. Home Savings charges principal off at the earlier of (i) when a total loss of principal has been deemed to have occurred as a result of the book value exceeding the fair value, or (ii) when collection efforts have ceased.

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

In determining the adequacy of the allowance for loan loss, management reviews and evaluates on a quarterly basis the necessity of a reserve for individual loans classified by management. The specifically allocated reserve for a classified loan is determined based on management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow, and legal options available to Home Savings. Once a review is completed, the need for a specific reserve is determined by the Home Savings Asset Classification Committee and allocated to the loan. Other loans not specifically reviewed by management are evaluated using the historical charge-off experience ratio calculated by type of loan. The historical charge-off experience ratio factors into account the homogeneous nature of the loans, the geographical lending areas involved, regulatory examination findings, specific grading systems applied and any other known factors which may impact the ratios used. Specific reserves on individual loans and historical ratios are reviewed quarterly and adjusted as necessary based on subsequent collections, loan upgrades or downgrades, nonperforming trends or actual principal charge-off. When evaluating the adequacy of the allowance for loan losses, consideration is given to geographic concentration and the closely associated effect changing economic conditions have on Home Savings.

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

INCOME TAXES
The provision for federal income taxes is based upon earnings reported for financial statement purposes rather than amounts reported on United Community's income tax returns. Deferred income taxes, which result from temporary differences in the recognition of income and expense for financial statement and tax return purposes, are included in the calculation of income tax expense. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in income in the period that includes the enactment date.

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

EARNINGS PER SHARE
Basic "Earnings Per Share" (EPS) is based on the weighted average number of common shares outstanding during the year. Diluted EPS is based on the weighted average number of common shares and common share equivalents outstanding during the year. See further discussion at Note 18.

STATEMENTS OF CASH FLOWS
For purposes of the statement of cash flows, United Community considers all highly liquid investments with a term of three months or less to be cash equivalents.

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

POTENTIAL IMPACT OF FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET AND CREDIT RISK In the normal course of business, Butler Wick's activities involve the execution, settlement, and financing of various securities transactions. These activities may expose Butler Wick to risk in the event the customer is unable to fulfill its contractual obligations. Butler Wick maintains cash and margin accounts for its customers located primarily in northeastern Ohio and western Pennsylvania.

Butler Wick's customer securities activities are transacted on either a cash or margin basis. In margin transactions, Butler Wick extends credit to its customers, subject to various regulatory and internal margin requirements, collateralized by cash and securities in customer's accounts. In connection with these activities, Butler Wick executes and clears customer transactions involving the sale of securities not yet purchased, substantially all of which are transacted on a margin basis subject to individual exchange regulations. Such transactions may expose Butler Wick to significant off-balance-sheet risk in the event margin requirements are not sufficient to fully cover losses that customers may incur. In the event the customer fails to satisfy its obligations, Butler Wick may be required to purchase or sell financial instruments at prevailing market prices to fulfill the customer's obligations. Butler Wick seeks to control the risks associated with its customers activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. Butler Wick monitors required margin levels daily and, pursuant to such guidelines, requires the customer to deposit additional collateral or to reduce positions when necessary.

Butler Wick's customer financing and securities settlement activities require Butler Wick to pledge customer securities as collateral in support of various secured financing sources such as bank loans and securities loaned. In the event the counterparty is unable to meet its contractual obligation to return customer securities pledged as collateral, Butler Wick may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its customer obligations. Butler Wick controls this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess market exposure. In addition, Butler Wick establishes credit limits for such activities and monitors compliance on a daily basis.

As a securities broker and dealer, a substantial portion of Butler Wick's transactions are collateralized. Butler Wick's exposure to credit risk associated with nonperformance in fulfilling contractual obligations pursuant to securities transaction can be directly impacted by volatile trading markets, which may impair the customer's ability to satisfy its obligations to Butler Wick.

NEW ACCOUNTING STANDARDS
In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. SFAS No. 133 is effective for financial statements for years beginning after June 15, 2000. Management does not believe the adoption of this statement will have a material impact on United Community's financial condition and results of operations.

2.   ACQUISITION OF BUTLER WICK CORP.
On August 12, 1999, United Community acquired Butler Wick, a full service broker dealer for retail and institutional clients. In connection with the acquisition, United Community issued approximately 1.7 million common shares in exchange for all of Butler Wick's outstanding shares. The acquisition was accounted for by the pooling of interests method. Accordingly, the assets, liabilities and shareholders' equity of Butler Wick were recorded on the books of United Community at their values as reported on the books of Butler Wick immediately prior to the consummation of the acquisition by United Community. This presentation required the restatements of prior periods as if the companies had been combined for all years presented. The restatement for the Butler Wick acquisition was accomplished by combining Butler Wick's June 25, 1999 and 1998 fiscal year financial information with United Community's December 31, 1998 and 1997 calendar year financial information, respectively. In 1999, Butler Wick's fiscal year was conformed to United Community's calendar year. As a result of conforming fiscal periods, United Community's consolidated statements of income for the second half of 1998 and the first half of 1999 include Butler Wick's net income for the six months ended June 25, 1999 of $825,000. An adjustment to shareholder's equity removes the effect of including Butler Wick's financial results for both periods. The contributions of Butler Wick to consolidated net interest income, non-interest income and net income for the periods prior to the acquisition were as follows:

                                   SIX MONTHS ENDED                     YEAR ENDED DECEMBER 31,

                                    JUNE 30, 1999                  1998                       1997
                                  -----------------             ----------                 -----------
(IN THOUSANDS)                      (UNAUDITED)
Net Interest Income
United Community                       $28,417                    $50,126                    $42,222
   Butler Wick                             554                      1,059                        863
                                  -----------------             ----------                 -----------

   Combined                            $28,971                    $51,185                    $43,085
                                  -----------------             ----------                 -----------
                                  -----------------             ----------                 -----------

Noninterest Income
United Community                       $   894                    $ 2,289                    $ 1,564
   Butler Wick                          10,617                     19,848                     18,653
                                  -----------------             ----------                 -----------

   Combined                            $11,511                    $22,137                    $20,217
                                  -----------------             ----------                 -----------
                                  -----------------             ----------                 -----------

Net Income
United Community                       $ 9,602                    $ 8,699                    $13,047
   Butler Wick                             825                      1,430                      1,380
                                  -----------------             ----------                 -----------

   Combined                            $10,427                    $10,129                    $14,427
                                  -----------------             ----------                 -----------
                                  -----------------             ----------                 -----------

3.   CASH AND CASH EQUIVALENTS
Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. These reserves, which consisted of vault cash and deposits at the Federal Reserve Bank, totaled approximately $4.5 million and $3.7 million at December 31, 1999 and 1998, respectively.

4.  INVESTMENT SECURITIES
Investment securities are summarized as follows:

                                                                                   DECEMBER 31, 1999
-------------------------------------------------------------------------------------------------------------------------------
                                                                               GROSS              GROSS
                                                          AMORTIZED         UNREALIZED          UNREALIZED         FAIR
                                                            COST               GAINS              LOSSES           VALUE
-------------------------------------------------------------------------------------------------------------------------------
                                                                                     (IN THOUSANDS)
Available for Sale
-------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities                        $ 57,905          $      8          $    573          $ 57,340
Corporate notes                                             102,341                 4               901           101,444
Equity securities                                             1,864                14               163             1,715
Tax exempt municipal securities                               1,405                                                 1,405
-------------------------------------------------------------------------------------------------------------------------------

   Total investment securities available for sale           163,515                26             1,637           161,904

Held to Maturity
-------------------------------------------------------------------------------------------------------------------------------

U.S. Treasury and agency securities                           1,091                 8                 1             1,098
-------------------------------------------------------------------------------------------------------------------------------

   Total investment securities held to maturity               1,091                 8                 1             1,098
-------------------------------------------------------------------------------------------------------------------------------

Total investment securities                                $164,606          $     34          $  1,638          $163,002
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

                                                                                   DECEMBER 31, 1998
-------------------------------------------------------------------------------------------------------------------------------
                                                                              GROSS              GROSS
                                                          AMORTIZED         UNREALIZED         UNREALIZED          FAIR
                                                             COST             GAINS              LOSSES            VALUE
-------------------------------------------------------------------------------------------------------------------------------
                                                                                     (IN THOUSANDS)
Available for Sale
-------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities                        $ 28,045          $    391          $     --          $ 28,436
Corporate notes                                              82,249               331               128            82,452
Equity securities                                             1,312                --                --             1,312
-------------------------------------------------------------------------------------------------------------------------------

   Total investment securities available for sale           111,606               722               128           112,200

Held to Maturity
-------------------------------------------------------------------------------------------------------------------------------

U.S. Treasury and agency securities                           4,993                23                --             5,016
-------------------------------------------------------------------------------------------------------------------------------

   Total investment securities held to maturity               4,993                23                --             5,016
-------------------------------------------------------------------------------------------------------------------------------

Total investment securities                                $116,599          $    745          $    128          $117,216
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

The weighted average interest rate on investment securities was 5.59% and 5.87% at December 31, 1999 and 1998, respectively. The corporate notes consist primarily of medium-term notes issued by corporations with investment grade ratings.

Investment securities available for sale by contractual maturity, repricing or expected call date are shown below:

                                                                                    DECEMBER 31, 1999
-------------------------------------------------------------------------------------------------------------------------------
                                                                          AMORTIZED COST           FAIR VALUE
-------------------------------------------------------------------------------------------------------------------------------
                                                                                     (IN THOUSANDS)
Due in one year or less                                                     $  83,860              $  83,372
Due after one year through five years                                          77,791                 76,817
Due after five years through ten years                                              -                      -
Due after ten years                                                                 -                      -
-------------------------------------------------------------------------------------------------------------------------------

   Total                                                                    $ 161,651              $ 160,189
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

Investment securities held to maturity by contractual maturity, repricing or expected call date are shown below:

                                                                                           DECEMBER 31, 1999
--------------------------------------------------------------------------------------------------------------------------
                                                                               AMORTIZED COST              FAIR VALUE
--------------------------------------------------------------------------------------------------------------------------
                                                                                             (IN THOUSANDS)
Due in one year or less                                                           $  693                     $  699
Due after one year through five years                                                398                        399
Due after five years through ten years                                                 -                          -
Due after ten years                                                                    -                          -
--------------------------------------------------------------------------------------------------------------------------

  Total                                                                           $1,091                     $1,098
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Proceeds on sales of investment and equity securities available for sale were approximately $24.0 million for the year ended December 31, 1999. There were realized gains of approximately $176,000 and realized losses of approximately $238,000 for the year ended December 31, 1999. Proceeds on sales of equity securities available for sale were approximately $465,000 for the year ended December 31, 1998. There were realized gains of approximately $40,000 and no realized losses for the year ended December 31, 1998. There were no sales of investment securities for the year ended December 31, 1997. There were no sales of investment securities held to maturity during the years ended December 31, 1999 and 1998.

Securities pledged for public funds deposits were approximately $60.2 million and $2.4 million at December 31, 1999 and 1998, respectively.

5.   MORTGAGE-BACKED SECURITIES
Mortgage-backed securities are summarized as follows:

                                                                                    DECEMBER 31, 1999
-------------------------------------------------------------------------------------------------------------------------------
                                                                                  GROSS            GROSS
                                                              AMORTIZED        UNREALIZED       UNREALIZED           FAIR
                                                                COST              GAINS           LOSSES             VALUE
-------------------------------------------------------------------------------------------------------------------------------
                                                                                      (IN THOUSANDS)
Available for Sale
-------------------------------------------------------------------------------------------------------------------------------
  Participation certificates:
    Government agency issues                                  $ 48,912          $  239            $1,615           $ 47,536
    Private issues                                                 439               -                10                429
  Collateralized mortgage obligations:
    Government agency issues                                    26,350               -               518             25,832
    Private issues                                              40,868               -             1,106             39,762
-------------------------------------------------------------------------------------------------------------------------------

      Total mortgage-backed securities
        available for sale                                     116,569             239             3,249            113,559

Held to Maturity
-------------------------------------------------------------------------------------------------------------------------------

  Participation certificates:
    Government and government agency issues                   138,079              731             2,817            135,993
-------------------------------------------------------------------------------------------------------------------------------

      Total mortgage-backed securities                        $254,648          $  970            $6,066           $249,552

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

                                                                                     DECEMBER 31, 1998
-----------------------------------------------------------------------------------------------------------------------------
                                                                                  GROSS            GROSS
                                                              AMORTIZED        UNREALIZED       UNREALIZED           FAIR
                                                                COST              GAINS           LOSSES             VALUE
-----------------------------------------------------------------------------------------------------------------------------
                                                                                      (IN THOUSANDS)
Available for Sale
-----------------------------------------------------------------------------------------------------------------------------
  Participation certificates:
    Government agency issues                                 $  58,423          $  893            $   55          $  59,261
    Private issues                                               2,106               -                77              2,029
  Collateralized mortgage obligations:
     Government agency issues                                   13,075               5                34             13,046
     Private issues                                             24,753               -               199             24,554
-----------------------------------------------------------------------------------------------------------------------------

      Total mortgage-backed securities
        available for sale                                      98,357             898               365             98,890

 Held to Maturity
-----------------------------------------------------------------------------------------------------------------------------

  Participation certificates:
    Government and government agency issues                    182,999           4,071                60            187,010
-----------------------------------------------------------------------------------------------------------------------------

        Total mortgage-backed securities                      $281,356          $4,969              $425           $285,900
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Mortgage-backed securities are classified by type of interest payment as follows:

                                                                                       DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                                           1999                              1998
-----------------------------------------------------------------------------------------------------------------------------
                                                              AMORTIZED           FAIR           AMORTIZED           FAIR
                                                                COST              VALUE            COST              VALUE
-----------------------------------------------------------------------------------------------------------------------------
                                                                                      (IN THOUSANDS)
Available for Sale
-----------------------------------------------------------------------------------------------------------------------------

  Adjustable rate:
    Private issues                                         $       439      $      429        $      571         $      571
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

        Total adjustable rate                                      439             429               571                571
-----------------------------------------------------------------------------------------------------------------------------
  Fixed rate:
    Participation certificates:
      Government agency issues                                  48,912          47,536            58,423             59,261
      Private issues                                                                               1,535              1,458
    Collateralized mortgage obligations:
      Government agency issues                                  26,350          25,832            13,075             13,046
      Private issues                                            40,868          39,762            24,753             24,554
-----------------------------------------------------------------------------------------------------------------------------

        Total fixed rate                                       116,130         113,130            97,786             98,319
-----------------------------------------------------------------------------------------------------------------------------

          Total available for sale                             116,569         113,559            98,357             98,890
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Held to Maturity
  Adjustable rate:
    Participation certificates:
      Government agency issues                                     504             500               718                712
-----------------------------------------------------------------------------------------------------------------------------

        Total adjustable rate                                      504             500               718                712
-----------------------------------------------------------------------------------------------------------------------------

  Fixed rate:
    Participation certificates:
      Government and government agency issues                  137,575         135,493           182,281            186,298
-----------------------------------------------------------------------------------------------------------------------------

        Total fixed rate                                       137,575         135,493           182,281            186,298
-----------------------------------------------------------------------------------------------------------------------------

          Total held to maturity                               138,079         135,993           182,999            187,010
-----------------------------------------------------------------------------------------------------------------------------

Total mortgage-backed securities                              $254,648        $249,552          $281,356           $285,900
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Proceeds on sales of mortgage-backed securities available for sale were $4.9 million for the year ended December 31, 1999. There were realized gains of $40,000 and no realized losses for the year ended December 31, 1999. There were no sales of mortgage-backed securities held to maturity during the year ended December 31, 1999. Proceeds on sales of mortgage-backed securities available for sale were $13.1 million and $3.1 million for the years ended December 31, 1998 and 1997, respectively. There were realized gains of $147,000 and $80,000 for the years ended December 31, 1998 and 1997, respectively, and no realized losses for 1998 or 1997. Proceeds on sales of mortgage-backed securities held to maturity for the year ended December 31, 1998 were $2.8 million with an amortized cost of $2.7 million. Mortgage-backed securities sold from the held to maturity portfolio were less than 15% of the principal outstanding at acquisition. There were realized gains of $106,000 and no realized losses for the year ended December 31, 1998. There were no sales of mortgage-backed securities held to maturity during the year ended December 31, 1997.

6.   LOANS
Loans consist of the following:

                                                                                                   DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------
                                                                                        1999                       1998
------------------------------------------------------------------------------------------------------------------------------
                                                                                                  (IN THOUSANDS)
Real Estate:
  Permanent:
    One- to four-family                                                               $546,888                   $516,767
    Multifamily                                                                          7,838                      8,172
    Non-residential                                                                     28,701                     31,308
    Land                                                                                   299                        190
  Construction:
    One- to four-family                                                                 27,486                     25,691
    Multifamily and non-residential                                                      1,637                        833
------------------------------------------------------------------------------------------------------------------------------

      Total real estate                                                                612,849                    582,961
Consumer                                                                                43,139                     41,773
Commercial                                                                             115,108                     75,085
------------------------------------------------------------------------------------------------------------------------------

      Total loans                                                                      771,096                    699,819
------------------------------------------------------------------------------------------------------------------------------

Less:
    Loans in process                                                                    36,693                     31,026
    Allowance for loan losses                                                            6,405                      6,398
    Deferred loan fees, net                                                              4,911                      4,897
------------------------------------------------------------------------------------------------------------------------------

      Total                                                                             48,009                     42,321
------------------------------------------------------------------------------------------------------------------------------

        Loans, net                                                                    $723,087                   $657,498
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Loans with adjustable rates included above totaled $164.8 million and $161.1 million at December 31, 1999 and 1998, respectively. Substantially all such loans have contractual interest rates that increase or decrease at periodic intervals no greater than three years, or have original terms to maturity of three years or less. Adjustable-rate loans reprice primarily based upon U.S. Treasury security rates.

Home Savings' primary lending area is Northeast Ohio. At December 31, 1999 and 1998, substantially all of Home Savings' gross loans were to borrowers in Ohio.

Home Savings originates or purchases commercial real estate and business loans. These loans are considered by management to be of somewhat greater risk of uncollectibility than single-family residential real estate loans due to the dependency on income production or future development of real estate. The following table sets forth Home Savings' commercial real estate portfolios by type of collateral.

                                                                                       DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------
                                                                        1999                               1998
-------------------------------------------------------------------------------------------------------------------------------
                                                                                 PERCENT                            PERCENT
                                                               AMOUNT           OF TOTAL          AMOUNT           OF TOTAL
-------------------------------------------------------------------------------------------------------------------------------
                                                                                  (DOLLARS IN THOUSANDS)
Strip shopping centers                                        $  1,481            5.16%           $ 1,614             5.16%
Office buildings                                                 7,269           25.33              8,230            26.29
Warehouses                                                      16,284           56.74             17,050            54.46
Hotel property                                                   3,468           12.08              4,111            13.12
Other                                                              199            0.69                303             0.97
-------------------------------------------------------------------------------------------------------------------------------

  Total                                                       $ 28,701          100.00%           $31,308           100.00%
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

Commercial real estate loans are typically collateralized by the property. Commercial loans are collateralized by accounts receivable, inventory and other assets used in the borrowers' business. Substantially all of the consumer loans, including consumer lines of credit, are secured by equity in the borrowers' residence.

At December 31, 1999, 1998 and 1997, loans serviced for the benefit of others, not included in the detail above, totaled $5.3 million, $6.0 million and $6.6 million, respectively.

Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments extend over various periods of time with the majority of such commitments disbursed within a sixty-day period. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit at fixed rates exposes Home Savings to some degree of interest rate risk. Home Savings evaluates each customer's creditworthiness on a case-by-case basis. The type or amount of collateral obtained varies and is based on management's credit evaluation of the potential borrower. Home Savings normally has a number of outstanding commitments to extend credit. At December 31, 1999, there were outstanding commitments to originate $10.2 million of fixed-rate mortgage loans and other loans (with interest rates that ranged from 7.0% to 8.75%), $1.2 million of adjustable-rate loans, discounted, and $7.1 million of commercial loans. Terms of the commitments extend up to six months, but are generally less than two months.

At December 31, 1999, there were also outstanding unfunded consumer lines of credit of $23.1 million, which are adjustable-rate based on the one-year U.S. Treasury index, and commercial lines of credit of $19.5 million, which are adjustable rate based on the prime lending index. Generally, all lines of credit are renewable on an annual basis. Home Savings does not expect all of these lines to be used by the borrowers.

Home Savings' business activity is principally with customers located in Ohio. Except for residential loans in Home Savings' market area, Home Savings has no other significant concentrations of credit risk.

ALLOWANCE FOR LOAN LOSSES
Changes in the allowance for loan losses are as follows:

                                                                      YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------
                                                              1999             1998              1997
-------------------------------------------------------------------------------------------------------------
                                                                         (IN THOUSANDS)
Balance, beginning of year                                  $ 6,398           $ 5,982           $ 5,040
  Provision for (recovery of) loan loss allowances              100               650            (1,546)
  Amounts charged off                                          (125)             (270)             (446)
  Recoveries                                                     32                36             2,934
-------------------------------------------------------------------------------------------------------------

Balance, end of year                                        $ 6,405           $ 6,398           $ 5,982
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

Nonperforming loans (loans 90 days past due and restructured loans) were $3.9 million, $7.6 million and $10.2 million at December 31, 1999, 1998 and 1997, respectively.

                                                                                             AS OF OR FOR THE YEAR ENDED
                                                                                                    DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------
                                                                                               1999             1998
--------------------------------------------------------------------------------------------------------------------------
                                                                                                  (IN THOUSANDS)
Impaired loans on which no specific valuation allowance was provided                          $3,568            $5,677
Impaired loans on which specific valuation allowance was provided                                 47                52
--------------------------------------------------------------------------------------------------------------------------

  Total impaired loans at year-end                                                             3,615             5,729
Specific valuation allowances on impaired loans at year-end                                       47                52
Average impaired loans during year                                                             3,919             6,830
Interest income recognized on impaired loans during the year                                     174               343
Interest income potential based on original contract terms of impaired loans                     335               349
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Directors and officers of United Community, Home Savings and Butler Wick are customers of Home Savings in the ordinary course of business. Loans of directors and officers have terms consistent with those offered to other customers. At December 31, 1999 and 1998, loans to officers or directors of United Community, Home Savings and Butler Wick totaled approximately $1.3 million and $1.4 million, respectively.

7. PREMISES AND EQUIPMENT
Premises and equipment consist of the following:

                                                                                               DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------
                                                                                         1999                 1998
-------------------------------------------------------------------------------------------------------------------------
                                                                                             (IN THOUSANDS)
Land and improvements                                                               $   2,195               $ 1,952
Buildings                                                                              10,606                10,103
Leasehold improvements                                                                  1,069                 1,018
Furniture and equipment                                                                 8,025                 7,560
-------------------------------------------------------------------------------------------------------------------------
                                                                                       21,895                20,633

Less allowances for depreciation and amortization                                      12,643                11,571
-------------------------------------------------------------------------------------------------------------------------

  Total                                                                             $   9,252               $ 9,062
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

8.   DEPOSITS
Deposits consist of the following:

                                                                                 DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------
                                                                     1999                              1998
----------------------------------------------------------------------------------------------------------------------------
                                                                             WEIGHTED                           WEIGHTED
                                                            AMOUNT         AVERAGE RATE        AMOUNT         AVERAGE RATE
----------------------------------------------------------------------------------------------------------------------------
                                                                                      (DOLLARS IN THOUSANDS)
Checking accounts:
  Interest-bearing                                        $  72,642              1.27%       $ 69,284                1.86%
  Noninterest-bearing                                         9,981                             6,933
Savings accounts                                            223,038              2.50         224,840                2.50
Money market accounts                                        73,698              3.71          44,764                2.57
Certificates of deposit                                     454,728              5.26         431,762                5.35
----------------------------------------------------------------------------------------------------------------------------

  Total deposits                                           $834,087              3.99%       $777,583                4.02%
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

Interest expense on deposits is summarized as follows:

                                                                                      YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------
                                                                              1999             1998              1997
----------------------------------------------------------------------------------------------------------------------------
                                                                                          (IN THOUSANDS)
Interest-bearing checking                                                  $  1,180           $ 1,279          $ 1,165
Savings accounts                                                              5,533             7,114            7,387
Money market accounts                                                         1,951             1,340            1,741
Certificates of deposit                                                      21,768            26,022           30,170
----------------------------------------------------------------------------------------------------------------------------

  Total                                                                     $30,432           $35,755          $40,463
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

A summary of certificates of deposit by maturity follows:

                                                                                         DECEMBER 31, 1999
----------------------------------------------------------------------------------------------------------------------------
                                                                                          (IN THOUSANDS)
----------------------------------------------------------------------------------------------------------------------------
Within 12 months                                                                            $ 326,062
12 months to 24 months                                                                         61,031
24 months to 36 months                                                                         41,653
36 months to 48 months                                                                         18,745
Over 48 months                                                                                  7,237
----------------------------------------------------------------------------------------------------------------------------

  Total                                                                                     $ 454,728
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

A summary of certificates of deposit and other deposits with balances of $100,000 or more by maturity is as follows:

                                                                               DECEMBER 31, 1999
                                                                CERTIFICATES OF                 CHECKING, SAVINGS AND
                                                                    DEPOSIT                     MONEY MARKET ACCOUNTS
-------------------------------------------------------------------------------------------------------------------------
                                                                                      (IN THOUSANDS)
Three months or less                                                $10,397                             $47,681
Over three months to six months                                      11,407                                   -
Over six months to twelve months                                      6,496                                   -
Over twelve months                                                   12,764                                   -
----------------------------------------------------------------------------------------------------------------------------

    Total                                                           $41,064                             $47,681
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

Deposits in excess of $100,000 are not federally insured. Home Savings did not have brokered deposits for the years ended December 31, 1999 and 1998.

9.   OTHER BORROWED FUNDS
Other borrowed funds consist of the following:

                                                                                       DECEMBER 31,
                                                                     1999                                   1998
----------------------------------------------------------------------------------------------------------------------------
                                                                                      (IN THOUSANDS)
Transaction loan, variable interest, due 120 days                  $185,000                              $       -
Variable interest revolving line of credit                           28,558                                 26,727
Other                                                                    20                                      -
----------------------------------------------------------------------------------------------------------------------------

     Total                                                         $213,578                                $26,727
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

10.    INCOME TAXES
The provision for income taxes consists of the following components:

                                                                                  YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------
                                                                         1999              1998             1997
----------------------------------------------------------------------------------------------------------------------------
                                                                                      (IN THOUSANDS)
Current                                                                 $6,822            $9,536            $7,542
Deferred                                                                    54            (3,924)              175
----------------------------------------------------------------------------------------------------------------------------

  Total                                                                 $6,876            $5,612            $7,717
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

A reconciliation from tax at the statutory rate to the income tax provision is as follows:

                                                                         YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                               1999                               1998                               1997
                                     DOLLARS            RATE            DOLLARS            RATE            DOLLARS            RATE
------------------------------------------------------------------------------------------------------------------------------------
                                                                         (DOLLARS IN THOUSANDS)
Tax at statutory rate                 $6,045            35.0%            $5,509            35.0%            $7,750            35.0%
Increase (decrease) due to:
   Valuation of temporary differences    400             2.3                  -               -                  -               -
   State taxes                           230             1.3                 94             0.6                  -               -
   Other                                 201             1.2                  9               -                (33)           -0.1
------------------------------------------------------------------------------------------------------------------------------------

Income tax provision                  $6,876            39.8%            $5,612            35.6%            $7,717            34.9%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Significant components of the deferred tax assets and liabilities are as follows. A valuation allowance has been established as discussed below:

                                                                                  DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------
                                                                     1999                               1998
---------------------------------------------------------------------------------------------------------------------
                                                                                 (IN THOUSANDS)
Deferred tax assets:
  Charitable contribution                                         $  3,269                             $ 3,286
  Loan loss reserves                                                 2,241                               2,239
  Postretirement benefits                                            2,887                               2,776
  Deferred loan fees                                                 1,719                               1,714
  Interest on non-accrual loans                                         92                                 122
  Mark to market                                                     1,617                                   -
  Other                                                                197                                   -
  Valuation Allowance                                                 (400)                                  -
---------------------------------------------------------------------------------------------------------------------
     Deferred tax assets                                            11,622                              10,137
---------------------------------------------------------------------------------------------------------------------

Deferred tax liabilities:
  Accelerated depreciation                                              80                                 379
  Pension benefit obligations                                          353                                 309
  Original issue discount                                            1,787                               1,637
  FHLB stock dividends                                               2,670                               2,374
  Post 1987 tax bad debts                                            1,075                               1,614
  Compensation accruals                                                317                                   -
  Mark-to-market                                                         -                                 394
  Other                                                                  -                                  47
---------------------------------------------------------------------------------------------------------------------

  Deferred tax liabilities                                           6,282                               6,754
---------------------------------------------------------------------------------------------------------------------

    Net deferred tax asset                                        $  5,340                            $  3,383
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

During 1996, legislation was passed that repealed Section 593 of the Internal Revenue Code for taxable years beginning after December 31, 1995. Section 593 allowed thrift institutions, including Home Savings, to use the percentage-of-taxable income bad debt accounting method, if more favorable than the specific charge-off method, for federal income tax purposes. The excess reserves (deduction based on the percentage of -taxable income less the deduction based on the specific charge-off method) accumulated post-1987 are required to be recaptured ratably over a six-year period beginning in 1996. The recapture has no effect on Home Savings' statement of income as income taxes were provided for in prior years in accordance with SFAS 109, "Accounting for Income Taxes". The timing of this recapture was delayed for two years because Home Savings originated more residential loans in that period than the average originations in the past six years. Beginning in 1998, Home Savings began to recapture the excess reserves in the amount of $6.1 million resulting in payments totaling $2.1 million, which have been previously accrued. The pre-1988 reserve provisions are subject only to recapture requirements in the case of certain excess distributions to, and redemptions of, shareholders or if Home Savings no longer qualifies as a "bank." Tax bad debt deductions accumulated prior to 1988 by Home Savings are approximately $14.4 million. No deferred income taxes have been provided on these bad debt deductions and no recapture of these amounts is anticipated.

In December 1998, Home Savings made a charitable contribution of 1,183,438 shares of United Community stock to the Home Savings Charitable Foundation in the amount of approximately $11.8 million. Charitable contributions can only be deducted to the extent of 10% of taxable income, subject to certain adjustments, for the period in which the contribution is made. Any excess may be carried forward for a period of five years to be offset against future taxable income. A deferred tax asset in the amount of $3.3 million was recorded in fiscal 1998. Home Savings provided a deferred tax asset valuation allowance of $400,000 in 1999. This valuation allowance reduced the contribution carryforward to a net amount, which Home Savings believes more likely than not that it could be realized based on Home Savings' estimate of its future earnings and the expected timing of temporary difference reversals.

11.  SHAREHOLDERS' EQUITY
DIVIDENDS
United Community's source of funds for dividends to its shareholders are earnings on its investments and dividends from Home Savings and Butler Wick. During the year ended December 31, 1999, United Community paid regular dividends in the amount of $10.1 million. Home Savings' primary regulator, the OTS, has regulations that impose certain restrictions on payments of dividends to United Community.

Home Savings must file an application with, and obtain approval from, the OTS
(i) if the proposed distribution would cause total distributions for the calendar year to exceed net income for that year to date plus Home Savings' retained net income for that year to date plus the retained net income for the preceding two years; (ii) if Home Savings would not be at least adequately capitalized following the capital distribution; (iii) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between Home Savings and the OTS or the FDIC, or any condition imposed on Home Savings in an OTS-approved application or notice. If Home Savings is not required to file an application, it must file a notice of the proposed capital distribution with the OTS.

OTHER COMPREHENSIVE INCOME
Other comprehensive (loss) income included in the Consolidated Statements of Stockholders' Equity consists solely of unrealized gains and losses on available for sale securities. The change in net unrealized gain on available for sale securities includes reclassification adjustments to reclassify gains or losses for sales of the related security of $14,000, $122,000 and $52,000 for the year ended December 31, 1999, 1998 and 1997, respectively.

LIQUIDATION ACCOUNT
In accordance with federal regulations, at the time Home Savings converted from a mutual savings and loan association to a capital stock savings and loan association, Home Savings established a liquidation account, which amounted to approximately $141.4 million at the time of the conversion. The liquidation account is maintained for the benefit of eligible account holders who continue to maintain their accounts at Home Savings. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of Home Savings, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to their current adjusted qualifying balance before any distribution may be made to United Community as the sole shareholder of Home Savings. Under current regulations, Home Savings is not permitted to pay dividends on its stock if the effect would reduce its regulatory capital below the liquidation account.

12.  REGULATORY CAPITAL REQUIREMENTS
Home Savings is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on United Community. The regulations require Home Savings to meet specific capital adequacy guidelines and the regulatory framework for prompt corrective action that involve quantitative measures of Home Savings' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Home Savings' capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Home Savings to maintain minimum amounts and ratios of Core and Tangible capital (as defined in the regulations) to adjusted total assets (as defined) and of total capital (as defined) to risk-weighted assets (as defined).

                                                                       AS OF DECEMBER 31, 1999
------------------------------------------------------------------------------------------------------------------------
                                                                               MINIMUM            TO BE WELL CAPITALIZED
                                                                               CAPITAL           UNDER PROMPT CORRECTIVE
                                                     ACTUAL                  REQUIREMENTS           ACTION PROVISIONS
                                               AMOUNT       RATIO        AMOUNT        RATIO       AMOUNT        RATIO
------------------------------------------------------------------------------------------------------------------------
                                                                         (DOLLARS IN THOUSANDS)
Total capital (to risk-weighted assets)       $326,376      50.41%      $ 51,794       8.00%      $ 64,743      10.00%
Tier 1 capital (to risk-weighted assets)       320,119      49.44              *          *         38,846       6.00
Core (Tier 1) capital
  (to adjusted total assets)                   320,119      26.75         35,896       3.00%        59,827       5.00
Tangible capital
  (to adjusted total assets)                   320,119      26.75         17,948       1.50%             *          *

                                                                      AS OF DECEMBER 31, 1998
------------------------------------------------------------------------------------------------------------------------
                                                                               MINIMUM            TO BE WELL CAPITALIZED
                                                                               CAPITAL           UNDER PROMPT CORRECTIVE
                                                     ACTUAL                  REQUIREMENTS           ACTION PROVISIONS
                                               AMOUNT       RATIO        AMOUNT        RATIO       AMOUNT        RATIO
------------------------------------------------------------------------------------------------------------------------
                                                                         (DOLLARS IN THOUSANDS)
Total capital (to risk-weighted assets)       $305,919      51.51%      $ 47,513       8.00%      $ 59,391      10.00%
Tier 1 capital (to risk-weighted assets)       299,617      50.45              *          *         35,635       6.00
Core (Tier 1) capital
  (to adjusted total assets)                   299,617      26.80         33,534       3.00%        55,890       5.00
Tangible capital
  (to adjusted total assets)                   299,617      26.80         16,767       1.50%             *          *

*Ratio is not required under regulations.

As of December 31, 1999 and 1998, the OTS categorized Home Savings as well capitalized under the regulatory framework for Prompt Corrective Action. To be categorized as well capitalized, Home Savings must maintain minimum Core, Tier 1 and total capital ratios as set forth in the table above. There are no conditions or events since that notification that have changed Home Savings' category.

Management believes, as of December 31, 1999, that Home Savings meets all capital requirements to which it is subject. Events beyond management's control, such as fluctuations in interest rates or a downturn in the economy in areas in which Home Savings' loans and securities are concentrated, could adversely affect future earnings and, consequently, Home Savings' ability to meet its future capital requirements.

Butler Wick is subject to regulatory capital requirements set forth by the Securities and Exchange Commission's Uniform Net Capital Rule. Butler Wick has elected to use the alternate method, permitted by rule, which requires Butler Wick to maintain minimum net capital, as defined, equal to the greater of $250,000 or 2% of aggregate debit balances arising from customer transactions, as defined. The net capital rule of the applicable exchange also provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5% of aggregate debits. At December 31, 1999, Butler Wick had net capital of $6.8 million which was 20% of aggregate debit balances and $6.2 million in excess of required net capital.

13.  BENEFIT PLANS
DEFINED BENEFIT PENSION PLAN
Home Savings has a defined benefit pension plan covering substantially all of its full-time employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. Participants become 100% vested upon completion of five years of service. Home Savings' funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as Home Savings may determine to be appropriate from time to time. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. As of December 31 1998, Home Savings amended the defined benefit pension plan to freeze benefit accruals effective December 31, 1998. A curtailment gain recognized as a result of freezing the plan was not significant. Home Savings terminated the plan, effective July 31, 1999, subject to applicable regulatory approval. During 1999, Home Savings received approval to terminate the plan from the Pension Benefit Guaranty Corporation and Home Savings received final approval from the Internal Revenue Service in 2000. Home Savings expects to record a settlement loss of approximately $1.0 million in 2000.

OTHER POSTRETIREMENT BENEFIT PLANS
In addition to Home Savings' retirement plans, Home Savings sponsors a defined benefit health care plan for all employees who began employment with Home Savings before January 1, 2000, that provides postretirement medical benefits to full-time employees who have worked 20 years and attained a minimum of age 60, and while in service with Home Savings. The plan is contributory and contains minor cost-sharing features such as deductibles and coinsurance. In addition, postretirement life insurance coverage is provided for employees who were participants prior to December 10, 1976. The life insurance plan is non-contributory. Home Savings' policy is to pay premiums monthly, with no pre-funding.

The weighted-average annual assumed rate of increase in the per capita cost of coverage benefits (i.e., health care cost trend rate) used in the 1999 valuation was 7 percent and 1998 valuation was 8 percent and was assumed to decrease 1 percent per year to 6 percent for the year 2000 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                                          1 PERCENTAGE              1 PERCENTAGE
                                                                         POINT INCREASE            POINT DECREASE
----------------------------------------------------------------------------------------------------------------------
                                                                                      (IN THOUSANDS)
Effect on total of service and interest cost components                      $141                      $ (106)
Effect on the postretirement benefit obligation                              $995                      $ (747)


                                                                           YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------
                                                                 1999                              1998
-----------------------------------------------------------------------------------------------------------------------
                                                  DEFINED BENEFIT   POSTRETIREMENT   DEFINED BENEFIT   POSTRETIREMENT
                                                        PLAN             PLAN             PLAN             PLAN
-----------------------------------------------------------------------------------------------------------------------
                                                                            (IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year               $  7,836         $  5,375         $  8,612         $  5,250
Service cost                                                --              247              435              229
Interest cost                                              378              327              557              325
Actuarial (gain)/loss                                   (1,955)            (783)           2,529             (110)
Benefit paid                                               (73)            (113)            (178)            (319)
Curtailment                                                 --               --           (4,119)              --
-----------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of the year                 $  6,186         $  5,053         $  7,836         $  5,375
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year        $  8,858               --         $  7,445               --
Actual return of plan assets                               952               --            1,016               --
Employer contribution                                      555               --              575               --
Benefits paid                                              (73)              --             (178)              --
-----------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of the year          $ 10,292         $      0         $  8,858         $      0
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
Funded status of the plan                             $  4,106         $ (5,053)        $  1,022         $ (5,375)
Unrecognized net (gain)/loss from past
  experience different from that assumed
  and effects of changes in assumptions                 (3,098)          (2,910)              --           (2,249)
Prior service cost not yet recognized in net
  periodic benefit cost                                     --             (315)              --             (343)
-----------------------------------------------------------------------------------------------------------------------
(Accrued)/prepaid pension cost                        $  1,008         $ (8,278)        $  1,022         $ (7,967)

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

                                                                               YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------
                                                              1999                      1998                      1997
----------------------------------------------------------------------------------------------------------------------------------
                                                       DEFINED       POST-       DEFINED       POST-       DEFINED       POST-
                                                       BENEFIT    RETIREMENT     BENEFIT    RETIREMENT     BENEFIT    RETIREMENT
                                                        PLAN         PLAN         PLAN         PLAN         PLAN         PLAN
----------------------------------------------------------------------------------------------------------------------------------
                                                                                   (IN THOUSANDS)
Service cost                                       $       -         $247        $ 435        $ 229        $ 376        $ 208
Interest cost                                            378          327          557          325          530          332
Expected return on plan assets                          (511)          -         (609)            -         (495)           -
Net amortization of prior service cost                     -          (26)          43          (26)         (92)         (26)
Recognized net actuarial loss/(gain)                       -         (124)          10         (123)          74         (108)
----------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                              (133)          424        $ 436        $ 405        $ 393        $ 406
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

Assumptions used in the valuations were as follows:

                                                                               YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------
                                                              1999                      1998                      1997
----------------------------------------------------------------------------------------------------------------------------------
                                                       DEFINED       POST-       DEFINED       POST-       DEFINED       POST-
                                                       BENEFIT    RETIREMENT     BENEFIT    RETIREMENT     BENEFIT    RETIREMENT
                                                        PLAN         PLAN         PLAN         PLAN         PLAN         PLAN
----------------------------------------------------------------------------------------------------------------------------------
Weighted average discount rate                         6.50%         7.50%        5.50%        6.50%        7.00%        7.00%
Rate of increase in future compensation levels          N/A           N/A         N/A           N/A         6.00          N/A
Expected long-term rate of return on plan assets       5.50           N/A         8.00          N/A         8.00          N/A
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

The prior service cost is being amortized using the straight-line method over the average remaining service period of participants expected to receive benefits.

401(k) SAVINGS PLAN
Home Savings sponsors a defined contribution 401(k) savings plan, which covers substantially all employees. Under the provisions of the plan, Home Savings' matching contribution is discretionary and may be changed from year to year. For 1999, Home Savings' match was 50% of pre-tax contributions, up to a maximum of 6% of the employees' base pay, and for 1998 and 1997, Home Savings' match was 25% of pre-tax contributions, up to a maximum of 6% of the employees' base pay. In addition, in 1997 Home Savings paid a 1% discretionary contribution to all employees who were eligible to participate in the plan. Participants become 100% vested in Home Savings contributions upon completion of five years of service. For the years ended 1999, 1998 and 1997, the expense related to this plan was approximately $237,000, $134,000 and $468,000, respectively.

Butler Wick also sponsors a defined contribution 401(k) savings plan, which covers substantially all employees who have completed one year of service. Under the provisions of the plan, Butler Wick's matching contribution is discretionary and may be changed from year to year. For 1999, 1998 and 1997, Butler Wick's match was 25% of pre-tax contributions, up to a maximum of 6% of the employees' base pay. Participants become 100% vested in Butler Wick contributions upon completion of six years of service. For the years ended 1999, 1998 and 1997, the expense related to this plan was approximately $119,000, $118,000 and $101,000, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN
In conjunction with the conversion, United Community established an Employee Stock Ownership Plan (ESOP) for the benefit of the employees of United Community and Home Savings. All full-time employees who meet certain age and years of service criteria are eligible to participate in the ESOP. An ESOP is a tax-qualified retirement plan designed to invest primarily in the stock of United Community. The ESOP borrowed $26.8 million from United Community to purchase 2,677,250 shares in conjunction with the conversion. The term of the loan is 15 years and is being repaid primarily with contributions from Home Savings to the ESOP.

The loan is collateralized by the shares of common stock held by the ESOP. As the note is repaid, shares are released from collateral based on the proportion of the payment in relation to total payments required to be made on the loan. The shares released from collateral are then allocated to participants on the basis of compensation as described in the plan. Compensation expense is determined by multiplying the average per share market price of United Community's stock during the period by the number of shares to be released. United Community recognized approximately $3.0 and $1.3 million in compensation expense for the years ended December 31, 1999 and 1998, respectively, related to the ESOP. Unallocated shares are considered neither outstanding shares for computation of basic earnings per share nor potentially dilutive securities for computation of diluted earnings per share. Dividends on unallocated ESOP shares are reflected as a reduction in the loan (and Home Savings' contribution is reduced accordingly). Shares released or committed to be released for allocation during the years ended December 31, 1999 and 1998 totaled 228,926 and 91,088, respectively. Shares remaining not released or committed to be released for allocation at December 31, 1999 totaled 3,337,235 and had a market value of approximately $33.2 million.

RECOGNITION AND RETENTION PLAN
On July 12, 1999, shareholders approved the United Community Financial Corp. Recognition and Retention Plan (RRP). The purpose of the plan is to reward and retain directors, officers and employees of United Community and Home Savings who are in key positions of responsibility by providing them with an ownership interest in United Community. Under the RRP, recipients are entitled to receive dividends and have voting rights on their respective shares, but are restricted from selling or transferring the shares prior to vesting.

In August 1999, United Community awarded 1,342,334 common shares to eligible individuals. Approximately one-fifth of the number of shares awarded, or 268,638 shares, vested on the date of grant. The remaining 1,073,696 shares will vest ratably on each of the first four anniversary dates of the plan. Shares available for future grants at December 31, 1999 were 46,291.

The aggregate fair market value of the unvested RRP shares is considered unearned compensation at the time of grant and is amortized over the four-year vesting period. Compensation expense recognized in 1999 related to the RRP was $10.3 million which included accelerated expense of $6.4 million related to the $6.00 per share special capital distribution.

RETENTION PLAN
In connection with the Butler Wick acquisition, United Community established and funded a $3.7 million retention plan into a Rabbi Trust. Participants in the retention plan will become vested in their benefits after five years of service, subject to acceleration in the event of a change in control of United Community or Butler Wick. If a participant voluntarily leaves the employ of Butler Wick or a subsidiary, or is fired for cause, before the expiration of the five-year vesting period, the participant will forfeit all funds in the plan. If a participant dies, becomes disabled or retires at or after age 65 and prior to the expiration of the five-year vesting period, the participant, or the participant's estate, will be entitled to receive the funds allocated to him or her under the plan, increased for any earnings or reduced for any loss on such funds, at the end of the five-year vesting period. Retention plan expense, including fair value adjustments related to the assets in Rabbi Trust, was $937,000 for 1999.

LONG-TERM INCENTIVE PLAN
On July 12, 1999, Shareholders approved the United Community Financial Corp. Long-Term Incentive Plan (Incentive Plan). The purpose of the Incentive Plan is to promote and advance the interests of United Community and its shareholders by enabling United Community to attract, retain and reward directors, directors emeritus, managerial and other key employees of United Community, including Home Savings, by facilitating their purchase of an ownership interest in United Community. The Incentive Plan provides for granting of stock options, stock appreciation rights, stock awards, cash awards and such other awards or combination thereof as the Benefits Committee of the Board of Directors may determine. The maximum number of shares that may be issued pursuant to such awards is approximately 3.5 million. As of December 31, 1999, no shares were awarded under the Incentive Plan.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair values of financial instruments have been determined by United Community using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that United Community could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

CASH, CASH EQUIVALENTS, ACCRUED INTEREST RECEIVABLE AND
PAYABLE AND ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE--
The carrying amounts as reported in the Statements of Financial Condition are a reasonable estimate of fair value due to their short-term nature.

MORTGAGE-BACKED AND INVESTMENT SECURITIES--
Fair values are based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

LOANS--
The fair value is estimated by discounting the future cash flows using the current market rates for loans of similar maturities with adjustments for market and credit risks.

FEDERAL HOME LOAN BANK STOCK--
The fair value is estimated to be the carrying value, which is par. All transactions in the capital stock of the Federal Home Loan Bank are executed at par.

DEPOSITS--
The fair value of demand deposits, savings accounts and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

LIMITATIONS--
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time United Community's entire holdings of a particular financial instrument. Because no market exists for a significant portion of United Community's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                                                                                   DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------
                                                                     1999                               1998
--------------------------------------------------------------------------------------------------------------------------
                                                          CARRYING            FAIR           CARRYING            FAIR
                                                            VALUE             VALUE            VALUE             VALUE
--------------------------------------------------------------------------------------------------------------------------
                                                                                 (IN THOUSANDS)
ASSETS:
  Cash and cash equivalents                               $111,445          $111,445         $172,409         $ 172,409
  Investment securities:
    Trading                                                  7,657             7,657            2,804             2,804
    Held to maturity                                         1,091             1,098            4,993             5,016
    Available for sale                                     161,904           161,904          112,200           112,200
Mortgage-backed securities:
    Held to maturity                                       138,079           135,993          182,999           187,010
    Available for sale                                     113,559           113,559           98,890            98,890
  Loans                                                    723,087           717,059          657,498           668,600
  Margin accounts                                           32,751            32,751           32,200            32,200
  Federal Home Loan Bank stock                              12,825            12,825           11,958            11,958
  Accrued interest receivable                                8,347             8,347            7,259             7,259
LIABILITIES:
  Deposits:
  Checking, savings and money
    market accounts                                        379,359           379,359          345,821           345,821
  Certificates of deposit                                  454,728           455,299          431,762           434,716
  Other borrowed funds                                     213,578           213,578           26,727            26,727
  Advance payments by borrowers
    for taxes and insurance                                  4,038             4,038            3,954             3,954
  Accrued interest payable                                   4,168             4,168              672               672

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

15. STATEMENT OF CASH FLOWS SUPPLEMENTAL DISCLOSURE
Supplemental disclosures of cash flow information are summarized below:

                                                                             YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------
                                                                     1999             1998              1997
-----------------------------------------------------------------------------------------------------------------
                                                                                 (IN THOUSANDS)
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest on deposits and borrowings                            $30,880          $36,737            $41,151
    Income taxes                                                     6,004            9,885              6,210
Supplemental schedule of noncash activities:
    Transfers from loans to real estate owned                          313              191                372

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

Equity securities do not have a contractual maturity.

16.   PARENT COMPANY FINANCIAL STATEMENTS


CONDENSED STATEMENT OF FINANCIAL CONDITION                   DECEMBER 31,
--------------------------------------------------------------------------------
                                                         1999             1998
--------------------------------------------------------------------------------
                                                             (IN THOUSANDS)
Assets
   Cash and deposits with banks                        $    246        $     98
   Federal funds sold and other                          22,354         138,815
--------------------------------------------------------------------------------
   Total cash and cash equivalents                       22,600         138,913
   Investment securities:
     Trading                                              4,330              --
     Available for sale                                  63,692              --
   Note receivable                                       25,186          26,235
   Accrued interest receivable                            1,091              --
   Investment in subsidiary                             328,702         310,526
   Other assets                                             285              20
--------------------------------------------------------------------------------
     Total assets                                      $445,886        $475,694
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
   Other borrowed funds                                 185,000              --
   Accrued expenses and other liabilities                 4,018             873
--------------------------------------------------------------------------------
     Total liabilities                                  189,018             873
--------------------------------------------------------------------------------
   Total stockholders' equity                           256,868         474,821
--------------------------------------------------------------------------------
     Total liabilities and stockholders' equity        $445,886        $475,694
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


CONDENSED STATEMENT OF INCOME                                       DECEMBER 31,
--------------------------------------------------------------------------------------
                                                               1999            1998
--------------------------------------------------------------------------------------
                                                                  (IN THOUSANDS)
Income
   Interest income                                            $ 8,564        $ 3,711
   Non-interest income                                            443             --
--------------------------------------------------------------------------------------

     Total income                                               9,007          3,711
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

EXPENSES
   Interest expense                                             2,670            883
   Other expenses                                               1,520            273
--------------------------------------------------------------------------------------
     Total expenses                                             4,190          1,156
--------------------------------------------------------------------------------------
Income before income taxes                                      4,817          2,555
Income taxes                                                    2,060          1,040
--------------------------------------------------------------------------------------
Income before undistributed net earnings of subsidiary          2,757          1,515
Equity in undistributed net earnings of subsidiary              7,638          8,614
--------------------------------------------------------------------------------------

   Net income                                                 $10,395        $10,129
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

CONDENSED STATEMENT OF CASH FLOWS

                                                                                      DECEMBER 31,
----------------------------------------------------------------------------------------------------------------
                                                                             1999                      1998
----------------------------------------------------------------------------------------------------------------
                                                                                    (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                                              $  10,395                $  10,129
   Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
       Equity in earnings of the subsidiaries                                 (7,638)                  (8,614)
       Amortization of premiums and accretion of discounts                       (26)                      --
       Net (gains) losses                                                        140                       --
       Increase in interest receivable                                        (1,071)                     (20)
       Increase in other assets                                                 (285)                      --
       Increase in accrued interest payable                                    2,670                       --
       (Decrease) increase in other liabilities                                 (177)                     873
       Increase in trading securities                                         (4,331)                      --
       Issuance of stock for Charitable Foundation                                --                   11,834
----------------------------------------------------------------------------------------------------------------

         Net cash (used in) provided by operating activities                    (323)                  14,202
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sale of:
     Investment securities available for sale                                 21,511                       --
     Equity securities available for sale                                        585                       --
   Purchases of:
     Investment securities available for sale                                (84,302)                      --
     Equity securities available for sale                                     (2,414)                      --
   ESOP loan repayment                                                           274                      335
   Purchase of capital stock of subsidiary                                        --                 (177,218)
----------------------------------------------------------------------------------------------------------------

         Net cash used in investing activities                               (64,346)                (176,883)
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends paid                                                            (10,095)                  (2,401)
   Special capital distribution                                             (226,549)                      --
   Net increase in borrowed funds                                            185,000                       --
   Net proceeds from the sale or issuance of common shares                        --                  303,995
----------------------------------------------------------------------------------------------------------------

         Net cash (used in) provided by financing activities                 (51,644)                 301,594
----------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                            (116,313)                 138,913
Cash and cash equivalents, beginning of year                                 138,913                       --
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                     $  22,600                $ 138,913
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

17.  SEGMENT INFORMATION
SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for the manner in which public enterprises report information about operating segments in financial statements. With the acquisition of Butler Wick in 1999, United Community has two principal segments, retail banking and investment advisory services. Retail banking provides consumer and business banking services. Investment advisory services provide investment brokerage services and a network of integrated financial services. The accounting policies of the segments are the same as those described in Note
1. Condensed statements of income and selected financial information by operating segment for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                                          INVESTMENT
                                       RETAIL BANKING  ADVISORY SERVICES    ELIMINATIONS          TOTAL
-------------------------------------------------------------------------------------------------------------
                                                        (IN THOUSANDS)
1999
RESULTS OF OPERATIONS
   Total interest income                $   89,634        $    2,415        $    2,078        $   89,971
   Total interest expense                   35,200             1,162             2,078            34,284
   Net interest income after
      provision for loan loss               54,334             1,253                --            55,587
   Non-interest income                       2,285            20,436                --            22,721
   Non-interest expense                     40,637            20,400                --            61,037
-------------------------------------------------------------------------------------------------------------

   Income before tax                        15,982             1,289                --            17,271
   Income tax                                6,356               520                --             6,876
-------------------------------------------------------------------------------------------------------------

   Net income                           $    9,626        $      769                --        $   10,395
-------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL INFORMATION
   Total assets                         $1,639,856        $   41,841        $  354,124        $1,327,573
   Capital expenditures                      1,248               317                --             1,565
   Depreciation and amortization               937               419                --             1,356

1998
RESULTS OF OPERATIONS
   Total interest income                $   87,596        $    1,874        $    1,715        $   87,755
   Total interest expense                   37,470               815             1,715            36,570
   Net interest income after
     provision for loan loss                49,476             1,059                --            50,535
   Non-interest income                       2,289            19,848                --            22,137
   Non-interest expense                     38,217            18,714                --            56,931
-------------------------------------------------------------------------------------------------------------

   Income before tax                        13,548             2,193                --            15,741
   Income tax                                4,849               763                --             5,612
-------------------------------------------------------------------------------------------------------------

   Net income                           $    8,699        $    1,430                --        $   10,129
-------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL INFORMATION
   Total assets                         $1,594,164        $   40,384        $  336,859        $1,297,689
   Capital expenditures                        621               606                --             1,227
   Depreciation and amortization             1,022               393                --             1,415


1997
RESULTS OF OPERATIONS
   Total interest income                $   82,685        $    1,396        $       --        $   84,081
   Total interest expense                   40,463               533                --            40,996
   Net interest income after
     provision for loan loss                43,768               863                --            44,631
   Non-interest income                       1,564            18,653                --            20,217
   Non-interest expense                     25,303            17,401                --            42,704
-------------------------------------------------------------------------------------------------------------

   Income before tax                        20,029             2,115                --            22,144
   Income tax                                6,982               735                --             7,717
-------------------------------------------------------------------------------------------------------------

   Net income                           $   13,047        $    1,380                --        $   14,427
-------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL INFORMATION
   Total assets                         $1,044,993        $   28,229        $       --        $1,073,222
   Capital expenditures                      2,414               954                --             3,368
   Depreciation and amortization             1,080               299                --             1,379


18.  EARNINGS PER SHARE
For the purpose of computing weighted average shares outstanding, shares issued in the conversion on July 8, 1998 were assumed to have been outstanding since July 1, 1998. Earnings per share has been computed for the years ended December 31, 1999 and 1998 as follows:

                                                                                   1999                 1998
---------------------------------------------------------------------------------------------------------------------
                                                                          (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

BASIC EARNINGS PER SHARE:
---------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock (1)                                         $10,395               $ 3,360
Weighted average common shares outstanding                                         33,907                33,791
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Basic earnings per share                                                          $  0.31               $  0.10
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

DILUTED EARNINGS PER SHARE:
---------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock (1)                                         $10,395               $ 3,360
Weighted average common shares outstanding                                         33,907                33,791
Dilutive effect of restricted stock                                                   292                    --
---------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding for dilutive computation                34,199                33,791
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                                        $  0.30               $  0.10
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Net income for 1998 is for the six months ended 12/31/98


INDEPENDENT AUDITORS' REPORT

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS
UNITED COMMUNITY FINANCIAL CORP.

We have audited the accompanying consolidated statements of financial condition of United Community Financial Corp. (United Community) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of United Community's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of United Community and Butler Wick Corp., which has been accounted for as a pooling of interests as described in Note 2 to the consolidated financial statements. We did not audit the statement of financial condition of Butler Wick Corp. as of June 25, 1999, or the related statements of income, stockholders' equity and cash flows of Butler Wick Corp. for the years ended June 25, 1999 and June 26, 1998, which statements reflect total assets of $40.4 million as of June 25, 1999 and net income of $1.4 million for both of the respective years ended June 25, 1999 and June 26, 1998. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Butler Wick Corp. for such periods, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Community Financial Corp. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

CLEVELAND, OHIO
January 26, 2000