Form 10-K405, Exhibit 13
period 2001-12-31
UNITED COMMUNITY FINANCIAL CORP
filed 2002-03-29
CIK 707886

EXHIBIT 13

SELECTED FINANCIAL AND OTHER DATA

Selected financial condition data:	At December 31,

	2001	2000	1999	1998	1997

	(In thousands)
Total assets	$1,944,780	$1,300,199	$1,327,573	$1,297,689	$1,073,222

Cash and cash equivalents	205,883	45,972	111,445	172,409	36,404

Marketable securities:

Trading	8,352	5,933	7,657	2,804	2,475

Available for sale	51,081	98,445	161,904	112,200	39,545

Held to maturity	1,698	876	1,091	4,993	5,168

Mortgage-related securities:

Available for sale	67,069	91,731	113,559	98,890	62,416

Held to maturity	78,798	107,684	138,079	182,999	243,848

Loans, net	1,406,479	876,653	723,087	657,498	633,236

Loans held for sale, net	20,192	—	—	—	—

FHLB stock	18,760	13,793	12,825	11,958	11,136

Deposits	1,383,418	900,413	834,087	777,583	886,808

Other borrowed funds	271,631	114,317	213,578	26,727	17

Total equity	261,880	261,899	256,868	474,821	150,141

Summary of earnings:	Year Ended December 31,

	2001	2000	1999	1998	1997

	(In thousands)
Interest income	$113,989	$91,622	$89,971	$87,755	$84,081

Interest expense	57,047	44,104	34,284	36,570	40,996

Net interest income	56,942	47,518	55,687	51,185	43,085

Provision for (recovery of) loan loss allowances	2,495	300	100	650	(1,546)

Net interest income after provision for (recovery of) loan loss allowances	54,447	47,218	55,587	50,535	44,631

Noninterest income	28,449	24,754	22,721	22,137	20,217

Noninterest expenses (1)(2)(3)	57,708	54,307	61,037	56,931	42,704

Income before provision for income taxes	25,188	17,665	17,271	15,741	22,144

Provision for income taxes	9,509	6,051	6,876	5,612	7,717

Net income	$15,679	$11,614	$10,395	$10,129	$14,427

(1)	For the year ended December 31, 2000, noninterest expense included a $2.9 million gain on postretirement benefits curtailment and a $1.0 million loss on pension termination.

(2)	For the year ended December 31, 1999, noninterest expense included $6.4 million compensation expense as a result of the $6.00 per share special capital distribution paid on Recognition and Retention Plan (RRP) shares.

(3)	For the year ended December 31, 1998, noninterest expense included $11.8 million as a result of the contribution to the Home Savings and Loan Charitable Foundation (Foundation).

Selected financial ratios and other data:	At or for the Year Ended December 31,
	2001	2000	1999	1998	1997

Performance ratios: (1)

Return on average assets (2)	0.97%	0.92%	0.79%	0.83%	1.34%

Return on average equity (3)	6.03	4.47	2.46	3.41	10.10

Interest rate spread (4)	2.95	2.91	2.98	3.28	3.50

Net interest margin (5)	3.66	3.89	4.38	4.32	4.10

Noninterest expense to average assets	3.56	4.30	4.66	4.66	3.96

Efficiency ratio (6)	71.79	75.14	77.85	77.65	67.46

Average interest-earning assets to Average interest-bearing liabilities	119.23	127.08	152.09	133.59	115.34

Capital ratios:

Average equity to average assets	16.04	20.57	32.25	24.30	13.23

Equity to assets at year end	13.47	20.14	19.35	36.59	13.99

Tangible capital	9.07	14.51	26.75	26.80	13.47

Core capital	9.07	14.51	26.75	26.80	13.47

Risk-based capital	14.70	24.33	50.41	51.51	28.85

Asset quality ratios:

Nonperforming loans to loans at year end (7)	0.89	1.10	0.54	1.15	1.60

Nonperforming assets to average assets (8)	0.80	0.79	0.31	0.63	0.94

Nonperforming assets to total assets at year end (8)	0.67	0.77	0.30	0.59	0.95

Allowance for loan losses as a percent of loans	0.81	0.74	0.88	0.96	0.94

Allowance for loan losses as a percent of nonperforming loans (7)	92.13	67.79	164.86	84.62	59.02

Number of:

Loans	25,636	22,699	20,274	19,628	19,173

Deposits	164,753	115,785	106,196	105,426	108,663

Per share data: (9)

Basic earnings (10)	$0.49	$0.35	$0.31	$0.10	N/A

Diluted earnings (10)	0.48	0.35	0.30	0.10	N/A

Book value (11)	7.34	7.02	6.80	13.38	N/A

Dividend payout ratio (12)	62.50%	85.71%	100.00%	75.00%	N/A

(1)	Performance ratios for 2000 reflect the $2.9 million gain on postretirement benefits curtailment and the $1.0 million loss on pension termination. Performance ratios for 1999 reflect the $6.4 million employee benefit expense related to the $6.00 per share special capital distribution paid on the RRP shares. Performance ratios for 1998 reflect the $11.8 million contribution to the Foundation.

(2)	Net income divided by average total assets. Excluding the effects of the gain on postretirement benefits curtailment and the loss on pension termination, the return on average assets would have been 0.80% for the year ended December 31, 2000. Excluding the effect of the employee benefit expense related to the special capital distribution paid on the RRP shares, the return on average assets would have been 1.16% for the year ended December 31, 1999. Excluding the effect of the contribution to the Foundation, the return on average assets would have been 1.43% for the year ended December 31, 1998.

(3)	Net income divided by average total equity. Excluding the effects of the gain on postretirement benefits curtailment and the loss on pension termination, the return on average equity would have been 3.90% for the year ended December 31, 2000. Excluding the effect of the employee benefit expense related to the special capital distribution paid on the RRP shares, the return on average equity would have been 3.60% for the year ended December 31, 1999. Excluding the effect of the contribution to the Foundation, the return on average equity would have been 5.89% for the year ended December 31, 1998.

(4)	Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.

(5)	Net interest income as a percentage of average interest-earning assets.

(6)	Noninterest expense divided by the sum of net interest income and noninterest income. Excluding the effects of the gain on postretirement benefits curtailment and the loss on pension termination, the efficiency ratio would have been 78.22% for the year ended December 31, 2000. Excluding the effect of the employee benefit expense related to the special capital distribution paid on the RRP shares, the efficiency ratio would have been 69.52% for the year ended December 31, 1999. Excluding the effect of the contribution to the Foundation, the efficiency ratio would have been 61.73% for the year ended December 31, 1998.

(7)	Nonperforming loans consist of nonaccrual loans and restructured loans.

(8)	Nonperforming assets consist of nonperforming loans and real estate acquired in settlement of loans.

(9)	For purpose of displaying six months earnings per share for 1998, it is assumed the Conversion took place as of July 1, 1998.

(10)	Net income divided by average number of shares outstanding. Excluding the effects of the gain on postretirement benefits curtailment and the loss on pension termination, basic and diluted earnings per share would have been $0.31for the year ended December 31, 2000. Excluding the effect of the employee benefit expense related to the special capital distribution paid on the RRP shares, basic earnings per share would have been $0.45 and diluted earnings per share would have been $0.44 for the year ended December 31, 1999. Excluding the effect of the contribution to the Foundation, basic and diluted earnings per share would have been $0.32 for the year ended December 31, 1998.

(11)	Equity divided by number of shares outstanding.

(12)	Historical per share dividends declared and paid for the year divided by the diluted earnings per share for the year.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     United Community Financial Corp. (United Community) was incorporated for the purpose of owning all of the outstanding stock of The Home Savings and Loan Company of Youngstown, Ohio (Home Savings). On August 12, 1999, United Community acquired Butler Wick Corp. (Butler Wick), which was accounted for as a pooling of interests. Accordingly, the consolidated financial statements of United Community for all periods prior to the Butler Wick acquisition have been restated to include the results of Butler Wick. On July 1, 2001, United Community acquired Industrial Bancorp, Inc. (Industrial), which was accounted for as a purchase. Accordingly, the results of Industrial’s operations from the effective date of acquisition have been included in United Community’s 2001 financial statements. See note 2 to the consolidated financial statements for discussion of the acquisitions. The following discussion and analysis of the financial condition and results of operations of United Community and its subsidiaries should be read in conjunction with the consolidated financial statements, and the notes thereto, included in this Annual Report.

Changes in Financial Condition

     Total assets increased $644.6 million, or 49.6%, from $1.30 billion at December 31, 2000 to $1.94 billion at December 31, 2001, primarily as a result of the Industrial acquisition. Net loans increased $529.8 million, or 60.40%, net loans held for sale increased $20.2 million and cash and cash equivalents increased $159.9 million, or 347.8%. Decreases in securities of $97.7 million, or 32.1%, and margin accounts of $12.4 million, or 37.1%, and increases in deposits of $483.0 million, or 53.6%, and other borrowed funds of $157.3 million, or 137.6%, funded the increases in loans and cash and cash equivalents.

     Net loans increased $529.8 million, or 60.4%, to $1.4 billion at December 31, 2001, compared to $876.7 million at December 31, 2000, of which $380.1 million is attributable to the Industrial acquisition. The most significant increases were $360.4 million in real estate loans secured by one- to four-family residences, $36.6 million in multifamily real estate loans, $57.9 million in construction loans secured by one- to four-family residences, and $52.4 million in consumer loans. Home Savings anticipates continued growth in all loan categories, which will increase the risk of loan losses. Non-residential real estate lending is generally considered to involve a higher degree of risk than residential real estate lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties.

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

	December 31,

	2001		2000

		Percent		Percent
	Amount	of Total	Amount	of Total

	(Dollars in thousands)
Strip shopping centers	$37,052	24.16%	$29,613	21.46%

Office buildings	49,323	32.16	52,713	38.21

Warehouses	18,933	12.35	25,418	18.42

Hotel property	6,307	4.11	5,776	4.19

Light industrial manufacturing	14,529	9.47	15,826	11.47

Unimproved land	13,722	8.95	347	0.25

Nursing homes	7,010	4.57	—	—

Other	6,492	4.23	8,283	6.00

Total	$153,368	100.00%	$137,976	100.00%

     Home Savings became active in the secondary market during 2001. Net loans held for sale were $20.2 million at December 31, 2001 compared to no loans held for sale at December 31, 2000.

     Funds not currently utilized for general corporate purposes, including loan originations, enhanced customer services and possible acquisitions, are invested in overnight funds, investment securities and mortgage-related securities. Overnight funds increased $147.8 million, or 657.1%, to $170.3 million at December 31, 2001 compared to $22.5 million at December 31, 2000. Securities available for sale, which include both investment and mortgage-related securities, decreased $72.0 million, or 37.9%. Securities held to maturity, which also consist of investment securities and mortgage-related securities, decreased $28.1 million, or 25.9%. Trading securities, which consist of investment securities, increased $2.4 million, or 40.8%. This net decrease in securities was primarily used to fund an increase in net loans of $529.8 million.

     Total deposits increased $483.0 million, or 53.6%, from $900.4 million at December 31, 2000 to $1.4 billion at December 31, 2001, of which $313.6 million is attributable to the acquisition of Industrial. The increase is primarily due to new savings products introduced by Home Savings that offer competitive rates or other features. The deposit increase included a $294.8 million increase in certificate accounts, a $130.5 million increase in demand accounts and a $57.7 million increase in savings accounts.

     Other borrowed funds increased $157.3 million, or 137.6%, at December 31, 2001 compared to December 31, 2000, of which $30.0 million of borrowed funds is outstanding Federal Home Loan Bank Advances acquired from Industrial. The primary reason for the increase is $87.0 million borrowed from the Federal Home Loan Bank to fund the acquisition of Industrial. Other borrowed funds were used primarily to fund loan growth.

     Total shareholders’ equity decreased $19,000, or 0.01%, from December 31, 2000 to December 31, 2001. The decrease was primarily due to the quarterly dividend payments and treasury stock purchases, offset by earnings for the year and an increase in other comprehensive income. United Community acquired 1,604,126 shares of common stock for $11.0 million during the year ended December 31, 2001. United Community has remaining authorization to purchase 1,688,032 shares as of December 31, 2001. Book value per share was $7.34 as of December 31, 2001.

Comparison of Operating Results for the Years Ended December 31, 2001 and December 31, 2000

Net Income—Net income for the year ended December 31, 2001 was $15.7 million, compared to $11.6 million for the year ended December 31, 2000. The primary reason for the increase was a $9.4 million increase in net interest income and a $3.7 million increase in noninterest income. These increases were partially offset by a $3.4 million increase in noninterest expense and a $2.2 million increase in the provision for loan loss allowances. Diluted earnings per share for the year ended December 31, 2001 were $0.48 compared to diluted earnings per share of $0.35 for the year ended December 31, 2000.

Net Interest Income—Net interest income increased $9.4 million, or 19.8%, to $56.9 million in 2001 from $47.5 million for 2000. Total interest income increased $22.4 million and interest expense increased $12.9 million. The increase in total interest income was primarily due to an increase in interest on loans of $30.1 million, which was partially offset by a decrease in interest earned on securities of $8.1 million and a decrease in income on margin accounts of $1.8 million. The average balance of interest-earning assets increased $335.4 million for the year ended December 31, 2001 compared to 2000. The average yield on interest-earning assets decreased to 7.32% in 2001 compared to 7.50% in 2000. The increase in interest expense was primarily due to an increase in interest expense on deposits of $12.6 million, due to an increase in the weighted average balance of deposits. The average balance of interest-bearing liabilities increased $344.6 million, or 35.8%, and the average rate paid decreased to 4.37% for 2001 from 4.59% for 2000. The interest rate spread increased 4 basis points to 2.95% for 2001 from 2.91% for 2000 as a result of the 22 basis point decrease in the cost of interest-bearing liabilities partially offset by a 18 basis point decrease in the yield on interest-earning assets.

Provision for Loan Losses—Provisions for loan losses are charged to operations to bring the total allowance for loan losses to a level considered by management to be adequate to provide for possible estimated losses based on management’s evaluation of such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral, changes in the composition of the loan portfolio and prior loan loss experience. The provision for loan loss allowance was $2.5 million in 2001 compared to a provision of $300,000 in 2000. The primary reasons for the increase in the provision is the loan growth experienced in 2001, an increase in nonperforming loans of $2.8 million from December 31, 2000 to December 31, 2001, an increase in delinquencies, current economic conditions and loans originated in new market areas. Additional factors that contributed to the increase in the provision during the fourth quarter include a shift in the mix of the portfolio and an increase in loans on the watch list. The allowance for loan losses totaled $11.5 million at December 31, 2001, which was 0.80% of total loans and 92.13% of nonperforming loans.

Noninterest Income—Noninterest income increased $3.7 million, or 14.9%, to $28.4 million for the year ended December 31, 2001, from $24.8 million for the year ended December 31, 2000. The increase was primarily due to an increase of $5.5 million recognized on the sale of loans and a $2.2 million increase in service fees and other charges. These increases were partially offset by a $3.8 million decline in commission income and a $1.1 million decrease in gains recognized on trading securities in 2001.

Noninterest Expense—Noninterest expense increased $3.4 million to $57.7 million for 2001, from $54.3 million in 2000. The primary reasons for the increase are a $1.6 million increase in equipment and data processing, a $1.7 million increase in the amortization of the core deposit intangible related to the Industrial acquisition and a $1.1 million increase in other expenses. These increases were partially offset by a $1.7 million decline in salaries and employee benefits primarily due to lower commissions earned at Butler Wick and a $1.7 million decline in franchise tax due to lower equity for Home Savings in 2001 compared to 2000. A $2.9 million gain on the curtailment of postretirement benefits and a $1.8 million loss on the termination of the Home Savings’ pension plan, which both occurred in 2000, also contributed to the change in noninterest expense.

Federal Income Taxes—Federal income taxes increased $3.5 million, or 57.1%, in 2001 compared to 2000, primarily due to higher pretax income in 2001. The effective tax rate was 38% in 2001 and 34% in 2000. Refer to Note 12 to the consolidated financial statements for a further analysis of the effective tax rate.

Comparison of Operating Results for the Years Ended December 31, 2000 and December 31, 1999

Net Income—Net income for the year ended December 31, 2000 was $11.6 million, compared to $10.4 million for the year ended December 31, 1999. The primary reasons for the increase were a $6.7 million decrease in noninterest expense, primarily due to the recognition in 1999 of a $6.4 million one-time compensation expense for the United Community Recognition and Retention Plan (RRP) due to the special capital distribution and a $2.9 million gain recognized on the curtailment of postretirement benefits in 2000, which were partially offset by a $1.0 million loss due to the termination of the Home Savings pension plan. Another component of the increase in earnings was a $2.0 million increase in noninterest income due to increases in commissions and service fees and other charges. These increases were partially offset by a $8.2 million decrease in net interest income primarily due to increases in interest expense on deposits and other borrowed funds. Diluted earnings per share for the year ended December 31, 2000 were $0.35 compared to diluted earnings per share of $0.30 for the year ended December 31, 1999.

Net Interest Income—Net interest income decreased $8.2 million, or 14.7%, to $47.5 million in 2000 from $55.7 million for 1999. Total interest income increased $1.7 million and interest expense increased $9.8 million. The increase in total interest income was primarily due to an increase in interest on loans of $8.3 million and an increase in interest on margin accounts of $1.4 million, which were partially offset by a decrease in interest earned on securities of $4.1 million and a decrease in income on other interest-earning assets of $4.0 million. The average balance of interest-earning assets decreased $48.6 million for the year ended December 31, 2000 compared to 1999. The average yield on interest-earning assets increased to 7.50% in 2000 compared to 7.08% in 1999. The increase in interest expense was due to an increase in interest expense on deposits of $5.0 million and an increase in expense on borrowed funds of $4.9 million. The increase in deposits was due to increases in the weighted average interest rate and the average balance and the increase in expense on other borrowed funds was due to an increase in the average balance. The average balance of interest-bearing liabilities increased $126.2 million, or 15.1%, and the average rate paid increased to 4.59% for 2000 from 4.10% for 1999. The interest rate spread decreased 7 basis points to 2.91% for 2000 from 2.98% for 1999 as a result of the 49 basis point increase in the cost of interest-bearing liabilities substantially offset by a 42 basis point increase in the yield on interest-earning assets.

Provision for Loan Losses—Due to growth in the loan portfolio and an increase in nonperforming loans and delinquency rates, the provision for loan loss allowance was $300,000 in 2000 compared to a provision of $100,000 in 1999. The allowance for loan losses totaled $6.6 million at December 31, 2000, which was 0.74% of total loans.

Noninterest Income—Noninterest income increased $2.0 million, or 8.9%, to $24.7 million for the year ended December 31, 2000, from $22.7 million for the year ended December 31, 1999. The increase was primarily due to an increase in the commissions and service fees and other charges of $990,000 and $963,000, respectively, primarily due to an increase in securities transactions and trust services to Butler Wick customers. These increases were partially offset by a $340,000 decrease in gains recognized on trading securities in 2000.

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

Federal Income Taxes—Federal income taxes decreased $825,000, or 12.0%, in 2000 compared to 1999, primarily due to a $400,000 valuation allowance booked in 1999 and tax benefits of filing a consolidated return in 2000. The effective tax rate was 34% in 2000 and 40% in 1999. Refer to Note 12 to the consolidated financial statements for a further analysis of the effective tax rate.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

	Year ended December 31,

	2001			2000			1999

	Average	Interest		Average	Interest		Average	Interest
	outstanding	earned/	Yield/	outstanding	earned/	Yield/	outstanding	earned/	Yield/
	balance	paid	rate	balance	paid	rate	balance	paid	rate

				(Dollars in thousands)
Interest-earning assets:

Net loans (1)	$1,185,202	$92,933	7.84%	$785,437	$62,836	8.00%	$689,170	$54,564	7.92%

Net loans held for sale	12,440	886	7.12	—	—	—	—	—	—

Mortgage-related securities:

Available for sale	86,722	5,200	6.00	103,630	6,737	6.50	112,112	6,994	6.24

Held to maturity	93,777	6,355	6.78	124,900	8,651	6.93	157,108	10,946	6.97

Marketable securities:

Trading	6,359	151	2.37	6,325	145	2.29	4,300	134	3.12

Available for sale	65,935	3,664	5.56	134,355	7,896	5.88	166,465	9,409	5.65

Held to maturity	893	45	5.04	1,009	62	6.14	1,938	115	5.93

Margin accounts	26,637	1,774	6.66	41,288	3,565	8.63	29,297	2,207	7.53

Other interest-earning assets	79,828	2,981	3.73	25,444	1,730	6.80	110,644	5,602	5.06

Total interest-earning assets	1,557,793	113,989	7.32	1,222,388	91,622	7.50	1,271,034	89,971	7.08

Noninterest-earning assets	64,049			41,214			39,116

Total assets	$1,621,842			$1,263,602			$1,310,150

Interest-bearing liabilities:

Deposits:

Checking accounts	$184,120	5,446	2.96	$145,649	4,167	2.86	$128,905	3,131	2.43

Savings accounts	228,485	5,212	2.28	213,342	5,271	2.47	223,438	5,533	2.48

Certificates of deposit	696,633	37,353	5.36	467,823	25,956	5.55	427,937	21,768	5.09

Other borrowed funds	197,294	9,036	4.58	135,108	8,710	6.45	55,438	3,852	6.95

Total interest-bearing liabilities	1,306,532	57,047	4.37	961,922	44,104	4.59	835,718	34,284	4.10

Noninterest-bearing liabilities	55,088			41,699			51,924

Total liabilities	1,361,620			1,003,621			887,642

Equity	260,222			259,981			422,508

Total liabilities and equity	$1,621,842			$1,263,602			$1,310,150

Net interest income and interest rate spread		$56,942	2.95%		$47,518	2.91%		$55,687	2.98%

Net interest margin			3.66%			3.89%			4.38%

Average interest-earning assets to average interest-bearing liabilities			119.23%			127.08%			152.09%

(1)	Nonaccrual loans are included in the average balance.

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

	Year ended December 31,

	2001 vs. 2000			2000 vs. 1999

	Increase			Increase
	(decrease) due to		Total	(decrease) due to		Total
			increase			increase
	Rate	Volume	(decrease)	Rate	Volume	(decrease)

	(In thousands)
Interest-earning assets:

Loans	$(1,223)	$31,320	$30,097	$576	$7,696	$8,272

Loans held for sale	—	886	886

Mortgage-related securities:

Available for sale	(330)	(1,207)	(1,537)	322	(579)	(257)

Held to maturity	(183)	(2,113)	(2,296)	(64)	(2,231)	(2,295)

Marketable securities:

Trading	5	1	6	(14)	25	11

Available for sale	(409)	(3,823)	(4,232)	393	(1,906)	(1,513)

Held to maturity	(10)	(7)	(17)	4	(57)	(53)

Margin accounts	(702)	(1,089)	(1,791)	357	1,001	1,358

Other interest-earning assets	(334)	1,585	1,251	3,108	(6,980)	(3,872)

Total interest-earning assets	$3,186	$25,553	22,367	$4,682	$(3,031)	1,651

Interest-bearing liabilities:

Checking accounts	145	1,134	1,279	599	437	1,036

Savings accounts	(788)	729	(59)	(13)	(249)	(262)

Certificates of deposit	(840)	12,237	11,397	2,066	2,122	4,188

Other borrowed funds	(553)	879	326	(257)	5,115	4,858

Total interest-bearing liabilities	$(2,036)	$14,979	12,943	$2,395	$7,425	9,820

Change in net interest income			$9,424			$(8,169)

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

United Community is subject to minimal equity price risk because its investment in equity securities, other than stock in the FHLB of Cincinnati, is only 0.61% of total assets. United Community is not affected by foreign currency exchange rate risk or commodity price risk.

Quantitative Aspects of Market Risk. As part of its interest rate risk analysis, Home Savings uses the “net portfolio value” (NPV) methodology adopted by the OTS as part of its capital regulations. Home Savings obtains quarterly rate shock risk reports prepared by an outside consulting firm that specializes in interest rate risk assessments. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV and net interest income that would result from various levels of theoretical basis point changes in market interest rates.

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

Year Ended December 31, 2001

				NPV as % of portfolio		Next 12 months
Change	Net portfolio value			value of assets		Net interest income
in rates
(Basis points)	$ Amount	$ Change	% Change	NPV Ratio	Change in %	$ Change	% Change

(Dollars in thousands)
+300	$161,540	$(97,516)	(37.64)%	9.22%	(4.42)%	$(12,781)	(20.68)%

+200	197,038	(62,018)	(23.94)	10.93	(2.71)	(8,487)	(13.74)

+100	230,742	(28,314)	(10.93)	12.45	(1.19)	(4,551)	(7.36)

Static	259,056	—	—	13.64	—	—	—

(100)	263,862	4,806	1.86	13.73	0.09	942	1.52

(200)	256,439	(2,617)	(1.01)	13.30	(0.34)	806	1.30

(300)	245,353	(13,703)	(5.29)	12.73	(0.91)	(720)	(1.16)

Year Ended December 31, 2000

				NPV as % of portfolio		Next 12 months
Change	Net portfolio value			value of assets		Net interest income
in rates
(Basis points)	$ Amount	$ Change	% Change	NPV Ratio	Change in %	$ Change	% Change

(Dollars in thousands)
+300	$149,982	$(64,325)	(30.02)%	13.55%	(4.14)%	$(6,135)	(14.40)%

+200	171,431	(42,876)	(20.01)	15.02	(2.67)	(3,997)	(9.38)

+100	193,800	(20,507)	(9.57)	16.46	(1.23)	(1,928)	(4.52)

Static	214,307	—	—	17.69	—	—	—

(100)	221,943	7,636	3.56	17.99	0.30	1,013	2.38

(200)	216,714	2,407	1.12	17.42	(0.27)	274	0.64

(300)	214,534	227	0.11	17.06	(0.63)	(563)	(1.32)

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

     The Board of Directors and management of Home Savings believe that certain factors afford Home Savings the ability to operate successfully despite its exposure to interest rate risk. Home Savings manages its interest rate risk by maintaining capital in excess of regulatory requirements. See “Liquidity and Capital.”

Potential Impact of Changes in Interest Rates. Home Savings’ profitability depends to a large extent on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most financial institutions, Home Savings’ short-term interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. Home Savings’ interest-earning assets consist primarily of long-term, fixed-rate and adjustable-rate mortgage loans and investments which adjust more slowly to changes in interest rates than its interest bearing liabilities which are primarily deposits. Accordingly, Home Savings’ earnings could be adversely affected during periods of rising interest rates.

Liquidity and Capital

     United Community’s liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended December 31, 2001, 2000 and 1999.

	Years ended December 31,

	2001	2000	1999

	(In thousands)
Net income	$15,679	$11,614	$10,395

Adjustments to reconcile net income to net cash from operating activities	(12,271)	6,562	953

Net cash (used in) provided by operating activities	3,408	18,176	11,348

Net cash used in investing activities	(97,329)	(37,365)	(89,097)

Net cash provided by (used in) financing activities	253,832	(46,284)	17,320

Net change in cash and cash equivalents	159,911	(65,473)	(60,429)

Cash and cash equivalents at beginning of year	45,972	111,445	171,874

Cash and cash equivalents at end of year	$205,883	$45,972	$111,445

     The principal sources of funds for United Community are deposits, loan repayments, maturities of securities, borrowings from financial institutions and other funds provided by operations. Home Savings also has the ability to borrow from the FHLB. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions and competition. Investments in liquid assets maintained by United Community, Home Savings and Butler Wick are based upon management’s assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset and liability management program. At December 31, 2001, approximately $541 million of Home Savings’ certificates of deposit are expected to mature within one year. Based on past experience and Home Savings’ prevailing pricing strategies, management believes that a substantial percentage of such certificates will be renewed with Home Savings at maturity, although there can be no assurance that this will occur.

     The Board of Directors has authorized an ongoing program to purchase shares of United Community’s common stock to fund employee benefit programs, stock options and award programs and other corporate purposes. These purchases can be made in the open market or negotiated transactions, from time to time, depending on market conditions. United Community acquired 1,604,126 shares of common stock for $11.0 million and 483,500 shares of common stock for $3.3 million during the years ended December 31, 2001 and 2000, respectively. United Community has remaining authorization to repurchase 1,688,032 shares as of December 31, 2001.

     Home Savings is required by OTS regulations to meet certain minimum capital requirements. Current capital requirements call for tangible capital of 1.5% of adjusted tangible assets, core capital (which for Home Savings consists solely of tangible capital) of 4.0% of adjusted total assets and risk-based capital (which for Home Savings consists of core capital and general valuation allowances) of 8% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk).

     The following table summarizes Home Savings’ regulatory capital requirements and actual capital at December 31, 2001.

					Excess of actual capital		Applicable
	Actual capital		Current requirement		over current requirement		asset base

	Amount	Percent	Amount	Percent	Amount	Percent	Total

	(Dollars in thousands)
Tangible capital	$168,233	9.07%	$27,836	1.50%	$140,397	7.57%	$1,855,702

Core capital	168,233	9.07	74,228	4.00	94,005	5.07	1,855,702

Risk-based capital	178,196	14.70	96,961	8.00	81,235	6.70	1,212,016

Accounting and Reporting Developments

     A discussion of recently issued accounting pronouncements and their impact on United Community’s Consolidated Financial Statements is provided on page 30 in Note 1 of the Notes to Consolidated Financial Statements.

Market Price and Dividends

There were 37,754,086 common shares of United Community stock issued and 35,567,586 shares outstanding as of February 28, 2002. United Community’s common shares traded on The Nasdaq Stock Market® under the symbol UCFC. Quarterly stock prices and dividends declared are shown in the following table.

	First	Second	Third	Fourth		First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter		Quarter	Quarter	Quarter	Quarter

2001:					2000:

High	$7.063	$8.700	$8.200	$7.700	High	$9.938	$6.969	$6.688	$7.031

Low	6.422	6.250	6.800	6.600	Low	6.719	5.500	5.813	6.125

Close	6.625	8.700	7.050	7.200	Close	6.969	6.656	6.563	6.938

Dividends					Dividends
declared					declared
and paid	0.075	0.075	0.075	0.075	and paid	0.075	0.075	0.075	0.075

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,

	2001	2000

	(Dollars in thousands)
Assets

Cash and deposits with banks	$35,587	$23,479

Federal funds sold and other	170,296	22,493

Total cash and cash equivalents	205,883	45,972

Marketable securities:

Trading (amortized cost of $8,352 and $5,927, respectively)	8,352	5,933

Available for sale (amortized cost of $49,960 and $98,267, respectively)	51,081	98,445

Held to maturity (fair value of $1,695 and $900, respectively)	1,698	876

Mortgage-related securities:

Available for sale (amortized cost of $66,033 and $92,059, respectively)	67,069	91,731

Held to maturity (fair value of $80,644 and $108,229, respectively)	78,798	107,684

Loans, net (including allowance for loan losses of $11,480 and $6,553, respectively)	1,406,479	876,653

Loans held for sale, net	20,192	—

Margin accounts	20,979	33,361

Federal Home Loan Bank stock	18,760	13,793

Premises and equipment	17,481	11,939

Accrued interest receivable	9,575	7,701

Real estate owned	477	359

Goodwill	19,664	—

Core deposit intangible	6,312	—

Other assets	11,980	5,752

Total assets	$1,944,780	$1,300,199

Liabilities and Shareholders’ Equity

Liabilities

Deposits	$1,383,418	$900,413

Other borrowed funds	271,631	114,317

Advance payments by borrowers for taxes and insurance	5,760	4,152

Accrued interest payable	2,983	2,933

Accrued expenses and other liabilities	19,108	16,485

Total liabilities	1,682,900	1,038,300

Shareholders’ Equity

Preferred stock-no par value; 1,000,000 shares authorized and unissued	—	—

Common stock—no par value; 499,000,000 shares authorized; 37,754,086 and 37,316,997 shares issued	136,903	136,967

Retained earnings	160,915	155,026

Other comprehensive income (loss)	1,402	(98)

Unearned compensation	(22,988)	(26,674)

Treasury stock, at cost, 2,086,500 and 483,500 shares, respectively	(14,352)	(3,322)

Total shareholders’ equity	261,880	261,899

Total liabilities and shareholders’ equity	$1,944,780	$1,300,199

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,

	2001	2000	1999

	(Dollars in thousands, except per share data)
Interest income

Loans	$92,933	$62,836	$54,564

Loans held for sale	886	—	—

Mortgage-related securities:

Available for sale	5,200	6,737	6,994

Held to maturity	6,355	8,651	10,946

Marketable securities:

Trading	151	145	134

Available for sale	3,664	7,896	9,409

Held to maturity	45	62	115

Margin accounts	1,774	3,565	2,207

FHLB stock dividend	1,078	968	867

Other interest-earning assets	1,903	762	4,735

Total interest income	113,989	91,622	89,971

Interest expense

Interest expense on deposits	48,011	35,394	30,432

Interest expense on other borrowed funds	9,036	8,710	3,852

Total interest expense	57,047	44,104	34,284

Net interest income	56,942	47,518	55,687

Provision for loan loss allowance	2,495	300	100

Net interest income after provision for loan loss allowance	54,447	47,218	55,587

Noninterest income

Commissions	13,411	17,176	16,186

Service fees and other charges	7,757	5,607	4,644

Underwriting and investment banking	1,316	646	636

Net gains (losses):

Mortgage-related securities	140	115	40

Marketable securities	252	36	(62)

Trading securities	(869)	241	581

Loans sold	5,450	—	—

Other	37	(2)	(4)

Other income	955	935	700

Total noninterest income	28,449	24,754	22,721

Noninterest expenses

Salaries and employee benefits	34,528	36,193	43,348

Gain on postretirement curtailment	—	(2,928)	—

Loss on pension termination	—	1,008	—

Occupancy	2,575	2,093	2,031

Equipment and data processing	7,378	5,807	5,148

Deposit insurance premiums	187	168	458

Franchise tax	2,010	3,710	1,897

Advertising	1,938	1,924	1,455

Amortization of core deposit intangible	1,671	—	—

Acquisition expense	—	—	478

Other expenses	7,421	6,332	6,222

Total noninterest expenses	57,708	54,307	61,037

Income before income taxes	25,188	17,665	17,271

Income taxes	9,509	6,051	6,876

Net income	$15,679	$11,614	$10,395

Earnings Per Share

Basic	$0.49	$0.35	$0.31

Diluted	$0.48	$0.35	$0.30

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Accumulated
				Other
	Shares	Common	Retained	Comprehensive	Unearned	Treasury
	Outstanding	Stock	Earnings	Income (loss)	Compensation	Stock	Total

	(In thousands, except per share data)
Balance December 31, 1998	36,416	$345,872	$154,078	$733	$25,862	$—	$474,821

Adjustment to convert Butler Wick to a calendar year end (1)	—	—	(825)	—	—	—	(825)

Balance January 1, 1999	36,416	345,872	153,253	733	(25,862)	—	473,996

Comprehensive income:

Net income	—	—	10,395	—	—	—	10,395

Change in net unrealized (loss) on securities, net of taxes of ($2,012)	—	—	—	(3,736)	—	—	(3,736)

Comprehensive income	—	—	10,395	(3,736)	—	—	6,659

Issuance of common shares for RRP	1,342	16,444	—	—	(16,444)	—	—

Amortization of restricted common stock compensation	—	—	—	—	10,293	—	10,293

Shares distributed by ESOP trust	—	742	—	—	1,822	—	2,564

Special capital distribution, $6.00 per share	—	(226,549)	—	—	—	—	(226,549)

Dividends paid, $0.30 per share	—	—	(10,095)	—	—	—	(10,095)

Balance December 31, 1999	37,758	136,509	153,553	(3,003)	(30,191)	—	256,868

Comprehensive income:

Net income	—	—	11,614	—	—	—	11,614

Change in net unrealized (loss) on securities, net of taxes of $1,565	—	—	—	2,905	—	—	2,905

Comprehensive income	—	—	11,614	2,905	—	—	14,519

Issuance of common shares for RRP	46	295	—	—	(295)	—	—

Amortization of restricted common stock compensation	—	54	—	—	1,964	—	2,018

Forfeiture of restricted common stock	(3)	(25)	—	—	25	—	—

Shares distributed by ESOP trust	—	134	—	—	1,823	—	1,957

Purchase of treasury stock	(484)	—	—	—	—	(3,322)	(3,322)

Dividends paid, $0.30 per share	—	—	(10,141)	—	—	—	(10,141)

Balance December 31, 2000	37,317	136,967	155,026	(98)	(26,674)	(3,322)	261,899

Comprehensive income:

Net income	—	—	15,679	—	—	—	15,679

Change in net unrealized gain on securities, net of taxes of $808	—	—	—	1,500	—	—	1,500

Comprehensive income	—	—	15,679	1,500	—	—	17,179

Amortization of restricted common stock compensation	—	62	—	—	1,622	—	1,684

Forfeiture of restricted common stock	(46)	(290)	—	—	242	—	(48)

Shares distributed by ESOP trust	—	164	—	—	1,822	—	1,986

Purchase of treasury stock	(1,604)	—	—	—	—	(11,038)	(11,038)

Reissuance of common stock	1	—	—	—	—	8	8

Dividends paid, $0.30 per share	—	—	(9,790)	—	—	—	(9,790)

Balance December 31, 2001	35,668	$136,903	$160,915	$1,402	$(22,988)	$(14,352)	$261,880

(1)	Butler Wick reported on a June 25, 1999 fiscal year end. Adjustment reflects Butler Wick activity for the six months ended June 25, 1999.

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2001	2000	1999

	(In thousands)
Cash Flows from Operating Activities

Net income	$15,679	$11,614	$10,395

Adjustments to reconcile net income to net cash Provided by operating activities:

Provision for loan loss allowances	2,495	300	100

Loss on pension termination	—	1,008	—

Gain on postretirement curtailment	—	(2,928)	—

Net (gains) losses	(5,895)	(149)	25

Accretion of discounts and amortization of premiums	(2,095)	(447)	(472)

Depreciation	2,223	1,573	1,356

FHLB stock dividends	(1,078)	(968)	(867)

Decrease (increase) in interest receivable	621	646	(1,032)

(Decrease) increase in interest payable	(734)	(1,235)	3,404

Increase in other assets	(4,620)	(907)	(1,362)

Increase in other liabilities	3,419	4,580	4,511

(Increase) decrease in trading securities	(2,419)	1,724	(4,294)

Amortization of restricted stock compensation	1,636	2,018	10,293

Decrease (increase) in margin accounts	12,382	(610)	(13,272)

Increase in loans held for sale	(20,192)	—	—

ESOP compensation	1,986	1,957	2,563

Net cash provided by operating activities	3,408	18,176	11,348

Cash Flows from Investing Activities

Proceeds from principal repayments and maturities of:

Mortgage-related securities held to maturity	27,385	26,718	44,898

Mortgage-related securities available for sale	37,693	23,464	27,353

Marketable securities held to maturity	1,300	693	5,000

Marketable securities available for sale	69,308	77,632	27,500

Proceeds from sale of:

Mortgage-related securities available for sale	15,839	2,292	4,951

Mortgage-related securities held to maturity	1,454	3,757	—

Marketable securities available for sale	6,596	25,601	23,965

Loans	183,084	—	—

Real estate owned	839	—	—

Purchases of:

Mortgage-related securities available for sale	(27,555)	(1,195)	(50,532)

Marketable securities available for sale	(15,335)	(38,212)	(105,243)

Marketable securities held to maturity	(2,082)	(476)	(691)

Net cash paid for acquisition	(69,844)	—	—

Net principal disbursed on loans	(312,206)	(141,391)	(64,970)

Loans purchased	(11,036)	(12,274)	—

Purchases of premises and equipment	(2,769)	(4,262)	(1,565)

Other	—	288	237

Net cash used in investing activities	(97,329)	(37,365)	(89,097)

Cash Flows from Financing Activities

Net increase (decrease) in Now, savings and money market accounts	97,277	(16,114)	33,539

Net increase in certificates of deposit	70,050	82,440	22,966

Net increase in advance payments by borrowers for taxes and insurance	319	114	84

Proceeds from FHLB advances	193,000	—	—

Repayment of FHLB advances	(20,000)	—	—

Net (decrease) increase in other borrowed funds	(65,994)	(99,261)	197,375

Special capital distribution	—	—	(226,549)

Dividends paid	(9,790)	(10,141)	(10,095)

Proceeds from exercise of stock options	8	—	—

Purchase of treasury stock	(11,038)	(3,322)	—

Net cash provided by (used in) financing activities	253,832	(46,284)	17,320

Increase (decrease) in cash and cash equivalents	159,911	(65,473)	(60,429)

Cash and cash equivalents, beginning of year	45,972	111,445	172,409

Adjustment to convert Butler Wick to a calendar year end (1)	—	—	(535)

Cash and cash equivalents, end of year	$205,883	$45,972	$111,445

(1)	Butler Wick reported on a June 25, 1999 fiscal year end. Adjustment reflects Butler Wick activity for the six months ended June 25, 1999.

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

Nature of Operations

     United Community was incorporated under Ohio law in February 1998 by Home Savings in connection with the conversion of Home Savings from an Ohio mutual savings and loan association to an Ohio capital stock savings and loan association (Conversion). Upon consummation of the Conversion on July 8, 1998, United Community became the unitary savings and loan holding company for Home Savings. The business of Home Savings is providing consumer and business banking service to its market area in northeastern Ohio. At the end of 2001, Home Savings was doing business through 29 full-service banking branches and 4 loan production offices. Loans and deposits are primarily generated from the areas where banking branches are located. Home Savings derives its income predominantly from interest on loans, securities, and to a lesser extent, noninterest income. Home Savings’ principal expenses are interest paid on deposits and normal operating costs. Home Savings’ operations are principally in the savings and loan industry. Consistent with internal reporting Home Savings’ operations are reported in one operating segment, which is retail banking. On August 12, 1999, United Community acquired Butler Wick, the parent company for three wholly-owned subsidiaries: Butler Wick & Co., Inc., Butler Wick Asset Management Company and Butler Wick Trust Company. Butler Wick has 12 office locations providing a full range of investment alternatives for individuals, companies and not-for-profit organizations throughout northeastern Ohio and western Pennsylvania. Butler Wick’s operations are reported in a separate operating segment, which is investment advisory services.

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

Investment and Mortgage-related Securities

     Securities are classified as available for sale, held to maturity or trading upon their acquisition. Securities classified as available for sale are carried at estimated fair value with the unrealized holding gain or loss reflected as a component of equity, net of taxes. Securities classified as held to maturity are carried at amortized cost. Securities classified as trading are carried at estimated fair market value with the market value adjustment reflected on the statement of income. Premiums and discounts are recognized in interest income over the period to maturity by the level yield method. Realized gains or losses on the sale of debt securities are recorded based on the amortized cost of the specific securities sold. Security sales are recorded on a trade date basis. Securities are written down to fair value when a decline in fair value is not temporary. Other securities such as Federal Home Loan Bank stock are carried at cost.

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

Allowance for Loan Losses

     The allowance for loan losses is established at a level believed adequate by management to absorb probable losses in the loan portfolio. Management’s determination of the adequacy of the allowance is based upon estimates derived from an analysis of individual credits, prior and current loss experience, loan portfolio delinquency levels, overall growth in the loan portfolio and current economic conditions. Consequently, these estimates are particularly susceptible to changes that could result in a material adjustment to results of operations. The provision for loan losses represents a charge against current earnings in order to maintain the allowance for loan losses at an appropriate level.

     In determining the adequacy of the allowance for loan loss, management reviews and evaluates on a quarterly basis the necessity of a reserve for individual loans classified by management. Management determines the specifically allocated reserve for a classified loan based on its estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow, and legal options available to Home Savings. Once a review is completed, the Home Savings Asset Classification Committee determines the need for a specific reserve and allocates the reserve to the loan. Other loans not specifically reviewed by management are evaluated using the loss ratio calculated by type of loan. The loss ratio factors consider the homogeneous nature of the loans, the geographical lending areas involved, regulatory examination findings, specific grading systems applied and any other known factors which may impact the ratios used. Specific reserves on individual loans and historical ratios are reviewed quarterly and adjusted as necessary based on subsequent collections, loan upgrades or downgrades, nonperforming trends or actual principal charge-off. When evaluating the adequacy of the allowance for loan losses, consideration is given to geographic concentration and the closely associated effect changing economic conditions have on Home Savings.

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

Servicing Assets

     Servicing assets represent the allocated value of retained servicing rights on loans sold or securitized. Servicing assets are expensed in proportion to, and over the period of estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and, secondarily, as to prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market based assumptions. Any impairment of a grouping is reported as a valuation allowance.

Intangibles

     Purchased intangibles, primarily goodwill and core deposit value, are recorded at cost. Core deposit value is amortized over the estimated life of six years. Goodwill is evaluated for impairment on a periodic basis.

Long-term Assets

     Premises and equipment and other long –term assets are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

Securitizations

Mortgage loans have been securitized with Freddie Mac. The securitization is recorded as a sale when control has been relinquished, with a gain or loss recorded on the sale. The gain or loss is calculated based on the cash received versus the carrying value of the assets transferred. If some interests, such as servicing assets and cash reserve accounts, are retained, the carrying value of all assets sold and retained is allocated to each asset based on fair value at sale date. Fair values are based on market quotes or on the present value of future expected cash flows using estimates of credit losses, prepayment rates, interest rates, and discount rates.

Stock Compensation

     Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method of SFAS No. 123 to measure expense for options granted after 1994, using an option pricing model to estimate fair value.

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

Employee Stock Ownership Plan

     The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

Earnings Per Share

     Basic Earnings Per Share (EPS) are based on the weighted average number of common shares outstanding during the year. Diluted EPS are based on the weighted average number of common shares and common share equivalents outstanding during the year. See further discussion at Note 20.

Statements of Cash Flows

     For purposes of the statement of cash flows, United Community considers all highly liquid investments with a term of three months or less to be cash equivalents. Net cash flows are reported for loan and deposit transactions.

Loss Contingencies

     Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Fair Value of Financial Instruments

     Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 16. Fair value estimates involve uncertainties and matters of significant judgement regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

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

     Butler Wick’s customer securities activities are transacted on either a cash or margin basis. In margin transactions, Butler Wick extends credit to its customers, subject to various regulatory and internal margin requirements, collateralized by cash and securities in customer’s accounts. In connection with these activities, Butler Wick executes and clears customer transactions involving the sale of securities not yet purchased, substantially all of which are transacted on a margin basis subject to individual exchange regulations. Such transactions may expose Butler Wick to significant off-balance-sheet risk in the event margin requirements are not sufficient to fully cover losses that customers may incur. In the event the customer fails to satisfy its obligations, Butler Wick may be required to purchase or sell financial instruments at prevailing market prices to fulfill the customer’s obligations. Butler Wick seeks to control the risks associated with its customers’ activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. Butler Wick monitors required margin levels daily and, pursuant to such guidelines, requires the customer to deposit additional collateral or to reduce positions when necessary.

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

New Accounting Standards

     In June 2001, FASB issued SFAS No. 141, “Business Combinations.” SFAS No. 141 requires all business combinations within its scope to be accounted for using the purchase method, rather than the pooling-of-interests method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. United Community completed the acquisition of Industrial Bancorp on July 1, 2001, which it accounted for using the purchase method.

     Also in June 2001, FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which addresses the accounting for such assets arising from prior and future business combinations. Upon the adoption of this Statement, goodwill arising from business combinations will no longer be amortized, but rather will be assessed regularly for impairment, with any such impairment recognized as a reduction to earnings in the period identified. Other intangible assets, such as core deposit intangible assets, will continue to be amortized over their estimated useful lives. United Community was required to adopt this Statement on January 1, 2002 and early adoption is not permitted. United Community had goodwill of $19.7 million and core deposit intangible assets of $6.3 million as of December 31, 2001.

2. ACQUISITIONS

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

On July 1, 2001, United Community acquired all of the capital stock of Industrial Bancorp, Inc., the holding company for The Industrial Savings and Loan Association (Industrial Savings), an Ohio-chartered savings and loan association, through the merger of Home Savings’ subsidiary, UCFC Acquisition Subsidiary, Inc. into Industrial Bancorp, Inc. Industrial Savings was then merged into Home Savings. The assets acquired consisted principally of loans and securities.

Home Savings accounted for the acquisition as a purchase and has included Industrial Bancorp’s results of operations from the effective date of the acquisition in its 2001 financial statements. Based on Industrial Bancorp’s 4,284,751 outstanding shares, the acquisition was valued at $87.3 million, which was paid in cash. The excess of the aggregate purchase price over the fair market value of net assets acquired

(approximately $19.7 million) will not be amortized but will be assessed for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”

In connection with the acquisition, Home Savings acquired all of the equipment and other physical property of Industrial Bancorp. Home Savings intends to continue to use the assets acquired in this transaction in the manner utilized by Industrial Bancorp prior to the acquisition.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition.

At July 1, 2001

(Dollars in thousands)
Cash and securities	$33,493

Loans, net	386,900

Premises and equipment	4,996

Goodwill	19,664

Core deposit intangible	7,983

Other assets	5,675

Total assets acquired	458,711

Deposits	317,196

Other borrowed funds	50,556

Other liabilities	1,278

Total liabilities assumed	369,030

Net assets acquired	$89,681

The following summarized unaudited pro forma financial information for the periods ended December 31, 2001 and 2000 assumes the Industrial Bancorp merger occurred as of January 1, 2000:

	December 31, 2001	December 31, 2000

	(In thousands, except per share data)
Net interest income after provision for loan losses	$60,157	$58,342

Net income	12,142	12,293

Diluted earnings per share	$0.38	$0.37

As previously announced on September 6, 2001, United Community Financial Corp. executed a definitive agreement for Home Savings to acquire Potters Financial Corporation (Potters), the holding company for Potters Bank in East Liverpool, Ohio. Subject to approval of regulatory authorities and Potters’ shareholders, Home Savings will pay $22.00 in cash for each Potters common share outstanding. The transaction is anticipated to be completed in the second quarter of 2002. Home Savings will account for the acquisition as a purchase and will include Potters’ results of operations from the effective date of the acquisition in its 2002 financial statements. At December 31, 2001, Potters had total assets of $146.6 million and total deposits of $114.7 million. Based on Potters’ 998,614 outstanding shares and 104,657 stock options, the acquisition is valued at $23.6 million.

3. CASH AND CASH EQUIVALENTS

     Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. These reserves, which consisted of vault cash and deposits at the Federal Reserve Bank, totaled approximately $15.5 million and $4.1 million at December 31, 2001 and 2000, respectively.

4. MARKETABLE SECURITIES

     Marketable securities are summarized as follows:

	December 31, 2001

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

	(In thousands)
Available for Sale
U.S. Treasury and agency securities	$24,692	$488	$20	$25,160
Corporate notes	13,805	288	—	14,093
Equity securities	11,463	496	131	11,828

Total marketable securities available for sale	49,960	1,272	151	51,081
Held to Maturity
U.S. Treasury and agency securities	1,698	18	21	1,695

Total marketable securities held to maturity	1,698	18	21	1,695

Total marketable securities	$51,658	$1,290	$172	$52,776

	December 31, 2000

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

	(In thousands)
Available for Sale
U.S. Treasury and agency securities	$45,248	$326	$132	$45,442
Corporate notes	45,723	36	167	45,592
Equity securities	7,296	223	108	7,411

Total marketable securities available for sale	98,267	585	407	98,445
Held to Maturity
U.S. Treasury and agency securities	876	24	—	900

Total marketable securities held to maturity	876	24	—	900

Total marketable securities	$99,143	$609	$407	$99,345

     The weighted average interest rate on marketable securities was 5.28% and 5.72% at December 31, 2001 and 2000, respectively. The corporate notes consist primarily of medium-term notes issued by corporations with investment grade ratings.

     Marketable securities available for sale by contractual maturity, repricing or expected call date are shown below:

	December 31, 2001

	Amortized Cost	Fair Value

	(In thousands)
Due in one year or less	$15,089	$15,187
Due after one year through five years	23,408	24,066
Due after five years through ten years	—	—
Due after ten years	—	—

Total	$38,497	$39,253

     Equity securities do not have a contractual maturity.

     Marketable securities held to maturity by contractual maturity, repricing or expected call date are shown below:

	December 31, 2001

	Amortized Cost	Fair Value

	(In thousands)
Due in one year or less	$101	$102
Due after one year through five years	1,597	1,593
Due after five years through ten years	—	—
Due after ten years	—	—

Total	$1,698	$1,695

     Proceeds on sales of marketable and equity securities available for sale were approximately $6.6 million for the year ended December 31, 2001. There were realized gains of approximately $302,000 and realized losses of approximately $50,000 for the year ended December 31, 2001. Proceeds on sales of marketable and equity securities available for sale were approximately $25.6 million for the year ended December 31, 2000. There were realized gains of approximately $116,000 and realized losses of approximately $80,000 for the year ended December 31, 2000. Proceeds on sales of marketable and equity securities available for sale were approximately $24.0 million for the year ended December 31, 1999. There were realized gains of approximately $176,000 and realized losses of approximately $238,000 for the year ended December 31, 1999. There were no sales of marketable securities held to maturity during the years ended December 31, 2001, 2000 and 1999.

     Securities pledged for public funds deposits were approximately $52.1 million and $27.4 million at December 31, 2001 and 2000, respectively.

     United Community’s trading securities consist of commercial paper, government obligations and an investment in mutual funds for the Butler Wick Retention Plan.

5. MORTGAGE-RELATED SECURITIES

     Mortgage-related securities are summarized as follows:

	December 31, 2001

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

	(In thousands)
Available for Sale
Participation certificates:
Government agency issues	$25,892	$263	$31	$26,124
Private issues	307	—	15	292
Collateralized mortgage obligations:
Government agency issues	20,804	356	—	21,160
Private issues	19,030	463	—	19,493

Total mortgage-related securities available for sale	66,033	1,082	46	67,069

Held to Maturity
Participation certificates:
Government and government agency issues	78,798	1,937	91	80,644

Total mortgage-related securities	$144,831	$3,019	$137	$147,713

	December 31, 2000

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

		(In thousands)
Available for Sale
Participation certificates:
Government agency issues	$37,110	$134	$293	$36,951
Private issues	380	—	19	361
Collateralized mortgage obligations:
Government agency issues	21,295	—	154	21,141
Private issues	33,274	155	151	33,278

Total mortgage-related securities available for sale	92,059	289	617	91,731

Held to Maturity
Participation certificates:
Government and government agency issues	107,684	1,002	457	108,229

Total mortgage-related securities	$199,743	$1,291	$1,074	$199,960

     Mortgage-related securities are classified by type of interest payment as follows:

	December 31,

	2001		2000

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

	(In thousands)
Available for Sale
Adjustable rate:
Private issues	$307	$292	$380	$361

Total adjustable rate	307	292	380	361

Fixed rate:
Participation certificates:
Government agency issues	25,892	26,124	37,110	36,951
Collateralized mortgage obligations:
Government agency issues	20,804	21,160	21,295	21,141
Private issues	19,030	19,493	33,274	33,278

Total fixed rate	65,726	66,777	91,679	91,370

Total available for sale	66,033	67,069	92,059	91,731

Held to Maturity
Adjustable rate:
Participation certificates:
Government agency issues	303	305	402	402

Total adjustable rate	303	305	402	402

Fixed rate:
Participation certificates:
Government and government agency issues	78,495	80,339	107,282	107,827

Total fixed rate	78,495	80,339	107,282	107,827

Total held to maturity	78,798	80,644	107,684	108,229

Total mortgage-related securities	$144,831	$147,713	$199,743	$199,960

     Proceeds on sales of mortgage-related securities available for sale were $15.8 million for the year ended December 31, 2001. There were realized gains of $79,000 and no realized losses for the year ended December 31, 2001. Proceeds on sales of mortgage-related securities held to maturity were $1.5 million for the year ended December 31, 2001. There were realized gains of $61,000 and no realized losses for the year ended December 31, 2001. Proceeds on sales of mortgage-related securities available for sale were $2.3 million for the year ended December 31, 2000. There were realized gains of $50,000 and realized losses of $2,000 for the year ended December 31, 2000. Proceeds on sales of mortgage-related securities held to maturity were $3.8 million for the year ended December 31, 2000. There were realized gains of $68,000 and realized losses of $1,000 for the year ended December 31, 2000. Proceeds on sales of mortgage-related securities available for sale were $4.9 million for the year ended December 31, 1999. There were realized gains of $40,000 and no realized losses for the year ended December 31, 1999. There were no sales of mortgage-related securities held to maturity during the year ended

December 31, 1999. Mortgage-related securities sold from the held to maturity portfolio were less than 15% of the principal outstanding at acquisition.

6. LOANS

     Loans consist of the following:

	December 31,

	2001	2000

	(In thousands)
Real Estate:
Permanent:
One- to four-family	$978,468	$618,112
Multifamily	60,691	24,085
Nonresidential	153,368	137,976
Land	11,432	5,172
Construction:
One- to four-family	115,853	57,955
Multifamily and non residential	26,883	11,389

Total real estate	1,346,695	854,689
Consumer	110,749	58,345
Commercial	39,226	34,657

Total loans	1,496,670	947,691

Less:
Loans in process	71,820	59,273
Allowance for loan losses	11,480	6,553
Deferred loan fees, net	6,891	5,212

Total	90,191	71,038

Loans, net	$1,406,479	$876,653

     Loans with adjustable rates included above totaled $387.4 million and $253.3 million at December 31, 2001 and 2000, respectively. Substantially all such loans have contractual interest rates that increase or decrease at periodic intervals no greater than three years, or have original terms to maturity of three years or less. Adjustable-rate loans reprice primarily based upon U.S. Treasury security rates.

     Nonresidential real estate loans are typically collateralized by the property. Commercial loans are collateralized by accounts receivable, inventory and other assets used in the borrowers’ business. Substantially all of the consumer loans, including consumer lines of credit, are secured by equity in the borrowers’ residence.

     At December 31, 2001 and 2000, loans serviced for the benefit of others, not included in the detail above, totaled $178.9 million and $4.9 million, respectively.

     Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments extend over various periods of time with the majority of such commitments disbursed within a sixty-day period. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit at fixed rates expose Home Savings to some degree of interest rate risk. Home Savings evaluates each customer’s creditworthiness on a case-by-case basis. The type or amount of collateral obtained varies and is based on management’s credit evaluation of the potential borrower. Home Savings normally has a number of outstanding commitments to extend credit. At December 31, 2001, there were outstanding commitments to originate $51.9 million of fixed-rate mortgage loans and other loans (with interest rates that ranged from 5.875% to 9.125%), $2.2 million of adjustable-rate loans, discounted, and $33.1 million of commercial loans. Terms of the commitments extend up to six months, but are generally less than two months.

     At December 31, 2001, there were also outstanding unfunded consumer lines of credit of $44.1 million, which are adjustable-rate based on the one-year U.S. Treasury index, and commercial lines of credit of $48.7 million, which are adjustable rate based on the prime lending index. Generally, all lines of credit are renewable on an annual basis. Home Savings does not expect all of these lines to be used by the borrowers.

     Home Savings’ business activity is principally with customers located in Ohio. Except for residential loans in Home Savings’ market area, Home Savings has no other significant concentrations of credit risk.

Allowance for Loan Losses

     Changes in the allowance for loan losses are as follows:

	Year Ended December 31,

	2001	2000	1999

	(In thousands)
Balance, beginning of year	$6,553	$6,405	$6,398
Acquired from Industrial Bancorp	2,795	—	—
Provision for loan loss allowances	2,495	300	100
Amounts charged off	(395)	(201)	(125)
Recoveries	32	49	32

Balance, end of year	$11,480	$6,553	$6,405

     Nonperforming loans (loans 90 days past due and restructured loans) were $12.5 million, $9.7 million and $3.9 million at December 31, 2001, 2000 and 1999, respectively.

	As of or for the
	Year Ended
	December 31,

	2001	2000

	(In thousands)
Impaired loans on which no specific valuation allowance was provided	$1,718	$9,458
Impaired loans on which specific valuation allowance was provided	1,169	85

Total impaired loans at year-end	2,887	9,543
Specific valuation allowances on impaired loans at year-end	751	85
Average impaired loans during year	1,953	5,144
Interest income recognized on impaired loans during the year	163	459
Interest income potential based on original contract terms of impaired loans	190	484

     Directors and officers of United Community, Home Savings and Butler Wick are customers of Home Savings in the ordinary course of business. Loans to directors and officers have terms consistent with those offered to other customers. At December 31, 2001 and 2000, loans to officers or directors of United Community, Home Savings and Butler Wick totaled approximately $1.3 million and $1.9 million, respectively.

7. MORTGAGE BANKING ACTIVITES

During 2001, Home Savings became active in the secondary market. Loans serviced for others, which are not reported as assets, totaled $178.9 million at December 31, 2001.

Activity for capitalized mortgage servicing rights was as follows:

Balance, beginning of year	$—
Additions	1,322
Acquired from Industrial Bancorp	509
Amortized to expense	(204)
Allowance for impairment	(22)

Balance, end of year	$1,605

8. SECURITIZATIONS

During 2001, $110.6 million in residential mortgage loans were sold in securitization transactions. The securities received in these transactions were then immediately sold. A gain of $4.6 million was recorded on the sale. Home Savings retained servicing responsibilities for the loans, for which it receives annual servicing fees approximating 0.25% of the outstanding balance of the loans.

Approximately $16.5 million of the loans sold had loan to value ratios greater than 80% and did not have mortgage insurance coverage on the delivery date. These loans were sold with recourse to Home Savings. The recourse obligation will terminate for each loan on October 31, 2002, provided that during the preceding 12 months, the loan has not been 30 days or more delinquent. If this criteria is not met, the recourse obligation on that loan will continue until such time as the loan becomes and remains current for a period of 12 consecutive scheduled monthly payments from the date of the last delinquency.

In addition, approximately $63.7 million of the loans sold did not comply with the title insurance or attorney opinion of title requirements of the purchaser. Home Savings has agreed to indemnify the purchaser in the event of any default, loss or delay in enforcement that arises as a result of the failure to comply with the title insurance or attorney opinion of title requirements.

Approximately $8.5 million in loans are included in both the recourse and indemnity agreements.

During 2001, Home Savings securitized one-to- four family residential mortgage loans and retained the rights to service those loans. An analysis of the activity in securitizations serviced by Home Savings during 2001 follows:

(Dollars in thousands)
Balance at December 31, 2000:
Principal balance of loans	$—
Amortized cost of servicing rights	—
Servicing rights as a % of principal	—
New securitizations during the year:
Principal balance of loans	110,619
Fair value of servicing rights	1,012
Servicing rights as a % of principal	0.91%
Principal payments received on loans collateralized	8,132
Balance at December 31, 2001:
Principal balance of loans	102,487
Amortized cost of servicing rights	929
Servicing rights as a % of principal	0.91%
Other information at end of period
Weighted average rate	7.14%
Weighted average maturity in months	244
Fair value assumptions
Discount rate	8.00%
Weighted average prepayment assumptions	229PSA
Anticipated delinquency	1.00%

Cash flows from all securitizations of mortgage loans were as follows in 2001:

(Dollars in thousands)
Securitization proceeds	$114,041
Servicing fees received	44

In the securitization transaction, the company retained residual interest in the form of servicing assets totaling $1.0 million. The servicing assets represent the allocated value of retained servicing rights on the loans securitized. The following table indicates how fair value might decline if the assumptions change unfavorably in two different magnitudes:

Fair value at December 31, 2001	$929
Weighted average life (in months)	82
Projected fair value based on :
Increase in PSA of 50	882
Increase in PSA of 100	839

The effect of adverse changes are hypothetical and should not be extrapolated to other changes, as the effects are not linear.

9. PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

	December 31,

	2001	2000

	(In thousands)
Land and improvements	$4,180	$2,202
Buildings	16,033	11,661
Leasehold improvements	1,208	1,078
Furniture and equipment	14,042	11,001

	35,463	25,942
Less allowances for depreciation and amortization	17,982	14,003

Total	$17,481	$11,939

     Rent expense was $212,000 for 2001, $135,000 for 2000, and $82,000 for 1999. Rent commitments under noncancelable operating leases were as follows, before considering renewal options that generally are present.

(In thousands)
2002	$218
2003	138
2004	54
2005	54
2006	—
Thereafter	—
Total	$465

10. DEPOSITS

     Deposits consist of the following:

	December 31,

	2001		2000

		Weighted		Weighted
	Amount	Average Rate	Amount	Average Rate

	(Dollars in thousands)
Checking accounts:
Interest-bearing	$106,631	1.98%	$65,988	1.05%
Noninterest-bearing	36,176		17,573
Savings accounts	257,417	2.22	199,680	2.28
Money market accounts	151,251	3.50	80,004	4.35
Certificates of deposit	831,943	4.99	537,168	6.07

Total deposits	$1,383,418	3.95%	$900,413	4.61%

     Interest expense on deposits is summarized as follows:

	Year Ended December 31,

	2001	2000	1999

		(In thousands)
Interest-bearing demand deposits	$5,446	$4,166	$3,131
Savings accounts	5,212	5,272	5,533
Certificates of deposit	37,353	25,956	21,768

Total	$48,011	$35,394	$30,432

     A summary of certificates of deposit by maturity follows:

December 31, 2001

(In thousands)
Within 12 months	$540,859
12 months to 24 months	208,465
24 months to 36 months	30,476
36 months to 48 months	39,702
Over 48 months	12,441

Total	$831,943

A summary of certificates of deposit and other deposits with balances of $100,000 or more by maturity is as follows:

	December 31, 2001

	Certificates of	Checking, Savings and
	Deposit	Money Market Accounts

	(In thousands)
Three months or less	$32,987	$97,676
Over three months to six months	20,492	—
Over six months to twelve months	59,432	—
Over twelve months	52,917	—

Total	$165,828	$97,676

     Deposits in excess of $100,000 are not federally insured. Home Savings did not have brokered deposits for the years ended December 31, 2001 and 2000.

11. OTHER BORROWED FUNDS

     The following is a summary of FHLB borrowings:

	December 31,		December 31,
	2001		2000

(Dollars in thousands)
		Weighted average		Weighted average
Year of Maturity	Amount	rate	Amount	rate

2001	$—	—%	$76,500	6.25%
2002	35,157	4.63	5,000	7.02
2003	20,150	4.69	—	—
2004	43,000	4.56	—	—
2005	18,000	5.19	—	—
2006	112,000	4.73	—	—

Total	$228,307		$81,500

     The following is a summary of other short-term borrowings:

	December 31,

	2001		2000

	(Dollars In thousands)
		Weighted		Weighted
	Amount	average rate	Amount	average rate

Variable interest revolving line of credit	$19,326	1.85%	$25,334	6.41%
Securities sold under repurchase agreement	23,998	2.83%	7,483	5.20%

Total	$43,324		$32,817

Home Savings has available credit with the FHLB of $528.0 million, of which $228.0 million was used at December 31, 2001. All advances from the FHLB of Cincinnati are secured by a blanket mortgage collateral agreement for 125% of outstanding advances, amounting to $285.0 million at December 31, 2001. Butler Wick has a revolving line of credit, which is fully collateralized by marketable securities valued at $4.7 million and $24.6 million at December 31, 2001 and 2000, respectively. Securities worth $32.5 million are being held at the Federal Reserve Bank as collateral for a repurchase agreement as of December 31, 2001.

12. INCOME TAXES

     The provision for income taxes consists of the following components:

	Year Ended December 31,

	2001	2000	1999

	(In thousands)
Current	$7,374	$5,673	$6,822
Deferred	2,135	378	54

Total	$9,509	$6,051	$6,876

     A reconciliation from tax at the statutory rate to the income tax provision is as follows:

	Year Ended December 31,

	2001		2000		1999

	Dollars	Rate	Dollars	Rate	Dollars	Rate

			(Dollars in thousands)
Tax at statutory rate	$8,816	35.0%	$6,183	35.0%	$6,045	35.0%
Increase (decrease) due to:
Intangible amortization	585	2.3	—	—	—	—
Valuation of temporary differences	—	—	—	—	400	2.3
State taxes	(29)	(0.1)	140	0.8	230	1.3
Other	137	0.6	(272)	(1.5)	201	1.2

Income tax provision	$9,509	37.8%	$6,051	34.3%	$6,876	39.8%

     Significant components of the deferred tax assets and liabilities are as follows. A valuation allowance has been established as discussed below:

	December 31,

	2001	2000

	(In thousands)
Deferred tax assets:
Charitable contribution	$1,734	$2,511
Loan loss reserves	4,018	2,293
Postretirement benefits	1,460	1,800
Deferred loan fees	2,456	1,825
Unrealized loss on securities available for sale	—	53
Compensation accruals	1,512	761
Other	442	387
Valuation Allowance	(400)	(400)

Deferred tax assets	11,222	9,230

Deferred tax liabilities:
Purchase accounting adjustments	2,186	—
Original issue discount	3,716	1,977
FHLB stock dividends	4,211	3,004
Post 1987 tax bad debts	532	717
Unrealized gain on securities available for sale	755	—
Loan servicing	562	—
Other	420	134

Deferred tax liabilities	12,382	5,832

Net deferred tax (liability) asset	($1,160)	$3,398

     During 1996, legislation was passed that repealed Section 593 of the Internal Revenue Code for taxable years beginning after December 31, 1995. Section 593 allowed thrift institutions, including Home Savings, to use the percentage-of-taxable income bad debt accounting method, if more favorable than the specific charge-off method, for federal income tax purposes. The excess reserves (deduction based on the percentage of taxable income less the deduction based on the specific charge-off method) accumulated post-1987 are required to be recaptured ratably over a six-year period beginning in 1996. The recapture has no effect on Home Savings’ statement of income as income taxes were provided for in prior years in accordance with SFAS 109, “Accounting for Income Taxes.” The timing of this recapture was delayed for two years because Home Savings originated more residential loans in that period than the average originations in the past six years. Beginning in 1998, Home Savings began to recapture the excess reserves in the amount of $6.1 million resulting in payments totaling $2.1 million, which have been previously accrued. The pre-1988 reserve provisions are subject only to recapture requirements in the case of certain excess distributions to, and redemptions of, shareholders or if Home Savings no longer qualifies as a “bank.” Tax bad debt deductions accumulated prior to 1988 by Home Savings are approximately $18.6 million. A deferred income tax liability of $6.5 million has not been provided on these bad debt deductions and no recapture of these amounts is anticipated.

     In December 1998, Home Savings made a charitable contribution of 1,183,438 shares of United Community’s stock to the Home Savings Charitable Foundation valued at approximately $11.8 million. Charitable contributions can only be deducted to the extent of 10% of taxable income, subject to certain adjustments, for the period in which the contribution is made. Any excess may be carried forward for a period of five years to be offset against future taxable income. A deferred tax asset in the amount of $1.7 million is recorded at December 31, 2001. Home Savings provided a deferred tax asset valuation allowance of $400,000 against this amount. This valuation allowance reduced the contribution carryforward to a net amount, which management believes more likely than not that it could be realized based on management’s estimate of its future earnings and the expected timing of temporary difference reversals. The contribution carryforward is set to expire in 2003.

13. SHAREHOLDERS’ EQUITY

Dividends

     United Community’s source of funds for dividends to its shareholders are earnings on its investments and dividends from Home Savings and Butler Wick. During the year ended December 31, 2001, United Community paid regular dividends in the amount of $9.8 million. Home Savings’ primary regulator, the OTS, has regulations that impose certain restrictions on payments of dividends to United Community.

     Home Savings must file an application with, and obtain approval from, the OTS (i) if the proposed distribution would cause total distributions for the calendar year to exceed net income for that year to date plus retained net income for the preceding two years; (ii) if Home Savings would not be at least adequately capitalized following the capital distribution; (iii) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between Home Savings and the OTS or the FDIC, or any condition imposed on Home Savings in an OTS-approved application or notice. If Home Savings is not required to file an application, it must file a notice of the proposed capital distribution with the OTS.

Other Comprehensive Income

     Other comprehensive (loss) income included in the Consolidated Statements of Shareholders’ Equity consists solely of unrealized gains and losses on available for sale securities. The change includes reclassification of gains or losses on sales of securities of $217,000, $80,000, and $14,000 for the year ended December 31, 2001, 2000 and 1999, respectively.

Liquidation Account

     At the time of the Conversion, Home Savings established a liquidation account, which was equal to its regulatory capital as of the latest practicable date prior to the Conversion. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for the accounts then held.

14. REGULATORY CAPITAL REQUIREMENTS

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

	As of December 31, 2001

			Minimum		To Be Well Capitalized
			Capital		Under Prompt Corrective
	Actual		Requirements		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

			(Dollars in thousands)
Total capital (to risk-weighted assets)	$178,196	14.70%	$96,961	8.00%	$121,202	10.00%
Tier 1 capital (to risk-weighted assets)	168,233	13.88	*	*	72,721	6.00
Core (Tier 1) capital (to adjusted total assets)	168,233	9.07	74,228	4.00	92,785	5.00
Tangible capital (to adjusted total assets)	168,233	9.07	27,836	1.50	*	*

	As of December 31, 2000

			Minimum		To Be Well Capitalized
			Capital		Under Prompt Corrective
	Actual		Requirements		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

			(Dollars in thousands)
Total capital (to risk-weighted assets)	$181,460	24.33%	$59,656	8.00%	$74,570	10.00%
Tier 1 capital (to risk-weighted assets)	175,340	23.51	*	*	44,742	6.00
Core (Tier 1) capital (to adjusted total assets)	175,340	14.51	36,242	3.00	60,403	5.00
Tangible capital (to adjusted total assets)	175,340	14.51	18,121	1.50	*	*

*Ratio is not required under regulations.

     As of December 31, 2001 and 2000, the OTS categorized Home Savings as well capitalized under the regulatory framework for Prompt Corrective Action. To be categorized as well capitalized, Home Savings must maintain minimum Core, Tier 1 and total capital ratios as set forth in the table above. There are no conditions or events since that notification that have changed Home Savings’ category.

     Management believes, as of December 31, 2001, that Home Savings meets all capital requirements to which it is subject. Events beyond management’s control, such as fluctuations in interest rates or a downturn in the economy in areas in which Home Savings’ loans and securities are concentrated, could adversely affect future earnings and, consequently, Home Savings’ ability to meet its future capital requirements.

     Butler Wick is subject to regulatory capital requirements set forth by the Securities and Exchange Commission’s Uniform Net Capital Rule. Butler Wick has elected to use the alternative method, permitted by rule, which requires Butler Wick to maintain minimum net capital, as defined, equal to the greater of $250,000 or 2% of aggregate debit balances arising from customer transactions, as defined. The Net Capital Rule also provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5% of aggregate debits. At December 31, 2001, Butler Wick had net capital of $ 7.5 million, which was 35% of aggregate debit balances and $ 7.1 million in excess of required minimum net capital.

15. BENEFIT PLANS

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

Other Postretirement Benefit Plans

     In addition to Home Savings’ retirement plans, Home Savings sponsors a defined benefit health care plan that was curtailed in 2000 to provide postretirement medical benefits for employees who have worked 20 years and attained a minimum age of 60 by September 1, 2000, while in service with Home Savings. The plan is contributory and contains minor cost-sharing features such as deductibles and coinsurance. In addition, postretirement life insurance coverage is provided for employees who were participants prior to December 10, 1976. The life insurance plan is non-contributory. Home Savings’ policy is to pay premiums monthly, with no pre-funding.

     The weighted-average annual assumed rate of increase in the per capita cost of coverage benefits (i.e., health care cost trend rate) used in the 2001 valuation was 8.0 percent and was assumed to decrease 0.5 percent per year to 6 percent for the year 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	1 Percentage	1 Percentage
	Point Increase	Point Decrease

	(In thousands)
Effect on total of service and interest cost components	$20	$(17)
Effect on the postretirement benefit obligation	$277	$(239)

	Year Ended December 31,

	2001	2000

	Postretirement	Defined Benefit	Postretirement
	Plan	Plan	Plan

	(In thousands)
Change in Benefit Obligation:
Benefit obligation at beginning of year	$2,442	$6,186	$5,053
Service cost	13	—	150
Interest cost	194	218	299
Actuarial loss/(gain)	400	—	(10)
Benefit paid	(188)	(10,623)	(122)
Termination loss	—	4,219	—
Curtailment	—	—	(2,928)

Benefit obligation at end of the year	$2,861	$—	$2,442

Change in Plan Assets:
Fair value of plan assets at beginning of year	—	$10,292	—
Actual return of plan assets	—	331	—
Benefits paid	—	(10,623)	—

Fair value of plan assets at end of the year	$—	$—	$—

Funded status of the plan	$(2,861)	$—	$(2,442)
Unrecognized net (gain) from past experience different from that assumed and effects of changes in assumptions	(1,123)	—	(2,692)
Prior service cost not yet recognized in net periodic benefit cost	(8)	—	(8)

(Accrued) pension cost	$(3,992)	$—	$(5,142)

	Year Ended December 31,

	2001	2000		1999

	Post-	Defined	Post-	Defined	Post-
	retirement	Benefit	retirement	Benefit	retirement
	Plan	Plan	Plan	Plan	Plan

	(In thousands)
Service cost	$13	$—	$151	$—	$247
Interest cost	194	218	299	378	327
Expected return on plan assets	—	(307)	—	(511)	—
Net amortization of prior service cost	(1)	—	(18)	—	(26)
Recognized net actuarial gain	(1,167)	—	(488)	—	(124)
Loss on termination	—	1,097	—	—	—

Net periodic benefit cost/(gain)	(961)	1,008	(56)	(133)	424
Curtailment	—	—	(2,928)	—	—

Net periodic benefit cost/(gain) after curtailment	$(961)	$1,008	$(2,984)	$(133)	$424

     Assumptions used in the valuations were as follows:

	Year Ended December 31,

	2001	2000		1999

	Post-	Defined	Post-	Defined	Post-
	retirement	Benefit	retirement	Benefit	retirement
	Plan	Plan	Plan	Plan	Plan

		(In thousands)
Weighted average discount rate	7.25%	6.50%	7.75%	6.50%	7.50%
Expected long-term rate of return on plan assets	N/A	5.50	N/A	5.50	N/A

401(k) Savings Plan

     Home Savings sponsors a defined contribution 401(k) savings plan, which covers substantially all employees. Under the provisions of the plan, Home Savings’ matching contribution is discretionary and may be changed from year to year. For 2001 and 2000, Home Savings’ match was 50% of pre-tax contributions, up to a maximum of 6% of the employees’ base pay. Participants become 100% vested in Home Savings contributions upon completion of five years of service. For the years ended 2001, 2000 and 1999, the expense related to this plan was approximately $308,000, $230,000 and $237,000, respectively.

     Butler Wick also sponsors a defined contribution 401(k) savings plan, which covers substantially all employees who have completed one year of service. Under the provisions of the plan, Butler Wick’s matching contribution is discretionary and may be changed from year to year. For 2001, 2000 and 1999, Butler Wick’s match was 25% of pre-tax contributions, up to a maximum of 6% of the employees’ base pay. Participants become 100% vested in Butler Wick contributions upon completion of six years of service. For the years ended 2001, 2000 and 1999, the expense related to this plan was approximately $126,000, $120,000 and $119,000, respectively.

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

     The loan is collateralized by the shares of common stock held by the ESOP. As the note is repaid, shares are released from collateral based on the proportion of the payment in relation to total payments required to be made on the loan. The shares released from collateral are then allocated to participants on the basis of compensation as described in the plan. Compensation expense is determined by multiplying the average per share market price of United Community’s stock during the period by the number of shares to be released. United Community recognized approximately $2.1 million, $2.0 million and $3.0 million in compensation expense for the years ended December 31, 2001, 2000 and 1999, respectively, related to the ESOP. Unallocated shares are considered neither outstanding shares for computation of basic earnings per share nor potentially dilutive securities for computation of diluted earnings per share. Dividends on unallocated ESOP shares are reflected as a reduction in the loan (and Home Savings’ contribution is reduced accordingly). Shares released or committed to be released for allocation during the years ended December 31, 2001, 2000 and 1999 totaled 294,802, 300,679 and 288,926, respectively, and had a combined fair market value of $6.1 million. Shares remaining not released or committed to be released for allocation at December 31, 2001 totaled 3.3 million and had a market value of approximately $23.8 million.

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

     In August 1999, United Community awarded 1,342,334 common shares to eligible individuals. Approximately one-fifth of the number of shares awarded, or 268,638 shares, vested on the date of grant. The remaining 1,073,696 shares vest ratably on each of the first four anniversary dates of the plan. In August 2000, United Community awarded 46,291 common shares to eligible individuals. Approximately two-fifths of the number of shares awarded, or 18,517 shares, vested on the date of grant. The remaining 27,774 shares vest ratably on each of the first three anniversary dates of the plan. Shares available for future grants at December 31, 2001, 2000 and 1999 were 50,371 shares, 3,960 shares and 46,291 shares, respectively.

     The aggregate fair market value of the unvested RRP shares is considered unearned compensation at the time of grant and is amortized over the vesting period. Compensation expense recognized in 2001, 2000 and 1999 related to the RRP was $1.6 million, $2.0 and $10.3 million, respectively. The expense for 1999 included an accelerated expense of $6.4 million related to the $6.00 per share special capital distribution.

Retention Plan

     In connection with the Butler Wick acquisition, United Community established and funded a $3.7 million retention plan into a Rabbi Trust. Participants in the retention plan become vested in their benefits after five years of service, subject to acceleration in the event of a change in control of United Community or Butler Wick. If a participant voluntarily leaves the employ of Butler Wick or a subsidiary, or is fired for cause, before the expiration of the five-year vesting period, the participant will forfeit all funds in the plan. If a participant dies, becomes disabled or retires at or after age 65 and prior to the expiration of the five-year vesting period, the participant, or the participant’s estate, will be entitled to receive the funds allocated to him or her under the plan, increased for any earnings or reduced for any loss on such funds, at the end of the five-year vesting period. Retention plan expense, including fair value adjustments related to the assets in Rabbi Trust, was $(73,000), $1.0 million and $937,000 for 2001, 2000 and 1999, respectively.

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

     The Incentive Plan provides for the grant of options, which may qualify as either incentive or nonqualified stock options. The incentive plan provides that option prices will not be less than the fair market value of the stock at the grant date. The maximum number of common shares that may be issued under the plan is 3,471,562. All of the options awarded became exercisable on the date of grant. The option period expires 10 years from the date of grant. A summary of activity in the plan is as follows:

	December 31, 2001		December 31, 2000

		Weighted		Weighted
		average		average
	Shares	exercise price	Shares	exercise price

Outstanding at beginning of year	629,085	$6.97	—
Granted	771,390	6.66	638,483	$6.97
Exercised	1,126	6.66	—
Forfeited	91,853	6.95	9,398	6.97
Outstanding at end of year	1,307,496	6.79	629,085	6.97
Options exercisable at year end	1,307,496	$6.79	629,085	$6.97
Weighted-average fair value of options granted during year		$1.83		$2.44

     United Community applies the Accounting Principles Board (APB) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for this plan been determined consistent with SFAS No. 123, “Accounting for Stock Based Compensation,” United Community’s net income and earnings per share for the year ended December 31, 2001 would have been reduced to the pro forma amounts indicated below:

	December 31, 2001		December 31, 2000

	As Reported	Pro Forma	As Reported	Pro Forma

	(In thousands, except per share data)
Net income	$15,679	$13,481	$11,614	$10,278
Basic earnings per share	$0.49	$0.42	0.35	0.31
Diluted earnings per share	$0.48	$0.42	0.35	0.31

     Below is a summary of the assumptions used in the calculation:

	December 31,

	2001	2000

Dividend yield	4.59%	2.47%
Expected stock price volatility	33.63%	89.26%
Risk-free interest rate	5.08%	6.62%
Expected option life (In years)	10	10

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Loans held for sale—The fair value of loans held for sale is based on market quotes.

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

Other borrowed funds—-The fair value of borrowings is the amount payable on demand at the reporting date.

Off balance sheet commitments-The fair value of commitments is not materially different from the nominal value.

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

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

	December 31, 2001		December 31, 2000

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

	(In thousands)
Assets:
Cash and cash equivalents	$205,883	$205,883	$45,972	$45,972
Marketable securities:
Trading	8,352	8,352	5,933	5,933
Held to maturity	1,698	1,695	876	900
Available for sale	51,081	51,081	98,445	98,445
Mortgage-related securities:
Held to maturity	78,798	80,644	107,684	108,229
Available for sale	67,069	67,069	91,731	91,731
Loans and loans held for sale	1,426,671	1,443,110	876,653	879,109
Margin accounts	20,979	20,979	33,361	33,361
Federal Home Loan Bank stock	18,760	18,760	13,793	13,793
Accrued interest receivable	17,481	17,481	7,701	7,701
Liabilities:
Deposits:
Checking, savings and money market accounts	(551,475)	(551,475)	(363,245)	(363,245)
Certificates of deposit	(831,943)	(835,375)	(537,168)	(541,690)
Other borrowed funds	(271,631)	(275,161)	(114,317)	(114,317)
Advance payments by borrowers for taxes and insurance	(5,760)	(5,760)	(4,152)	(4,152)
Accrued interest payable	(2,983)	(2,983)	(2,933)	(2,933)

17. STATEMENT OF CASH FLOWS SUPPLEMENTAL DISCLOSURE

     Supplemental disclosures of cash flow information are summarized below:

	Year Ended December 31,

	2001	2000	1999

	(In thousands)
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits and borrowings	$62,963	$45,334	$30,880
Income taxes	7,471	5,941	6,004
Supplemental schedule of noncash activities:
Loans transferred to held for sale	120,981	—	—
Transfers from loans to real estate owned	851	493	313

18.     PARENT COMPANY FINANCIAL STATEMENTS

Condensed Statement of Financial Condition

	December 31,

	2001	2000

	(In thousands)
Assets
Cash and deposits with banks	$343	$85
Federal funds sold and other	21,555	19,823

Total cash and cash equivalents	21,898	19,908
Marketable securities:
Trading	3,769	4,572
Available for sale	2,795	39,919
Note receivable	22,831	24,056
Accrued interest receivable	2	372
Investment in subsidiary-Home Savings	195,452	175,269
Investment in subsidiary-Butler Wick	13,303	12,944
Other assets	4,176	67

Total assets	$264,226	$277,107

Liabilities and Shareholders’ Equity
Other borrowed funds	$—	$12,000
Accrued expenses and other liabilities	2,346	3,208

Total liabilities	2,346	15,208
Total shareholders’ equity	261,880	261,899

Total liabilities and shareholders’ equity	$264,226	$277,107

Condensed Statement of Income

	Year Ended December 31,

	2001	2000	1999

	(In thousands)
Income
Interest income	$3,752	$5,806	$8,564
Non-interest income	(862)	227	443

Total income	2,890	6,033	9,007
Expenses
Interest expense	385	1,152	2,670
Other expenses	986	1,078	1,520

Total expenses	1,371	2,230	4,190

Income before income taxes	1,519	3,803	4,817
Income taxes	602	1,069	2,060

Income before equity in undistributed net earnings of subsidiary	917	2,734	2,757
Equity in undistributed net earnings of subsidiary	14,762	8,880	7,638

Net income	$15,679	$11,614	$10,395

Condensed Statement of Cash Flows

	Year Ended December 31,

	2001	2000	1999

		(In thousands)
Cash Flows from Operating Activities
Net Income	$15,679	$11,614	$10,395
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed earnings of the subsidiaries	(14,762)	(8,880)	(7,638)
Amortization of premiums and accretion of discounts	(1)	(22)	(26)
Net (gains) losses	(1)	19	140
Decrease (increase) in interest receivable	370	719	(1,071)
Increase in other assets	(4,294)	(54)	(285)
(Decrease) increase in accrued interest payable	—	(1,642)	2,670
Decrease in other liabilities	(789)	(254)	(177)
Decrease (increase) in trading securities	803	(241)	(4,331)

Net cash (used in) provided by operating activities	(2,995)	1,259	(323)

Cash Flows from Investing Activities
Proceeds from principal repayments and maturities of:
Marketable securities available for sale	37,665	25,000	—
Proceeds from sale of:
Marketable securities available for sale	350	473	22,096
Purchases of:
Marketable securities available for sale	(356)	(924)	(86,716)
ESOP loan repayment	146	(37)	274

Net cash provided by (used in) investing activities	37,805	24,512	(64,346)

Cash Flows from Financing Activities
Dividends paid	(9,790)	(10,141)	(10,095)
Special capital distribution	—	—	(226,549)
Net (decrease) increase in borrowed funds	(12,000)	(173,000)	185,000
Dividend from subsidiary	—	158,000	—
Purchase of treasury stock	(11,038)	(3,322)	—
Exercise of stock options	8	—	—

Net cash (used in) provided by financing activities	(32,820)	(28,463)	(51,644)

Increase (decrease) in cash and cash equivalents	1,990	(2,692)	(116,313)
Cash and cash equivalents, beginning of year	19,908	22,600	138,913

Cash and cash equivalents, end of year	$21,898	$19,908	$22,600

19. SEGMENT INFORMATION

     SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” establishes standards for the manner in which public enterprises report information about operating segments in financial statements. With the acquisition of Butler Wick in 1999, United Community has two principal segments, retail banking and investment advisory services. Retail banking provides consumer and business banking services. Investment advisory services provide investment brokerage services and a network of integrated financial services. The accounting policies of the segments are the same as those described in Note 1. Condensed statements of income and selected financial information by operating segment for the years ended December 31, 2001, 2000 and 1999 are as follows:

	Retail Banking	Investment Advisory Services	Eliminations	Total

	(In thousands)
2001
Results of Operations
Total interest income	$114,295	$1,982	$2,288	$113,989
Total interest expense	58,516	819	2,288	57,047
Net interest income after provision for loan loss	53,284	1,163	—	54,447
Non-interest income	8,659	19,790	—	28,449
Non-interest expense	37,434	20,274	—	57,708

Income before tax	24,509	679	—	25,188
Income tax	9,263	246	—	9,509

Net income	$15,246	$433	$—	$15,679

Selected Financial Information
Total assets	$2,145,275	$35,977	$236,472	$1,944,780
Capital expenditures	2,407	362	—	2,769
Depreciation and amortization	1,675	548	—	2,223

2000
Results of Operations
Total interest income	$90,844	$3,804	$3,026	$91,622
Total interest expense	45,001	2,129	3,026	44,104
Net interest income after provision for loan loss	45,543	1,675	—	47,218
Non-interest income	2,590	22,164	—	24,754
Non-interest expense	31,721	22,586	—	54,307

Income before tax	16,412	1,253	—	17,665
Income tax	5,599	452	—	6,051

Net income	$10,813	$801	$—	$11,614

Selected Financial Information
Total assets	$1,484,541	$41,027	$225,369	$1,300,199
Capital expenditures	3,743	519	—	4,262
Depreciation and amortization	1,098	475	—	1,573

1999
Results of Operations
Total interest income	$89,634	$2,415	$2,078	$89,971
Total interest expense	35,200	1,162	2,078	34,284
Net interest income after provision for loan loss	54,334	1,253	—	55,587
Non-interest income	2,285	20,436	—	22,721
Non-interest expense	40,637	20,400	—	61,037

Income before tax	15,982	1,289	—	17,271
Income tax	6,356	520	—	6,876

Net income	$9,626	$769	—	$10,395

Selected Financial Information
Total assets	$1,639,856	$41,841	$354,124	$1,327,573
Capital expenditures	1,248	317	—	1,565
Depreciation and amortization	937	419	—	1,356

20. EARNINGS PER SHARE

     Earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares determined for the basic computation plus the dilutive effect of potential common shares that could be issued under outstanding stock options and the RRP. No shares of common stock were anti-dilutive for the periods ended December 31, 2001 and 1999. 621,922 shares of common stock were not considered for the diluted earnings per share calculation for the period ended December 31, 2000, as they were anti-dilutive.

	2001	2000	1999

	(Dollars in thousands, except per share data)
Basic Earnings Per Share:
Net income applicable to common stock	$15,679	$11,614	$10,395
Weighted average common shares outstanding	32,176	33,186	33,907

Basic earnings per share	$0.49	$0.35	$0.31

Diluted Earnings Per Share:
Net income applicable to common stock	$15,679	$11,614	$10,395
Weighted average common shares outstanding	32,176	33,186	33,907
Dilutive effect of restricted stock	154	130	292
Dilutive effect of stock options	35	—	—

Weighted average common shares outstanding for dilutive computation	32,365	33,316	34,199

Diluted earnings per share	$0.48	$0.35	$0.30

21. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Summary of Quarterly Financial Information

     The following table presents summarized quarterly data for each of the years indicated.

	(Unaudited)
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year

	(In thousands, except per share data)
2001:
Total interest income	$24,038	$24,645	$32,872	$32,434	$113,989
Total interest expense	11,681	12,244	16,819	16,303	57,047

Net interest income	12,357	12,401	16,053	16,131	56,942
Provision for loan loss allowances	330	250	465	1,450	2,495
Noninterest income	5,788	6,118	5,236	11,307	28,449
Noninterest expense	12,779	13,552	14,518	16,859	57,708
Income taxes	1,834	1,779	2,341	3,555	9,509

Net income	$3,202	$2,938	$3,965	$5,574	$15,679

Earnings per share:
Basic	0.10	0.09	0.12	0.18	0.49
Diluted	0.10	0.09	0.12	0.17	0.48

Increases of $8.2 million in total interest income and $4.6 million in total interest expense from the second quarter to the third quarter of 2001 are primarily due to the acquisition of Industrial Bancorp.

The increase of $6.1 million in noninterest income in the fourth quarter compared to the third quarter of 2001 is primarily due to a $4.9 million increase in gains on loans sold. A decrease in the loss on trading securities of $636,000 and an increase in underwriting and investment banking of $679,000 also contributed to the increase in noninterest income. Noninterest expense increased $2.3 million in the fourth quarter of 2001 primarily as a result of a $1.9 million increase in salaries and employee benefits.

The provision for loan losses increased in the fourth quarter primarily due to a shift in the mix of the portfolio as a result of the bulk loan sale and an increase of loans on the watch list.

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
Youngstown, OH

     We have audited the accompanying consolidated statement of financial condition of United Community Financial Corp. as of December 31, 2001 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of United Community’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The 2000 and 1999 financial statements were audited by other auditors, whose report dated January 24, 2001 expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Community Financial Corp. as of December 31, 2001 and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP

Cleveland, Ohio
February 8, 2002