Form 10-K, Exhibit 13
period 2002-12-31
UNITED COMMUNITY FINANCIAL CORP
filed 2003-03-28
CIK 707886

EXHIBIT 13

SELECTED FINANCIAL AND OTHER DATA

Selected financial condition data:	At December 31,

	2002	2001	2000	1999	1998

	(In thousands)
Total assets	$1,990,131	$1,944,780	$1,300,199	$1,327,573	$1,297,689

Cash and cash equivalents	110,936	205,883	45,972	111,445	172,409

Securities:

Trading	5,060	8,352	5,933	7,657	2,804

Available for sale	237,268	118,150	190,176	275,463	211,090

Held to maturity	—	80,496	108,560	139,170	187,992

Loans, net	1,478,213	1,406,479	876,653	723,087	657,498

Loans held for sale	45,825	20,192	—	—	—

FHLB stock	21,069	18,760	13,793	12,825	11,958

Deposits	1,481,901	1,383,418	900,413	834,087	777,583

Other borrowed funds	210,024	271,631	114,317	213,578	26,727

Total shareholders’ equity	274,569	261,880	261,899	256,868	474,821

Summary of earnings:	Year ended December 31,

	2002	2001	2000	1999	1998

	(In thousands)
Interest income	$126,693	$113,989	$91,622	$89,971	$87,755

Interest expense	54,236	57,047	44,104	34,284	36,570

Net interest income	72,457	56,942	47,518	55,687	51,185

Provision for loan loss allowances	3,578	2,495	300	100	650

Net interest income after provision for loan loss allowances	68,879	54,447	47,218	55,587	50,535

Noninterest income	31,073	28,449	24,754	22,721	22,137

Noninterest expenses (1)(2)(3)	68,359	57,708	54,307	61,037	56,931

Income before income taxes	31,593	25,188	17,665	17,271	15,741

Income taxes	10,776	9,509	6,051	6,876	5,612

Net income	$20,817	$15,679	$11,614	$10,395	$10,129

(1)	For the year ended December 31, 2000, noninterest expense included a $2.9 million gain on postretirement benefits curtailment and a $1.0 million loss on pension termination.

(2)	For the year ended December 31, 1999, noninterest expense included $6.4 million compensation expense as a result of the $6.00 per share special capital distribution paid on Recognition and Retention Plan (RRP) shares.

(3)	For the year ended December 31, 1998, noninterest expense included $11.8 million as a result of the contribution to the Home Savings and Loan Charitable Foundation (Foundation).

Selected financial ratios and other data:

	At or for the year ended December 31,

	2002	2001	2000	1999	1998

Performance ratios: (1)

Return on average assets (2)	1.04%	0.97%	0.92%	0.79%	0.83%

Return on average equity (3)	7.74	6.03	4.47	2.46	3.41

Interest rate spread (4)	3.40	2.95	2.91	2.98	3.28

Net interest margin (5)	3.83	3.66	3.89	4.38	4.32

Noninterest expense to average assets	3.43	3.56	4.30	4.66	4.66

Efficiency ratio (6)	64.52	66.34	75.14	77.85	77.65

Average interest-earning assets to average interest-bearing liabilities	114.98	119.23	127.08	152.09	133.59

Capital ratios:

Average equity to average assets	13.48	16.04	20.57	32.25	24.30

Shareholders’ equity to assets at year end	13.80	13.47	20.14	19.35	36.59

Tangible capital	8.05	9.07	14.51	26.75	26.80

Core capital	8.05	9.07	14.51	26.75	26.80

Risk-based capital	12.61	14.70	24.33	50.41	51.51

Asset quality ratios:

Nonperforming loans to loans at year end (7)	1.01	0.89	1.10	0.54	1.15

Nonperforming assets to average assets (8)	0.82	0.80	0.79	0.31	0.63

Nonperforming assets to total assets at year end (8)	0.83	0.67	0.77	0.30	0.59

Allowance for loan losses as a percent of loans	1.01	0.81	0.74	0.88	0.96

Allowance for loan losses as a percent of nonperforming loans (7)	97.62	92.13	67.79	164.86	84.62

Number of:

Loans	37,872	25,636	22,699	20,274	19,628

Deposits	173,528	164,753	115,785	106,196	105,426

Per share data: (9)

Basic earnings (10)	$0.65	$0.49	$0.35	$0.31	$0.10

Diluted earnings (10)	0.65	0.48	0.35	0.30	0.10

Book value (11)	7.79	7.34	7.02	6.80	13.38

Dividend payout ratio (12)	46.15%	62.50%	85.71%	100.00%	75.00%

(1)	Performance ratios for 2000 reflect the $2.9 million gain on postretirement benefits curtailment and the $1.0 million loss on pension termination. Performance ratios for 1999 reflect the $6.4 million employee benefit expense related to the $6.00 per share special capital distribution paid on the RRP shares. Performance ratios for 1998 reflect the $11.8 million contribution to the Foundation.

(2)	Net income divided by average total assets. Excluding the effects of the gain on postretirement benefits curtailment and the loss on pension termination, the return on average assets would have been 0.80% for the year ended December 31, 2000. Excluding the effect of the employee benefit expense related to the special capital distribution paid on the RRP shares, the return on average assets would have been 1.16% for the year ended December 31, 1999. Excluding the effect of the contribution to the Foundation, the return on average assets would have been 1.43% for the year ended December 31, 1998.

(3)	Net income divided by average total equity. Excluding the effects of the gain on postretirement benefits curtailment and the loss on pension termination, the return on average equity would have been 3.90% for the year ended December 31, 2000. Excluding the effect of the employee benefit expense related to the special capital distribution paid on the RRP shares, the return on average equity would have been 3.60% for the year ended December 31, 1999. Excluding the effect of the contribution to the Foundation, the return on average equity would have been 5.89% for the year ended December 31, 1998.

(4)	Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.

(5)	Net interest income as a percentage of average interest-earning assets.

(6)	Noninterest expense divided by the sum of net interest income and noninterest income. Excluding the effects of the gain on postretirement benefits curtailment and the loss on pension termination, the efficiency ratio would have been 78.22% for the year ended December 31, 2000. Excluding the effect of the employee benefit expense related to the special capital distribution paid on the RRP shares, the efficiency ratio would have been 69.52% for the year ended December 31, 1999. Excluding the effect of the contribution to the Foundation, the efficiency ratio would have been 61.73% for the year ended December 31, 1998.

(7)	Nonperforming loans consist of nonaccrual loans and restructured loans.

(8)	Nonperforming assets consist of nonperforming loans and real estate acquired in settlement of loans.

(9)	For purpose of displaying six months earnings per share for 1998, it is assumed the Conversion took place as of July 1, 1998.

(10)	Net income divided by average number of shares outstanding. Excluding the effects of the gain on postretirement benefits curtailment and the loss on pension termination, basic and diluted earnings per share would have been $0.31for the year ended December 31, 2000. Excluding the effect of the employee benefit expense related to the special capital distribution paid on the RRP shares, basic earnings per share would have been $0.45 and diluted earnings per share would have been $0.44 for the year ended December 31, 1999. Excluding the effect of the contribution to the Foundation, basic and diluted earnings per share would have been $0.32 for the year ended December 31, 1998.

(11)	Shareholders’ equity divided by number of shares outstanding.

(12)	Historical per share dividends declared and paid for the year divided by the diluted earnings per share for the year.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

United Community Financial Corp. (United Community) was incorporated for the purpose of owning all of the outstanding stock of The Home Savings and Loan Company of Youngstown, Ohio (Home Savings). On August 12, 1999, United Community acquired Butler Wick Corp. (Butler Wick). On July 1, 2001, United Community acquired Industrial Bancorp, Inc. (Industrial), which was accounted for as a purchase. Accordingly, the results of Industrial’s operations from the effective date of acquisition have been included in United Community’s 2001 financial statements. On April 1, 2002, United Community acquired Potters Financial Corporation (Potters), which was accounted for as a purchase. Accordingly, the results of Potters’ operations from the effective date of acquisition have been included in United Community’s 2002 financial statements. See note 2 to the consolidated financial statements for a more detailed discussion of these acquisitions.

United Community acquired $313.6 million in deposits from the Industrial acquisition and $113.8 million from the Potters acquisition. Deposits in branches acquired from Industrial have grown to $315.1 million, while deposits in branches acquired from Potters have declined to $110.1 million. We anticipate deposit growth in both of these areas going forward.

The following discussion and analysis of the financial condition and results of operations of United Community and its subsidiaries should be read in conjunction with the consolidated financial statements, and the notes thereto, included in this Annual Report.

Changes in Financial Condition

Total assets increased $45.4 million, or 2.3%, from $1.94 billion at December 31, 2001 to $1.99 billion at December 31, 2002, primarily as a result of the Potters acquisition. Net loans increased $71.7 million, or 5.1%, loans held for sale increased $25.6 million, or 126.9% and securities increased $35.3 million, or 17.1%. Decreases in cash and cash equivalents of $94.9 million, or 46.1%, and margin accounts of $6.2 million, or 29.4%, and increases in deposits of $98.5 million, or 7.1%, funded the increases in loans and securities. We anticipate continued growth resulting from our expansion into new markets as a result of the 2001 and 2002 acquisitions.

Net loans increased $71.7 million, or 5.1%, to $1.48 billion at December 31, 2002, compared to $1.41 billion at December 31, 2001, of which $112.1 million is attributable to the Potters acquisition. The most significant increases were $83.2 million in non-residential real estate loans, $44.8 in consumer loans, $19.4 million in commercial loans, $19.1 million in multifamily real estate loans and $15.1 million in construction loans. These increases, totaling $181.6 million, were partially offset by a $94.9 million decline in real estate loans secured by one-to four -family residences as a result of the sale of approximately $107.9 million in fixed rate loans out of the portfolio in the second quarter of 2002 to help reduce interest rate risk. Home Savings anticipates continued net growth in all loan categories, which will increase the risk of loan losses. Non-residential real estate lending is generally considered to involve a higher degree of risk than residential real estate lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties.

Home Savings became active in the secondary market during 2001. Loans held for sale were $45.8 million at December 31, 2002 compared to $20.2 million at December 31, 2001. Home Savings will continue to sell fixed rate loans going forward as a part of its strategic plan to help manage interest rate risk.

Funds not currently utilized for general corporate purposes, including loan originations, enhanced customer services and possible acquisitions, are invested in overnight funds and securities. Overnight funds decreased $92.5 million, or 54.3%, to $77.8 million at December 31, 2002 compared to $170.3 million at December 31, 2001. The decrease in overnight funds was primarily used to fund a net increase in securities of $35.3 million and an increase in net loans of $71.7 million. During 2002, management decided to reclassify investments in the held to maturity portfolio and designate them as available for sale. During the fourth quarter of 2002, United Community sold approximately $31.1 million in mortgage related securities to take advantage of the current economic conditions. Securities available for sale increased $119.1 million, or 100.8%, which was offset by decreases of $80.5 million, or 100%, in securities held to maturity and $3.3 million, or 39.4%, in trading securities.

Total deposits increased $98.5 million, or 7.1%, from $1.38 billion at December 31, 2001 to $1.48 billion at December 31, 2002. The deposit increase included a $67.2 million increase in demand accounts and a $44.9 million increase in savings accounts, which were partially offset by a decrease of $13.6 million in certificates of deposit. During 2002, $113.8 million in deposits were acquired from Potters. The net decrease was attributable to CD’s that were not renewed due to the current interest rate environment.

Other borrowed funds decreased $61.6 million, or 22.7%, at December 31, 2002 compared to December 31, 2001. The primary reason for the decrease was the maturity of borrowings from the Federal Home Loan Bank (FHLB) and the early extinguishment of FHLB debt. During 2002, United Community determined that it was advantageous to extinguish debt early and incur associated fees due to current economic conditions and cash inflow from loans sold. Other borrowed funds were used primarily to fund the purchase of Potters and loan growth. United Community may borrow funds in 2003 to satisfy funding requirements.

Total shareholders’ equity increased $12.7 million, or 4.8%, from December 31, 2001 to December 31, 2002. The increase was primarily due to earnings for the year, an increase in accumulated other comprehensive income and a decrease in unearned stock compensation, offset by quarterly dividend payments and treasury stock purchases. United Community acquired 529,200 shares of common stock for $4.4 million during the year ended December 31, 2002. As of December 31, 2002, United Community has authorization to purchase up to 1,158,832 additional shares under its current repurchase agreement. Book value per share was $7.79 as of December 31, 2002.

Comparison of Operating Results for the Years Ended December 31, 2002 and December 31, 2001

Net Income—Net income for the year ended December 31, 2002 was $20.8 million, compared to $15.7 million for the year ended December 31, 2001. The primary reason for the increase was a $15.5 million increase in net interest income and a $2.6 million increase in noninterest income. These increases were partially offset by a $10.7 million increase in noninterest expense and a $1.1 million increase in the provision for loan loss allowances. Diluted earnings per share for the year ended December 31, 2002 were $0.65 compared to diluted earnings per share of $0.48 for the year ended December 31, 2001.

Net Interest Income—Net interest income increased $15.5 million, or 27.2%, to $72.5 million in 2002 from $56.9 million for 2001. Total interest income increased $12.7 million and interest expense decreased $2.8 million. The increase in total interest income was primarily due to an increase in interest on loans of $17.8 million, which was partially offset by a decrease in interest earned on securities of $3.9 million and a decrease in income on margin accounts of $944,000. The average balance of interest-earning assets increased $334.0 million for the year ended December 31, 2002 compared to 2001. The average yield on interest-earning assets decreased to 6.70% in 2002 compared to 7.32% in 2001. The decrease in interest expense was primarily due to a decrease in interest expense on deposits of $3.1 million. The average balance of interest-bearing liabilities increased $338.9 million and the average rate paid decreased to 3.30% for 2002 from 4.37% for 2001. The interest rate spread increased 45 basis points to 3.40% for 2002 from 2.95% for 2001 as a result of the 107 basis point decrease in the cost of interest-bearing liabilities partially offset by a 62 basis point decrease in the yield on interest-earning assets. We anticipate that the average rate paid on interest-bearing liabilities will not decrease significantly going forward. As a result, net interest income could be negatively impacted in a continuing declining interest rate environment. However, we are well positioned in the event of a mild increase in interest rates.

Provision for Loan Losses—Provisions for loan losses are charged to operations to bring the total allowance for loan losses to a level considered by management to be adequate to provide for probable estimated losses based on management’s evaluation of such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral, changes in the composition of the loan portfolio and prior loan loss experience. The provision for loan losses was $3.6 million in 2002 compared to a provision of $2.5 million in 2001. The primary reasons for the increase in the provision is the loan growth experienced in 2002, an increase in nonperforming loans of $3.2 million from December 31, 2001 to December 31, 2002, an increase in loans charged off, an increase in delinquencies, current economic conditions and loans originated in new market areas. Additional factors that contributed to the increase in the provision include a shift in the mix of the portfolio as a result of the sale of mortgage loans and an increase in loans on the watch list. If the current economic conditions continue, additional reserves may need to be established to provide for probable future losses. The allowance for loan losses totaled $15.1 million at December 31, 2002, which was 1.01% of total loans and 97.62% of nonperforming loans.

Noninterest Income—Noninterest income increased $2.6 million, or 9.2%, to $31.1 million for the year ended December 31, 2002, from $28.4 million for the year ended December 31, 2001. The increase was primarily due to an increase of $1.7 million in net gains recognized on the sale of securities, an increase of $1.0 million in other income, a $469,000 increase in gains recognized on the sale of loans and a $467,000 increase in service fees and other charges. Since Anthem is Home Savings’ health care provider, Home Savings received shares of Anthem stock through the demutualization of Anthem, Inc. and subsequently sold the stock. To recognize the receipt of the stock, other income was increased by $847,000. To recognize the subsequent sale of the stock, a gain of $476,000 was recognized on the sale of investment securities. These increases were partially offset by a $1.0 million decline in underwriting and investment banking income and a $552,000 recognized loss primarily due to the disposal of fixed assets in 2002.

Noninterest Expense—Noninterest expense increased $10.7 million to $68.4 million for 2002, from $57.7 million in 2001. The primary reasons for the increase is an increase in salaries and employee benefits of $5.4 million, an increase in occupancy expense of $611,000, an increase in advertising expense of $229,000, a $931,000 increase in equipment and data processing and a $509,000 increase in the amortization of the core deposit intangible, all of which are primarily related to the Industrial and Potters acquisitions. Although approximately $4.4 million of the increase in salaries and employee benefits is attributable to the acquisitions, the increase in salaries and employee benefits is also attributable to an increase in commissions paid to loan originators of $472,000 as a result of increased loan volume, an increase in ESOP expense of $373,000 due to the increase in United Community’s stock price and an increase in RRP expense as a result of additional grants that vested in 2002. Also contributing to the increase in noninterest expense was a $3.0 million increase in other expenses. The increase in other expense is primarily due to an increase of $954,000 in bank fees as a result of the early extinguishment of debt. Increases in supervisory fees, telephone expense, postage, couriers, SAIF premiums and protection costs also added to the increase.

Federal Income Taxes—Federal income taxes increased $1.3 million, or 13.3%, in 2002 compared to 2001, primarily due to higher pretax income in 2002. The effective tax rate was 34% in 2002 and 38% in 2001. The primary reason for the reduction in effective tax rate is related to the reversal of a $400,000 valuation allowance that was established in 1999 in relation to the contribution United Community made to the Home Savings Charitable Foundation. Based on current levels of taxable income, management believes that the tax benefit related to the contribution will be completely utilized. Refer to Note 12 to the consolidated financial statements for a further analysis of the effective tax rate.

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

Provision for Loan Losses—Due to growth in the loan portfolio, increases in nonperforming and delinquent loans and economic conditions, the provision for loan loss allowance was $2.5 million in 2001 compared to a provision of $300,000 in 2000. The primary reasons for the increase in the provision is the loan growth experienced in 2001, an increase in nonperforming loans of $2.8 million from December 31, 2000 to December 31, 2001, an increase in delinquencies, current economic conditions and loans originated in new market areas. Additional factors that contributed to the increase in the provision during the fourth quarter include a shift in the mix of the portfolio and an increase in loans on the watch list. The allowance for loan losses totaled $11.5 million at December 31, 2001, which was 0.80% of total loans and 92.13% of nonperforming loans.

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

Critical Accounting Policies and Estimates

The accounting and reporting policies of United Community are in accordance with accounting principles generally accepted within the United States of America and conform to general practices within the banking industry. Application of these principles requires management to make estimates, assumptions and judgements that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgements are based on information available as of the date of the financial statements. Accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgements.

The most significant accounting policies followed by United Community are presented in Note 1 to the consolidated financial statements. Accounting and reporting policies for the allowance for loan losses and mortgage servicing rights are deemed critical since they involve the use of estimates and require significant management judgements. United Community provides further detail on the methodology and reporting of the allowance for loan losses in Note 5 and mortgage servicing rights in Note 6.

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

	Year ended December 31,

	2002			2001			2000

	Average	Interest		Average	Interest		Average	Interest
	outstanding	earned/	Yield/	outstanding	earned/	Yield/	outstanding	earned/	Yield/
	balance	paid	rate	balance	paid	rate	balance	paid	rate

	(In thousands)
Interest-earning assets:

Net loans (1)	$1,507,591	$110,746	7.35%	$1,185,202	$92,933	7.84%	$785,437	$62,836	8.00%

Net loans held for sale	18,351	1,243	6.77	12,440	886	7.12	—	—	—

Securities:

Trading	10,179	196	1.93	6,359	151	2.37	6,325	145	2.29

Available for sale	174,526	7,602	4.36	152,657	8,864	5.81	237,985	14,633	6.15

Held to maturity	56,845	3,762	6.62	94,670	6,400	6.76	125,909	8,713	6.92

Margin accounts	17,883	830	4.64	26,637	1,774	6.66	41,288	3,565	8.63

FHLB stock	20,136	932	4.63	15,822	1,078	6.81	13,181	968	7.34

Other interest-earning assets	86,318	1,382	1.60	64,006	1,903	2.97	12,263	762	6.21

Total interest-earning assets	1,891,829	126,693	6.70	1,557,793	113,989	7.32	1,222,388	91,622	7.50

Noninterest-earning assets	103,504			64,049			41,214

Total assets	$1,995,333			$1,621,842			$1,263,602

Interest-bearing liabilities:

Deposits:

Checking accounts	$279,894	$5,319	1.90%	$184,120	$5,446	2.96%	$145,649	$4,167	2.86%

Savings accounts	299,048	4,946	1.65	228,485	5,212	2.28	213,342	5,271	2.47

Certificates of deposit	850,054	34,668	4.08	696,633	37,353	5.36	467,823	25,956	5.55

Other borrowed funds	216,420	9,303	4.30	197,294	9,036	4.58	135,108	8,710	6.45

Total interest-bearing liabilities	1,645,416	54,236	3.30	1,306,532	57,047	4.37	961,922	44,104	4.59

Noninterest-bearing liabilities	80,969			55,088			41,699

Total liabilities	1,726,385			1,361,620			1,003,621

Shareholders’ equity	268,948			260,222			259,981

Total liabilities and equity	$1,995,333			$1,621,842			$1,263,602

Net interest income and interest rate spread		$72,457	3.40%		$56,942	2.95%		$47,518	2.91%

Net interest margin			3.83%			3.66%			3.89%

Average interest-earning assets to average interest-bearing liabilities			114.98%			119.23%			127.08%

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

	Year ended December 31,

	2002 vs. 2001			2001 vs. 2000

	Increase			Increase
	(decrease) due to		Total	(decrease) due to		Total
			increase			increase
	Rate	Volume	(decrease)	Rate	Volume	(decrease)

			(In thousands)
Interest-earning assets:

Loans	$(5,387)	$23,200	$17,813	$(1,223)	$31,320	$30,097

Loans held for sale	(41)	398	357	—	886	886

Securities:

Trading	(21)	66	45	5	1	6

Available for sale	(2,958)	1,696	(1,262)	(739)	(5,030)	(5,769)

Held to maturity	(132)	(2,506)	(2,638)	(193)	(2,120)	(2,313)

Margin accounts	(453)	(491)	(944)	(702)	(1,089)	(1,791)

FHLB stock	(975)	829	(146)	(62)	172	110

Other interest-earning assets	(2,130)	1,609	(521)	(161)	1,302	1,141

Total interest-earning assets	$(12,097)	$24,801	$12,704	$(3,075)	$25,442	$22,367

Interest-bearing liabilities:

Checking accounts	$279	$(406)	$(127)	$145	$1,134	$1,279

Savings accounts	2,159	(2,425)	(266)	(788)	729	(59)

Certificates of deposit	(33,547)	30,862	(2,685)	(840)	12,237	11,397

Other borrowed funds	(462)	729	267	(553)	879	326

Total interest-bearing liabilities	$(31,571)	$28,760	$(2,811)	$(2,036)	$14,979	$12,943

Change in net interest income			$15,515			$9,424

Contractual Obligations, Commitments, Contingent Liabilities, and Off-balance Sheet Arrangements

The following table presents, as of December 31, 2002, United Community’s significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts or other similar carrying value adjustments. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

	Payments Due In

	Note	One Year	One to	Three to	Over
	Reference	or Less	Three Years	Five Years	Five Years	Total

	(In Thousands)
Operating leases	8	298	618	651	335	1,902

Deposits without a stated maturity	10	663,558	—	—	—	663,558

Certificates of deposit	10	485,479	226,533	106,010	321	818,343

Federal funds borrowed	11	10,893	37,357	132,930	1,792	182,972

Borrowed funds	11	27,052	—	—	—	27,052

     A schedule of significant commitments as of December 31, 2002 follows:

(In thousands)
Commitment to originate:

Mortgage loans	$27,915

Other loans	135

Unfunded lines of credit	130,518

Net commitments to sell mortgage loans	64,396

     Further discussion of these commitments is included in Note 5 to the consolidated financial statements. In addition, United Community has commitments under benefit plans as described in Note 15 to the consolidated financial statements.

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

United Community is subject to minimal equity price risk because its investment in equity securities, other than stock in the FHLB of Cincinnati, is only 0.40% of total assets. United Community is not affected by foreign currency exchange rate risk or commodity price risk.

Quantitative Aspects of Market Risk. As part of its interest rate risk analysis, Home Savings uses the “net portfolio value” (NPV) methodology. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV and net interest income that would result from various levels of theoretical basis point changes in market interest rates.

Home Savings uses a net portfolio value and earnings simulation model prepared internally as its primary method to identify and manage its interest rate risk profile. The model is based on actual cash flows and repricing characteristics for all financial instruments and incorporates market-based assumptions regarding the impact of changing interest rates on future volumes and the prepayment rate of applicable financial instruments. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into the model. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure NPV or net interest income or precisely predict the impact of fluctuations in interest rates on net interest rate changes as well as changes in market conditions and management strategies.

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

Year ended December 31, 2002

				NPV as % of portfolio		Next 12 months
Change	Net portfolio value			value of assets		Net interest income
in rates
(Basis points)	$ Amount	$ Change	% Change	NPV Ratio	Change in %	$ Change	% Change

(In thousands)
+300	$240,891	$(22,216)	(8.44)%	13.57%	(0.20)%	$(1,882)	(2.74)%

+200	255,933	(7,174)	(2.73)	14.03	0.26	(594)	(0.87)

+100	268,153	5,046	1.92	14.31	0.54	363	0.53

Static	263,107	—	—	13.77	—	—	—

(100)	220,472	(42,635)	(16.20)	11.52	(2.25)	(3,017)	(4.40)

(200)	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(300)	N/A	N/A	N/A	N/A	N/A	N/A	N/A

N/A – Due to a continuing low interest rate environment, it is not possible to calculate results for these scenarios.

Year ended December 31, 2001

				NPV as % of portfolio		Next 12 months
Change	Net portfolio value			value of assets		Net interest income
in rates
(Basis points)	$ Amount	$ Change	% Change	NPV Ratio	Change in %	$ Change	% Change

(In thousands)
+300	$161,540	$(97,516)	(37.64)%	9.22%	(4.42)%	$(12,781)	(20.68)%

+200	197,038	(62,018)	(23.94)	10.93	(2.71)	(8,487)	(13.74)

+100	230,742	(28,314)	(10.93)	12.45	(1.19)	(4,551)	(7.36)

Static	259,056	—	—	13.64	—	—	—

(100)	263,862	4,806	1.86	13.73	0.09	942	1.52

(200)	256,439	(2,617)	(1.01)	13.30	(0.34)	806	1.30

(300)	245,353	(13,703)	(5.29)	12.73	(0.91)	(720)	(1.16)

     Historically, Home Savings’ NPV has been more sensitive to increases in interest rates than to decreases. This sensitivity to increases in rates occurred principally because, as rates increased, borrowers were less likely to prepay fixed-rate loans than when interest rates declined, and the majority of Home Savings’ loans have fixed rates of interest. With the current prolonged period of low interest rates, however, Home Savings’ present NPV is more sensitive to falling rates. This increased sensitivity occurs because the frequency of prepayments on fixed-rate loans dramatically increase and the value of core deposits is greatly diminished. Although loan demand is adversely affected by rising interest rates, the resulting decline in the frequency of prepayments may increase Home Savings’ NPV.

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

Potential Impact of Changes in Interest Rates. Home Savings’ profitability depends to a large extent on its net interest income, which is the difference between interest income from loans and securities and interest expense on deposits and borrowings. Like most financial institutions, Home Savings’ short-term interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. Home Savings’ interest-earning assets consist primarily of long-term, fixed-rate and adjustable-rate mortgage loans and securities which adjust more slowly to changes in interest rates than its interest bearing liabilities which are primarily deposits. Accordingly, Home Savings’ earnings could be adversely affected during periods of rising interest rates.

Liquidity and Capital

     United Community’s liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended December 31, 2002, 2001 and 2000.

	Years ended December 31,

	2002	2001	2000

	(In thousands)
Net income	$20,817	$15,679	$11,614

Adjustments to reconcile net income to net cash from operating activities	215,207	128,008	6,562

Net cash provided by operating activities	236,024	143,687	18,176

Net cash used in investing activities	(240,773)	(237,608)	(37,365)

Net cash (used in) provided by financing activities	(90,198)	253,832	(46,284)

Net change in cash and cash equivalents	(94,947)	159,911	(65,473)

Cash and cash equivalents at beginning of year	205,883	45,972	111,445

Cash and cash equivalents at end of year	$110,936	$205,883	$45,972

The principal sources of funds for United Community are deposits, loan repayments, maturities of securities, borrowings from financial institutions and other funds provided by operations. Home Savings also has the ability to borrow from the FHLB. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions and competition. Investments in liquid assets maintained by United Community, Home Savings and Butler Wick are based upon management’s assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset and liability management program. At December 31, 2002, approximately $485.5 million of Home Savings’ certificates of deposit are expected to mature within one year. Based on past experience and Home Savings’ prevailing pricing strategies, management believes that a substantial percentage of such certificates will be renewed with Home Savings at maturity, although there can be no assurance that this will occur.

The Board of Directors has authorized an ongoing program to purchase shares of United Community’s common stock to fund employee benefit programs, stock options and award programs and other corporate purposes. These purchases can be made in the open market or negotiated transactions, from time to time, depending on market conditions. United Community acquired 529,200 shares of common stock for $4.4 million, 1,604,126 shares of common stock for $11.0 million and 483,500 shares of common stock for $3.3 million during the years ended December 31, 2002, 2001 and 2000. United Community has remaining authorization to repurchase 1,158,832 shares as of December 31, 2002. Management intends to repurchase shares as authorized.

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

The following table summarizes Home Savings’ regulatory capital requirements and actual capital at December 31, 2002.

					Excess of actual
					capital over current		Applicable
	Actual capital		Current requirement		requirement		asset base

	Amount	Percent	Amount	Percent	Amount	Percent	Total

	(In thousands)
Tangible capital	$150,821	8.05%	$28,108	1.50%	$122,713	6.55%	$1,873,858

Core capital	150,821	8.05	74,954	4.00	75,867	4.05	1,873,858

Risk-based capital	163,419	12.61	103,656	8.00	59,763	4.61	1,295,694

Accounting and Reporting Developments

     A discussion of recently issued accounting pronouncements and their impact on United Community’s Consolidated Financial Statements is provided in Note 1 of the Notes to Consolidated Financial Statements.

Market Price and Dividends

There were 37,802,477 common shares of United Community stock issued and 34,764,534 shares outstanding and held by approximately 12,889 record holders as of February 24, 2003. United Community’s common shares are traded on The Nasdaq Stock Market® under the symbol “UCFC”. Quarterly stock prices and dividends declared are shown in the following table.

	First	Second	Third	Fourth		First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter		Quarter	Quarter	Quarter	Quarter

2002:					2001:

High	$8.13	$9.39	$9.15	$8.99	High	$7.063	$8.700	$8.200	$7.700

Low	7.05	7.43	8.35	8.45	Low	6.422	6.250	6.800	6.600

Close	7.40	9.36	8.85	8.65	Close	6.625	8.700	7.050	7.200

Dividends					Dividends

declared					declared

and paid	0.075	0.075	0.075	0.075	and paid	0.075	0.075	0.075	0.075

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,

	2002	2001

	(In thousands)
Assets

Cash and deposits with banks	$33,178	$35,587

Federal funds sold	77,758	170,296

Total cash and cash equivalents	110,936	205,883

Securities:

Trading	5,060	8,352

Available for sale	237,268	118,150

Held to maturity (fair value 2001- $82,339)	—	80,496

Loans held for sale	45,825	20,192

Loans, net (including allowance for loan losses of $15,099 and $11,480)	1,478,213	1,406,479

Margin accounts	14,809	20,979

Federal Home Loan Bank stock	21,069	18,760

Premises and equipment	20,002	17,481

Accrued interest receivable	9,558	9,575

Real estate owned	994	477

Goodwill	33,593	19,664

Core deposit intangible	5,101	6,312

Other assets	7,703	11,980

Total assets	$1,990,131	$1,944,780

Liabilities and Shareholders’ Equity

Liabilities

Deposits	$1,481,901	$1,383,418

Other borrowed funds	210,024	271,631

Advance payments by borrowers for taxes and insurance	5,996	5,760

Accrued interest payable	1,126	2,983

Accrued expenses and other liabilities	16,515	19,108

Total liabilities	1,715,562	1,682,900

Shareholders’ Equity

Preferred stock-no par value; 1,000,000 shares authorized and unissued	—	—

Common stock—no par value; 499,000,000 shares authorized; 37,803,269 and 37,754,086 shares issued	138,207	136,903

Retained earnings	172,080	160,915

Accumulated other comprehensive income	2,363	1,402

Unearned compensation	(19,724)	(22,988)

Treasury stock, at cost, 2002 - 2,558,214 shares and 2001 - 2,086,500 shares	(18,357)	(14,352)

Total shareholders’ equity	274,569	261,880

Total liabilities and shareholders’ equity	$1,990,131	$1,944,780

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,

	2002	2001	2000

	(In thousands, except per share data)
Interest income

Loans	$110,746	$92,933	$62,836

Loans held for sale	1,243	886	—

Investment securities:

Trading	196	151	145

Available for sale	7,602	8,864	14,633

Held to maturity	3,762	6,400	8,713

Margin accounts	830	1,774	3,565

FHLB stock dividend	932	1,078	968

Other interest-earning assets	1,382	1,903	762

Total interest income	126,693	113,989	91,622

Interest expense

Interest expense on deposits	44,933	48,011	35,394

Interest expense on other borrowed funds	9,303	9,036	8,710

Total interest expense	54,236	57,047	44,104

Net interest income	72,457	56,942	47,518

Provision for loan losses	3,578	2,495	300

Net interest income after provision for loan losses	68,879	54,447	47,218

Noninterest income

Commissions	13,677	13,411	17,176

Service fees and other charges	8,224	7,757	5,607

Underwriting and investment banking	312	1,316	646

Net gains (losses):

Securities available for sale	2,127	392	151

Trading securities	(651)	(869)	241

Loans sold	5,919	5,450	—

Other	(515)	37	(2)

Other income	1,980	955	935

Total noninterest income	31,073	28,449	24,754

Noninterest expenses

Salaries and employee benefits	39,917	34,528	36,193

Gain on postretirement curtailment	—	—	(2,928)

Loss on pension termination	—	—	1,008

Occupancy	3,186	2,575	2,093

Equipment and data processing	8,309	7,378	5,807

Franchise tax	2,032	2,010	3,710

Advertising	2,167	1,938	1,924

Amortization of core deposit intangible	2,180	1,671	—

Other expenses	10,568	7,608	6,500

Total noninterest expenses	68,359	57,708	54,307

Income before income taxes	31,593	25,188	17,665

Income taxes	10,776	9,509	6,051

Net income	$20,817	$15,679	$11,614

Earnings Per Share

Basic	$0.65	$0.49	$0.35

Diluted	$0.65	$0.48	$0.35

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Accumulated
				Other
	Shares	Common	Retained	Comprehensive	Unearned	Treasury
	Outstanding	Stock	Earnings	Income (Loss)	Compensation	Stock	Total

	(In thousands, except per share data)
Balance January 1, 2000	37,758	$136,509	$153,553	$(3,003)	$(30,191)	$—	$256,868

Comprehensive income:

Net income	—	—	11,614	—	—	—	11,614

Change in net unrealized gain on securities, net of taxes of $1,565	—	—	—	2,905	—	—	2,905

Comprehensive income	—	—	11,614	2,905	—	—	14,519

Issuance of common shares for RRP	46	295	—	—	(295)	—	—

Amortization of restricted common stock Compensation	—	54	—	—	1,964	—	2,018

Forfeiture of restricted common stock	(3)	(25)	—	—	25	—	—

Shares distributed by ESOP trust	—	134	—	—	1,823	—	1,957

Purchase of treasury stock	(484)	—	—	—	—	(3,322)	(3,322)

Dividends paid, $0.30 per share	—	—	(10,141)	—	—	—	(10,141)

Balance December 31, 2000	37,317	136,967	155,026	(98)	(26,674)	(3,322)	261,899

Comprehensive income:

Net income	—	—	15,679	—	—	—	15,679

Change in net unrealized gain on securities, net of taxes of $808	—	—	—	1,500	—	—	1,500

Comprehensive income	—	—	15,679	1,500	—	—	17,179

Amortization of restricted common stock Compensation	—	62	—	—	1,622	—	1,684

Forfeiture of restricted common stock	(46)	(290)	—	—	242	—	(48)

Shares distributed by ESOP trust	—	164	—	—	1,822	—	1,986

Purchase of treasury stock	(1,604)	—	—	—	—	(11,038)	(11,038)

Reissuance of common stock	1	—	—	—	—	8	8

Dividends paid, $0.30 per share	—	—	(9,790)	—	—	—	(9,790)

Balance December 31, 2001	35,668	136,903	160,915	1,402	(22,988)	(14,352)	261,880

Comprehensive income:

Net income	—	—	20,817	—	—	—	20,817

Reclassification of HTM securities	—	—	—	1,704	—	—	1,704

Change in net unrealized gain (loss) on securities, net of taxes of $517	—	—	—	(743)	—	—	(743)

Comprehensive income	—	—	20,817	961	—	—	21,778

Issuance of common shares for RRP	70	592	—	—	(592)	—	—

Amortization of restricted common stock compensation	—	215	—	—	1,947	—	2,162

Forfeiture of restricted common stock	(21)	(128)	—	—	87	—	(41)

Shares distributed by ESOP trust	—	625	—	—	1,822	—	2,447

Purchase of treasury stock	(529)	—	—	—	—	(4,386)	(4,386)

Reissuance of common stock	57	—	(16)	—	—	381	365

Dividends paid, $0.30 per share	—	—	(9,636)	—	—	—	(9,636)

Balance December 31, 2002	35,245	$138,207	$172,080	$2,363	$(19,724)	$(18,357)	$274,569

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,

	2002	2001	2000

	(In thousands)
Cash Flows from Operating Activities

Net income	$20,817	$15,679	$11,614

Adjustments to reconcile net income to net cash provided by operating activities:

Provision for loan loss allowances	3,578	2,495	300

Loss on pension termination	—	—	1,008

Gain on postretirement curtailment	—	—	(2,928)

Net gains	(7,517)	(5,895)	(149)

Accretion of discounts and amortization of premiums	2,119	(2,095)	(447)

Depreciation	2,948	2,223	1,573

FHLB stock dividends	(932)	(1,078)	(968)

Decrease in interest receivable	784	621	646

Decrease in interest payable	(1,951)	(734)	(1,235)

Decrease (increase) in other assets	3,827	(4,620)	(907)

(Decrease) increase in other liabilities	(7,758)	3,419	4,580

Decrease (increase) in trading securities	3,292	(2,419)	1,724

Amortization of restricted stock compensation	2,121	1,636	2,018

Decrease (increase) in margin accounts	6,170	12,382	(610)

Increase in loans held for sale	(25,633)	(20,192)	—

Proceeds from sale of loans held for sale	231,712	140,279	—

ESOP compensation	2,447	1,986	1,957

Net cash provided by operating activities	236,024	143,687	18,176

Cash Flows from Investing Activities

Proceeds from principal repayments and maturities of:

Securities available for sale	82,821	107,001	101,096

Securities held to maturity	25,679	28,685	27,411

Proceeds from sale of:

Securities available for sale	45,095	22,435	27,893

Securities held to maturity	932	1,454	3,757

Loans	112,620	42,805	—

Fixed assets	27	—	—

Real estate owned	1,379	839	—

Purchases of:

Securities available for sale	(187,143)	(42,890)	(39,407)

Securities held to maturity	(999)	(2,082)	(476)

Net cash paid for acquisition	(13,729)	(69,844)	—

Net principal disbursed on loans	(276,218)	(312,206)	(141,391)

Loans purchased	(27,335)	(11,036)	(12,274)

Purchases of premises and equipment	(3,902)	(2,769)	(4,262)

Other	—	—	288

Net cash used in investing activities	(240,773)	(237,608)	(37,365)

Cash Flows from Financing Activities

Net increase (decrease) in NOW, savings and money market accounts	50,574	97,277	(16,114)

Net (decrease) increase in certificates of deposit	(63,816)	70,050	82,440

Net increase in advance payments by borrowers for taxes and insurance	1	319	114

Proceeds from FHLB advances and other long term debt	26,239	193,000	—

Repayment of FHLB advances and other long term debt	(70,051)	(20,000)	—

Net decrease in other borrowed funds	(19,488)	(65,994)	(99,261)

Dividends paid	(9,636)	(9,790)	(10,141)

Proceeds from exercise of stock options	365	8	—

Purchase of treasury stock	(4,386)	(11,038)	(3,322)

Net cash provided by (used in) financing activities	(90,198)	253,832	(46,284)

(Decrease) increase in cash and cash equivalents	(94,947)	159,911	(65,473)

Cash and cash equivalents, beginning of year	205,883	45,972	111,445

Cash and cash equivalents, end of year	$110,936	$205,883	$45,972

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

Nature of Operations

     United Community was incorporated under Ohio law in February 1998 by Home Savings in connection with the conversion of Home Savings from an Ohio mutual savings and loan association to an Ohio capital stock savings and loan association (Conversion). Upon consummation of the Conversion on July 8, 1998, United Community became the unitary savings and loan holding company for Home Savings. The business of Home Savings is providing consumer and business banking service to its market area in northeastern Ohio and western Pennsylvania. At the end of 2002, Home Savings was doing business through 34 full-service banking branches and 4 loan production offices. Loans and deposits are primarily generated from the areas where banking branches are located. Home Savings derives its income predominantly from interest on loans, securities, and to a lesser extent, noninterest income. Home Savings’ principal expenses are interest paid on deposits and normal operating costs. Home Savings’ operations are principally in the savings and loan industry. Consistent with internal reporting Home Savings’ operations are reported in one operating segment, which is retail banking. On August 12, 1999, United Community acquired Butler Wick, the parent company for three wholly owned subsidiaries: Butler Wick & Co., Inc., Butler Wick Asset Management Company and Butler Wick Trust Company. Butler Wick has 12 office locations providing a full range of investment alternatives for individuals, companies and not-for-profit organizations throughout northeastern Ohio and western Pennsylvania. Butler Wick’s operations are reported in a separate operating segment, which is investment advisory services.

Basis of Presentation

     The consolidated financial statements include the accounts of United Community and its subsidiaries. All material inter-company transactions have been eliminated. Certain prior period data has been reclassified to conform to current period presentation.

Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, fair value of servicing rights, impairment of goodwill and core deposit intangible and status of contingencies are particularly subject to change.

Securities

     Securities are classified as available for sale, held to maturity or trading upon their acquisition. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at estimated fair value with the unrealized holding gain or loss reported in other comprehensive income. Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities classified as trading are carried at estimated fair market value with the unrealized holding gains and losses included in income. Other securities such as Federal Home Loan Bank stock are carried at cost. Securities are written down to fair value when a decline in fair value is not temporary.

Loans

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances. For balance sheet presentation, the balances are presented net of unearned interest, deferred fees or costs and allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

     Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

     All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

     The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management’s determination of the adequacy of the allowance is based upon estimates derived from an analysis of individual credits, prior and current loss experience, loan portfolio delinquency levels, the nature and volume of the loan portfolio, current economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

     A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogenous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the useful lives, ranging from 3 years to 31 1/2 years, (or term of the lease, if shorter) of the related assets.

Real Estate Owned

     Real estate owned, including property acquired in settlement of foreclosed loans, is carried at the lower of cost or estimated fair value less estimated cost to sell after foreclosure, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense.

Servicing Assets

     Servicing assets represent the allocated value of retained servicing rights on loans sold or securitized. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and, secondarily, as to prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance.

Intangibles

     Purchased intangibles, primarily goodwill and core deposit value, are recorded at cost. Core deposit value is amortized over the estimated life. Goodwill is evaluated for impairment on a periodic basis.

Long-term Assets

     Premises and equipment and other long –term assets are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Securitizations

     Some financial assets are transferred from time to time to a third party in exchange for ownership of a security based on those loans. Such transfers are recorded as a sale when control has been relinquished, with a gain or loss recorded on the sale. The gain or loss is calculated based on the cash received versus the carrying value of the assets transferred. If some interests, such as servicing assets and cash reserve accounts, are retained, the carrying value of all assets sold and retained is allocated to each asset based on fair value at sale date. Fair values are based on market quotes or on the present value of future expected cash flows using estimates of credit losses, prepayment rates, interest rates, and discount rates.

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

     Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

	2002	2001	2000

	(In Thousands)
Net income as reported	$20,817	$15,679	$11,614

Deduct: Stock-based compensation expense Determined under fair value method	1,411	1,011	1,336

Pro Forma net income	19,406	14,668	10,278

Basic earnings per share as reported	0.65	0.49	0.35

Pro Forma basic earnings per share	0.61	0.46	0.31

Diluted earnings per share as reported	0.65	0.48	0.35

Pro forma diluted earnings per share	0.61	0.45	0.31

     The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

	2002	2001	2000

Dividend yield	4.00%	4.59%	2.47%

Expected stock price volatility	38.31%	33.63%	89.26%

Risk-free interest rate	5.01%	5.08%	6.62%

Expected option life (In years)	10	10	10

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

Comprehensive Income

     Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

Newly Issued But Not Yet Effective Accounting Standards

     New accounting standards on asset retirement obligation, restructuring activities and exit costs and operating leases were issued in 2002. Management determined that when the new accounting standards are adopted in 2003 they will not have a material impact on United Community’s financial condition or results of operations.

Execution, Settlement and Financing of Securities Transactions

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

Off Balance Sheet Financial Instruments

     Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Early Extinguishment of Debt

In April 2002, FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which address the accounting for early extinguishment of debt. Upon adopting this Statement, any gains or losses form the early extinguishment of debt that do not meet specific criteria for classification as an extraordinary item are no longer classified as an extraordinary item and should be reclassified. United Community adopted this statement April 1, 2002 and has subsequently reclassified the loss on early extinguishment of debt, previously recognized as an extraordinary item, as an ordinary expense.

Reclassifications

     Some items in the prior year financial statements were reclassified to conform to the current presentation.

2. ACQUISITIONS

On April 1, 2002, United Community acquired all of the capital stock of Potters Financial Corporation, the holding company for Potters Bank, an Ohio-chartered state savings bank. Potters Bank was merged into Home Savings. The assets acquired consisted principally of loans and securities.

United Community accounted for the acquisition as a purchase and has included Potters’ results of operations from the effective date of the acquisition in its 2002 financial statements. Based on Potters 991,546 outstanding shares, the acquisition was valued at $23.6 million, which was paid in cash. The excess of the aggregate purchase price over the fair market value of net assets acquired, or goodwill, was approximately $11.7 million. In accordance with SFAS No. 142, goodwill is not amortized, but instead is evaluated for impairment. The core deposit intangible is subject to amortization on an accelerated basis over an estimated life of 20 years. Because the merger was structured as a tax free exchange, none of the goodwill is expected to be deductible for tax purposes.

Management believes the acquisition of Potters helped accomplish its strategic goal of geographic expansion by strengthening Home Savings presence in Columbiana County in Ohio and by giving it a presence in Pennsylvania. Home Savings will be able to enhance the ability to compete in these key markets by offering a new array of products, such as Internet banking, to Potters’ customers. The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition.

At April 1, 2002

(In thousands)
Cash and securities	$11,474

Loans, net	112,071

Premises and equipment	1,787

Goodwill	11,719

Core deposit intangible	968

Other assets	1,552

Total assets acquired	$139,571

Deposits	$113,791

Other borrowed funds	2,000

Other liabilities	1,534

Total liabilities assumed	$117,325

Net assets acquired	$22,246

The following summarized unaudited pro forma financial information for the periods ended December 31, 2002 and 2001 assumes the Potters Financial Corporation acquisition occurred as of January 1, 2001:

	December 31, 2002	December 31, 2001

	(In thousands, except per share data)
Net interest income after provision for loan losses	$67,200	$57,237

Net income	22,050	15,200

Diluted earnings per share	$0.69	$0.47

Pro forma excludes acquisition related charges.

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

United Community accounted for the acquisition as a purchase and has included Industrial Bancorp’s results of operations from the effective date of the acquisition in its 2001 financial statements. Based on Industrial Bancorp’s 4,284,751 outstanding shares, the acquisition was valued at $87.3 million, which was paid in cash. The excess of the aggregate purchase price over the fair market value of net assets acquired, or goodwill, was approximately $21.9 million. In accordance with SFAS No. 142, goodwill is not amortized, but instead is evaluated for impairment. The core deposit intangible is subject to amortization on an accelerated basis over an estimated life of 15 years. Because the merger was structured as a tax free exchange, none of the goodwill is expected to be deductible for tax purposes.

3. CASH AND CASH EQUIVALENTS

     Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. These reserves, which consisted of vault cash and deposits at the Federal Reserve Bank, totaled approximately $14.7 million and $15.5 million at December 31, 2002 and 2001.

4. SECURITIES

     The components of securities are as follows:

	December 31, 2002

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses

	(In thousands)
Available for Sale

U.S. Treasury and agency securities	$52,967	$495	$—

Corporate notes	17,592	253	—

Tax exempt municipals	13	2	—

Equity securities	7,994	526	384

Mortgage-related securities	158,702	2,789	46

Total investment securities	$237,268	$4,065	$430

	December 31, 2001

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses

	(In thousands)
Available for Sale

U.S. Treasury and agency securities	$25,160	$488	$20

Corporate notes	14,093	288	—

Equity securities	11,828	496	131

Mortgage-related securities	67,069	1,082	46

Total securities available for sale	118,150	2,354	197

		Gross	Gross
	Carrying	Unrealized	Unrealized	Fair
	Amount	Gains	Losses	Value

Held to Maturity

U.S. Treasury and agency securities	1,698	18	21	1,695

Mortgage-related securities	78,798	1,937	91	80,644

Total securities held to maturity	$80,496	1,955	112	82,339

     The weighted average interest rate on marketable securities was 3.47% and 5.28% at December 31, 2002 and 2001, respectively. The corporate notes consist primarily of medium-term notes issued by corporations with investment grade ratings.

     Securities available for sale by contractual maturity, repricing or expected call date are shown below:

December 31, 2002
Fair Value

(In thousands)
Due in one year or less	$51,399

Due after one year through five years	19,173

Mortgage related securities	158,702

Total	$229,274

Equity securities do not have a contractual maturity.

     During the fourth quarter 2002, Untied Community transferred securities with a carrying value of $54.6 million previously classified as held to maturity to available for sale. The unrealized gain on the securities transferred totaled $2.6 million. Management transferred these securities to provide more flexibility in managing interest rate risk. Future security purchases will all be classified as available for sale.

     Sales of available for sale securities were as follows:

	2002	2001	2000

	(In thousands)
Proceeds	$46,027	$23,889	$31,650

Gross gains	2,127	442	234

Gross losses	—	50	83

     Securities pledged for public funds deposits were approximately $35.3 million and $52.1 million at December 31, 2002 and 2001, respectively.

     United Community’s trading securities consist of commercial paper, government obligations and an investment in mutual funds for the Butler Wick Retention Plan.

5. LOANS

     Loans consist of the following:

	December 31,

	2002	2001

	(In thousands)
Real Estate:

Permanent:

One- to four-family	$889,199	$984,141

Multifamily	79,760	60,691

Nonresidential	236,581	153,368

Land	5,812	11,432

Construction:

One- to four-family	122,234	115,853

Multifamily and non residential	35,600	26,883

Total real estate	1,369,186	1,352,368
Consumer	155,520	110,749

Commercial	58,639	39,226

Total loans	1,583,345	1,502,343

Less:

Loans in process	85,340	77,493

Allowance for loan losses	15,099	11,480

Deferred loan fees (expenses), net	4,693	6,891

Total	105,132	95,864

Loans, net	$1,478,213	$1,406,479

     Loans with adjustable rates included above totaled $533.3 million and $387.4 million at December 31, 2002 and 2001. Substantially all such loans have contractual interest rates that increase or decrease at periodic intervals no greater than three years, or have original terms to maturity of three years or less. Adjustable-rate loans reprice primarily based upon U.S. Treasury security rates.

     Nonresidential real estate loans are typically collateralized by the property. Commercial loans are collateralized by accounts receivable, inventory and other assets used in the borrowers’ business. Substantially all of the consumer loans, including consumer lines of credit, are secured by equity in the borrowers’ residence.

     At December 31, 2002 and 2001, loans serviced for the benefit of others, not included in the detail above, totaled $386.4 million and $178.9 million.

     Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments extend over various periods of time with the majority of such commitments disbursed within a sixty-day period. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit at fixed rates expose Home Savings to some degree of interest rate risk. Home Savings evaluates each customer’s creditworthiness on a case-by-case basis. The type or amount of collateral obtained varies and is based on management’s credit evaluation of the potential borrower. Home Savings normally has a number of outstanding commitments to extend credit. At December 31, 2002, there were outstanding commitments to originate $16.0 million of fixed-rate mortgage loans and other loans (with interest rates that ranged from 4.50% to 7.75%), $12.0 million of adjustable-rate loans, and $135,000 of commercial loans. Terms of the commitments extend up to six months, but are generally less than two months.

     At December 31, 2002, there were also outstanding unfunded consumer lines of credit of $67.2 million, which are adjustable-rate based on the one-year U.S. Treasury index, and commercial lines of credit of $63.2 million, which are adjustable-rate based on the prime lending index. Generally, all lines of credit are renewable on an annual basis. Home Savings does not expect all of these lines to be used by the borrowers.

     At December 31, 2002, there were $8.7 million of outstanding stand-by letters of credit. These are issued to guarantee the performance of a customer to a third party. Stand-by letters of credit are generally contingent upon the failure of the customer to perform according to the terms of an underlying contract with the third party.

     Home Savings’ business activity is principally with customers located in Ohio. Except for residential loans in Home Savings’ market area, Home Savings has no other significant concentrations of credit risk.

Allowance for Loan Losses

     Changes in the allowance for loan losses are as follows:

	Year ended December 31,

	2002	2001	2000

	(In thousands)
Balance, beginning of year	$11,480	$6,553	$6,405

Acquired from Industrial Bancorp	—	2,795	—

Acquired from Potters Financial Corp.	1,869	—	—

Provision for loan losses	3,578	2,495	300

Amounts charged off	(1,967)	(395)	(201)

Recoveries	139	32	49

Balance, end of year	$15,099	$11,480	$6,553

     Nonperforming loans (loans 90 days past due and restructured loans) were $15.7 million, $12.5 million, and $9.7 million at December 31, 2002, 2001 and 2000.

	As of or for the
	year ended
	December 31,

	2002	2001

	(In thousands)
Impaired loans on which no specific valuation allowance was provided	$2,365	$1,718

Impaired loans on which specific valuation allowance was provided	1,561	1,169

Total impaired loans at year-end	3,926	2,887

Specific valuation allowances on impaired loans at year-end	1,204	751

Average impaired loans during year	3,183	1,953

Interest income recognized on impaired loans during the year	177	163

Interest income received on impaired loans during the year	128	145

Interest income potential based on original contract terms of impaired loans	281	190

     Nonperforming and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

     Directors and officers of United Community, Home Savings and Butler Wick are customers of Home Savings in the ordinary course of business. Loans to directors and officers have terms consistent with those offered to other customers. The following describes loans to officers or directors of United Community, Home Savings and Butler Wick:

(In thousands)
Balance as of December 31, 2001	$1,336

New loans to officers and directors	615

Loan payments during 2002	413

Reductions due to changes in board or officer memberships	63

Balance as of December 31, 2002	$1,475

6. MORTGAGE BANKING ACTIVITIES

During 2001, Home Savings became active in the secondary market. Mortgage loans serviced for others, which are not reported in other assets, totaled $386.4 million and $178.9 million at December 31, 2002 and 2001.

Activity for capitalized mortgage servicing rights, included in other assets, was as follows:

	2002	2001

	(In Thousands)
Balance, beginning of year	$1,605	$—

Additions	2,979	1,322

Acquired from Industrial Bancorp	—	509

Amortized to expense	(1,003)	(204)

Balance, end of year	$3,603	$1,627

     Activity in the valuation allowance for mortgage servicing rights was as follows:

	2002	2001

	(In Thousands)
Balance, beginning of year	$(22)	$—

Additions	(100)	(22)

Recoveries	122	—

Balance, end of year	$—	$(22)

7. SECURITIZATIONS

Home Savings sold $107.9 million and $110.6 million in residential mortgage loans in securitization transactions in 2002 and 2001 respectively. The securities received in these transactions were then immediately sold. Gains of $4.6 million and $2.0 million were recorded on the sales. Home Savings retained servicing responsibilities for the loans, for which it receives servicing fees approximating 0.25% of the outstanding balance of the loans.

For the loans securitized in 2001, approximately $16.5 million of the loans had loan to value ratios greater than 80% and did not have mortgage insurance on the delivery date. These loans were sold with recourse to Home Savings. This recourse will terminate for each loan when that loan remains current for a period of 12 consecutive scheduled monthly payments from the date of the last delinquency. As of December 31, 2002, approximately $767,000 of these loans were still covered by the recourse obligation.

In addition, approximately $63.7 million of the loans sold in 2001 did not comply with the title insurance or attorney opinion of title requirements of the purchaser. Home Savings has agreed to indemnify the purchaser in the event of any default, loss or delay in enforcement that arises as a result of the failure to comply with the title insurance or attorney opinion of title requirements. As of December 31, 2002, approximately $41.8 million of these loans were still covered by the indemnity agreement.

Approximately $205,000 in loans are included in both the recourse and indemnity agreements as of December 31, 2002.

For the loans securitized in 2002, approximately $33.9 million of the loans had loan to value ratios greater than 80% and did not have enough mortgage insurance on the delivery date. These loans were sold with recourse to Home Savings. This recourse will terminate for each loan on June 30, 2004, provided that on that date, the loan is not thirty days or more delinquent. If this criteria is not met, the recourse obligation on that loan will continue until such time as the loan becomes and remains current for a period of twelve consecutive scheduled monthly payments from the date of the last delinquency. Home Savings reduced the recorded gain from the securitization by the fair value of the recourse obligation. As of December 31, 2002, approximately $29.9 million of these loans were still covered by the recourse obligation.

During 2002 and 2001, Home Savings securitized one-to- four family residential mortgage loans and retained the rights to service those loans. An analysis of the activity in securitizations serviced by Home Savings during 2002 follows:

(In Thousands)
Balance at January 1, 2002:

Principal balance of loans	$102,487

Amortized cost of servicing rights	929

Servicing rights as a % of principal	0.91%

(In Thousands)

New securitizations during the year:

Principal balance of loans	107,897

Fair value of servicing rights	1,215

Servicing rights as a % of principal	1.13%

Principal payments received on loans securitized	53,389

Balance at December 31, 2002:

Principal balance of loans	156,995

Amortized cost of servicing rights	1,350

Servicing rights as a % of principal	0.86%

Other information at end of period

Weighted average rate	6.99%

Weighted average maturity in months	240

Fair value assumptions

Discount rate	8.00%

Weighted average prepayment assumptions	249PSA

Anticipated delinquency	1.00%

Cash flows from all securitizations of mortgage loans were as follows in 2002:

(In Thousands)
Securitization proceeds	$108,895

Servicing fees received	356

In the securitization transaction, the company retained residual interest in the form of servicing assets. The servicing assets represent the allocated value of retained servicing rights on the loans securitized. The following table indicates how fair value might decline if the assumptions change unfavorably in two different magnitudes:

(In Thousands)
Fair value at December 31, 2002	$1,427

Weighted average life (in months)	74

Projected fair value based on :

Increase in PSA of 50	1,307

Increase in PSA of 100	1,208

The effect of adverse changes is hypothetical and should not be extrapolated to other changes, as the effects are not linear.

An analysis of the activity in securitizations serviced by Home Savings during 2001 follows:

(In Thousands)
Balance at January 1, 2001:

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

The effect of adverse changes is hypothetical and should not be extrapolated to other changes, as the effects are not linear.

8. PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

	December 31,

	2002	2001

	(In thousands)
Land and improvements	$4,898	$4,180

Buildings	14,590	16,033

Leasehold improvements	1,106	1,208

Furniture and equipment	14,557	14,042

	35,151	35,463

Less: Accumulated depreciation and amortization	15,149	17,982

Total	$20,002	$17,481

Rent expense was $334,000 for 2002, $212,000 for 2001 and $135,000 for 2000. Rent commitments under noncancelable operating leases for offices were as follows, before considering renewal options that generally are present.

(In thousands)
2003	$298

2004	307

2005	311

2006	322

2007	329

Thereafter	335

Total	$1,902

9. GOODWILL AND INTANGIBLE ASSETS

Goodwill

The change in the carrying amount of goodwill for the year is as follows:

(In thousands)
Balance as of June 30, 2001	$—

Goodwill acquired during the period	19,664

Balance as of December 31, 2001	19,664

Goodwill acquired during the period	13,929

Balance as of December 31, 2002	$33,593

Acquired Intangible Assets

	As of December 31,

	2002		2001

	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

	(In thousands)
Amortized intangible assets:

Core deposit intangibles	$8,952	$3,851	$7,983	1,671

Total	$8,952	$3,851	$7,983	$1,671

Aggregate amortization expense:

For the year ended December 31, 2001			$1,671

For the year ended December 31, 2002	$2,180

Estimated amortization expense:

For the year ended:

December 31, 2003	$1,314

December 31, 2004	899

December 31, 2005	666

December 31, 2006	512

December 31, 2007	400

December 31, 2008	313

10. DEPOSITS

     Deposits consist of the following:

	December 31,

	2002	2001

	(In Thousands)
Checking accounts:

Interest-bearing	$110,657	$106,631

Noninterest-bearing	56,452	36,176

Savings accounts	302,276	257,417

Money market accounts	194,173	151,251

Certificates of deposit	818,343	831,943

Total deposits	$1,481,901	$1,383,418

     Interest expense on deposits is summarized as follows:

	Year Ended December 31,

	2002	2001	2000

	(In thousands)
Interest-bearing demand deposits	$5,319	$5,446	$4,166

Savings accounts	4,946	5,212	5,272

Certificates of deposit	34,668	37,353	25,956

Total	$44,933	$48,011	$35,394

     A summary of certificates of deposit by maturity follows:

December 31, 2002

(In thousands)
Within 12 months	$485,479

12 months to 24 months	131,975

24 months to 36 months	94,558

36 months to 48 months	18,374

Over 48 months	87,957

Total	$818,343

A summary of certificates of deposit with balances of $100,000 or more by maturity is as follows:

	December 31, 2002	December 31, 2001

	(In thousands)
Three months or less	$36,778	$32,987

Over three months to six months	34,551	20,492

Over six months to twelve months	30,642	59,432

Over twelve months	65,748	52,917

Total	$167,719	$165,828

     Deposits in excess of $100,000 are not federally insured. Home Savings did not have brokered deposits for the years ended December 31, 2002 and 2001.

11. OTHER BORROWED FUNDS

     The following is a summary of other short-term borrowings:

	December 31,

	2002		2001

	(In Thousands)
		Weighted		Weighted
	Amount	average rate	Amount	average rate

Variable interest revolving line of credit	$11,221	1.05%	$19,326	1.85%

Securities sold under repurchase agreement	14,614	1.56%	23,998	2.83%

Transaction loans; 30 year amortization; 15 year balloon	1,217	7.43%	—	—

Total	$27,052		$43,324

     The following is a summary of FHLB borrowings:

	December 31,		December 31,
	2002		2001

	(In Thousands)
		Weighted		Weighted
Year of Maturity	Amount	average rate	Amount	average rate

2002	$—	—%	$35,157	4.63

2003	10,893	4.44%	20,150	4.69

2004	18,742	4.73%	43,000	4.56

2005	18,615	5.14%	18,000	5.19

2006	118,509	4.66%	112,000	4.73

2007	14,421	3.75%	—	—

Thereafter	1,792	3.70%	—	—

Total	$182,972		$228,307

Total borrowings	$210,024		$271,631

Home Savings has available credit with the FHLB of $681.7 million, of which $183.0 million was used at December 31, 2002. All advances from the FHLB of Cincinnati are secured by a blanket mortgage collateral agreement for 125% of outstanding advances, amounting to $228.8 million at December 31, 2002. Butler Wick has a revolving line of credit, which is fully collateralized by securities valued at $6.6 million and $4.7 million at December 31, 2002 and 2001. Securities worth $22.3 million are being held at the Federal Reserve Bank as collateral for a repurchase agreement as of December 31, 2002.

During 2002, United Community incurred approximately $1.3 million in costs associated with the early extinguishment of debt with FHLB. Management established that it was advantageous to extinguish debt early and incur the associated fees due to the current economic conditions and cash inflows from loans sold.

12. INCOME TAXES

     The provision for income taxes consists of the following components:

	Year ended December 31,

	2002	2001	2000

	(In Thousands)
Current	$11,986	$7,374	$5,673

Deferred	(1,210)	2,135	378

Total	$10,776	$9,509	$6,051

     A reconciliation from tax at the statutory rate to the income tax provision is as follows:

	Year ended December 31,

	2002		2001		2000

	Dollars	Rate	Dollars	Rate	Dollars	Rate

	(In Thousands)
Tax at statutory rate	$11,057	35.0%	$8,816	35.0%	$6,183	35.0%

Increase (decrease) due to:

Intangible amortization	—	—	585	2.3	—	—

Change in valuation allowance	(400)	(1.3)	—	—	—	—

State taxes	(11)	—	(29)	(0.1)	140	0.8

Other	130	0.4	137	0.6	(272)	(1.5)

Income tax provision	$10,776	34.1%	$9,509	37.8%	$6,051	34.3%

     Significant components of the deferred tax assets and liabilities are as follows. A valuation allowance has been established as discussed below:

	December 31,

	2002	2001

	(In thousands)
Deferred tax assets:

Charitable contribution	$394	$1,734

Loan loss reserves	5,293	4,018

Postretirement benefits	1,023	1,460

Deferred loan fees	1,093	2,456

ESOP shares released	1,026	852

Compensation accruals	721	1,512

Other	1,206	—

Deferred tax assets	10,756	12,032

Deferred tax liabilities:

Purchase accounting adjustments	2,841	2,186

Original issue discount	2,082	3,716

FHLB stock dividends	4,827	4,211

Post 1987 tax bad debts	—	532

Unrealized gain on securities available for sale	1,272	755

Loan servicing	1,261	562

Other	516	830

Deferred tax liabilities	12,799	12,792

Valuation Allowance	—	(400)

Net deferred tax (liability) asset	$(2,043)	($1,160)

     During 1996, legislation was passed that repealed Section 593 of the Internal Revenue Code for taxable years beginning after December 31, 1995. Section 593 allowed thrift institutions, including Home Savings, to use the percentage-of-taxable income bad debt accounting method, if more favorable than the specific charge-off method, for federal income tax purposes. The excess reserves (deduction based on the percentage of taxable income less the deduction based on the specific charge-off method) accumulated post-1987 are required to be recaptured ratably over a six-year period beginning in 1996. The recapture has no effect on Home Savings’ statement of income as income taxes were provided for in prior years in accordance with SFAS 109, “Accounting for Income Taxes.” The timing of this recapture was delayed for two years because Home Savings originated more residential loans in that period than the average originations in the past six years. Beginning in 1998, Home Savings began to recapture the excess reserves in the amount of $6.1 million resulting in payments totaling $2.1 million, which have been previously accrued. The pre-1988 reserve provisions are subject only to recapture requirements in the case of certain excess distributions to, and redemptions of, shareholders or if Home Savings no longer qualifies as a “bank.” Tax bad debt deductions accumulated prior to 1988 by Home Savings are approximately $21.1 million. A deferred income tax liability of $7.3 million has not been provided on these bad debt deductions and no recapture of these amounts is anticipated.

     In December 1998, Home Savings made a charitable contribution of 1,183,438 shares of United Community’s stock to the Home Savings Charitable Foundation valued at approximately $11.8 million. Charitable contributions can only be deducted to the extent of 10% of taxable income, subject to certain adjustments, for the period in which the contribution is made. Any excess may be carried forward for a period of five years to be offset against future taxable income. A deferred tax asset in the amount of $400,000 is recorded at December 31, 2002. Home Savings had previously provided a deferred tax asset valuation allowance of $400,000 against this amount. This valuation allowance was reversed in 2002 based upon management’s projections that the contribution carryforward will be fully utilized in 2003.

13. SHAREHOLDERS’ EQUITY

Dividends

     United Community’s source of funds for dividends to its shareholders are earnings on its investments and dividends from Home Savings and Butler Wick. During the year ended December 31, 2002, United Community paid regular dividends in the amount of $9.6 million. Home Savings’ primary regulator, the OTS, has regulations that impose certain restrictions on payments of dividends to United Community.

     Home Savings must file an application with, and obtain approval from, the OTS (i) if the proposed distribution would cause total distributions for the calendar year to exceed net income for that year to date plus retained net income (as defined) for the preceding two years; (ii) if Home Savings would not be at least adequately capitalized following the capital distribution; (iii) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between Home Savings and the OTS or the FDIC, or any condition imposed on Home Savings in an OTS-approved application or notice. If Home Savings is not required to file an application, it must file a notice of the proposed capital distribution with the OTS.

Other Comprehensive Income

     Other comprehensive income included in the Consolidated Statements of Shareholders’ Equity consists solely of unrealized gains and losses on available for sale securities. The change includes reclassification of gains or losses on sales of securities of $1.3 million, $217,000 and $80,000 for the year ended December 31, 2002, 2001 and 2000, respectively.

Liquidation Account

     At the time of the Conversion, Home Savings established a liquidation account, totaling $141.4, which was equal to its regulatory capital as of the latest practicable date prior to the Conversion. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for the accounts then held.

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

	As of December 31, 2002

			Minimum		To Be Well Capitalized
			Capital		Under Prompt Corrective
	Actual		Requirements		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(In Thousands)
Total capital (to risk-weighted assets)	$163,419	12.61%	$103,656	8.00%	$129,569	10.00%

Tier 1 capital (to risk-weighted assets)	150,821	11.64	*	*	77,742	6.00

Core (Tier 1) capital (to adjusted total assets)	150,821	8.05	74,954	4.00	93,693	5.00

Tangible capital (to adjusted total assets)	150,821	8.05	28,108	1.50	*	*

	As of December 31, 2001

			Minimum		To Be Well Capitalized
			Capital		Under Prompt Corrective
	Actual		Requirements		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(In Thousands)
Total capital (to risk-weighted assets)	$178,196	14.70%	$96,961	8.00%	$121,202	10.00%

Tier 1 capital (to risk-weighted assets)	168,233	13.88	*	*	72,721	6.00

Core (Tier 1) capital (to adjusted total assets)	168,233	9.07	74,228	4.00	92,785	5.00

Tangible capital (to adjusted total assets)	168,233	9.07	27,836	1.50	*	*

*Ratio is not required under regulations.

     As of December 31, 2002 and 2001, the OTS categorized Home Savings as well capitalized under the regulatory framework for Prompt Corrective Action. To be categorized as well capitalized, Home Savings must maintain minimum Core, Tier 1 and total capital ratios as set forth in the table above. There are no conditions or events since that notification that have changed Home Savings’ category.

     Management believes, as of December 31, 2002, that Home Savings meets all capital requirements to which it is subject. Events beyond management’s control, such as fluctuations in interest rates or a downturn in the economy in areas in which Home Savings’ loans and securities are concentrated, could adversely affect future earnings and, consequently, Home Savings’ ability to meet its future capital requirements.

     Butler Wick is subject to regulatory capital requirements set forth by the Securities and Exchange Commission’s Uniform Net Capital Rule. Butler Wick has elected to use the alternative method, permitted by rule, which requires Butler Wick to maintain minimum net capital, as defined, equal to the greater of $250,000 or 2% of aggregate debit balances arising from customer transactions, as defined. The Net Capital Rule also provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5% of aggregate debits. At December 31, 2002, Butler Wick had net capital of $8.1 million, which was 49% of aggregate debit balances and $7.7 million in excess of required minimum net capital.

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

     The weighted-average annual assumed rate of increase in the per capita cost of coverage benefits (i.e., health care cost trend rate) used in the 2002 valuation was 26 percent and was assumed to decrease to 5.5 percent for the year 2007 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	1 Percentage	1 Percentage
	Point Increase	Point Decrease

	(In thousands)
Effect on total of service and interest cost components	$25	$25

Effect on the postretirement benefit obligation	$372	$354

	Year ended December 31,

	2002	2001

	Postretirement	Postretirement
	Plan	Plan

	(In thousands)
Change in Benefit Obligation:

Benefit obligation at beginning of year	$2,861	$2,442

Service cost	19	13

Interest cost	256	194

Actuarial loss/(gain)	787	400

Benefit paid	(237)	(188)

Benefit obligation at end of the year	$3,686	$2,861

Funded status of the plan	$(3,686)	$(2,861)

Unrecognized net (gain) from past experience different from that assumed and effects of changes in assumptions	(337)	(1,123)

Prior service cost not yet recognized in net periodic benefit cost	(7)	(8)

(Accrued) pension cost	$(4,030)	$(3,992)

	Year Ended December 31,

	2002	2001	2000

	Post-	Post-	Defined	Post-
	retirement	Retirement	Benefit	retirement
	Plan	Plan	Plan	Plan

	(In thousands)
Service cost	$19	$13	$—	$151

Interest cost	256	194	218	299

Expected return on plan assets	—	—	(307)	—

Net amortization of prior service cost	(1)	(1)	—	(18)

Recognized net actuarial gain	—	(1,167)	—	(488)

Loss on termination	—	—	1,097	—

Net periodic benefit cost/(gain)	274	(961)	1,008	(56)

Curtailment	—	—	—	(2,928)

Net periodic benefit cost/(gain) after curtailment	$274	$(961)	$1,008	$(2,984)

     Assumptions used in the valuations were as follows:

	Year Ended December 31,

	2002	2001	2000	2000
	Post-	Post-	Defined	Post-
	retirement	Retirement	Benefit	retirement
	Plan	Plan	Plan	Plan

	(In thousands)
Weighted average discount rate	6.75%	7.25%	6.50%	7.75%

Expected long-term rate of return on plan assets	N/A	N/A	5.50	N/A

401(k) Savings Plan

     Home Savings sponsors a defined contribution 401(k) savings plan, which covers substantially all employees. Under the provisions of the plan, Home Savings’ matching contribution is discretionary and may be changed from year to year. For 2002, 2001 and 2000, Home Savings’ match was 50% of pre-tax contributions, up to a maximum of 6% of the employees’ base pay. Participants become 100% vested in Home Savings contributions upon completion of three years of service. For the years ended 2002, 2001 and 2000, the expense related to this plan was approximately $396,000, $308,000 and $230,000.

     Butler Wick also sponsors a defined contribution 401(k) savings plan, which covers substantially all employees who have completed one year of service. Under the provisions of the plan, Butler Wick’s matching contribution is discretionary and may be changed from year to year. For 2002, 2001 and 2000, Butler Wick’s match was 25% of pre-tax contributions, up to a maximum of 6% of the employees’ base pay. Participants become 100% vested in Butler Wick contributions upon completion of six years of service. For the years ended 2002, 2001 and 2000, the expense related to this plan was approximately $132,000, $126,000 and $120,000.

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

     The loan is collateralized by the shares of common stock held by the ESOP. As the note is repaid, shares are released from collateral based on the proportion of the payment in relation to total payments required to be made on the loan. The shares released from collateral are then allocated to participants on the basis of compensation as described in the plan. Compensation expense is determined by multiplying the average per share market price of United Community’s stock during the period by the number of shares to be released. United Community recognized approximately $2.4 million, $2.1 million and $2.0 million in compensation expense for the years ended December 31, 2002, 2001 and 2000, respectively, related to the ESOP. Unallocated shares are considered neither outstanding shares for computation of basic earnings per share nor potentially dilutive securities for computation of diluted earnings per share. Dividends on unallocated ESOP shares are reflected as a reduction in the loan (and Home Savings’ contribution is reduced accordingly). Shares released or committed to be released for allocation during the years ended December 31, 2002, 2001 and 2000 totaled 294,802, 294,802 and 300,679 and had a combined fair market value of $7.7 million. Shares remaining not released or committed to be released for allocation at December 31, 2002 totaled 3.0 million and had a market value of approximately $26.0 million.

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

     In August 1999, United Community awarded 1,342,334 common shares to eligible individuals. Approximately one-fifth of the number of shares awarded, or 268,638 shares, vested on the date of grant. The remaining 1,073,696 shares vest ratably on each of the first four anniversary dates of the plan. In August 2000, United Community awarded 46,291 common shares to eligible individuals. Approximately two-fifths of the number of shares awarded, or 18,517 shares, vested on the date of grant. The remaining 27,774 shares vest ratably on each of the first three anniversary dates of the plan. In August 2002, United Community awarded 69,677 common shares to eligible individuals. Approximately one-half of the shares awarded, or 34,839 shares, vested on the date of grant. The remaining 34,838 shares vest on the first anniversary date. Shares available for future grants at December 31, 2002, 2001 and 2000 were 1,188 shares, 50,371 shares and 3,960 shares.

     The aggregate fair market value of the unvested RRP shares is considered unearned compensation at the time of grant and is amortized over the vesting period. Compensation expense recognized in 2002, 2001 and 2000 related to the RRP was $1.9 million, $1.6 million and $2.0 million.

Retention Plan

     In connection with the Butler Wick acquisition, United Community established and funded a $3.7 million retention plan into a Rabbi Trust. Participants in the retention plan become vested in their benefits after five years of service, subject to acceleration in the event of a change in control of United Community or Butler Wick. If a participant voluntarily leaves the employ of Butler Wick or a subsidiary, or is fired for cause, before the expiration of the five-year vesting period, the participant will forfeit all funds in the plan. If a participant dies, becomes disabled or retires at or after age 65 and prior to the expiration of the five-year vesting period, the participant, or the participant’s estate, will be entitled to receive the funds allocated to him or her under the plan, increased for any earnings or reduced for any loss on such funds, at the end of the five-year vesting period. Retention plan expense, including fair value adjustments related to the assets in Rabbi Trust, was $126,000, $(73,000) and $1.0 million for 2002, 2001 and 2000.

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

	As of December 31,

	2002		2001		2000

		Weighted average		Weighted average		Weighted average
	Shares	exercise price	Shares	exercise price	Shares	exercise price

Outstanding at beginning of year	1,307,496	$6.79	629,085	$6.97	—	$—

Granted	715,710	7.40	771,390	6.66	638,483	6.97

Exercised	75,538	6.84	1,126	6.66	—	—

Forfeited	38,053	6.93	91,853	6.95	9,398	6.97

Outstanding at end of year	1,909,615	7.01	1,307,496	6.79	629,085	6.97

Options exercisable at year end	1,909,615	$7.01	1,307,496	$6.79	629,085	6.97

Weighted-average fair value of options granted during year		$2.44		$1.83		$2.44

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

Cash and cash equivalents, margin accounts, accrued interest receivable and payable and advance payments by borrowers for taxes and insurance—The carrying amounts as reported in the Statements of Financial Condition are a reasonable estimate of fair value due to their short-term nature.

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

Other borrowed funds—The fair value of borrowings is the amount payable on demand at the reporting date.

Off balance sheet commitments—The fair value of commitments is not materially different from the nominal value.

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

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2002 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

	December 31, 2002		December 31, 2001

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

	(In thousands)
Assets:

Cash and cash equivalents	$110,936	$110,936	$205,883	$205,883

Securities:

Trading	5,060	5,060	8,352	8,352

Available for sale	237,268	237,268	118,150	118,150

Held to maturity	—	—	80,496	82,339

Loans held for sale	45,825	46,828	20,192	20,425

Loans	1,478,213	1,510,558	1,406,479	1,422,685

Margin accounts	14,809	14,809	20,979	20,979

Federal Home Loan Bank stock	21,069	21,069	18,760	18,760

Accrued interest receivable	20,002	20,002	17,481	17,481

Liabilities:

Deposits:

Checking, savings and money market accounts	(663,558)	(663,558)	(551,475)	(551,475)

Certificates of deposit	(818,343)	(835,753)	(831,943)	(835,375)

Other borrowed funds	(210,024)	(220,029)	(271,631)	(275,161)

Advance payments by borrowers for taxes and insurance	(5,996)	(5,996)	(5,760)	(5,760)

Accrued interest payable	(1,126)	(1,126)	(2,983)	(2,983)

17. STATEMENT OF CASH FLOWS SUPPLEMENTAL DISCLOSURE

     Supplemental disclosures of cash flow information are summarized below:

	Year Ended December 31,

	2002	2001	2000

	(In thousands)
Supplemental disclosures of cash flow information:

Cash paid during the year for:

Interest on deposits and borrowings	$56,093	$62,963	$45,334

Income taxes	11,878	7,471	5,941

Supplemental schedule of noncash activities:

Loans transferred to held for sale	8,418	120,981	—

Transfers from loans to real estate owned	2,025	851	493

Securities held to maturity transferred to available for sale	54,927	—	—

18. PARENT COMPANY FINANCIAL STATEMENTS

Condensed Statement of Financial Condition

	December 31,

	2002	2001

	(In thousands)
Assets

Cash and deposits with banks	$447	$343

Federal funds sold and other	44,683	21,555

Total cash and cash equivalents	45,130	21,898

Securities:

Trading	3,155	3,769

Available for sale	3,375	2,795

Note receivable	21,506	22,831

Accrued interest receivable	11	2

Investment in subsidiary-Home Savings	191,845	195,452

Investment in subsidiary-Butler Wick	13,960	13,303

Other assets	—	4,176

Total assets	$278,982	$264,226

Liabilities and Shareholders’ Equity

Accrued expenses and other liabilities	$4,413	$2,346

Total liabilities	4,413	2,346

Total shareholders’ equity	274,569	261,880

Total liabilities and shareholders’ equity	$278,982	$264,226

Condensed Statement of Income

	Year ended December 31,

	2002	2001	2000

	(In thousands)
Income

Cash dividends from subsidiary	$30,000	$—	$158,000

Interest income	2,191	3,752	5,806

Noninterest income	(574)	(862)	227

Total income	31,617	2,890	164,033

Expenses

Interest expense	—	385	1,152

Noninterest expenses	988	986	1,078

Total expenses	988	1,371	2,230

Income before income taxes	30,629	1,519	161,803

Income taxes	238	602	1,069

Income before equity in undistributed net earnings of subsidiary	30,391	917	160,734

Equity in undistributed net earnings of subsidiary	(9,574)	14,762	(149,120)

Net income	$20,817	$15,679	$11,614

Condensed Statement of Cash Flows

	Year ended December 31,

	2002	2001	2000

	(In thousands)
Cash Flows from Operating Activities

Net Income	$20,817	$15,679	$11,614

Adjustments to reconcile net income to net cash provided by (used in) operating activities:

Equity in undistributed earnings of the subsidiaries	9,574	(14,762)	149,120

Amortization of premiums and accretion of discounts	15	(1)	(22)

Net (gains) losses	(76)	(1)	19

Decrease (increase) in interest receivable	(10)	370	719

Decrease (increase) in other assets	4,333	(4,294)	(54)

Decrease in accrued interest payable	—	—	(1,642)

Increase (decrease) in other liabilities	1,774	(789)	(254)

Decrease (increase) in trading securities	614	803	(241)

Net cash provided by (used in) operating activities	37,041	(2,995)	159,259

Cash Flows from Investing Activities

Proceeds from principal repayments and maturities of:

Securities available for sale	3,708	37,665	25,000

Proceeds from sale of:

Securities available for sale	162	350	473

Purchases of:

Securities available for sale	(4,357)	(356)	(924)

ESOP loan repayment	335	146	(37)

Net cash (used in) provided by investing activities	(152)	37,805	24,512

Cash Flows from Financing Activities

Dividends paid	(9,636)	(9,790)	(10,141)

Net decrease in borrowed funds	—	(12,000)	(173,000)

Purchase of treasury stock	(4,386)	(11,038)	(3,322)

Exercise of stock options	365	8	—

Net cash provided by (used in) financing activities	(13,657)	(32,820)	(186,463)

Increase (decrease) in cash and cash equivalents	23,232	1,990	(2,692)

Cash and cash equivalents, beginning of year	21,898	19,908	22,600

Cash and cash equivalents, end of year	$45,130	$21,898	$19,908

19. SEGMENT INFORMATION

     SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” establishes standards for the manner in which public enterprises report information about operating segments in financial statements. United Community has two principal segments, retail banking and investment advisory services. Retail banking provides consumer and business banking services. Investment advisory services provide investment brokerage services and a network of integrated financial services. The accounting policies of the segments are the same as those described in Note 1. Condensed statements of income and selected financial information by operating segment for the years ended December 31, 2002, 2001 and 2000 are as follows:

	Retail Banking	Investment Advisory Services	Eliminations	Total

	(In thousands)
2002

Results of Operations

Total interest income	$127,423	$1,073	$(1,803)	$126,693

Total interest expense	55,821	218	(1,803)	54,236

Net interest income after provision for loan loss	68,024	855	—	68,879

Noninterest income	11,709	19,364	—	31,073

Noninterest expense	48,878	19,481	—	68,359

Income before tax	30,855	738	—	31,593

Income tax	10,515	261	—	10,776

Net income	$20,340	$477	—	$20,817

Selected Financial Information

Total assets	$2,191,205	$26,748	$(227,822)	$1,990,131

Capital expenditures	3,656	246	—	3,902

Depreciation and amortization	2,403	545	—	2,948

2001

Results of Operations

Total interest income	$114,295	$1,982	$(2,288)	$113,989

Total interest expense	58,516	819	(2,288)	57,047

Net interest income after provision for loan loss	53,284	1,163	—	54,447

Noninterest income	8,659	19,790	—	28,449

Noninterest expense	37,434	20,274	—	57,708

Income before tax	24,509	679	—	25,188

Income tax	9,263	246	—	9,509

Net income	$15,246	$433	$—	$15,679

Selected Financial Information

Total assets	$2,145,275	$35,977	$(236,472)	$1,944,780

Capital expenditures	2,407	362	—	2,769

Depreciation and amortization	1,675	548	—	2,223

2000

Results of Operations

Total interest income	$90,844	$3,804	$(3,026)	$91,622

Total interest expense	45,001	2,129	(3,026)	44,104

Net interest income after provision for loan loss	45,543	1,675	—	47,218

Noninterest income	2,590	22,164	—	24,754

Noninterest expense	31,721	22,586	—	54,307

Income before tax	16,412	1,253	—	17,665

Income tax	5,599	452	—	6,051

Net income	$10,813	$801	$—	$11,614

Selected Financial Information

Total assets	$1,484,541	$41,027	$(225,369)	$1,300,199

Capital expenditures	3,743	519	—	4,262

Depreciation and amortization	1,098	475	—	1,573

20. EARNINGS PER SHARE

     Earnings per share are computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares determined for the basic computation plus the dilutive effect of potential common shares that could be issued under outstanding stock options and the RRP. No shares of common stock were anti-dilutive for the periods ended December 31, 2002 and 2001. There were 621,922 shares of common stock that were not considered for the diluted earnings per share calculation for the period ended December 31, 2000, as they were anti-dilutive.

	2002	2001	2000

	(In thousands, except per share data)
Basic Earnings Per Share:

Net income applicable to common stock	$20,817	$15,679	$11,614

Weighted average common shares outstanding	31,767	32,176	33,186

Basic earnings per share	$0.65	$0.49	$0.35

Diluted Earnings Per Share:

Net income applicable to common stock	$20,817	$15,679	$11,614

Weighted average common shares outstanding	31,859	32,176	33,186

Dilutive effect of restricted stock	130	154	130

Dilutive effect of stock options	336	35	—

Weighted average common shares outstanding for dilutive computation	32,325	32,365	33,316

Diluted earnings per share	$0.65	$0.48	$0.35

21. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Summary of Quarterly Financial Information

     The following table presents summarized quarterly data for each of the years indicated.

			(Unaudited)
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year

	(In thousands, except per share data)
2002:

Total interest income	$31,263	$32,598	$31,770	$31,062	$126,693

Total interest expense	14,893	13,726	13,152	12,465	54,236

Net interest income	16,370	18,872	18,618	18,597	72,457

Provision for loan loss allowances	696	532	750	1,600	3,578

Noninterest income	7,758	8,372	6,274	8,669	31,073

Noninterest expense	16,752	17,365	15,973	18,269	68,359

Income taxes	2,425	3,350	2,964	2,037	10,776

Net income	$4,255	$5,997	$5,205	$5,360	$20,817

Earnings per share:

Basic	0.13	0.19	0.16	0.17	0.65

Diluted	0.13	0.19	0.16	0.17	0.65

2001:

Total interest income	$24,038	$24,645	$32,872	$32,434	$113,989

Total interest expense	11,681	12,244	16,819	16,303	57,047

Net interest income	12,357	12,401	16,053	16,131	56,942

Provision for loan loss allowances	330	250	465	1,450	2,495

Noninterest income	5,788	6,118	5,236	11,307	28,449

Noninterest expense	12,779	13,552	14,518	16,859	57,708

Income taxes	1,834	1,779	2,341	3,555	9,509

Net income	$3,202	$2,938	$3,965	$5,574	$15,679

Earnings per share:

Basic	0.10	0.09	0.12	0.18	0.49

Diluted	0.10	0.09	0.12	0.17	0.48

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors
United Community Financial Corp.
Youngstown, OH

     We have audited the accompanying consolidated statements of financial condition of United Community Financial Corp. as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of United Community’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The 2000 financial statements were audited by other auditors, whose report dated January 24, 2001 expressed an unqualified opinion on those statements.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Community Financial Corp. as of December 31, 2002 and 2001 and the results of its operations and cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe, Chizek and Company LLP Crowe, Chizek and Company LLP

Cleveland, Ohio
February 7, 2003