Form 10-K, Exhibit 13
period 2003-12-31
UNITED COMMUNITY FINANCIAL CORP
filed 2004-03-12
CIK 707886

                                                                               .
                                                                               .
                                                                               .

                                   EXHIBIT 13

SELECTED FINANCIAL AND OTHER DATA
Selected financial condition data:

                                                                           At December 31,
                                         --------------------------------------------------------------------------------------
                                            2003              2002             2001               2000                  1999
                                         --------------------------------------------------------------------------------------
                                                                             (In thousands)
Total assets                             $2,073,833       $ 1,990,131      $ 1,944,780        $ 1,300,199            $1,327,573
Cash and cash equivalents                    81,155           110,936          205,883             45,972               111,445
Securities:
  Trading                                    15,600             5,060            8,352              5,933                 7,657
  Available for sale                        227,525           237,268          118,150            190,176               275,463
  Held to maturity                                -                 -           80,496            108,560               139,170
Bank owned life insurance                    20,496                 -                -                  -                     -
Loans, net                                1,576,494         1,478,213        1,406,479            876,653               723,087
Loans held for sale                          37,715            45,825           20,192                  -                     -
FHLB stock                                   21,924            21,069           18,760             13,793                12,825
Deposits                                  1,423,698         1,481,901        1,383,418            900,413               834,087
Other borrowed funds                        338,463           210,024          271,631            114,317               213,578
Total shareholders' equity                  279,836           274,569          261,880            261,899               256,868
                                         --------------------------------------------------------------------------------------

Summary of earnings:

                                                                         Year ended December 31,
                                         --------------------------------------------------------------------------------------
                                             2003              2002             2001              2000                1999
                                         --------------------------------------------------------------------------------------
                                                                             (In thousands)
Interest income                          $  111,663       $   125,960      $   113,989        $    91,622            $   89,971
Interest expense                             40,252            54,236           57,047             44,104                34,284
                                         --------------------------------------------------------------------------------------
Net interest income                          71,411            71,724           56,942             47,518                55,687
Provision for loan loss allowances            3,179             3,578            2,495                300                   100
                                         --------------------------------------------------------------------------------------
Net interest income after provision
  for loan loss allowances                   68,232            68,146           54,447             47,218                55,587
Noninterest income                           40,845            31,806           28,449             24,754                22,721
Noninterest expenses (1)(2)                  73,572            68,359           57,708             54,307                61,037
                                         --------------------------------------------------------------------------------------
Income before income taxes                   35,505            31,593           25,188             17,665                17,271
Income taxes                                 12,565            10,776            9,509              6,051                 6,876
                                         --------------------------------------------------------------------------------------
Net income                               $   22,940       $    20,817      $    15,679        $    11,614            $   10,395
                                         --------------------------------------------------------------------------------------

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

Selected financial ratios and other data:

                                                                            At or for the year ended December 31,
                                                               2003          2002           2001           2000           1999
                                                           -----------------------------------------------------------------------
Performance ratios: (1)
  Return on average assets (2)                                    1.15%          1.04%          0.97%          0.92%          0.79%
  Return on average equity (3)                                    8.27           7.74           6.03           4.47           2.46
  Interest rate spread (4)                                        3.51           3.36           2.95           2.91           2.98
  Net interest margin (5)                                         3.81           3.79           3.66           3.89           4.38
  Noninterest expense to average assets                           3.70           3.74           3.56           4.30           4.66
  Efficiency ratio (6)                                           65.29          64.52          66.34          75.14          77.85
  Average interest-earning assets to
    average interest-bearing liabilities                        114.24         114.98         119.23         127.08         152.09
Capital ratios:
  Average equity to average assets                               13.95          13.48          16.04          20.57          32.25
  Shareholders' equity to assets at year end                     13.49          13.80          13.47          20.14          19.35
  Tangible capital                                                8.22           8.05           9.07          14.51          26.75
  Core capital                                                    9.64           8.05           9.07          14.51          26.75
  Risk-based capital                                             10.56          12.61          14.70          24.33          50.41
Asset quality ratios:
  Nonperforming loans to loans at year end (7)                    0.94           0.95           0.89           1.10           0.54
  Nonperforming assets to average assets (8)                      0.82           0.81           0.80           0.79           0.31
  Nonperforming assets to total assets at year end(8)             0.79           0.81           0.67           0.77           0.30
  Allowance for loan losses as a percent of loans                 0.96           0.94           0.81           0.74           0.88
  Allowance for loan losses as a
    percent of nonperforming loans (7)                          100.70         100.98          92.13          67.79         164.86
Number of:
  Loans                                                         37,668         37,872         25,636         22,699         20,274
  Deposits                                                     169,920        173,528        164,753        115,785        106,196
Per share data:
  Basic earnings (9)                                       $      0.73    $      0.65    $      0.49    $      0.35    $      0.31
  Diluted earnings (9)                                            0.72           0.65           0.48           0.35           0.30
  Book value (10)                                                 8.21           7.79           7.34           7.02           6.80
  Dividend per share                                              0.30           0.30           0.30           0.30           0.30
  Dividend payout ratio (11)                                     41.67%         46.15%         62.50%         85.71%        100.00%

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

(9) Net income divided by average number of shares outstanding. Excluding the effects of the gain on postretirement benefits curtailment and the loss on pension termination, basic and diluted earnings per share would have been $0.31 for the year ended December 31, 2000. Excluding the effect of the employee benefit expense related to the special capital distribution paid on the RRP shares, basic earnings per share would have been $0.45 and diluted earnings per share would have been $0.44 for the year ended December 31, 1999.

(10) Shareholders' equity divided by number of shares outstanding.

(11) Historical per share dividends declared and paid for the year divided by the diluted earnings per share for the year.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     United Community Financial Corp. (United Community) was incorporated for the purpose of owning all of the outstanding stock of The Home Savings and Loan Company of Youngstown, Ohio (Home Savings). On August 12, 1999, United Community acquired Butler Wick Corp. (Butler Wick), an investment brokerage/advisory firm, in a transaction accounted for as a pooling of interests. On July 1, 2001, United Community acquired Industrial Bancorp, Inc. (Industrial), which was accounted for as a purchase. Accordingly, the results of Industrial's operations from the effective date of acquisition have been included in United Community's 2001 financial statements. On April 1, 2002, United Community acquired Potters Financial Corporation (Potters), which was accounted for as a purchase. Accordingly, the results of Potters' operations from the effective date of acquisition have been included in United Community's 2002 financial statements. See Note 3 to the consolidated financial statements for a more detailed discussion of these acquisitions.

     The following discussion and analysis of the financial condition and results of operations of United Community and its subsidiaries should be read in conjunction with the consolidated financial statements, and the notes thereto, included in this Annual Report.

FORWARD-LOOKING STATEMENTS

     Certain statements contained in this report that are not historical facts are forward looking statements that are subject to certain risks and uncertainties. When used herein, the terms "anticipate," "plan," "expect," "believe," and similar expressions as they relate to United Community or its management are intended to identify such forward looking statements. United Community's actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services.

CHANGES IN FINANCIAL CONDITION

      Total assets increased $83.7 million, or 4.2%, from $2.0 billion at December 31, 2002 to $2.1 billion at December 31, 2003. The net change in assets was a result of increases of $98.3 million, or 6.7%, in loans, $20.5 million in bank owned life insurance and $3.2 million in other assets which were partially offset by decreases of $29.8 million, or 26.8%, in cash and cash equivalents and $8.1 million, or 17.7%, in loans held for sale. Total liabilities increased $78.4 million, or 4.6%, as a result of a $128.4 million, or 61.2%, increase in other borrowed funds offset by a decrease of $58.2 million, or 3.9%, in deposits. We anticipate continued balance sheet growth resulting from our expansion into new markets, including ongoing benefits from the 2001 and 2002 acquisitions.

     Net loans increased $98.3 million, or 6.7%, to $1.6 billion at December 31, 2003, compared to $1.5 billion at December 31, 2002. The most significant increases were $236.7 million in one-to four-family construction loans, $72.9 million in nonresidential real estate loans, $69.8 million in multifamily real estate loans, $63.2 million in consumer loans, $10.5 million in multifamily construction loans, $8.7 million in land loans and $8.2 million in commercial loans. The increase in one-to four-family construction loans was partially offset by an increase of $88.1 million in loans in process. During 2003, Home Savings entered into an agreement to purchase one- to four-family construction loans from another institution. Loans purchased under this agreement earn a floating rate of interest, are guaranteed as to principal and interest by a third party and may be for the purpose of constructing either pre-sold or speculative homes. At December 31, 2003, approximately $101.9 million was outstanding under this program. Home Savings anticipates continuing purchases of loans under this program in 2004. The opening of an office in the Columbus, Ohio area specializing in construction lending also contributed to this increase. Real estate loans secured by one-to four-family residences declined $286.7 million as a result of the sale of approximately $90.4 million of fixed rate loans from the portfolio to help manage interest rate risk and continued refinancing activity of loans in the portfolio as a result of the interest rate environment. Home Savings anticipates continued net growth in all loan categories, which will increase the risk of loan losses. Non-residential real estate lending is generally considered to involve a higher degree of risk than residential real estate lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties.

     Loans held for sale were $37.7 million at December 31, 2003 compared to $45.8 million at December 31, 2002. The balance of loans held for sale at any point in time includes loans that have not yet been sold and loans that have been sold with future delivery dates. Home Savings actively manages its pipeline of loans in process utilizing forward sale contracts to minimize exposure to rising interest rates. Home Savings will continue to sell fixed rate loans going forward as a part of its strategic plan to help manage interest rate risk. As interest rates rise, loan origination volumes generally decline, thus resulting in fewer loans available for sale, and potentially lower gains on the sale of those assets.

     Funds not currently utilized for general corporate purposes, including loan originations, enhanced customer services and possible acquisitions, are invested in overnight funds and securities. Overnight funds decreased $32.9 million, or 42.4%, to $44.8 million at December 31, 2003 compared to $77.8 million at December 31, 2002. The decrease in overnight funds was used to partially fund an increase in net loans of $98.3 million.

     During the second quarter of 2003, Home Savings invested $20.0 million in bank owned life insurance, which represents insurance on the lives of certain employees where Home Savings is the beneficiary. Bank owned life insurance provides a long-term asset to offset long-term benefit liabilities, while generating competitive investment yields. Home Savings has recognized a $496,000 increase in the cash value of the policies, which is tax deferred. Any death benefit proceeds received by Home Savings are tax-free.

     Total deposits decreased $58.2 million, or 3.9%, from $1.5 billion at December 31, 2002 to $1.4 billion at December 31, 2003, primarily as a result of a decline in certificates of deposit of $76.1 million. This change was partially offset by increases of $9.9 million in savings accounts and $12.1 million in checking accounts. During 2003, Home Savings emphasized growing core deposit accounts that may be more likely to generate lasting customer relationships. Certificate of deposit pricing was less aggressive due to the availability of lower cost funding alternatives. Management continually evaluates many variables, including cash requirements, liquidity targets, asset acquisition, liability mix and gap targets when pricing deposits. United Community acquired $313.6 million in deposits from the Industrial acquisition and $113.8 million from the Potters acquisition. Deposits in branches acquired from Industrial and Potters have declined to $295.2 million and $106.3 million, respectively.

     Other borrowed funds increased $128.4 million, or 61.2%, at December 31, 2003 compared to December 31, 2002. The change consists of increases of $101.2 million in short-term FHLB advances, $14.4 million in long-term FHLB advances, $8.1 million in other short-term borrowings and $4.7 million of securities sold under repurchase agreements. These increases were used to fund the increases in loans and to offset the decrease in deposits. United Community continually evaluates funding alternatives and may borrow additional funds in 2004 to satisfy funding requirements.

     Total shareholders' equity increased $5.3 million, or 1.9%, from December 31, 2002 to December 31, 2003. The increase was primarily due to earnings for the year and a decrease in unearned stock compensation, offset by quarterly dividend payments, treasury stock purchases and a decrease in accumulated other comprehensive income. United Community acquired 1.3 million shares of common stock for $12.2 million during the year ended December 31, 2003. As of December 31, 2003, United Community has authorization to purchase up to 856,747 additional shares under its current repurchase program. On January 28, 2004, United Community offered to purchase up to 4 million shares, or approximately 11.7% of its outstanding shares, from shareholders at a price of $12.50 per share. The offer expires on March 1, 2004. This transaction is expected to result in a decrease in cash and cash equivalents of approximately $43 million, an increase in borrowings of approximately $4.2 million and a decrease in Shareholders' equity of approximately $47.2 million, assuming all 4 million shares are repurchased. Book value and tangible per share were $8.21 and $7.11, respectively as of December 31, 2003.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2002

NET INCOME -- Net income for the year ended December 31, 2003 was $22.9 million, compared to $20.8 million for the year ended December 31, 2002, primarily due to an increase of $9.0 million in noninterest income and a $399,000 decline in the provision for loan loss allowances. This increase was partially offset by a $313,000 decline in net interest income and a $5.2 million increase in noninterest expense. Diluted earnings per share for the year ended December 31, 2003 were $0.72 compared to diluted earnings per share of $0.65 for the year ended December 31, 2002.

NET INTEREST INCOME -- Net interest income decreased $313,000, or 0.4%, to $71.4 million in 2003 from $71.7 million for 2002. Total interest income decreased $14.3 million and interest expense declined $14.0 million. The decrease in total interest income was primarily due to decreases in interest earned on loans of $11.4 million, interest earned on securities of $2.3 million and other interest earning assets of $1.1 million. The average balance of interest-earning assets declined $19.9 million for the year ended December 31, 2003 compared to 2002. The average yield on interest-earning assets decreased to 5.97% in 2003 compared to 6.66% in 2002. The decrease in interest expense was primarily due to a decrease in interest expense on deposits of $14.0 million. The average balance of interest-bearing liabilities decreased $6.8 million and the average rate paid decreased to 2.46% for 2003 from 3.30% for 2002. The net result of these changes was a 2 basis point increase in the net interest margin to 3.81% for 2003 from 3.79% for 2002. We anticipate that the average rate paid on interest-bearing liabilities will not decrease significantly going forward. As a result, net interest income could be negatively impacted in a continuing declining interest rate environment. However, we believe we are well positioned in the event of a gradual increase in interest rates.

PROVISION FOR LOAN LOSSES -- Provisions for loan losses are charged to operations to bring the total allowance for loan losses to a level considered by management to be adequate to provide for probable estimated losses based on management's evaluation of such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral, changes in the composition of the loan portfolio and prior loan loss experience. The provision for loan losses was $3.2 million in 2003 compared to a provision of $3.6 million in 2002, primarily as a result of declines in nonperforming loans and delinquent loans. The decision to diversify the mix of loans in the portfolio in recent years to include more construction, consumer, commercial and commercial real estate loans involved the acceptance of a relatively higher level of credit risk. As a result, this may require a higher provision for loan losses than if the portfolio remained primarily comprised of one- to four-family mortgage loans. The allowance for loan losses totaled $15.1 million at December 31, 2003, which was 0.96% of total loans and 100.7% of nonperforming loans.

NONINTEREST INCOME -- Noninterest income increased $9.0 million, or 28.4%, to $40.8 million for the year ended December 31, 2003, from $31.8 million for the year ended December 31, 2002. The increase was primarily due to increases of $5.8 million in net gains recognized on the sale of loans, $1.5 million in gains recognized on trading securities, $1.2 million in commissions earned and $1.2 million in underwriting and investment banking income. During 2003, Home Savings sold a total of $536.6 million in mortgage loans, including $90.4 million in loans out of the portfolio, compared to total sales of $338.7 million in 2002, including $107.9 million from the portfolio. As a result of declining one - to four -family residential loan volumes, the gain on related sales is expected to decline. The change in trading securities was a result of a $1.5 million increase in the value of securities held for the Butler Wick retention plan. The changes in commissions and underwriting are predominately related to an increase in the dollar volume of bond issues underwritten by Butler Wick in 2003. These increases were partially offset by a $1.3 million decline in gains recognized on the sale of securities as a result of $21.3 million of security sales during 2003 compared to $46.0 million in 2002. Gains recognized in 2002 include $476,000 from the sale of stock received in the Anthem demutualization, which Home Savings received since Anthem is Home Savings' health insurance provider. To recognize the receipt of the stock, other income was increased by $847,000 in 2002. The $242,000 decrease in other income during 2003 was a result of the non-recurring receipt of the Anthem stock in 2002, partially offset by $496,000 income recognized from the investment in bank owned life insurance in 2003.

NONINTEREST EXPENSE -- Noninterest expense increased $5.2 million to $73.6 million for 2003, from $68.4 million in 2002. The primary reasons for the increase is an increase in salaries and employee benefits of $6.6 million and an increase in equipment and data processing of $1.2 million. The primary reasons for the increase in salaries and employee benefits include $2.5 million in additional expense related to post retirement costs as a result of rising health care costs and a $1.5 million increase in the value of the Butler Wick retention plan. Additional factors that contributed to the increase include increases in commissions and bonuses paid, as a result of increased loan volumes and increased dollar volumes of bond deals, and a full year of expense for personnel from the acquisition of Potters as opposed to nine months worth of expense in 2002. The change in equipment and data processing is a result of increased depreciation for a new teller system and phone system, computer and equipment upgrades to run the new system and a full year of depreciation for Potters in 2003 compared to nine months in 2002. These increases were partially offset by a $1.7 million decline in other expense mainly as a result of a $954,000 decline in bank fees as a result of the early extinguishment of debt in 2002. Decreases in supervisory fees, telephone expense and SAIF premiums also contributed to the decline.

FEDERAL INCOME TAXES -- Federal income taxes increased $1.8 million, or 10.2%, in 2003 compared to 2002, primarily due to higher pretax income in 2003. The effective tax rate was 35% in 2003 and 34% in 2002. The primary reason for the increase in effective tax rate is related to the reversal in 2002 of a $400,000 valuation allowance that was established in 1999 in relation to the contribution United Community made to the Home Savings Charitable Foundation. Based on current levels of taxable income, management believes that the tax benefit related to the contribution will be completely utilized. Refer to Note 14 to the consolidated financial statements for a further analysis of the effective tax rate.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001

NET INCOME -- Net income for the year ended December 31, 2002 was $20.8 million, compared to $15.7 million for the year ended December 31, 2001. The primary reasons for the increase were a $14.8 million increase in net interest income and a $3.4 million increase in noninterest income. These increases were partially offset by a $10.7 million increase in noninterest expense and a $1.1 million increase in the provision for loan loss allowances. Diluted earnings per share for the year ended December 31, 2002 were $0.65 compared to diluted earnings per share of $0.48 for the year ended December 31, 2001.

NET INTEREST INCOME -- Net interest income increased $14.8 million, or 26.0%, to $71.7 million in 2002 from $56.9 million for 2001. Total interest income increased $12.0 million and interest expense decreased $2.8 million. The increase in total interest income was primarily due to an increase in interest on loans of $17.1 million, which was partially offset by a decrease in interest earned on securities of $3.9 million and a decrease in income on margin accounts of $944,000. The average balance of interest-earning assets increased $334.0 million for the year ended December 31, 2002 compared to 2001. The average yield on interest-earning assets decreased to 6.66% in 2002 compared to 7.32% in 2001. The decrease in interest expense was primarily due to a decrease in interest expense on deposits of $3.1 million. The average balance of interest-bearing liabilities increased $338.9 million and the average rate paid decreased to 3.30% for 2002 from 4.37% for 2001. The interest rate spread increased 41 basis points to 3.36% for 2002 from 2.95% for 2001 as a result of the 107 basis point decrease in the cost of interest-bearing liabilities partially offset by a 66 basis point decrease in the yield on interest-earning assets.

PROVISION FOR LOAN LOSSES -- The provision for loan losses was $3.6 million in 2002 compared to a provision of $2.5 million in 2001. The primary reasons for the increase in the provision is the loan growth experienced in 2002, an increase in nonperforming loans of $3.2 million from December 31, 2001 to December 31, 2002, an increase in loans charged off, an increase in delinquencies, economic conditions and loans originated in new market areas. Additional factors that contributed to the increase in the provision include a shift in the mix of the portfolio as a result of the sale of mortgage loans and an increase in loans on the watch list. The allowance for loan losses totaled $15.1 million at December 31, 2002, which was 0.94% of total loans and 100.98% of nonperforming loans.

NONINTEREST INCOME -- Noninterest income increased $3.4 million, or 11.8%, to $31.8 million for the year ended December 31, 2002, from $28.4 million for the year ended December 31, 2001. The increase was primarily due to an increase of $1.7 million in net gains recognized on the sale of securities, an increase of $2.0 million in other income, a $469,000 increase in gains recognized on the sale of loans and a $219,000 increase in service fees and other charges. Since Anthem is Home Savings' health insurance provider, Home Savings received shares of Anthem stock through the demutualization of Anthem, Inc. and subsequently sold the stock. To recognize the receipt of the stock, other income was increased by $847,000. To recognize the subsequent sale of the stock, a gain of $476,000 was recognized on the sale of investment securities. These increases were partially offset by a $1.0 million decline in underwriting and investment banking income and a $552,000 recognized loss primarily due to the disposal of fixed assets in 2002.

NONINTEREST EXPENSE -- Noninterest expense increased $10.7 million to $68.4 million for 2002, from $57.7 million in 2001. The primary reasons for the increase is an increase in salaries and employee benefits of $5.4 million, an increase in occupancy expense of $611,000, an increase in advertising expense of $229,000, a $931,000 increase in equipment and data processing and a $509,000 increase in the amortization of the core deposit intangible, all of which are primarily related to the Industrial and Potters acquisitions. Although approximately $4.4 million of the increase in salaries and employee benefits is attributable to the acquisitions, the increase in salaries and employee benefits is also attributable to an increase in commissions paid to loan originators of $472,000 as a result of increased loan volume, an increase in ESOP expense of $373,000 due to the increase in United Community's stock price and an increase in RRP expense as a result of additional grants that vested in 2002. Also contributing to the increase in noninterest expense was a $3.0 million increase in other expenses. The increase in other expense is primarily due to an increase of $954,000 in bank fees as a result of the early extinguishment of debt. Increases in supervisory fees, telephone expense, postage, couriers, SAIF premiums and protection costs also added to the increase.

FEDERAL INCOME TAXES -- Federal income taxes increased $1.3 million, or 13.3%, in 2002 compared to 2001, primarily due to higher pretax income in 2002. The effective tax rate was 34% in 2002 and 38% in 2001. The primary reason for the reduction in effective tax rate is related to the reversal of a $400,000 valuation allowance that was established in 1999 in relation to the contribution United Community made to the Home Savings Charitable Foundation. Based on current levels of taxable income, management believes that the tax benefit related to the contribution will be completely utilized. Refer to Note 14 to the consolidated financial statements for a further analysis of the effective tax rate.

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

     The most significant accounting policies followed by United Community are presented in Note 1 to the consolidated financial statements. Accounting and reporting policies for the allowance for loan losses and mortgage servicing rights are deemed critical since they involve the use of estimates and require significant management judgements. United Community provides further detail on the methodology and reporting of the allowance for loan losses in Note 6 and mortgage servicing rights in Note 7.

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

                                                                       Year ended December 31,
                                 -----------------------------------------------------------------------------------------------
                                             2003                              2002                             2001
                                 -----------------------------------------------------------------------------------------------
                                   Average    Interest              Average     Interest            Average    Interest
                                 outstanding   earned/   Yield/   outstanding    earned/  Yield/  outstanding  earned/    Yield/
                                   balance      paid      rate      balance       paid    rate     balance       paid      rate
                                 -----------------------------------------------------------------------------------------------
                                                                            (In thousands)
Interest-earning assets:
 Net loans (1)                    $1,496,518    $98,646    6.59%  $ 1,507,591   $110,013    7.30%  $1,185,202  $ 92,933     7.84%
 Net loans held for sale              41,418      1,950    4.71        18,351      1,243    6.77       12,440       886     7.12
 Securities:
   Trading                            13,887        415    2.99        10,179        196    1.93        6,359       151     2.37
   Available for sale                262,967      8,851    3.37       174,526      7,602    4.36      152,657     8,864     5.81
   Held to maturity                        -          -       -        56,845      3,762    6.62       94,670     6,400     6.76
 Margin accounts                      14,349        689    4.80        17,883        830    4.64       26,637     1,774     6.66
 FHLB stock                           21,388        855    4.00        20,136        932    4.63       15,822     1,078     6.81
 Other interest-earning assets        21,415        257    1.20        86,318      1,382    1.60       64,006     1,903     2.97
                                 -----------------------------------------------------------------------------------------------
  Total interest-earning assets    1,871,942    111,663    5.97     1,891,829    125,960    6.66    1,557,793   113,989     7.32
Noninterest-earning assets           116,685                          103,504                          64,049
                                 -----------------------------------------------------------------------------------------------
    Total assets                  $1,988,627                      $ 1,995,333                      $1,621,842
                                 ===============================================================================================
Interest-bearing liabilities:
  Deposits:
    Checking accounts             $  308,816    $ 3,112    1.01%  $   279,894   $  5,319    1.90%  $  184,120  $  5,446     2.96%
    Savings accounts                 335,843      2,347    0.70       299,048      4,946    1.65      228,485     5,212     2.28
    Certificates of deposit          763,704     25,441    3.33       850,054     34,668    4.08      696,633    37,353     5.36
  Other borrowed funds               203,276      9,352    4.06       216,420      9,303    4.30      197,294     9,036     4.58
                                 -----------------------------------------------------------------------------------------------
  Total interest-bearing
    liabilities                    1,638,639     40,252    2.46     1,645,416     54,236    3.30    1,306,532    57,047     4.37
                                 -----------------------------------------------------------------------------------------------
Noninterest-bearing liabilities       72,536                           80,969                          55,088
                                 -----------------------------------------------------------------------------------------------
    Total liabilities              1,711,175                        1,726,385                       1,361,620
Shareholders' equity                 277,452                          268,948                         260,222
                                 ===============================================================================================
    Total liabilities and equity  $1,988,627                      $ 1,995,333                      $1,621,842
                                 ===============================================================================================
    Net interest income and
      interest rate spread                     $71,411    3.51%                $ 71,724    3.36%              $ 56,942     2.95%
                                 ===============================================================================================
Net interest margin                                       3.81%                            3.79%                           3.66%
                                 ===============================================================================================
Average interest-earning assets
   to average interest-bearing
   liabilities                                           114.24%                          114.98%                         119.23%
                                 ===============================================================================================

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

                                                                Year ended December 31,
                                         ----------------------------------------------------------------------
                                                   2003 vs. 2002                            2002 vs. 2001
                                         ----------------------------------------------------------------------
                                              Increase                               Increase
                                         (decrease) due to      Total           (decrease) due to      Total
                                         ------------------    increase        -------------------    increase
                                          Rate       Volume   (decrease)       Rate         Volume   (decrease)
                                         ----------------------------------------------------------------------
                                                                      (In thousands)
Interest-earning assets:
   Loans                                 $ (10,564) $  (803)  $  (11,367)   $  (5,846)     $22,926     $ 17,080
   Loans held for sale                        (226)     933          707          (41)         398          357
   Securities:
     Trading                                   132       87          219          (21)          66           45
     Available for sale                     (1,016)   2,265        1,249       (2,958)       1,696       (1,262)
     Held to maturity                       (1,881)  (1,881)      (3,762)        (132)      (2,506)      (2,638)
   Margin accounts                              30     (171)        (141)        (453)        (491)        (944)
   FHLB stock                                 (142)      65          (77)        (975)         829         (146)
   Other interest-earning assets              (281)    (844)      (1,125)      (2,130)       1,609         (521)
                                         ----------------------------------------------------------------------
     Total interest-earning assets       $ (13,948) $  (349)  $  (14,297)   $ (12,556)     $24,527     $ 11,971
                                         ======================================================================
Interest-bearing liabilities:
   Checking accounts                        (2,829)     704       (2,125)   $     279      $  (406)    $   (127)
   Savings accounts                         (3,303)     622       (2,681)       2,159       (2,425)        (266)
   Certificates of deposit                  (5,935)  (3,292)      (9,227)     (33,547)      30,862       (2,685)
   Other borrowed funds                       (307)     356           49         (462)         729          267
                                         ----------------------------------------------------------------------
     Total interest-bearing liabilities  $ (12,374) $(1,610)  $  (13,984)   $ (31,571)     $28,760     $ (2,811)
                                         ======================================================================
Change in net interest income                                 $     (313)                              $ 14,782
                                         ======================================================================

CONTRACTUAL OBLIGATIONS, COMMITMENTS, CONTINGENT LIABILITIES, AND OFF-BALANCE SHEET ARRANGEMENTS

     The following table presents, as of December 31, 2003, United Community's significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts or other similar carrying value adjustments. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

                                                                      Payments Due In
                                         ---------------------------------------------------------------------------
                                            Note   One Year     One to        Three to         Over
                                         Reference  or Less  Three Years     Five Years     Five Years       Total
                                         ---------------------------------------------------------------------------
                                                                     (In Thousands)
Operating leases                              9    $  1,128   $    1,958      $    1,277     $      555      $ 4,918
Deposits without a stated maturity           11     681,493            -               -              -            -
Certificates of deposit                      11     342,394      210,996         188,707            108      742,205
Federal Home Loan Bank borrowings            12     119,250      141,000          17,000         21,328      298,578
Other borrowed funds                         12      39,885            -               -              -       39,885
                                         ---------------------------------------------------------------------------

     A schedule of significant commitments as of December 31, 2003 follows:

                                                                                   (In thousands)
Commitment to originate:
   Mortgage loans                                                                      $19,760
   Other loans                                                                           4,770
Unfunded lines of credit                                                                77,424
Net commitments to sell mortgage loans                                                   7,216

     Further discussion of these commitments is included in Note 6 to the consolidated financial statements. In addition, United Community has commitments under benefit plans as described in Note 17 to the consolidated financial statements.

     In September 2003, an arbitration proceeding was initiated against Butler Wick seeking compensatory and punitive damages, interest and other costs in connection with alleged losses experienced in the claimants' brokerage account. Butler Wick has denied these claims. Further discussion of this proceeding is included in Note 13 to the consolidated financial statements.

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

     United Community is subject to minimal equity price risk because its investment in equity securities, other than stock in the FHLB of Cincinnati, is only 0.20% of total assets. United Community is not affected by foreign currency exchange rate risk or commodity price risk.

     QUANTITATIVE ASPECTS OF MARKET RISK. As part of its interest rate risk analysis, Home Savings uses the "net portfolio value" (NPV) methodology. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV and net interest income that would result from various levels of theoretical basis point changes in market interest rates.

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

                                             Year ended December 31, 2003
------------------------------------------------------------------------------------------------------------------
                                                             NPV as % of portfolio            Next 12 months
    Change                    Net portfolio value               value of assets             Net interest income
   in rates         ----------------------------------------------------------------------------------------------
(Basis points)      $ Amount         $ Change     % Change      NPV Ratio  Change in %      $ Change     % Change
------------------------------------------------------------------------------------------------------------------
                                                          (In thousands)
    +300            $ 248,137       $ (28,816)     (10.40)%        13.54%     (0.50)%       $    658        1.00%
    +200              266,586         (10,367)      (3.74)         14.14       0.10            1,057        1.60
    +100              276,775            (178)      (0.06)         14.32       0.28            1,097        1.66
   Static             276,953               -           -          14.04         -                 -         -
    (100)             243,845         (33,108)     (11.95)         12.29      (1.75)          (1,703)      (2.58)
    (200)                 N/A             N/A         N/A           N/A         N/A              N/A         N/A
    (300)                 N/A             N/A         N/A           N/A         N/A              N/A         N/A
------------------------------------------------------------------------------------------------------------------

N/A - Due to a continuing low interest rate environment, it is not possible to calculate results for these scenarios.

                                             Year ended December 31, 2003
-------------------------------------------------------------------------------------------------------------------
                                                                NPV as % of portfolio          Next 12 months
    Change                    Net portfolio value                  value of assets           Net interest income
   in rates         -----------------------------------------------------------------------------------------------
(Basis points)      $ Amount         $ Change     % Change      NPV Ratio    Change in %     $ Change      % Change
-------------------------------------------------------------------------------------------------------------------
                                                          (In thousands)
     +300            $240,891        $(22,216)      (8.44)%        13.57%       (0.20)%      $ (1,882)       (2.74)%
     +200             255,933          (7,174)      (2.73)         14.03         0.26            (594)       (0.87)
     +100             268,153           5,046        1.92          14.31         0.54             363         0.53
    Static            263,107               -           -          13.77           -                -           -
     (100)            220,472         (42,635)     (16.20)         11.52        (2.25)         (3,017)       (4.40)
     (200)                N/A             N/A         N/A           N/A           N/A             N/A          N/A
     (300)                N/A             N/A         N/A           N/A           N/A             N/A          N/A
-------------------------------------------------------------------------------------------------------------------

     Historically, Home Savings' NPV has been more sensitive to increases in interest rates than to decreases. This sensitivity to increases in rates occurred principally because, as rates increased, borrowers were less likely to prepay fixed-rate loans than when interest rates declined, and the majority of Home Savings' loans have fixed rates of interest. With the current prolonged period of low interest rates, however, Home Savings' present NPV is more sensitive to falling rates. This increased sensitivity occurs because the prepayments on fixed-rate loans dramatically increase and the value of core deposits is diminished.

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

     The Board of Directors and management of Home Savings believe that certain factors afford Home Savings the ability to operate successfully despite its exposure to interest rate risk. Home Savings manages its interest rate risk by maintaining capital in excess of regulatory requirements. See "Liquidity and Capital."

     POTENTIAL IMPACT OF CHANGES IN INTEREST RATES. Home Savings' profitability depends to a large extent on its net interest income, which is the difference between interest income from loans and securities and interest expense on deposits and borrowings. Like most financial institutions, Home Savings' short-term interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. Home Savings' interest-earning assets consist primarily of long-term, fixed-rate and adjustable-rate mortgage loans and securities which adjust more slowly to changes in interest rates than its interest bearing liabilities which are primarily deposits. Accordingly, Home Savings' earnings could be adversely affected during sustained periods of rising interest rates.

LIQUIDITY AND CAPITAL

     United Community's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended December 31, 2003, 2002 and 2001.

                                                            Years ended December 31,
                                                       ---------------------------------
                                                         2003        2002        2001
                                                       ---------------------------------
                                                                (In thousands)
Net income                                             $  22,940   $  20,817   $  15,679
Adjustments to reconcile net income to net cash from
   operating activities                                   20,152     (12,421)    113,747
                                                       ---------------------------------
Net cash from operating activities                        43,092       8,396     129,426
Net cash from investing activities                      (127,776)    (13,145)   (223,346)
Net cash from financing activities                        54,903     (90,198)    253,831
                                                       ---------------------------------
Net change in cash and cash equivalents                  (29,781)    (94,947)    159,911
Cash and cash equivalents at beginning of year           110,936     205,883      45,972
                                                       ---------------------------------
Cash and cash equivalents at end of year               $  81,115   $ 110,936   $ 205,883
                                                       =================================

     The principal sources of funds for United Community are deposits, loan repayments, maturities of securities, borrowings from financial institutions and other funds provided by operations. Home Savings also has the ability to borrow from the FHLB. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions and competition. Investments in liquid assets maintained by United Community, Home Savings and Butler Wick are based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset and liability management program. At December 31, 2003, approximately $342.4 million of Home Savings' certificates of deposit are expected to mature within one year. Based on past experience and Home Savings' prevailing pricing strategies, management believes that a substantial percentage of such certificates will be renewed with Home Savings at maturity, although there can be no assurance that this will occur.

       The Board of Directors has authorized an ongoing program to purchase shares of United Community's common stock to fund employee benefit programs, stock options and award programs and other corporate purposes. These purchases can be made in the open market or negotiated transactions, from time to time, depending on market conditions. United Community acquired 1,302,085 shares of common stock for $12.2 million, 529,200 shares of common stock for $4.4 million and 1,604,126 shares of common stock for $11.0 million during the years ended December 31, 2003, 2002 and 2001. During the fourth quarter of 2003, United Community completed the repurchase program previously announced on October 23, 2000. United Community has remaining authorization to repurchase 856,747 shares as of December 31, 2003 under the current repurchase program. Management intends to repurchase shares as authorized.

     Home Savings is required by federal regulations to meet certain minimum capital requirements. Current capital requirements call for tangible capital of 1.5% of adjusted tangible assets, leverage, also known as core capital (which for Home Savings consists solely of tangible capital) of 4.0% of adjusted total assets and risk-based capital (which for Home Savings consists of leverage capital and the allowance for loan losses) of 8% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk).

     The following table summarizes Home Savings' regulatory capital requirements and actual capital at December 31, 2003.

                                                               Current             Excess of actual capital    Applicable
                               Actual capital            minimum requirement       over current requirement    asset base
                          ------------------------------------------------------------------------------------------------
                            Amount        Percent        Amount       Percent         Amount       Percent        Total
                          ------------------------------------------------------------------------------------------------
                                                                  (In thousands)
Tangible capital          $ 157,160         8.22%       $ 28,674        1.50%       $ 128,486        6.72%     $ 1,911,621
Core capital                157,160         8.22          76,465        4.00           80,695        4.22        1,911,621
Risk-based capital          172,271         10.56        130,465        8.00           41,806        2.56        1,630,814
                          ================================================================================================

On January 28, 2004, United Community offered to purchase up to 4 million shares, or approximately 11.7% of its outstanding shares, from shareholders at a price of $12.50 per share. The offer expires on March 1, 2004. This transaction is expected to result in a decrease in cash and cash equivalents of approximately $43 million, an increase in Borrowings of approximately $4.2 million and a decrease in Shareholders' equity of approximately $47.2 million, assuming all 4 million shares are repurchased. Home Savings will remain well capitalized by all three measures (tangible, core and risk-based) at the conclusion of this transaction.

ACCOUNTING AND REPORTING DEVELOPMENTS

     A discussion of recently issued accounting pronouncements and their impact on United Community's Consolidated Financial Statements is provided in Note 1 of the Notes to Consolidated Financial Statements.

 MARKET PRICE AND DIVIDENDS

     There were 37,807,457 common shares of United Community stock issued and 34,559,783 shares outstanding and held by approximately 12,824 record holders as of February 17, 2004. United Community's common shares are traded on The Nasdaq Stock Market(R) under the symbol "UCFC". Quarterly stock prices and dividends declared are shown in the following table.

             First    Second     Third     Fourth
            Quarter   Quarter   Quarter    Quarter
---------------------------------------------------
2003:
High        $   9.07   $ 9.70   $ 10.00    $ 12.00
Low             8.60     8.74      9.11       9.75
Close           8.82     9.22      9.90      11.41
Dividends
  declared
  and paid     0.075    0.075     0.075      0.075
---------------------------------------------------

                First     Second     Third     Fourth
               Quarter    Quarter   Quarter   Quarter
-----------------------------------------------------
2002:
High            $ 8.13     $ 9.39    $ 9.15    $ 8.99
Low               7.05       7.43      8.35      8.45
Close             7.40       9.36      8.85      8.65
Dividends
   declared
   and paid      0.075      0.075     0.075     0.075
-----------------------------------------------------

                                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                         December 31,
                                                                                              ---------------------------------
                                                                                                 2003                  2002
                                                                                              ---------------------------------
                                                                                                     (In thousands)
ASSETS
Cash and deposits with banks                                                                  $   36,334            $    33,178
Federal funds sold                                                                                44,821                 77,758
                                                                                              ---------------------------------
  Total cash and cash equivalents                                                                 81,155                110,936
                                                                                              ---------------------------------
Securities:
  Trading, at fair value                                                                          15,600                  5,060
  Available for sale, at fair value                                                              227,525                237,268
Loans held for sale                                                                               37,715                 45,825
Loans, net (including allowance for loan losses of $15,111 and $15,099)                        1,576,494              1,478,213
Margin accounts                                                                                   14,388                 14,809
Federal Home Loan Bank stock                                                                      21,924                 21,069
Premises and equipment                                                                            20,510                 20,002
Accrued interest receivable                                                                        8,443                  9,558
Real estate owned                                                                                  1,299                    994
Goodwill                                                                                          33,593                 33,593
Core deposit intangible                                                                            3,787                  5,101
Cash surrender value of life insurance                                                            20,496                      -
Other assets                                                                                      10,904                  7,703
                                                                                              ---------------------------------
    TOTAL ASSETS                                                                              $2,073,833            $ 1,990,131
                                                                                              ---------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
  Noninterest-bearing                                                                         $   63,442            $    56,452
  Interest bearing                                                                             1,360,256              1,425,449
Borrowed funds:
  Short-term                                                                                     159,135                 37,945
  Long-term                                                                                      179,328                172,079
Advance payments by borrowers for taxes and insurance                                             10,721                  5,996
Accrued interest payable                                                                             970                  1,126
Accrued expenses and other liabilities                                                            20,145                 16,515
                                                                                              ---------------------------------
    TOTAL LIABILITIES                                                                          1,793,997              1,715,562
                                                                                              ---------------------------------
SHAREHOLDERS' EQUITY
Preferred stock-no par value;  1,000,000 shares authorized and unissued                                -                      -
Common stock -- no par value; 499,000,000 shares authorized; 37,804,457
  and  37,803,269 shares issued                                                                  139,526                138,207
Retained earnings                                                                                185,495                172,080
Accumulated other comprehensive income                                                             1,124                  2,363
Unearned compensation                                                                            (16,752)               (19,724)
Treasury stock, at cost, 2003 - 3,718,542 shares and 2002 - 2,558,214 shares                     (29,557)               (18,357)
                                                                                              ---------------------------------
    TOTAL SHAREHOLDERS' EQUITY                                                                   279,836                274,569
                                                                                              ---------------------------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                $2,073,833            $ 1,990,131
                                                                                              ---------------------------------

See Notes to Consolidated Financial Statements.

                                               CONSOLIDATED STATEMENTS OF INCOME

                                                                           Year ended December 31,
                                                                ----------------------------------------------
                                                                  2003              2002                2001
                                                                ----------------------------------------------
                                                                    (In thousands, except per share data)
INTEREST INCOME
  Loans                                                         $98,646          $ 110,013             $92,933
  Loans held for sale                                             1,950              1,243                 886
  Securities:
    Trading                                                         415                196                 151
    Available for sale                                            8,851              7,602               8,864
    Held to maturity                                                  -              3,762               6,400
  Margin accounts                                                   689                830               1,774
  FHLB stock dividend                                               855                932               1,078
  Other interest-earning assets                                     257              1,382               1,903
                                                                ----------------------------------------------
    Total interest income                                       111,663            125,960             113,989
                                                                ----------------------------------------------
INTEREST EXPENSE
  Interest expense on deposits                                   30,900             44,933              48,011
  Interest expense on other borrowed funds                        9,352              9,303               9,036
                                                                ----------------------------------------------
Total interest expense                                           40,252             54,236              57,047
                                                                ----------------------------------------------
Net interest income                                              71,411             71,724              56,942
Provision for loan losses                                         3,179              3,578               2,495
                                                                ----------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES              68,232             68,146              54,447
                                                                ----------------------------------------------
NONINTEREST INCOME
  Brokerage commissions                                          14,925             13,677              13,411
  Service fees and other charges                                  8,382              7,976               7,757
  Underwriting and investment banking                             1,528                312               1,316
  Net gains (losses):
    Securities available for sale                                   839              2,127                 392
    Trading securities                                              850               (651)               (869)
    Loans sold                                                   11,707              5,919               5,450
    Other                                                          (105)              (515)                 37
  Other income                                                    2,719              2,961                 955
                                                                ----------------------------------------------
    Total noninterest income                                     40,845             31,806              28,449
                                                                ----------------------------------------------
NONINTEREST EXPENSES
  Salaries and employee benefits                                 46,511             39,917              34,528
  Occupancy                                                       3,658              3,186               2,575
  Equipment and data processing                                   9,459              8,309               7,378
  Franchise tax                                                   1,562              2,032               2,010
  Advertising                                                     2,232              2,167               1,938
  Amortization of core deposit intangible                         1,314              2,180               1,671
  Other expenses                                                  8,836             10,568               7,608
                                                                ----------------------------------------------
    Total noninterest expenses                                   73,572             68,359              57,708
                                                                ----------------------------------------------
INCOME BEFORE INCOME TAXES                                       35,505             31,593              25,188
INCOME TAXES                                                     12,565             10,776               9,509
                                                                ----------------------------------------------
NET INCOME                                                      $22,940          $  20,817             $15,679
                                                                ----------------------------------------------
EARNINGS PER SHARE
  Basic                                                         $  0.73          $    0.65             $  0.49
  Diluted                                                       $  0.72          $    0.65             $  0.48
                                                                ----------------------------------------------

See Notes to Consolidated Financial Statements.

                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                 Accumulated
                                                                                    Other
                                             Shares      Common      Retained   Comprehensive   Unearned     Treasury
                                          Outstanding     Stock      Earnings   Income (Loss)  Compensation    Stock       Total
                                          ----------------------------------------------------------------------------------------
                                                                   (In thousands, except per share data)
BALANCE DECEMBER 31, 2000                      37,317  $  136,967   $  155,026   $      (98)  $    (26,674)  $ (3,322)  $  261,899
Comprehensive income:
  Net income                                        -           -       15,679            -              -          -       15,679
  Change in net unrealized gain on
    securities, net of taxes of $808                -           -            -        1,500              -          -        1,500
                                          ----------------------------------------------------------------------------------------
Comprehensive income                                -           -       15,679        1,500              -          -       17,179
Amortization of restricted common stock
    compensation                                    -          62            -            -          1,622          -        1,684
Forfeiture of restricted common stock             (46)       (290)           -            -            242          -          (48)
Shares allocated to ESOP participants               -         164            -            -          1,822          -        1,986
Purchase of treasury stock                     (1,604)          -            -            -              -    (11,038)     (11,038)
Exercise of stock options                           1           -            -            -              -          8            8
Dividends paid, $0.30 per share                     -           -       (9,790)           -              -          -       (9,790)
                                          ----------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 2001                      35,668     136,903      160,915        1,402        (22,988)   (14,352)     261,880
Comprehensive income:
  Net income                                        -           -       20,817            -              -          -       20,817
  Reclassification of HTM securities                -           -            -        1,704              -          -        1,704
  Change in net unrealized gain (loss) on
    securities, net of taxes of $517                -           -            -         (743)             -          -         (743)
                                          ----------------------------------------------------------------------------------------
Comprehensive income                                -           -       20,817          961              -          -       21,778
Issuance of common shares for RRP                  70         592            -            -           (592)         -            -
Amortization of restricted common stock
    compensation                                    -         215            -            -          1,947          -        2,162
Forfeiture of restricted common stock             (21)       (128)           -            -             87          -          (41)
Shares allocated to ESOP participants               -         625            -            -          1,822          -        2,447
Purchase of treasury stock                       (529)          -            -            -              -     (4,386)      (4,386)
Exercise of stock options                          57           -          (16)           -              -        381          365
Dividends paid, $0.30 per share                     -           -       (9,636)                          -          -       (9,636)
                                          ----------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 2002                      35,245     138,207      172,080        2,363        (19,724)   (18,357)     274,569
Comprehensive income:
  Net income                                        -           -       22,940            -              -          -       22,940
  Change in net unrealized gain (loss) on
    securities, net of taxes of $745                -           -            -       (1,239)             -          -       (1,239)
                                          ----------------------------------------------------------------------------------------
Comprehensive income                                -           -       22,940       (1,239)             -          -       21,701
Issuance of common shares for RRP                   2          23            -            -            (23)         -
Amortization of restricted common stock
    compensation                                    -         280            -            -          1,169          -        1,449
Forfeiture of restricted common stock              (1)         (7)           -            -              4          -           (3)
Shares allocated to ESOP participants               -       1,019            -            -          1,822          -        2,841
Purchase of treasury stock                     (1,302)          -            -            -              -    (12,233)     (12,233)
Exercise of stock options                         142           4          (96)           -              -      1,033          941
Dividends paid, $0.30 per share                     -           -       (9,429)           -              -          -       (9,429)
                                          ------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 2003                      34,086  $  139,526   $  185,495   $    1,124   $    (16,752)  $(29,557)  $  279,836
                                          ------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            Year ended December 31,
                                                                                -------------------------------------------------
                                                                                  2003                2002                 2001
                                                                                -------------------------------------------------
                                                                                                  (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                      $22,940             $ 20,817             $ 15,679
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Provision for loan losses                                                     3,179                3,578                2,495
    Net (gains) losses                                                          (12,441)              (7,517)              (5,895)
    Amortization of premiums and accretion of discounts                           6,340                2,119               (2,095)
    Depreciation                                                                  3,544                2,948                2,223
    FHLB stock dividends                                                           (855)                (932)              (1,078)
    Decrease in interest receivable                                               1,115                  784                  621
    Decrease in interest payable                                                   (156)              (1,951)                (734)
    (Increase) decrease in other assets                                          (6,010)               3,827               (4,620)
    Increase (decrease) in other liabilities                                      4,195               (7,758)               3,419
    (Increase) decrease in trading securities                                   (10,540)               3,292               (2,419)
    Amortization of restricted stock compensation                                 1,446                2,121                1,636
    Decrease in margin accounts                                                     421                6,170               12,382
    Net principal disbursed on loans held for sale                             (427,426)            (253,261)             (34,453)
    Proceeds from sale of loans held for sale                                   454,499              231,712              140,279
    ESOP compensation                                                             2,841                2,447                1,986
                                                                                -------------------------------------------------
      Net cash from operating activities                                         43,092                8,396              129,426
                                                                                -------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from principal repayments and
  maturities of:
    Securities available for sale                                               153,112               82,821              107,001
    Securities held to maturity                                                       -               25,679               28,685
  Proceeds from sale of:
    Securities available for sale                                                22,325               45,096               22,435
    Securities held to maturity                                                       -                  932                1,454
    Loans                                                                       103,426              112,620               42,805
    Premises and equipment                                                            -                   27                    -
    Real estate owned                                                             1,820                1,379                  839
  Purchases of:
    Securities available for sale                                              (170,458)            (187,144)             (42,890)
    Securities held to maturity                                                       -                 (999)              (2,082)
    Bank owned life insurance                                                   (20,000)                   -                    -
  Net cash paid for acquisition                                                       -              (13,729)             (69,844)
  Net principal disbursed on loans                                               (2,606)             (48,590)            (297,944)
  Loans purchased                                                              (211,370)             (27,335)             (11,036)
  Purchases of premises and equipment                                            (4,025)              (3,902)              (2,769)
                                                                                -------------------------------------------------
      Net cash from investing activities                                       (127,776)             (13,145)            (223,346)
                                                                                -------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in NOW, savings and money market accounts                         17,935               50,574               97,277
  Net (decrease) increase in certificates of deposit                            (75,475)             (63,816)              70,050
  Net increase in advance payments by borrowers
    for taxes and insurance                                                       4,725                    1                  319
  Proceeds from FHLB advances and other long term debt                           25,500               26,239              193,000
  Repayment of FHLB advances and other long term debt                           (11,164)             (70,051)             (20,000)
  Net change in other borrowed funds                                            114,103              (19,488)             (65,994)
  Dividends paid                                                                 (9,429)              (9,636)              (9,790)
  Proceeds from exercise of stock options                                           941                  365                    7
  Purchase of treasury stock                                                    (12,233)              (4,386)             (11,038)
                                                                                -------------------------------------------------
      Net cash from financing activities                                         54,903              (90,198)             253,831
                                                                                -------------------------------------------------
(Decrease) increase in cash and cash equivalents                                (29,781)             (94,947)             159,911
Cash and cash equivalents, beginning of year                                    110,936              205,883               45,972
                                                                                -------------------------------------------------
Cash and cash equivalents, end of year                                          $81,155             $110,936             $205,883
                                                                                -------------------------------------------------

See Notes to Consolidated Financial Statements

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies of United Community Financial Corp. (United Community), a unitary savings and loan holding company, The Home Savings and Loan Company of Youngstown, Ohio (Home Savings), an Ohio chartered savings bank, and Butler Wick Corp. (Butler Wick), an investment brokerage firm, conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking, thrift and brokerage industries. A summary of the more significant accounting policies follows.

Nature of Operations

     United Community was incorporated under Ohio law in February 1998 by Home Savings in connection with the conversion of Home Savings from an Ohio mutual savings and loan association to an Ohio capital stock savings and loan association (Conversion). Upon consummation of the Conversion on July 8, 1998, United Community became the unitary savings and loan holding company for Home Savings. The business of Home Savings is providing consumer and business banking service to its market area in Ohio and western Pennsylvania. During 2003, Home Savings changed its charter to a state chartered savings bank. At the end of 2003, Home Savings was doing business through 35 full-service banking branches and 6 loan production offices. Loans and deposits are primarily generated from the areas where banking branches are located. Home Savings derives its income predominantly from interest on loans, securities, and to a lesser extent, noninterest income. Home Savings' principal expenses are interest paid on deposits and normal operating costs. Home Savings' operations are principally in the savings and loan industry. Consistent with internal reporting, Home Savings' operations are reported in one operating segment, which is retail banking. On August 12, 1999, United Community acquired Butler Wick, the parent company for two wholly owned subsidiaries: Butler Wick & Co., Inc. and Butler Wick Trust Company. Butler Wick has 13 office locations providing a full range of investment alternatives for individuals, companies and not-for-profit organizations throughout Ohio and western Pennsylvania. Butler Wick's operations are reported in a separate operating segment, which is investment advisory services.

Basis of Presentation

     The consolidated financial statements include the accounts of United Community and its subsidiaries. All material inter-company transactions have been eliminated. Certain prior period data has been reclassified to conform to current period presentation.

Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, fair value of servicing rights, carrying value of goodwill and core deposit intangible assets and status of contingencies are particularly subject to change.

Securities

     Securities are classified as available for sale, held to maturity or trading upon their acquisition. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at estimated fair value with the unrealized holding gain or loss reported in other comprehensive income. Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities classified as trading are carried at estimated fair market value with the unrealized holding gains and losses included in income. Other securities such as Federal Home Loan Bank stock are carried at cost. Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans Held for Sale

     Loans originated and intended for sale in the secondary market are carried at the lower of cost or market in the aggregate. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Loans

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances. For balance sheet presentation, the balances are presented net of deferred fees or costs and allowance for loan losses.

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

Allowance for Loan Losses

     The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management's determination of the adequacy of the allowance is based upon estimates derived from an analysis of individual credits, prior and current loss experience, loan portfolio delinquency levels, the nature and volume of the loan portfolio, current economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogenous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Premises and Equipment

     Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the useful lives, ranging from 3 years to 39 years, (or term of the lease, if shorter) of the related assets.

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

Servicing Assets

     Servicing assets represent the allocated value of retained servicing rights on loans sold or securitized. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and, secondarily, as to prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance to the extent that fair value is less than the capitalized amount for a grouping.

Goodwill and Other Intangible Assets

     Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of core deposit intangible assets arising from whole bank acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives.

Cash Surrender Value of Life Insurance

     Bank owned life insurance represents insurance on the lives of certain employees where Home Savings is the beneficiary. Bank owned life insurance provides a long-term asset to offset long-term benefit liabilities, while generating competitive investment yields. Bank owned life insurance is recorded at its cash surrender value, or the amount currently realizable. Increases in the Home Savings' policy cash value are tax deferred and death benefit proceeds received by Home Savings are tax-free.

Long-term Assets

     Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Securitizations

     Some loans are transferred from time to time to a third party in exchange for ownership of a security based on those loans. Such transfers are recorded as a sale when control has been relinquished, with a gain or loss recorded on the sale. The gain or loss is calculated based on the cash received versus the carrying value of the assets transferred. If some interests, such as servicing assets and cash reserve accounts, are retained, the carrying value of all assets sold and retained is allocated to each asset based on fair value at sale date. Fair values are based on market quotes or on the present value of future expected cash flows using estimates of credit losses, prepayment rates, interest rates, and discount rates.

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

                                                                 2003                2002              2001
                                                                ---------------------------------------------
                                                                            (In thousands)
Net income as reported                                          $22,940            $ 20,817          $ 15,679
Deduct: Stock-based compensation expense
   determined under fair value method                             2,165               1,411             1,011
                                                                ---------------------------------------------
Pro Forma net income                                             20,775              19,406            14,668
                                                                ---------------------------------------------
Basic earnings per share as reported                               0.73                0.65              0.49
Pro Forma basic earnings per share                                 0.66                0.61              0.46

Diluted earnings per share as reported                             0.72                0.65              0.48
Pro forma diluted earnings per share                               0.65                0.61              0.45
                                                                ---------------------------------------------

    The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                   2003    2002     2001
                                  -----------------------
Dividend yield                     3.34%    4.00%    4.59%
Expected stock price volatility   48.31%   38.31%   33.63%
Risk-free interest rate            3.98%    5.01%    5.08%
Expected option life (In years)      10       10       10
                                  -----------------------

Income Taxes

     Deferred income taxes, which result from temporary differences in the recognition of income and expense for financial statement and tax return purposes, are included in the calculation of income tax expense. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in income in the period that includes the enactment date.

     Deferred income tax assets and liabilities are recorded for differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, based on the weight of available evidence, when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

Employee Stock Ownership Plan

     The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders' equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

Earnings Per Share

     Basic Earnings Per Share (EPS) are based on the weighted average number of common shares outstanding during the year. Diluted EPS are based on the weighted average number of common shares and common share equivalents outstanding during the year. Unearned ESOP shares are not considered outstanding for this calculation. See further discussion at Note 22.

Statements of Cash Flows

     For purposes of the statement of cash flows, United Community considers all highly liquid investments with a term of three months or less to be cash equivalents. Net cash flows are reported for loan and deposit transactions.

Loss Contingencies

     Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. See further discussion at Note 13.

Fair Value of Financial Instruments

     Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 18. Fair value estimates involve uncertainties and matters of significant judgement regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Comprehensive Income

     Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

Execution, Settlement and Financing of Securities Transactions

     In the normal course of business, Butler Wick's activities involve the execution, settlement, and financing of various securities transactions. These activities may expose Butler Wick to risk in the event the customer is unable to fulfill its contractual obligations. Butler Wick maintains cash and margin accounts for its customers located primarily in Ohio and western Pennsylvania.

     Butler Wick's customer securities activities are transacted on either a cash or margin basis. In margin transactions, Butler Wick extends credit to its customers, subject to various regulatory and internal margin requirements, collateralized by cash and securities in customer's accounts. In connection with these activities, Butler Wick executes and clears customer transactions involving the sale of securities not yet purchased, substantially all of which are transacted on a margin basis subject to individual exchange regulations. Such transactions may expose Butler Wick to significant off-balance-sheet risk in the event margin requirements are not sufficient to fully cover losses that customers may incur. In the event the customer fails to satisfy its obligations, Butler Wick may be required to purchase or sell financial instruments at prevailing market prices to fulfill the customer's obligations. Butler Wick seeks to control the risks associated with its customers' activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. Butler Wick monitors required margin levels daily and, pursuant to such guidelines, requires the customer to deposit additional collateral or to reduce positions when necessary.

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

     As a securities broker and dealer, a substantial portion of Butler Wick's transactions are collateralized. Butler Wick's exposure to credit risk associated with nonperformance in fulfilling contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets, which may impair the customer's ability to satisfy its obligations to Butler Wick.

Off Balance Sheet Financial Instruments

     Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

New Accounting Standards

     Adoption of New Accounting Standards: During 2003, the Company adopted FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Statement 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

Operating Segments

      Internal financial information is primarily reported and aggregated in two lines of business, retail banking and broker/dealer investment advisory services.

Dividend Restriction

      Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders. These restrictions currently pose no practical limit on the ability of the bank or holding company to pay dividends at historical levels.

Reclassifications

     Some items in the prior year financial statements were reclassified to conform to the current presentation.

2. SUBSEQUENT EVENT

On January 28, 2004, United Community offered to purchase up to 4 million shares, or approximately 11.7% of its outstanding shares, from shareholders at a price of $12.50 per share. The offer expires on March 1, 2004. This transaction is expected to result in a decrease in cash and cash equivalents of approximately $43 million, an increase in borrowings of approximately $4.2 million and a decrease in shareholders' equity of approximately $47.2 million, assuming all 4 million shares are repurchased.

3. ACQUISITIONS

     On April 1, 2002, United Community acquired all of the capital stock of Potters Financial Corporation, the holding company for Potters Bank, an Ohio-chartered state savings bank. Potters Bank was merged into Home Savings. The assets acquired consisted principally of loans and securities.

     United Community accounted for the acquisition as a purchase and has included Potters' results of operations from the effective date of the acquisition in its 2002 financial statements. Based on Potters 991,546 outstanding shares, the acquisition was valued at $23.6 million, which was paid in cash. The excess of the aggregate purchase price over the fair market value of net identifiable assets acquired, or goodwill, was approximately $11.7 million. In accordance with SFAS No. 142, goodwill is not amortized, but instead is evaluated for impairment. The core deposit intangible is subject to amortization on an accelerated basis over an estimated life of 20 years. Because the merger was structured as a tax free exchange, none of the goodwill is expected to be deductible for tax purposes.

     On July 1, 2001, United Community acquired all of the capital stock of Industrial Bancorp, Inc., the holding company for The Industrial Savings and Loan Association (Industrial Savings), an Ohio-chartered savings and loan association, through the merger of Home Savings' subsidiary, UCFC Acquisition Subsidiary, Inc. into Industrial Bancorp, Inc. Industrial Savings was then merged into Home Savings. The assets acquired consisted principally of loans and securities.

     United Community accounted for the acquisition as a purchase and has included Industrial Bancorp's results of operations from the effective date of the acquisition in its 2001 financial statements. Based on Industrial Bancorp's 4,284,751 outstanding shares, the acquisition was valued at $87.3 million, which was paid in cash. The excess of the aggregate purchase price over the fair market value of net identifiable assets acquired, or goodwill, was approximately $21.9 million. In accordance with SFAS No. 142, goodwill is not amortized, but instead is evaluated for impairment. The core deposit intangible is subject to amortization on an accelerated basis over an estimated life of 15 years. Because the merger was structured as a tax free exchange, none of the goodwill is expected to be deductible for tax purposes.

4. CASH AND CASH EQUIVALENTS

     Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. These reserves, which consisted of vault cash and deposits at the Federal Reserve Bank, totaled approximately $11.4 million and $14.7 million at December 31, 2003 and 2002.

5.   SECURITIES

     The components of securities are as follows:

                                                             December 31, 2003                       December 31, 2002
                                                ---------------------------------------------------------------------------
                                                                 Gross          Gross                   Gross       Gross
                                                  Fair        Unrealized     Unrealized      Fair    Unrealized  Unrealized
                                                 Value          Gains          Losses       Value       Gains       Losses
                                                ---------------------------------------------------------------------------
                                                                              (In thousands)
Available for Sale
U.S. Treasury and agency securities            $  58,748      $      199       $    (24)   $ 52,967      $  495  $        -
Corporate notes                                    5,062              38              -      17,592         253           -
Tax exempt municipals                                 10               2              -          13           2           -
Equity securities                                  8,930           1,453           (902)      7,994         526        (384)
Mortgage-related securities                      154,775           1,158           (273)    158,702       2,789         (46)
                                                ---------------------------------------------------------------------------
Total                                          $ 227,525      $    2,850       $ (1,199)   $237,268      $4,065  $     (430)
                                                ---------------------------------------------------------------------------

     The weighted average interest rate on marketable securities was 4.65% and 3.47% at December 31, 2003 and 2002, respectively. The corporate notes consist primarily of medium-term notes issued by corporations with investment grade ratings.

     Securities available for sale by contractual maturity, repricing or expected call date are shown below:

                                                                            December 31, 2003
                                                                            ------------------
                                                                                Fair Value
                                                                            ------------------
                                                                              (In thousands)
Due in one year or less                                                           $ 33,866
Due after one year through five years                                               29,954
Mortgage related securities                                                        154,775
                                                                            ------------------
  Total                                                                           $218,595
                                                                            ------------------

Equity securities do not have a contractual maturity.

     During the fourth quarter of 2002, United Community transferred securities with a carrying value of $54.6 million previously classified as held to maturity to available for sale. The unrealized gain on the securities transferred totaled $2.6 million. Management transferred these securities to provide more flexibility in managing interest rate risk. Future security purchases will all be classified as available for sale.

     Sales of available for sale securities were as follows:

                                      2003             2002              2001
                                    --------------------------------------------
                                                  (In thousands)
Proceeds                             $22,325         $45,096             $22,435
Gross gains                              847           2,127                 442
Gross losses                               8               -                  50
                                    --------------------------------------------

     Securities pledged for public funds deposits were approximately $12.9 million and $35.3 million at December 31, 2003 and 2002, respectively. See further discussion regarding pledged securities in Note 12.

     United Community's trading securities consist of commercial paper, government obligations and an investment in mutual funds for the Butler Wick Retention Plan.

     Investments in an unrealized loss position are as follows at December 31, 2003:


                                                Less than 12 months         12 months or more                      Total
                                              -----------------------------------------------------------------------------
                                                           Unrealized                  Unrealized                Unrealized
                                              Fair value      loss       Fair value       loss       Fair value     loss
                                              -----------------------------------------------------------------------------
                                                                         (In thousands)
Description of securities:
US Treasury obligations and direct
   obligations of US government
   agencies                                   $    3,525   $      (24)   $        -    $        -    $    3,525  $      (24)
Corporate notes                                        -            -             -             -             -           -
Tax exempt municipals                                  -            -             -             -             -           -
Mortgage related securities                       35,678         (263)          223           (10)       35,901        (273)
                                              -----------------------------------------------------------------------------
   Subtotal, debt securities                      39,203         (287)          223           (10)       39,426        (297)
Equity securities                                      -            -         4,098          (902)        4,098        (902)
                                              -----------------------------------------------------------------------------
   Total temporarily impaired securities      $   39,203   $     (287)   $    4,321    $     (912)   $   43,524  $   (1,199)
                                              -----------------------------------------------------------------------------

     The securities that have been impaired less than twelve months include three U.S. treasury and agency positions along with seven mortgage related securities. These securities have unrealized losses due to the current level of interest rates.

     Securities that have been impaired for a period greater than twelve months include two mortgage related securities and one position in FNMA preferred stock. The two mortgage related securities were originated in the late eighties, have low coupons and have relatively small balances. These factors make the securities fairly liquid. The securities continue to pay down and management expects to receive all principal owed on the securities.

     The FNMA preferred security is a floating rate security which resets every two years based on the two-year treasury. At the time of purchase in August of 2000, the yield curve was inverted. Since that time, the yield curve has become very steep and the attractiveness of this security has fallen. Management expects the value of the security to improve as rates rise and the yield curve begins to flatten.

6. LOANS

     Loans consist of the following:

                                                                December 31,
                                                   ----------------------------------
                                                       2003                    2002
                                                   ----------------------------------
                                                             (In thousands)
Real Estate:
Permanent:
    One- to four-family                            $   602,480            $   889,199
    Multifamily                                        149,547                 79,760
    Nonresidential                                     309,467                236,581
    Land                                                14,511                  5,812
Construction:
    One- to four-family                                358,890                122,234
    Multifamily and non residential                     46,165                 35,600
                                                   ----------------------------------
      Total real estate                              1,481,060              1,369,186
Consumer                                               218,763                155,520
Commercial                                              66,835                 58,639
                                                   ----------------------------------
      Total loans                                    1,766,658              1,583,345
                                                   ----------------------------------
Less:
    Loans in process                                   173,436                 85,340
    Allowance for loan losses                           15,111                 15,099
    Deferred loan fees (expenses), net                   1,617                  4,693
                                                   ----------------------------------
      Total                                            190,164                105,132
                                                   ----------------------------------
        Loans, net                                 $ 1,576,494            $ 1,478,213
                                                   ----------------------------------


     Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments extend over various periods of time with the majority of such commitments disbursed within a sixty-day period. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit at fixed rates expose Home Savings to some degree of interest rate risk. Home Savings evaluates each customer's creditworthiness on a case-by-case basis. The type or amount of collateral obtained varies and is based on management's credit evaluation of the potential borrower. Home Savings normally has a number of outstanding commitments to extend credit. At December 31, 2003, there were outstanding commitments to originate $10.3 million of fixed-rate mortgage loans and other loans (with interest rates that ranged from 4.39% to 13.50%), $13.8 million of adjustable-rate loans, and $450,000 of commercial loans. At December 31, 2002, there were outstanding commitments to originate $16.0 million of fixed-rate mortgage loans and other loans (with interest rates that ranged from 4.50% to 7.75%), $12.0 million of adjustable-rate loans, and $135,000 of commercial loans. Terms of the commitments extend up to six months, but are generally less than two months.

     At December 31, 2003, there were also outstanding unfunded consumer lines of credit of $77.1 million, which are adjustable-rate based on the prime interest rate, and commercial lines of credit of $155.2 million, which are adjustable-rate based on the prime lending index. At December 31, 2002, there were outstanding unfunded consumer lines of credit of $67.2 million, which were adjustable-rate based on the one year U.S. Treasury index, and commercial lines of credit of $63.2 million, which were adjustable-rate based on the prime lending index. Generally, all lines of credit are renewable on an annual basis. Home Savings does not expect all of these lines to be used by the borrowers.

     At December 31, 2003 and 2002, there were $7.6 million and $8.7 million, respectively, of outstanding stand-by letters of credit. These are issued to guarantee the performance of a customer to a third party. Stand-by letters of credit are generally contingent upon the failure of the customer to perform according to the terms of an underlying contract with the third party.

     Home Savings' business activity is principally with customers located in Ohio. Except for residential loans in Home Savings' market area, Home Savings has no other significant concentrations of credit risk.

Allowance for Loan Losses

     Changes in the allowance for loan losses are as follows:

                                                                         Year ended December 31,
                                                           ----------------------------------------------------
                                                            2003                   2002                  2001
                                                           ----------------------------------------------------
                                                                             (In thousands)
Balance, beginning of year                                 $ 15,099               $11,480              $  6,553
  Acquired from Industrial Bancorp                                -                     -                 2,795
  Acquired from Potters Financial Corp.                           -                 1,869                     -
  Provision for loan losses                                   3,179                 3,578                 2,495
  Amounts charged off                                        (3,340)               (1,967)                 (395)
  Recoveries                                                    173                   139                    32
                                                           ----------------------------------------------------
Balance, end of year                                       $ 15,111               $15,099              $ 11,480
                                                           ----------------------------------------------------

     Nonaccrual loans (loans 90 days past due) were $13.0 million, $14.4 million and $10.9 million at December 31, 2003, 2002 and 2001. Restructured loans were $1.9 million, $1.3 million and $1.6 million at December 31, 2003, 2002 and 2001.

                                                                                           As of or for the year ended
                                                                                                   December 31,
                                                                                   2003                 2002                2001
                                                                                  -----------------------------------------------
                                                                                                  (In thousands)
Impaired loans on which no specific valuation allowance was provided              $4,366               $2,365              $1,718
Impaired loans on which specific valuation allowance was provided                  1,514                4,032               1,169
                                                                                  -----------------------------------------------
  Total impaired loans at year-end                                                 5,880                6,397               2,887
Specific valuation allowances on impaired loans at year-end                          277                2,122                 751
Average impaired loans during year                                                 6,628                5,652               1,953
Interest income recognized on impaired loans during the year                         145                  177                 163
Interest income received on impaired loans during the year                           288                  128                 145
Interest income potential based on original contract terms of impaired loans         539                  502                 190
                                                                                  -----------------------------------------------

     Nonaccrual, restructured and impaired loans are defined differently. Some loans may be included in all three categories, whereas other loans may only be included in one or two of the categories.

     Directors and officers of United Community, Home Savings and Butler Wick are customers of Home Savings in the ordinary course of business. The following describes loans to officers or directors of United Community, Home Savings and Butler Wick:

                                                             (In thousands)
                                                             --------------
Balance as of December 31, 2002                               $  1,475
New loans to officers and directors                                603
Loan payments during 2003                                         (634)
Reductions due to changes in board or
officer memberships                                               (117)
                                                              --------
Balance as of December 31, 2003                               $  1,327
                                                              --------

7. MORTGAGE BANKING ACTIVITIES

     Mortgage loans serviced for others, which are not reported in United Community's assets, totaled $633.2 million and $386.4 million at December 31, 2003 and 2002.

     Activity for capitalized mortgage servicing rights, included in other assets, was as follows:

                                                           2003             2002           2001
                                                         ---------------------------------------
                                                                       (In thousands)
Balance, beginning of year                                $3,603          $ 1,627        $ 1,322
  Additions                                                4,448            2,979            509
 Amortized to expense                                     (2,494)          (1,003)          (204)
                                                         ---------------------------------------
Balance, end of year                                      $5,557          $ 3,603        $ 1,627
                                                         ---------------------------------------

     Activity in the valuation allowance for mortgage servicing rights was as follows:

                                                              2003          2002             2001
                                                              ------------------------------------
                                                                        (In thousands)
Balance, beginning of year                                    $  -          $ (22)           $   -
     Additions                                                (415)          (100)             (22)
     Recoveries                                                339            122                -
                                                              ------------------------------------
Balance, end of year                                          $(76)         $   -            $ (22)
                                                              ------------------------------------

8. SECURITIZATIONS

     Home Savings sold $90.4 million and $107.9 million in residential mortgage loans in securitization transactions in 2003 and 2002, respectively. The securities received in these transactions were then immediately sold. Gains of $4.2 million and $4.6 million were recorded on the sales. Home Savings retained servicing responsibilities for the loans, for which it receives servicing fees approximating 0.40% and 0.26%, respectively, of the outstanding balance of the loans.

     For the loans securitized in 2003 and 2002, approximately $30.5 million and $33.9 million, respectively, of the loans had loan to value ratios greater than 80% and did not have sufficient mortgage insurance coverage on the delivery date. These loans were sold with recourse to Home Savings. This recourse obligation will terminate for each loan on June 30, 2005 and June 30, 2004, respectively, provided that on those dates, the applicable loan is not thirty days or more delinquent. If this criteria is not met, the recourse agreement on that loan will continue until such time as the loan becomes and remains current for a period of twelve consecutive scheduled monthly payments from the date of the last delinquency. Home Savings reduced the recorded gain from the securitizations by the fair value of the recourse obligations. As of December 31, 2003, approximately $23.6 million and $12.3 million, respectively, of these loans were still covered by the recourse obligations.

     Home Savings also services loans from a securitization prior to 2002. Some of these loans are covered by recourse and/or indemnification provisions specific to that sale. At December 31, 2003, approximately $257,000 in loans are covered by a recourse agreement, approximately $19.0 million in loans are covered by an indemnification agreement, and approximately $92,000 in loans are covered by both recourse and indemnification agreements.

     Cash flows from all securitizations of mortgage loans were as follows:

                                                                     2003                       2002
                                                                   ------------------------------------
                                                                                (In thousands)
Securitization proceeds                                            $93,983                     $108,895
Servicing fees received                                                418                          356

     An analysis of the activity in securitizations serviced by Home Savings during 2003 and 2002 follows:

                                                                                December 31,
                                                                 2003                           2002
                                                               ---------------------------------------
                                                                           (In thousands)
Balance at beginning of year:
    Principal balance of loans                                 $156,995                       $102,487
    Amortized cost of servicing rights                            1,350                            929
    Servicing rights as a % of principal                           0.86%                          0.91%

New securitizations during the year:
    Principal balance of loans                                   90,413                        107,897
    Fair value of servicing rights                                  741                          1,215
    Servicing rights as a % of principal                           0.82%                          1.13%

Principal payments received on loans securitized               (118,647)                       (53,389)

Balance at end of year:
    Principal balance of loans                                  128,761                        156,995
    Amortized cost of servicing rights                            1,005                          1,350
    Servicing rights as a % of principal                           0.78%                          0.86%
                                                               ---------------------------------------

     In the securitization transactions, Home Savings retained residual interests in the form of servicing assets. The servicing assets represent the allocated value of retained servicing rights on the loans securitized.

                                                                              December 31,
                                                                  2003                          2002
                                                                --------------------------------------
Other information at end of period
    Weighted average rate of loans                                  6.73%                         6.99%
    Weighted average maturity of loans in months                     284                           290
    Principal balance of loans 30 days or more past
        due (in thousands)                                          $546                          $243
 Fair value assumptions
          Discount rate                                             8.00%                         8.00%
          Weighted average prepayment assumptions                364 PSA                       249 PSA

The following table indicates how the fair value of the servicing rights might decline if the assumptions change unfavorably in two different magnitudes:

                                                                            December 31,
                                                               -------------------------------------------
                                                                2003                                 2002
                                                               -------------------------------------------
                                                                            (In thousands)
Fair value at end of year                                      $1,362                               $1,427
Weighted average life (in months)                                  69                                   74

Projected fair value based on:
   Increase in PSA of 50                                        1,251                                1,307
   Increase in PSA of 100                                       1,157                                1,208

The effect of adverse changes is hypothetical and should not be extrapolated to other changes, as the effects are not linear.

9. PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

                                                                                               December 31,
                                                       -------------------------------------------------------------
                                                         Estimated life              2003                     2002
                                                       -------------------------------------------------------------
                                                                                             (In thousands)
Land and improvements                                                              $  6,188                  $ 4,898
Buildings                                              up to 39 years                16,483                   14,590
Leasehold improvements                                    10 years                    1,110                    1,106
Furniture and equipment                                   3-5 years                  15,833                   14,557
                                                       -------------------------------------------------------------
                                                                                     39,614                   35,151
Less: Accumulated depreciation and amortization                                      19,104                   15,149
                                                       -------------------------------------------------------------
  Total                                                                            $ 20,510                  $20,002
                                                       -------------------------------------------------------------

     Rent expense was $1.0 million for 2003, $924,000 for 2002 and $937,000 for 2001. Rent commitments under noncancelable operating leases for offices were as follows, before considering renewal options that generally are present:

                   (In thousands)
                   --------------
2004                  $ 1,128
2005                    1,090
2006                      868
2007                      692
2008                      585
Thereafter                555
                      -------
        Total         $ 4,918
                      -------

10. GOODWILL AND INTANGIBLE ASSETS

Goodwill

The change in the carrying amount of goodwill for the year is as follows:

                                                       (In thousands)
                                                       --------------
Balance as of December 31, 2001                            $19,664
Goodwill acquired during the period                         13,929
                                                           -------
Balance as of December 31, 2002                            $33,593
Goodwill acquired during period                                  -
                                                           -------
Balance as of December 31, 2003                            $33,593
                                                           -------

Acquired Intangible Assets

                                                                          As of December 31,
                                                            2003                                    2002
                                                ----------------------------------------------------------------------
                                                  Gross                                  Gross
                                                 Carrying         Accumulated           Carrying           Accumulated
                                                  Amount         Amortization            Amount           Amortization
                                                ----------------------------------------------------------------------
                                                                            (In thousands)
Amortized intangible assets:
   Core deposit intangibles                      $  8,952        $      5,165           $  8,952          $    3,851
                                                ----------------------------------------------------------------------
      Total                                      $  8,952        $      5,165           $  8,952          $    3,851
                                                ----------------------------------------------------------------------
Estimated amortization expense:
   For the year ended:
   December 31, 2004                             $    899
   December 31, 2005                                  666
   December 31, 2006                                  512
   December 31, 2007                                  400
   December 31, 2008                                  313

     Aggregate amortization expense for the years ended December 31, 2003, 2002 and 2001 were $1.3 million, $2.2 million and $1.7 million, respectively.

11. DEPOSITS

     Deposits consist of the following:

                                                                  December 31,
                                                        -------------------------------
                                                            2003                 2002
                                                        -------------------------------
                                                                 (In thousands)
 Checking accounts:
    Interest-bearing                                    $   115,724         $   110,657
    Noninterest-bearing                                      63,442              56,452
 Savings accounts                                           312,210             302,276
 Money market accounts                                      190,117             194,173
 Certificates of deposit                                    742,205             818,343
                                                        -------------------------------
 Total deposits                                         $ 1,423,698         $ 1,481,901
                                                        -------------------------------

     Interest expense on deposits is summarized as follows:

                                                             Year Ended December 31,
                                              ----------------------------------------------------
                                                2003                 2002                    2001
                                              -------           -------------              -------
                                                                (In thousands)
Interest-bearing demand deposits              $ 3,113                 $ 5,319              $ 5,446
Savings accounts                                2,347                   4,946                5,212
Certificates of deposit                        25,440                  34,668               37,353
                                              -------                 -------              -------
  Total                                       $30,900                 $44,933              $48,011
                                              -------                 -------              -------

     A summary of certificates of deposit by maturity follows:

                                       December 31, 2003
                                       -----------------
                                         (In thousands)
Within 12 months                            $342,394
12 months to 24 months                       171,404
24 months to 36 months                        39,592
36 months to 48 months                        89,714
48 months to 60 months                        79,368
Over 60 months                                19,733
                                            --------
  Total                                     $742,205
                                            --------

     A summary of certificates of deposit with balances of $100,000 or more by maturity is as follows:

                                                      December 31, 2003              December 31, 2002
                                                      ------------------------------------------------
                                                                       (In thousands)
Three months or less                                       $ 29,027                      $  36,778
Over three months to six months                              11,986                         34,551
Over six months to twelve months                             23,711                         30,642
Over twelve months                                           83,686                         65,748
                                                           --------                      ---------
    Total                                                  $148,410                      $ 167,719
                                                           --------                      ---------

     Deposits in excess of $100,000 are not federally insured. Home Savings did not have brokered deposits for the years ended December 31, 2003 and 2002.

12.  OTHER BORROWED FUNDS

     The following is a summary of short-term borrowings:

                                                                         December 31,
                                                ------------------------------------------------------------------
                                                  2003                                                        2002
                                                ------------------------------------------------------------------
                                                                        (In thousands)
                                                                   Weighted                                 Weighted
                                                 Amount          average rate           Amount            average rate
                                                --------         ------------          -------            ------------
Variable interest revolving line of             $ 19,295             0.96%             $11,221                1.05%
credit
Securities sold under repurchase                  19,394             1.22%              14,614                1.56%
agreement
Transaction loans; 30 year                         1,196             7.42%               1,217                7.43%
amortization; 15 year balloon
Overnight FHLB advances                          101,250             1.03%                   -                   -%
                                                --------                               -------
     Total short-term borrowings                $141,135                               $27,052
                                                --------                               -------

     The following is a summary of term FHLB borrowings:

                                                 December 31,                            December 31,
                                                     2003                                    2002
                                           ---------------------------------------------------------------------
                                                                    (In thousands)
                                                               Weighted                               Weighted
         Year of Maturity                     Amount         average rate           Amount          average rate
----------------------------------------------------------------------------------------------------------------
               2003                        $       -                -%            $  10,893             4.44%
               2004                           18,000             4.83                18,742             4.73%
               2005                           19,000             5.01                18,615             5.14%
               2006                          122,000             4.60               118,509             4.66%
               2007                           15,500             3.64                14,421             3.75%
               2008                            1,500             2.93                     -                -%
            Thereafter                        21,328             3.83                 1,792             3.70%
                                           ---------                              ---------
              Total                        $ 197,328                              $ 182,972
                                           ---------                              ---------

Total term borrowings                      $ 338,463                              $ 210,024
                                           ---------                              ---------

     Home Savings has available credit, subject to collateral requirements, with the FHLB of $434.2 million, of which $298.6 million was used at December 31, 2003. All advances from the FHLB of Cincinnati are secured by a blanket mortgage collateral agreement for 125% of outstanding advances, amounting to $373.2 million at December 31, 2003. Butler Wick has a revolving line of credit, which is fully collateralized by securities valued at $24.0 million and $6.6 million at December 31, 2003 and 2002. Securities worth $27.4 million are being held at the Federal Reserve Bank as collateral for a repurchase agreement as of December 31, 2003.

     During 2002, United Community incurred approximately $1.3 million in costs associated with the early extinguishment of debt with FHLB. Management established that it was advantageous to extinguish debt early and incur the associated fees due to the current economic conditions and cash inflows from loans sold.

13.  LOSS CONTINGENCY

     In September 2003, an arbitration proceeding was initiated against Butler Wick and a broker employed by Butler Wick asserting certain claims. The claimants seek compensatory damages of $6.9 million, interest of 10% per annum; litigation costs, including attorneys' fees, and punitive damages of at least $7.0 million in connection with alleged losses experienced in their securities brokerage account. Butler Wick and the broker responded in November 2003 by filing a Statement of Answer in which they denied the claims. The parties have not selected an arbitration panel, scheduled a hearing date, or exchanged documents. Butler Wick intends to vigorously defend the claims. It is not possible to make a reasonable estimate of financial exposure, if any, at this time, and no loss accruals have been recorded in connection with this matter.

14.  INCOME TAXES

     The provision for income taxes consists of the following components:

                                                       Year ended December 31,
                                         ----------------------------------------------------
                                           2003                  2002                   2001
                                         ----------------------------------------------------
                                                            (In thousands)
Current                                  $12,926               $11,986                 $7,374
Deferred                                    (361)               (1,210)                 2,135
                                         -------               -------                 ------
  Total                                  $12,565               $10,776                 $9,509
                                         -------               -------                 ------

          A reconciliation from tax at the statutory rate to the income tax provision is as follows:

                                                                       Year ended December 31,
                                             ----------------------------------------------------------------------------
                                                    2003                        2002                           2001
                                              Dollars       Rate        Dollars       Rate               Dollars     Rate
                                             ----------------------------------------------------------------------------
                                                                           (In thousands)
Tax at statutory rate                        $ 12,427       35.0%       $11,057       35.0%              $8,816      35.0%
Increase (decrease) due to:
   Intangible amortization                          -          -              -          -                  585       2.3
   Change in valuation allowance                    -          -           (400)      (1.3)                   -         -
   State taxes                                    (40)      (0.1)           (11)        (-)                 (29)     (0.1)
   Other                                          178        0.5            130        0.4                  137       0.6
                                             --------       ----        -------       ----               ------      ----
Income tax provision                         $ 12,565       35.4%       $10,776       34.1%              $9,509      37.8%
                                             --------       ----        -------       ----               ------      ----

     Significant components of the deferred tax assets and liabilities are as follows:

                                                            December 31,
                                                     --------------------------
                                                        2003             2002
                                                     --------------------------
                                                           (In thousands)
Deferred tax assets:
  Charitable contribution                            $       -        $     394
  Loan loss reserves                                     5,289            5,293
  Postretirement benefits                                1,464            1,023
  Deferred loan fees                                       563            1,093
  ESOP shares released                                   1,162            1,026
  Compensation accruals                                  1,347              721
  Other                                                    678            1,206

                                                     ---------        ---------
        Deferred tax assets                             10,503           10,756
                                                     ---------        ---------

Deferred tax liabilities:
  Purchase accounting adjustments                        2,140            2,841
  Original issue discount                                1,388            2,082
  FHLB stock dividends                                   5,126            4,827
  Unrealized gain on securities available for sale         606            1,272
  Loan servicing                                         1,919            1,261
  Other                                                    340              516
                                                     ---------        ---------
  Deferred tax liabilities                              11,519           12,799
                                                     ---------        ---------
    Net deferred tax liability                       $  (1,016)       $  (2,043)
                                                     ---------        ---------

     During 1996, legislation was passed that repealed Section 593 of the Internal Revenue Code for taxable years beginning after December 31, 1995.
Section 593 allowed thrift institutions, including Home Savings, to use the percentage-of-taxable income bad debt accounting method, if more favorable than the specific charge-off method, for federal income tax purposes. The excess reserves (deduction based on the percentage of taxable income less the deduction based on the specific charge-off method) accumulated post-1987 are required to be recaptured ratably over a six-year period beginning in 1996. The recapture has no effect on Home Savings' statement of income as income taxes were provided for in prior years in accordance with SFAS 109, "Accounting for Income Taxes." The timing of this recapture was delayed for two years because Home Savings originated more residential loans in that period than the average originations in the past six years. Beginning in 1998, Home Savings began to recapture the excess reserves in the amount of $6.1 million resulting in payments totaling $2.1 million, which have been previously accrued. The pre-1988 reserve provisions are subject only to recapture requirements in the case of certain excess distributions to, and redemptions of, shareholders or if Home Savings no longer qualifies as a "bank." Tax bad debt deductions accumulated prior to 1988 by Home Savings are approximately $21.1 million. A deferred income tax liability of $7.3 million has not been provided on these bad debt deductions and no recapture of these amounts is anticipated.

15.  SHAREHOLDERS' EQUITY

Dividends

     United Community's source of funds for dividends to its shareholders are earnings on its investments and dividends from Home Savings and Butler Wick. During the year ended December 31, 2003, United Community paid regular dividends in the amount of $9.4 million. While Home Savings' primary regulator is the FDIC, the OTS has regulations that impose certain restrictions on payments of dividends to United Community.

     Home Savings must file an application with, and obtain approval from, the OTS (i) if the proposed distribution would cause total distributions for the calendar year to exceed net income for that year to date plus retained net income (as defined) for the preceding two years; (ii) if Home Savings would not be at least adequately capitalized following the capital distribution; (iii) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between Home Savings and the OTS or the FDIC, or any condition imposed on Home Savings in an OTS-approved application or notice. If Home Savings is not required to file an application, it must file a notice of the proposed capital distribution with the OTS. As of December 31, 2003, Home Savings had $4.4 million of retained earnings that could be distributed without requiring the prior approval of the OTS.

Other Comprehensive Income

     Other comprehensive income included in the Consolidated Statements of Shareholders' Equity consists solely of unrealized gains and losses on available for sale securities. The change includes reclassification of gains or losses on sales of securities of $545,000, $1.3 million and $217,000 for the years ended December 31, 2003, 2002 and 2001.

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

16.  REGULATORY CAPITAL REQUIREMENTS

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

     Quantitative measures established by regulation to ensure capital adequacy require Home Savings to maintain minimum amounts and ratios of Leverage (or
Core) and Tangible capital (as defined in the regulations) to adjusted total assets (as defined) and of total capital (as defined) to risk-weighted assets (as defined). Actual and required capital amounts and ratios are presented below.

                                                                            As of December 31, 2003
                                                                                    Minimum               To Be Well Capitalized
                                                                                    Capital               Under Prompt Corrective
                                                        Actual                   Requirements                Action Provisions
                                              -----------------------------------------------------------------------------------
                                               Amount           Ratio         Amount       Ratio             Amount       Ratio
                                              -----------------------------------------------------------------------------------
                                                                                (In thousands)
Total capital (to risk-weighted assets)       $172,271          10.56%       $130,465      8.00%            $163,081      10.00%
Tier 1 capital (to risk-weighted assets)       157,160           9.64               *         *               97,849       6.00
Leverage (Tier 1) capital (to adjusted
  total assets)                                157,160           8.22          76,465      4.00               95,581       5.00
Tangible capital (to adjusted
  total assets)                                157,160           8.22          28,674      1.50                    *          *
                                               -------           ----         -------      ----             --------      -----

                                                                            As of December 31, 2002
                                                                                    Minimum               To Be Well Capitalized
                                                                                    Capital               Under Prompt Corrective
                                                      Actual                     Requirements                 Action Provisions
                                              -----------------------------------------------------------------------------------
                                               Amount           Ratio         Amount       Ratio             Amount       Ratio
                                              -----------------------------------------------------------------------------------
                                                                                (In thousands)
Total capital (to risk-weighted assets)       $163,419          12.61%       $103,656      8.00%            $129,569      10.00%
Tier 1 capital (to risk-weighted assets)       150,821          11.64               *         *               77,742       6.00
Leverage (Tier 1) capital (to adjusted
  total assets)                                150,821           8.05          74,954      4.00               93,693       5.00
Tangible capital (to adjusted
  total assets)                                150,821           8.05          28,108      1.50                    *          *
                                               -------          -----        --------      ----             --------      -----

*Ratio is not required under regulations.

     As of December 31, 2003 and 2002, the FDIC and OTS, respectively categorized Home Savings as well capitalized under the regulatory framework for Prompt Corrective Action. To be categorized as well capitalized, Home Savings must maintain minimum Leverage, Tier 1 and total capital ratios as set forth in the table above. There are no conditions or events since that notification that have changed Home Savings' category.

     Management believes, as of December 31, 2003, that Home Savings meets all capital requirements to which it is subject. Events beyond management's control, such as fluctuations in interest rates or a downturn in the economy in areas in which Home Savings' loans and securities are concentrated, could adversely affect future earnings and, consequently, Home Savings' ability to meet its future capital requirements.

     Butler Wick is subject to regulatory capital requirements set forth by the Securities and Exchange Commission's Uniform Net Capital Rule. Butler Wick has elected to use the alternative method, permitted by rule, which requires Butler Wick to maintain minimum net capital, as defined, equal to the greater of $250,000 or 2% of aggregate debit balances arising from customer transactions, as defined. The Net Capital Rule also provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5% of aggregate debits. At December 31, 2003, Butler Wick had net capital of $8.2 million, which was 50% of aggregate debit balances and $7.9 million in excess of required minimum net capital.

17.  BENEFIT PLANS

Other Postretirement Benefit Plans

     In addition to Home Savings' retirement plans, Home Savings sponsors a defined benefit health care plan that was curtailed in 2000 to provide postretirement medical benefits for employees who have worked 20 years and attained a minimum age of 60 by September 1, 2000, while in service with Home Savings. The plan is contributory and contains minor cost-sharing features such as deductibles and coinsurance. In addition, postretirement life insurance coverage is provided for employees who were participants prior to December 10, 1976. The life insurance plan is non-contributory. Home Savings' policy is to pay premiums monthly, with no pre-funding. Information about changes in obligations of the benefit plan follows:

                                                                                      Year ended December 31,
                                                                              ---------------------------------------
                                                                                2003                           2002
                                                                              ---------------------------------------
                                                                                         Postretirement Plan
                                                                              ---------------------------------------
                                                                                           (In thousands)
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year                                       $  3,686                       $  2,861
Service cost                                                                         6                             19
Interest cost                                                                      226                            256
Actuarial loss                                                                     288                            787
Benefits paid                                                                     (274)                          (237)
                                                                              --------                       --------
Benefit obligation at end of the year                                         $  3,932                       $  3,686
                                                                              --------                       --------
Funded status of the plan                                                     $ (3,932)                      $ (3,686)
Unrecognized net gain from past experience different from
   that assumed and effects of changes in assumptions                              (34)                          (337)
Prior service cost not yet recognized in net
  periodic benefit cost                                                             (6)                            (7)
                                                                              --------                       --------
Accrued benefit cost                                                          $ (3,972)                      $ (4,030)
                                                                              --------                       --------

Components of net periodic benefit cost/(gain) are as follows:

                                                                         Year Ended December 31,
                                                                    -----------------------------------
                                                                    2003              2002        2001
                                                                    -----------------------------------
                                                                            Postretirement Plan
                                                                    -----------------------------------
                                                                               (In thousands)
Service cost                                                        $  6             $  19      $    13
Interest cost                                                        226               256          194
Expected return on plan assets                                         -                 -            -
Net amortization of prior service cost                                (1)               (1)          (1)
Recognized net actuarial gain                                        (15)                -       (1,167)
                                                                    ----             -----      -------
Net periodic benefit cost/(gain)                                     216               274         (961)
                                                                    ----             -----      -------

Assumptions used in the valuations were as follows:
    Weighted average discount rate                                  6.00%             6.75%        7.25%
                                                                    ----             -----      -------

     The weighted-average annual assumed rate of increase in the per capita cost of coverage benefits (i.e., health care cost trend rate) used in the 2003 valuation was 20% and was assumed to decrease to 5.5% for the year 2011 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trend rates would have the following effects as of December 31, 2003:

                                                                            1 Percentage           1 Percentage
                                                                           Point Increase         Point Decrease
                                                                           -------------------------------------
                                                                                      (In thousands)
Effect on total of service and interest cost components                         $ 22                  $  (19)
Effect on the postretirement benefit obligation                                 $378                  $ (328)
                                                                                ----                  ------

401(k) Savings Plan

     Home Savings sponsors a defined contribution 401(k) savings plan, which covers substantially all employees. Under the provisions of the plan, Home Savings' matching contribution is discretionary and may be changed from year to year. For 2003, 2002 and 2001, Home Savings' match was 50% of pre-tax contributions, up to a maximum of 6% of the employees' base pay. Participants become 100% vested in Home Savings contributions upon completion of three years of service. For the years ended 2003, 2002 and 2001, the expense related to this plan was approximately $433,000, $396,000 and $308,000.

     Butler Wick also sponsors a defined contribution 401(k) savings plan, which covers substantially all employees who have completed one year of service. Under the provisions of the plan, Butler Wick's matching contribution is discretionary and may be changed from year to year. For 2003, 2002 and 2001, Butler Wick's match was 25% of pre-tax contributions, up to a maximum of 6% of the employees' base pay. Participants become 100% vested in Butler Wick contributions upon completion of six years of service. For the years ended 2003, 2002 and 2001, the expense related to this plan was approximately $133,000, $132,000 and $126,000.

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

     The loan is collateralized by the shares of common stock held by the ESOP. As the note is repaid, shares are released from collateral based on the proportion of the payment in relation to total payments required to be made on the loan. The shares released from collateral are then allocated to participants on the basis of compensation as described in the plan. Compensation expense is determined by multiplying the average per share market price of United Community's stock during the period by the number of shares to be released. United Community recognized approximately $2.8 million, $2.4 million and $2.1 million in compensation expense for the years ended December 31, 2003, 2002 and 2001, respectively, related to the ESOP. Unallocated shares are considered neither outstanding shares for computation of basic earnings per share nor potentially dilutive securities for computation of diluted earnings per share. Dividends on unallocated ESOP shares are reflected as a reduction in the loan (and Home Savings' contribution is reduced accordingly). Shares released or committed to be released for allocation during the years ended December 31, 2003, 2002 and 2001 totaled 294,802, 294,802 and 294,802 and had a combined fair market value of $10.1 million. Shares remaining not released or committed to be released for allocation at December 31, 2003 totaled 2.7 million and had a market value of approximately $30.9 million.

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

     In August 1999, United Community awarded 1,342,334 common shares to eligible individuals. Approximately one-fifth of the number of shares awarded, or 268,638 shares, vested on the date of grant. The remaining 1,073,696 shares vest ratably on each of the first four anniversary dates of the plan. In August 2000, United Community awarded 46,291 common shares to eligible individuals. Approximately two-fifths of the number of shares awarded, or 18,517 shares, vested on the date of grant. The remaining 27,774 shares vest ratably on each of the first three anniversary dates of the plan. In August 2002, United Community awarded 69,677 common shares to eligible individuals. Approximately one-half of the shares awarded, or 34,839 shares, vested on the date of grant. The remaining 34,838 shares vested on the first anniversary date. In August 2003, United Community awarded 2,376 common shares to eligible individuals, all of which vested immediately upon grant. As of December 31, 2003, there are no shares available for future grants.

     The aggregate fair market value of the unvested RRP shares is considered unearned compensation at the time of grant and is amortized over the vesting period. Compensation expense recognized in 2003, 2002 and 2001 related to the RRP was $1.2 million, $1.9 million and $1.6 million.

Retention Plan

     In connection with the Butler Wick acquisition, United Community established and funded a $3.7 million retention plan into a Rabbi Trust. Participants in the retention plan become vested in their benefits after five years of service, subject to acceleration in the event of a change in control of United Community or Butler Wick. If a participant voluntarily leaves the employ of Butler Wick or a subsidiary, or is fired for cause, before the expiration of the five-year vesting period, the participant will forfeit all funds in the plan. If a participant dies, becomes disabled or retires at or after age 65 and prior to the expiration of the five-year vesting period, the participant, or the participant's estate, will be entitled to receive the funds allocated to him or her under the plan, increased for any earnings or reduced for any loss on such funds, at the end of the five-year vesting period. Retention plan expense, including fair value adjustments related to the assets in Rabbi Trust, was $1.6 million, $126,000 and $(73,000) for 2003, 2002 and 2001.

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

                                                                               As of December 31,
                                            --------------------------------------------------------------------------------------
                                                       2003                             2002                        2001
                                            --------------------------------------------------------------------------------------
                                                             Weighted                         Weighted                    Weighted
                                                              average                          average                     average
                                                              exercise                        exercise                    exercise
                                              Shares           price           Shares           price          Shares       price
                                            --------------------------------------------------------------------------------------
Outstanding at beginning of year            1,909,615          $7.01         1,307,496         $ 6.79          629,085     $6.97
Granted                                       742,654           8.97           715,710           7.40          771,390      6.66
Exercised                                    (171,873)          7.08           (75,538)          6.84           (1,126)     6.66
Forfeited                                     (11,774)          7.86           (38,053)          6.93          (91,853)     6.95
                                            ---------          -----         ---------         ------        ---------     -----
Outstanding at end of year                  2,468,622           7.60         1,909,615           7.01        1,307,496      6.79
                                            ---------          -----         ---------         ------        ---------     -----

Options exercisable at year end             2,468,622          $7.60         1,909,615         $ 7.01        1,307,496     $6.79
                                            ---------          -----         ---------         ------        ---------     -----

Weighted-average fair value of options
      granted during year                                      $3.65                           $ 2.44                      $1.83
                                                               -----                           ------                      -----

     Outstanding stock options have a weighted average remaining life of 7.79 years and may be exercised on the range of $6.656 to $8.97.

18.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Cash and cash equivalents, margin accounts, accrued interest receivable and payable and advance payments by borrowers for taxes and insurance -- The carrying amounts as reported in the Statements of Financial Condition are a reasonable estimate of fair value due to their short-term nature.

Securities -- Fair values are based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

Loans -- The fair value is estimated by discounting the future cash flows using the current market rates for loans of similar maturities with adjustments for market and credit risks.

Loans held for sale -- The fair value of loans held for sale is based on market quotes.

Federal Home Loan Bank stock -- The fair value is estimated to be the carrying value, which is par. All transactions in the capital stock of the Federal Home Loan Bank are executed at par.

Deposits -- The fair value of demand deposits, savings accounts and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

Other borrowed funds -- -The fair value of borrowings is the amount payable on demand at the reporting date.

Off balance sheet commitments-The fair value of commitments is considered to be nominal.

Limitations -- Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time United Community's entire holdings of a particular financial instrument. Because no market exists for a significant portion of United Community's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2003 and 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                                                              December 31, 2003                          December 31, 2002
                                                          ----------------------------------------------------------------------
                                                           Carrying          Fair                  Carrying              Fair
                                                             Value           Value                   Value              Value
                                                          ----------------------------------------------------------------------
                                                                                    (In thousands)
ASSETS:
Cash and cash equivalents                                 $   81,155      $   81,155              $  110,936          $  110,936
  Securities:
    Trading                                                   15,600          15,600                   5,060               5,060
    Available for sale                                       227,525         227,525                 237,268             237,268
  Loans held for sale                                         37,715          37,824                  45,825              46,828
  Loans                                                    1,576,494       1,603,241               1,478,213           1,510,558
  Margin accounts                                             14,388          14,388                  14,809              14,809
  Federal Home Loan Bank stock                                21,924          21,924                  21,069              21,069
  Accrued interest receivable                                  8,443           8,443                  20,002              20,002
LIABILITIES:
  Deposits:
    Checking, savings and money market accounts             (681,493)       (681,493)               (663,558)           (663,558)
    Certificates of deposit                                 (742,205)       (758,894)               (818,343)           (835,753)
  Other borrowed funds                                      (338,463)       (344,703)               (210,024)           (220,029)
  Advance payments by borrowers for taxes
     and insurance                                           (10,721)        (10,721)                 (5,996)             (5,996)
  Accrued interest payable                                      (970)           (970)                 (1,126)             (1,126)
                                                          ----------      ----------              ----------          ----------

19.  STATEMENT OF CASH FLOWS SUPPLEMENTAL DISCLOSURE

     Supplemental disclosures of cash flow information are summarized below:

                                                                                          Year Ended December 31,
                                                                            ----------------------------------------------------
                                                                             2003                   2002                   2001
                                                                            ----------------------------------------------------
                                                                                               (In thousands)
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
    Interest on deposits and borrowings, net of amounts capitalized         $40,408               $ 56,093              $ 62,963
    Interest capitalized on borrowings                                           21                      -                     -
    Income taxes                                                             14,570                 11,878                 7,471
Supplemental schedule of noncash activities:
    Loans transferred to held for sale                                       11,341                  8,418               120,981
    Transfers from loans to real estate owned                                 2,224                  2,025                   851
    Securities held to maturity transferred to available for sale                 -                 54,927                     -
                                                                            -------               --------              --------

20.  PARENT COMPANY FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                                                      December 31,
                                                                                       ------------------------------------------
                                                                                          2003                            2002
                                                                                       ------------------------------------------
                                                                                                     (In thousands)
ASSETS
  Cash and deposits with banks                                                         $   1,082                        $     447
  Federal funds sold and other                                                            43,213                           44,683
                                                                                       ---------                        ---------
    Total cash and cash equivalents                                                       44,295                           45,130
  Securities:
     Trading                                                                               4,071                            3,155
     Available for sale                                                                    4,832                            3,375
  Note receivable                                                                         20,071                           21,506
  Accrued interest receivable                                                                  1                               11
  Investment in subsidiary-Home Savings                                                  195,222                          191,845
  Investment in subsidiary-Butler Wick                                                    15,388                           13,960
  Other assets                                                                               535                                -
                                                                                       ---------                        ---------
    TOTAL ASSETS                                                                       $ 284,415                        $ 278,982
                                                                                       ---------                        ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
  Accrued expenses and other liabilities                                               $   4,577                        $   4,413
                                                                                       ---------                        ---------
    Total liabilities                                                                      4,577                            4,413
                                                                                       ---------                        ---------
  TOTAL SHAREHOLDERS' EQUITY                                                             279,836                          274,569
                                                                                       ---------                        ---------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                         $ 284,415                        $ 278,982
                                                                                       ---------                        ---------

CONDENSED STATEMENTS OF INCOME

                                                                                         Year ended December 31,
                                                                      -----------------------------------------------------------
                                                                        2003                      2002                     2001
                                                                      -----------------------------------------------------------
                                                                                             (In thousands)
INCOME
  Cash dividends from subsidiary                                      $ 22,000                  $ 30,000                 $      -
  Interest income                                                        1,871                     2,191                    3,752
  Noninterest income                                                       873                      (574)                    (862)
                                                                      --------                  --------                 --------
    Total income                                                        24,744                    31,617                    2,890
EXPENSES
  Interest expense                                                           -                         -                      385
  Noninterest expenses                                                     984                       988                      986
                                                                      --------                  --------                 --------
    Total expenses                                                         984                       988                    1,371
                                                                      --------                  --------                 --------
Income before income taxes                                              23,760                    30,629                    1,519
Income taxes                                                               692                       238                      602
                                                                      --------                  --------                 --------
Income before equity in undistributed net earnings of
subsidiaries                                                            23,068                    30,391                      917
Equity in undistributed net earnings of subsidiaries                      (128)                   (9,574)                  14,762
                                                                      --------                  --------                 --------
    Net income                                                        $ 22,940                  $ 20,817                 $ 15,679
                                                                      --------                  --------                 --------

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                 Year ended December 31,
                                                                      ---------------------------------------------
                                                                         2003             2002               2001
                                                                      ---------------------------------------------
                                                                                     (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
      Net Income                                                      $  22,940         $ 20,817           $ 15,679
      Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
          Equity in undistributed earnings of the subsidiaries              128            9,574            (14,762)
          Amortization of premiums and accretion of discounts                 -               15                 (1)
          Net gains                                                           -              (76)                (1)
          Decrease (increase) in interest receivable                         10              (10)               370
          (Increase) decrease in other assets                              (519)           4,333             (4,294)
          (Decrease) increase in other liabilities                       (1,764)           1,774               (789)
          (Increase) decrease in trading securities                        (916)             614                803
                                                                      ---------         --------           --------
               Net cash from operating activities                        19,879           37,041             (2,995)
                                                                      ---------         --------           --------
CASH FLOWS FROM INVESTING ACTIVITIES
      Proceeds from principal repayments and maturities of:
          Securities available for sale                                       -            3,708             37,665
      Proceeds from sale of:
          Securities available for sale                                       -              162                350
      Purchases of:
          Securities available for sale                                    (527)          (4,357)              (356)
      ESOP loan repayment                                                   534              335                146
                                                                      ---------         --------           --------
               Net cash from investing activities                             7             (152)            37,805
                                                                      ---------         --------           --------
CASH FLOWS FROM FINANCING ACTIVITIES
      Dividends paid                                                     (9,429)          (9,636)            (9,790)
      Net decrease in borrowed funds                                          -                -            (12,000)
      Purchase of treasury stock                                        (12,233)          (4,386)           (11,038)
      Exercise of stock options                                             941              365                  8
                                                                      ---------         --------           --------
              Net cash from financing activities                        (20,721)         (13,657)           (32,820)
                                                                      ---------         --------           --------
(Decrease) increase in cash and cash equivalents                           (835)          23,232              1,990
Cash and cash equivalents, beginning of year                             45,130           21,898             19,908
                                                                      ---------         --------           --------
Cash and cash equivalents, end of year                                $  44,295         $ 45,130           $ 21,898
                                                                      ---------         --------           --------

21.  SEGMENT INFORMATION

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for the manner in which public enterprises report information about operating segments in financial statements. United Community has two principal segments, retail banking and broker dealer/investment advisory services. Retail banking provides consumer and business banking services. Broker dealer/investment advisory services provide investment brokerage services and a network of integrated financial services. The accounting policies of the segments are the same as those described in Note
1. Condensed statements of income and selected financial information by operating segment for the years ended December 31, 2003, 2002 and 2001 are as follows:

                                                                    Broker/Dealer Investment
                                                                    ------------------------
                                             Retail Banking             Advisory Services          Eliminations           Total
                                             --------------             -----------------          ------------           -----
2003
RESULTS OF OPERATIONS
      Total interest income                    $  112,203                    $ 1,153                $   (1,693)        $  111,663
      Total interest expense                       41,724                        221                    (1,693)            40,252
      Net interest income after
         provision for loan loss                    3,179                          -                         -              3,179
      Noninterest income                           18,795                     22,050                         -             40,845
      Noninterest expense                          50,277                     23,295                         -             73,572
                                               ----------                    -------                ----------         ----------
      Income before tax                            35,818                       (313)                        -             35,505
      Income tax                                   12,675                       (110)                        -             12,565
                                               ----------                    -------                ----------         ----------
      Net income                               $   23,143                    $  (203)                        -         $   22,940
                                               ----------                    -------                ----------         ----------

SELECTED FINANCIAL INFORMATION
      Total assets                             $2,267,792                    $37,958                $ (231,867)        $2,073,883
      Capital expenditures                          3,714                        311                         -              4,025
      Depreciation and amortization                 3,049                        495                         -              3,544
                                               ----------                    -------                ----------         ----------

                                                                              (In thousands)

2002
RESULTS OF OPERATIONS
      Total interest income                    $  126,690                    $ 1,073                $   (1,803)        $  125,960
      Total interest expense                       55,821                        218                    (1,803)            54,236
      Net interest income after
         provision for loan loss                   67,291                        855                         -             68,146
      Noninterest income                           12,442                     19,364                         -             31,806
      Noninterest expense                          48,878                     19,481                         -             68,359
                                               ----------                    -------                ----------         ----------
      Income before tax                            30,855                        738                         -             31,593
      Income tax                                   10,515                        261                         -             10,776
                                               ----------                    -------                ----------         ----------
      Net income                               $   20,340                    $   477                         -         $   20,817
                                               ----------                    -------                ----------         ----------

SELECTED FINANCIAL INFORMATION
      Total assets                             $2,191,205                    $26,748                $ (227,822)        $1,990,131
      Capital expenditures                          3,656                        246                         -              3,902
      Depreciation and amortization                 2,403                        545                         -              2,948
                                               ----------                    -------                ----------         ----------

2001
RESULTS OF OPERATIONS
      Total interest income                    $  114,295                    $ 1,982                $   (2,288)          $113,989
      Total interest expense                       58,516                        819                    (2,288)            57,047
      Net interest income after
         provision for loan loss                   53,284                      1,163                         -             54,447
      Noninterest income                            8,659                     19,790                         -             28,449
      Noninterest expense                          37,434                     20,274                         -             57,708
                                               ----------                    -------                ----------         ----------
      Income before tax                            24,509                        679                         -             25,188
      Income tax                                    9,263                        246                         -              9,509
                                               ----------                    -------                ----------         ----------
      Net income                               $   15,246                    $   433                $        -         $   15,679
                                               ----------                    -------                ----------         ----------

SELECTED FINANCIAL INFORMATION
      Total assets                             $2,145,275                    $35,977                $ (236,472)        $1,944,780
      Capital expenditures                          2,407                        362                         -              2,769
      Depreciation and amortization                 1,675                        548                         -              2,223
                                               ----------                    -------                ----------         ----------

22.  EARNINGS PER SHARE

     Earnings per share are computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares determined for the basic computation plus the dilutive effect of potential common shares that could be issued under outstanding stock options and the RRP. No shares of common stock were anti-dilutive for the periods ended December 31, 2003, 2002 and 2001.

                                                                      2003                  2002                   2001
                                                                    -----------------------------------------------------
                                                                            (In thousands, except per share data)
BASIC EARNINGS PER SHARE:
-------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock                               $22,940               $20,817                $ 15,679
Weighted average common shares
     outstanding                                                     31,353                31,859                  32,176
                                                                    -------               -------                --------
Basic earnings per share                                            $  0.73               $  0.65                $   0.49
                                                                    -------               -------                --------

DILUTED EARNINGS PER SHARE:

Net income applicable to common stock                               $22,940               $20,817                $ 15,679
Weighted average common shares
     outstanding                                                     31,353                31,859                  32,176
Dilutive effect of restricted stock                                       -                   130                     154
Dilutive effect of stock options                                        431                   336                      35
                                                                    -------               -------                --------
Weighted average common shares
     outstanding for dilutive computation                            31,784                32,325                  32,365
                                                                    -------               -------                --------
Diluted earnings per share                                          $  0.72               $  0.65                $   0.48
                                                                    -------               -------                --------

23.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table presents summarized quarterly data for each of the years indicated.

                                                                      (Unaudited)
                                                 First       Second        Third       Fourth         Total
                                                Quarter      Quarter      Quarter      Quarter        Year
                                               -------------------------------------------------------------
                                                         (In thousands, except per share data)
2003:
Total interest income                          $ 29,741     $ 28,304     $ 27,045     $ 26,573      $111,663
Total interest expense                           11,232       10,177        9,515        9,328        40,252
                                               --------     --------     --------     --------      --------
Net interest income                              18,509       18,127       17,530       17,245        71,411
Provision for loan losses                           696        1,702          571          210         3,179
Noninterest income                                7,975       13,169       10,303        9,398        40,845
Noninterest expense                              18,155       18,729       18,369       18,319        73,572
Income taxes                                      2,653        3,837        3,110        2,965        12,565
                                               --------     --------     --------     --------      --------
Net income                                     $  4,980     $  7,028     $  5,783     $  5,149      $ 22,940
                                               --------     --------     --------     --------      --------
Earnings per share:
   Basic                                       $   0.16     $   0.22     $   0.18     $   0.17      $   0.73
   Diluted                                         0.16         0.22         0.17         0.17          0.72
                                               --------     --------     --------     --------      --------

                                                 First       Second        Third       Fourth         Total
                                                Quarter      Quarter      Quarter      Quarter        Year
                                               -------------------------------------------------------------
                                                         (In thousands, except per share data)
2002:
Total interest income                          $ 31,126     $ 32,458     $ 31,548     $ 30,828      $125,960
Total interest expense                           14,893       13,726       13,152       12,465        54,236
                                               --------     --------     --------     --------      --------
Net interest income                              16,233       18,732       18,396       18,363        71,724
Provision for loan losses                           696          532          750        1,600         3,578
Noninterest income                                7,895        8,512        6,496        8,903        31,806
Noninterest expense                              16,752       17,365       15,973       18,269        68,359
Income taxes                                      2,425        3,350        2,964        2,037        10,776
                                               --------     --------     --------     --------      --------
Net income                                     $  4,255     $  5,997     $  5,205     $  5,360      $ 20,817
                                               --------     --------     --------     --------      --------
Earnings per share:
   Basic                                           0.13         0.19         0.16         0.17          0.65
   Diluted                                         0.13         0.19         0.16         0.17          0.65
                                               --------     --------     --------     --------      --------

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors
United Community Financial Corp.
Youngstown, OH

We have audited the accompanying consolidated statements of financial condition of United Community Financial Corp. as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2003. These financial statements are the responsibility of United Community's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Community Financial Corp. as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

                                            /s/ Crowe Chizek and Company LLC
                                            ------------------------------------
                                            Crowe Chizek and Company LLC

Cleveland, Ohio
January 28, 2004