Form 10-K, Exhibit 13
period 2004-12-31
UNITED COMMUNITY FINANCIAL CORP
filed 2005-03-16
CIK 707886

                                                                               .
                                                                               .
                                                                               .
                                   EXHIBIT 13

SELECTED FINANCIAL AND OTHER DATA

Selected financial condition data:

                                                                 At December 31,
                                         --------------------------------------------------------------
                                            2004         2003         2002         2001         2000
                                         ----------   ----------   ----------   ----------   ----------
                                                                 (In thousands)
Total assets                             $2,287,788   $2,073,833   $1,990,131   $1,944,780   $1,300,199
Cash and cash equivalents                    40,281       81,155      110,936      205,883       45,972
Securities:
   Trading, at fair value                    32,316       15,600        5,060        8,352        5,933
   Available for sale, at fair value        198,404      227,525      237,268      118,150      190,176
   Held to maturity, at amortized cost           --           --           --       80,496      108,560
Loans held for sale                          59,099       37,715       45,825       20,192           --
Loans, net                                1,815,976    1,576,494    1,478,213    1,406,479      876,653
Federal Home Loan Bank stock, at cost        22,842       21,924       21,069       18,760       13,793
Cash surrender value of life insurance       21,406       20,496           --           --           --
Deposits                                  1,522,952    1,423,698    1,481,901    1,383,418      900,413
Borrowed funds                              483,503      338,463      210,024      271,631      114,317
Total shareholders' equity                  252,352      279,836      274,569      261,880      261,899
                                         ----------   ----------   ----------   ----------   ----------

Summary of earnings:

                                                    Year ended December 31,
                                      ---------------------------------------------------
                                        2004       2003       2002       2001       2000
                                      --------   --------   --------   --------   -------
                                                         (In thousands)
Interest income                       $113,441   $111,663   $125,960   $113,989   $91,622
Interest expense                        40,378     40,252     54,236     57,047    44,104
                                      --------   --------   --------   --------   -------
Net interest income                     73,063     71,411     71,724     56,942    47,518
Provision for loan losses                9,370      3,179      3,578      2,495       300
                                      --------   --------   --------   --------   -------
Net interest income after provision
   for loan losses                      63,693     68,232     68,146     54,447    47,218
Non-interest income                     36,109     40,845     31,806     28,449    24,754
Non-interest expenses (1)               72,834     73,572     68,359     57,708    54,307
                                      --------   --------   --------   --------   -------
Income before income taxes              26,968     35,505     31,593     25,188    17,665
Income taxes                             9,103     12,565     10,776      9,509     6,051
                                      --------   --------   --------   --------   -------
Net income                            $ 17,865   $ 22,940   $ 20,817   $ 15,679   $11,614
                                      --------   --------   --------   --------   -------

(1) For the year ended December 31, 2000, non-interest expense included a $2.9 million gain on postretirement benefits curtailment and a $1.0 million loss on pension termination.


                                                                        EX. 13-1

Selected financial ratios and other data:

                                                                  At or for the year ended December 31,
                                                          ----------------------------------------------------
                                                            2004       2003       2002       2001       2000
                                                          --------   --------   --------   --------   --------
Performance ratios: (1)
   Return on average assets (2)                               0.83%      1.15%      1.04%      0.97%      0.92%
   Return on average shareholders' equity (3)                 7.01       8.27       7.74       6.03       4.47
   Interest rate spread (4)                                   3.34       3.51       3.36       2.95       2.91
   Net interest margin (5)                                    3.60       3.81       3.79       3.66       3.89
   Non-interest expense to average assets                     3.37       3.70       3.74       3.56       4.30
   Efficiency ratio (6)                                      65.87      65.29      64.52      66.34      75.14
   Average interest-earning assets to
      average interest-bearing liabilities                  113.16     114.24     114.98     119.23     127.08
Capital ratios:
   Average equity to average assets                          11.78      13.95      13.48      16.04      20.57
   Shareholders' equity to assets at year end                11.03      13.49      13.80      13.47      20.14
   Tier 1 leverage ratio                                      8.36       8.22       8.05       9.07      14.51
   Tier 1 risk-based capital ratio                            9.92       9.64      11.64      13.88      23.51
   Total risk-based capital ratio                            10.79      10.56      12.61      14.70      24.33
Asset quality ratios:
   Nonperforming loans to loans, net (7)                      1.22       0.94       1.06       0.89       1.11
   Nonperforming assets to total assets at year end (8)       1.04       0.78       0.85       0.67       0.78
   Allowance for loan losses as a percent of loans            0.87       0.96       1.02       0.82       0.75
   Allowance for loan losses as a
      percent of nonperforming loans (7)                     71.57     101.87      96.20      92.13      67.20
Number of:
   Loans                                                    41,690     37,668     37,872     25,636     22,699
   Deposits                                                173,997    169,920    173,528    164,753    115,785
Per share data:
   Basic earnings (9)                                     $   0.61   $   0.73   $   0.65   $   0.49   $   0.35
   Diluted earnings (9)                                       0.60       0.72       0.65       0.48       0.35
   Book value (10)                                            8.09       8.21       7.79       7.34       7.02
   Dividend per share                                         0.30       0.30       0.30       0.30       0.30
   Dividend payout ratio (11)                                50.00%     41.67%     46.15%     62.50%     85.71%

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

(6) Non-interest expense, excluding the amortization of core deposit intangible, divided by the sum of net interest income and non-interest income, excluding gains and losses on securities and other. Excluding the effects of the gain on postretirement benefits curtailment and the loss on pension termination, the efficiency ratio would have been 78.22% for the year ended December 31, 2000.

(7)  Nonperforming loans consist of nonaccrual loans and restructured loans.

(8) Nonperforming assets consist of nonperforming loans and real estate acquired in settlement of loans and other repossessed assets.

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


                                                                        EX. 13-2

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

United Community Financial Corp. (United Community) was incorporated in the State of Ohio in February 1998 for the purpose of owning all of the outstanding capital stock of The Home Savings and Loan Company of Youngstown, Ohio (Home Savings) issued upon the conversion of Home Savings from a mutual savings association to a permanent capital stock savings association (Conversion). The Conversion was completed on July 8, 1998. On August 12, 1999, United Community acquired Butler Wick Corp. (Butler Wick), an investment brokerage/advisory firm.

Home Savings conducts business from its main office located in Youngstown, Ohio, 36 full-service branches and five loan production offices located throughout Ohio and western Pennsylvania. The principal business of Home Savings is the origination of mortgage loans on one- to four-family residential real estate located in Home Savings' primary market area, which consists of Ashland, Columbiana, Cuyahoga, Erie, Geauga, Hancock, Huron, Lake, Mahoning, Montgomery, Richland, Sandusky, Seneca, Summit and Trumbull counties in Ohio and Beaver County in Pennsylvania. Home Savings also originates loans secured by nonresidential real estate. In addition to real estate lending, Home Savings originates commercial loans and various types of consumer loans. For liquidity and interest rate risk management purposes, Home Savings invests in various financial instruments as discussed below. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, principal repayments of loans, borrowings from the Federal Home Loan Bank and maturities of securities.

Interest on loans and other investments is Home Savings' primary source of income. Home Savings' principal expenses are interest paid on deposit accounts and other borrowings and salaries and benefits paid to our employees. Operating results are dependent to a significant degree on the net interest income of Home Savings, which is the difference between interest earned on loans and other investments and interest paid on deposits and borrowed funds. Like most thrift institutions, Home Savings' interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities.

Butler Wick is the parent company for two wholly-owned subsidiaries: Butler Wick & Co., Inc. and Butler Wick Trust Company. Butler Wick conducts business from its main office located in Youngstown, Ohio and 14 offices located in northeastern Ohio and western Pennsylvania. Butler Wick primarily sells common and preferred stocks, but also offers an array of government, corporate and municipal bonds, unit trusts, mutual funds, IRAs, money market accounts and certificates of deposit. Butler Wick also offers investments in precious metals and a full line of life insurance and annuity products, personal and corporate financial planning, estate planning, pension and profit sharing.

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

CHANGES IN FINANCIAL CONDITION

Total assets increased $214.0 million, or 10.3%, from $2.1 billion at December 31, 2003 to $2.3 billion at December 31, 2004. The net change in assets was a result of increases of $239.5 million, or 15.2%, in net loans, $21.4 million in loans held for sale, $16.7 million in trading securities and $3.3 million in other assets, which were partially offset by decreases of $40.9 million, or 50.4%, in cash and cash equivalents and $29.1 million, or 12.8%, in securities held for sale. Total liabilities increased $241.4 million, or 13.5%, primarily as a result of a $116.4 million, or 73.2%, increase in short-term borrowed funds, a $28.6 million increase in long-term borrowed funds, a $77.7 million increase in interest bearing deposits and a $21.5 million increase in non-interest bearing deposits. These increases were offset by a decrease of $4.3 million, or 21.4%, in accrued expenses and other liabilities. We anticipate continued balance sheet growth resulting from our expansion within our existing regions, including ongoing benefits from the introduction of new products, as well as ongoing benefits from new offices opened in 2004 and those planned for 2005.

Net loans increased $239.5 million, or 15.2%, to $1.8 billion at December 31, 2004, compared to $1.6 billion at December 31, 2003. The most significant increases were in the one- to four-family portfolio with a $91.0 million increase in one-to-four family real estate loans and a $56.4 million increase in one- to four-family construction loans. Other increases in the loan portfolio included a $48.9 million increase in consumer loans, a $20.0 million increase in commercial loans and a $19.6 million increase in multifamily and non-residential construction loans. Also contributing to the increase was a decrease in deferred fees on loans of $998,000 offset by an increase in the allowance for loan


                                                                        EX. 13-3
loss of $766,000. During 2003, Home Savings entered into an agreement to purchase one- to four-family construction loans from another institution. Loans purchased under this agreement earn a floating rate of interest, are guaranteed as to principal and interest by a third party and may be for the purpose of constructing either pre-sold or speculative homes. Home Savings continued to purchase loans under this program in 2004 and had approximately $85.5 million outstanding at December 31, 2004. The establishment of a wholesale loan department at Home Savings also contributed to the increase in net loans. Home Savings anticipates continued net growth in all loan categories, which may increase the risk of loan losses. Non-residential real estate lending is generally considered to involve a higher degree of risk than residential real estate lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. Furthermore, consumer lending can also involve a higher degree of risk than residential real estate lending as collateral for consumer loans can decline in value more quickly than real estate collateral.

Loans held for sale were $59.1 million at December 31, 2004 compared to $37.7 million at December 31, 2003. The balance of loans held for sale at any point in time includes loans that have not yet been sold and loans that have been sold with future delivery dates. The gain or loss on the sale of these loans is not recognized until the settlement of the transaction and subsequent delivery of the loan. Home Savings actively manages its pipeline of loans in process utilizing forward sale contracts to minimize exposure to rising interest rates. In the third quarter of 2004, Home Savings transferred $39.3 million in fixed rate, fixed term second mortgage loans originated by the bank from the portfolio to loans held for sale. Also contributing to the increase in 2004 was the commencement of originating Small Business Administration loans for sale. The Company purchases residential mortgage loans from a number of correspondent lenders in the normal course of business. Looking into 2005, Home Savings intends to continue to sell fixed rate loans as a part of its strategic plan to manage interest rate risk. As interest rates rise, loan origination volumes generally decline, thus resulting in fewer loans available for sale.

Trading securities increased $16.7 million, or 107.2%, from December 31, 2003 to December 31, 2004. The increase is a result of an increase in Butler Wick's trading portfolio of $18.8 million. This portfolio consists of U.S. agency securities of the Federal Home Loan Bank and Federal National Mortgage Association, with an average maturity of 1.7 years. Partially offsetting the increase was a decrease in trading securities held by United Community in relation to the Butler Wick Retention Plan. Approximately 56% of the plan's assets were distributed in August as all participants fully vested at that time. Refer to note 17 of the consolidated financial statements for further discussion of the retention plan.

Other assets increased $3.3 million during 2004. The increase is a result of increases in customer receivables for returned checks of $866,000 and increased prepaid service contracts of $251,000 at Home Savings and increases of $455,000 in receivables due from customers and $369,000 in receivables due from brokers/dealers at Butler Wick. Also contributing to the increase was an increase in deferred federal income tax at United Community of $365,000 and in other accounts receivable of $390,000 due to United Community for a security sale that occurred prior to year end and settled in January 2005.

Funds not currently utilized for general corporate purposes, including loan originations, enhanced customer services and possible acquisitions, are invested in overnight funds and securities. Cash and cash equivalents decreased $40.9 million, or 50.4%, to $40.3 million at December 31, 2004 compared to $81.2 million at December 31, 2003. The decrease is primarily as a result of the completion of the self-tender offer in March 2004 in which United Community purchased 3,667,227 common shares at $12.50 per share.

Available for sale securities decreased during 2004 as a result of paydowns and maturities of $76.2 million and sales of $46.5 million in Home Savings' portfolio. Activity in Butler Wick's portfolio also contributed to the decrease with sales of $14.2 million and paydowns of $100,000. United Community sold $2.3 million in securities during 2004, further contributing to the decrease. Home Savings had purchases of available for sale securities of $95.7 million, while Butler Wick had purchases of $15.9 million and United Community purchased $105,000 of securities, partially offsetting the paydown, maturity and sale activity.

During the second quarter of 2003, Home Savings invested $20.0 million in bank owned life insurance, which is insurance on the lives of certain employees where Home Savings is the beneficiary. Bank owned life insurance provides a long-term asset to offset long-term benefit liabilities, while generating competitive investment yields. Home Savings recognized into other non-interest income a $496,000 increase in the cash value of the policy in 2003 and $910,000 in 2004. The increase in the cash value of the policy is tax exempt and any death benefit proceeds received by Home Savings are tax-free.

Total deposits increased $99.3 million, or 7.0%, from $1.4 billion at December 31, 2003 to $1.5 billion at December 31, 2004, primarily as a result of an increase in certificates of deposit of $82.1 million and an increase in non-interest bearing NOW deposits of $21.0 million. This change was offset by a modest decrease of $4.0 million in savings accounts. Non-interest bearing NOW deposits account for the majority of Home Savings' non-interest bearing deposits. During 2004, Home Savings continued emphasizing growth in core deposit accounts that may be more likely to generate lasting customer relationships. Also, certificate of deposit pricing was more aggressive in order to attract new customers. Management continually evaluates many variables when pricing deposits, including cash requirements, liquidity targets, asset acquisition, liability mix, and interest rate risk when pricing deposits. The increase in total deposits was used to partially fund the increase in loan volume during 2004.

Borrowed funds increased $145.0 million, or 42.9%, at December 31, 2004 compared to December 31, 2003. Home Savings had increases of $94.0 million in short-term Federal Home Loan Bank advances and $30.7 million in long-term Federal Home Loan Bank advances during 2004. These increases were used to fund loan growth in excess of deposit growth. Butler Wick incurred a $19.2 million increase in short term borrowings in order to fund the purchase of the government agency securities held in their trading portfolio. The securities were used to collateralize repurchase agreements. The increase in other borrowed funds was offset by a modest decrease in repurchase agreement


                                                                        EX. 13-4
deposits at Home Savings of $2.4 million. United Community continually evaluates funding alternatives and may borrow additional funds in 2005 to satisfy funding requirements.

Total shareholders' equity decreased $27.5 million, or 9.8%, from December 31, 2003 to December 31, 2004. The decrease was primarily due to treasury stock purchases, offset by increases in capital stock and retained earnings along with a decrease in unearned compensation. Treasury stock increased $40.3 million as a result of United Community's self-tender in which it purchased 3,667,227 shares at a cost of $46.2 million in March 2004. This purchase was the result of the self-tender offer discussed above and in the Liquidity and Capital section of this Management's Discussion and Analysis. Partially offsetting this purchase was the exercise of stock options. Eligible participants exercised approximately 913,000 stock options at a cost of $6.4 million. Capital stock increased as a result of the increase in United Community's share price for ESOP shares released and for stock options exercised during the year. Retained earnings increased as a result of net income for United Community of $855,000, Home Savings of $16.2 million and Butler Wick of $801,000 which were reduced by dividends paid to United Community shareholders during 2004 of $8.5 million. Unearned compensation decreased $1.8 million as a result of shares released from the ESOP during 2004. Book value and tangible book value were $8.09 and $6.92, respectively, as of December 31, 2004.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2003

NET INCOME--Net income for the year ended December 31, 2004 was $17.9 million, compared to $22.9 million for the year ended December 31, 2003, primarily due to an increase of $6.2 million in the provision for loan losses and reduced non-interest income of $4.7 million, offset by an increase in net interest income of $1.7 million and reduced provision for income taxes of $3.5 million.

NET INTEREST INCOME--Net interest income increased $1.7 million, or 2.3%, to $73.1 million in 2004 from $71.4 million for 2003. Total interest income increased $1.8 million while interest expense increased only slightly. The increase in total interest income was primarily due to increases in interest earned on loans at Home Savings of $3.8 million, in interest earned on margin accounts at Butler Wick of $113,000 and in interest earned on trading securities of $321,000. The average balance of net loans increased $231.6 million, driving the increase in interest earned on those assets. The increase in margin account interest is due to a higher yield earned on those assets of 88 basis points. The increase in trading securities was a result of an increase in the average balance of trading securities of $15.3 million in Butler Wick's portfolio. These increases were partially offset by a decrease in interest earned on available for sale securities of $1.8 million, due to a decrease in the average balance of available for sale securities of $62.9 as a result of paydowns, maturities and sales of securities previously discussed.

Interest expense increased slightly because a decline in interest expense on deposits at Home Savings of $2.5 million was more than offset by an increase in interest expense on borrowed funds of $2.7 million. The decrease in interest expense on deposits was caused by a decrease in the average rate paid as well as a decrease in the average balance of interest-bearing savings accounts of $21.3 million and a decrease in the average balance of NOW and money market accounts of $5.9 million. Interest on borrowed funds increased primarily as a result of a $172.7 million increase in the average balance of borrowings. Borrowings increased, as noted above, to fund loan growth in excess of deposit growth at Home Savings as well as to purchase trading securities used to collateralize repurchase agreements at Butler Wick. It is anticipated that the average rate paid on interest-bearing liabilities will increase in 2005 as rates have started to rise. However, management believes the Company is well positioned in the event of a gradual increase in interest rates as rates offered on loans will increase as well.

PROVISION FOR LOAN LOSSES--Provisions for loan losses are charged to operations to bring the total allowance for loan losses to a level considered by management to be adequate, based on management's evaluation of such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral, changes in the composition of the loan portfolio and prior loan loss experience. The provision for loan losses was $9.4 million in 2004 compared to a provision of $3.2 million in 2003. The $6.2 million increase is primarily a result of impairment charges aggregating $8.4 million in the third quarter. These impairment charges relate to two loans made to a boat dealer and to a number of loans to purchasers of boats from that dealer. The charge was recorded after the Company learned that insufficient collateral securing these loans as well as lack of clear title to the collateral existed. Also, the mix of all loans in the portfolio in recent years has changed to include more construction, consumer, commercial and commercial real estate loans which involve a relatively higher level of credit risk. These factors all required a higher provision for loan losses than if the portfolio remained primarily comprised of one- to-four family mortgage loans. The allowance for loan losses totaled $15.9 million at December 31, 2004, which was 0.87% of net loans and 71.6% of nonperforming loans compared to $15.1 million at December 31, 2003, which was 0.96% of net loans and 101.9% of nonperforming loans.

NON-INTEREST INCOME--Non-interest income decreased $4.7 million, or 11.6%, to $36.1 million for the year ended December 31, 2004, from $40.8 million for the year ended December 31, 2003. The decrease was due to decreases of $8.5 million in net gains recognized on the sale of loans, $831,000 in gains recognized on available for sale securities, $857,000 in gains recognized on trading securities and $499,000 in underwriting and investment banking income.

During 2004, Home Savings sold $180.9 million in mortgage loans compared to sales of $536.6 million in 2003. A decline in one- to four-family residential loan origination volumes led to the gain on related sales. As interest rates begin to rise, loan sales are expected to continue slowing into the foreseeable future.

The decline in gains on available for sale securities was a result of an other-than-temporary charge of $1.4 million taken by Home Savings to write down a Fannie Mae security to its approximate market value. Home Savings incurred the charge because the market value of the stock


                                                                        EX. 13-5
declined significantly in the fourth quarter, following several negative announcements by Fannie Mae involving regulatory actions, earnings restatements and management turnover. Home Savings concluded that these events made the likelihood of future price appreciation less certain in the near term and would extend the time period for a recovery of the Company's investment cost beyond previous estimates.

The change in income from trading securities was a result of larger losses recognized in Butler Wick's trading portfolio in 2004 compared to 2003. In 2004, Butler Wick sustained losses aggregating $142,000 on a portfolio of $30.3 million compared to $21,000 on a portfolio of $11.5 million in 2003. Also, lower gains were recognized on the retention plan at Butler Wick during 2004 compared to 2003. Gains recognized on the retention plan in 2004 were $135,000 compared to $872,000 in 2003 and are expected to remain low as a result of the distribution in August 2004 of 56% of the plan assets to plan participants. Underwriting and investment banking fee income is derived from tax-advantaged bond offerings for school districts, health care facilities, municipalities and public agencies. Butler Wick brought fewer of these offerings to the market in 2004 compared to 2003 resulting in a decrease in revenues of $499,000.

A 40.5% increase in service fees and other charges in 2004 partially offset the aforementioned decreases in non-interest income. Service fees at Home Savings increased $2.7 million for the year ended December 31, 2004 compared to 2003 as a result of an increase in OverdraftHonor(TM) fees of $1.4 million, a decrease in deferred mortgage servicing rights amortization of $916,000 and a $341,000 increase in collection fee income. Service fees at Butler Wick increased $664,000, mostly due to an increase in trust fee income of $435,000 compared to 2003. Brokerage commissions also increased at Butler Wick for the year ending December 31, 2004 compared to the same period in 2003. Commissions are generated from the sale of equities, mutual funds and bonds to retail clients. Commissions increased $2.3 million over last year as a result of increased activity in 2004 compared to 2003.

NON-INTEREST EXPENSE--Non-interest expense decreased $738,000 to $72.8 million for 2004, from $73.6 million in 2003. The primary reasons for the decrease are decreases in salaries and employee benefits of $437,000, a decrease in amortization expense related to the core deposit intangible of $414,000, a decrease in advertising expense of $379,000 and a decrease in equipment and data processing of $373,000. The primary reasons for the decrease in salaries and employee benefits include a reduction in the accrued expense related to the postretirement benefit plan of $1.5 million at Home Savings. Additional factors that contributed to the decrease include decreases in commissions and bonuses paid at Home Savings and a reduction in RRP expense as participants in that plan vested in August 2003. Offsetting the change in salary expense at Home Savings was an increase in salary expense at Butler Wick of $565,000 as a result of increased brokerage activity. The decrease in the amortization of the core deposit intangible resulting from the 2001 acquisition of Industrial Bancorp, Inc. and the 2002 acquisition of Potters' Financial Corporation is a result of amortization on a lower balance. The amount of amortization taken is greater in the first years of acquisition and decreases as the asset ages. Advertising expense declined in 2004 as a result of lower advertising expenses recognized at Home Savings of $336,000 partially as a result of fewer advertising campaigns and $40,000 at Butler Wick. Equipment and data processing decreased as a result of lower depreciation expenses recognized at Home Savings in 2004 as compared to 2003.

FEDERAL INCOME TAXES--Federal income taxes decreased $3.5 million, or 27.6%, in 2004 compared to 2003, primarily due to lower pretax income in 2004. The effective tax rate was 34% in 2004 and 35% in 2003. Refer to Note 14 to the consolidated financial statements for a further analysis of the effective tax rate.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2002

NET INCOME--Net income for the year ended December 31, 2003 was $22.9 million, compared to $20.8 million for the year ended December 31, 2002, primarily due to an increase of $9.0 million in non-interest income and a $399,000 decline in the provision for loan losses. This increase was partially offset by a $313,000 decline in net interest income and a $5.2 million increase in non-interest expense. Diluted earnings per share for the year ended December 31, 2003 were $0.72 compared to diluted earnings per share of $0.65 for the year ended December 31, 2002.

NET INTEREST INCOME--Net interest income decreased $313,000, or 0.4%, to $71.4 million in 2003 from $71.7 million for 2002. Total interest income decreased $14.3 million and interest expense declined $14.0 million. The decrease in total interest income was primarily due to decreases in interest earned on loans of $11.4 million, interest earned on securities of $2.3 million and other interest earning assets of $1.1 million. The average balance of interest-earning assets declined $19.9 million for the year ended December 31, 2003 compared to 2002. The average yield on interest-earning assets decreased to 5.97% in 2003 compared to 6.66% in 2002. The decrease in interest expense was primarily due to a decrease in interest expense on deposits of $14.0 million. The average balance of interest-bearing liabilities decreased $6.8 million and the average rate paid decreased to 2.46% for 2003 from 3.30% for 2002. The net result of these changes was a 2 basis point increase in the net interest margin to 3.81% for 2003 from 3.79% for 2002.

PROVISION FOR LOAN LOSSES--Provisions for loan losses are charged to operations to bring the total allowance for loan losses to a level considered by management to be adequate to provide for probable estimated losses based on management's evaluation of such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral, changes in the composition of the loan portfolio and prior loan loss experience. The provision for loan losses was $3.2 million in 2003 compared to a provision of $3.6 million in 2002, primarily as a result of declines in nonperforming loans and delinquent loans. The decision to diversify the mix of loans in the portfolio in recent years to include more construction, consumer, commercial and commercial real estate loans involved the acceptance of a relatively higher level of credit risk. As a result, this may require a higher provision for loan losses than if the portfolio remained primarily comprised of one-to-four family mortgage loans. The allowance for loan losses totaled $15.1 million at December 31, 2003, which was 0.96% of total loans and 100.7% of nonperforming loans.


                                                                        EX. 13-6

NON-INTEREST INCOME--Non-interest income increased $9.0 million, or 28.4%, to $40.8 million for the year ended December 31, 2003, from $31.8 million for the year ended December 31, 2002. The increase was primarily due to increases of $5.8 million in net gains recognized on the sale of loans, $1.5 million in gains recognized on trading securities, $1.2 million in commissions earned and $1.2 million in underwriting and investment banking income. During 2003, Home Savings sold a total of $536.6 million in mortgage loans, including $90.4 million in loans out of the portfolio, compared to total sales of $338.7 million in 2002, including $107.9 million from the portfolio. As a result of declining one-to-four family residential loan volumes, the gain on related sales is expected to decline. The change in trading securities was a result of a $1.5 million increase in the value of securities held for the Butler Wick retention plan. The changes in commissions and underwriting are predominately related to an increase in the dollar volume of bond issues underwritten by Butler Wick in 2003. These increases were partially offset by a $1.3 million decline in gains recognized on the sale of securities as a result of $21.3 million of security sales during 2003 compared to $46.0 million in 2002. Gains recognized in 2002 include $476,000 from the sale of stock received in the Anthem demutualization, which Home Savings received since Anthem is Home Savings' health insurance provider. To recognize the receipt of the stock, other income was increased by $847,000 in 2002. The $242,000 decrease in other income during 2003 was a result of the non-recurring receipt of the Anthem stock in 2002, partially offset by $496,000 income recognized from the investment in bank owned life insurance in 2003.

NON-INTEREST EXPENSE--Non-interest expense increased $5.2 million to $73.6 million for 2003, from $68.4 million in 2002. The primary reasons for the increase are an increase in salaries and employee benefits of $6.6 million and an increase in equipment and data processing of $1.2 million. The primary reasons for the increase in salaries and employee benefits include $2.5 million in additional expense related to the postretirement benefit plan as a result of rising health care costs and a $1.5 million increase in the value of the Butler Wick retention plan. Additional factors that contributed to the increase include increases in commissions and bonuses paid, as a result of increased loan volumes and increased dollar volumes of bond underwriting, and a full year of expense for personnel from the acquisition of Potters as opposed to nine months worth of expense in 2002. The change in equipment and data processing is a result of increased depreciation for a new teller system and phone system, computer and equipment upgrades to run the new system and a full year of depreciation for Potters in 2003 compared to nine months in 2002. These increases were partially offset by a $1.7 million decline in other expense mainly as a result of a $954,000 decline in bank fees as a result of the early extinguishment of debt in 2002. Decreases in supervisory fees, telephone expense and FDIC SAIF premiums also contributed to the decline.

FEDERAL INCOME TAXES--Federal income taxes increased $1.8 million, or 16.6%, in 2003 compared to 2002, primarily due to higher pretax income in 2003. The effective tax rate was 35% in 2003 and 34% in 2002. The primary reason for the increase in the effective tax rate is related to the reversal in 2002 of a $400,000 valuation allowance that was established in 1999 in relation to the contribution United Community made to the Home Savings Charitable Foundation. Based on current levels of taxable income, management believes that the tax benefit related to the contribution will be completely utilized. Refer to Note 14 to the consolidated financial statements for a further analysis of the effective tax rate.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The accounting and reporting policies of United Community are in accordance with accounting principles generally accepted within the United States of America and conform to general practices within the banking industry. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements. Accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments.

The most significant accounting policies followed by United Community are presented in Note 1 to the consolidated financial statements. Accounting and reporting policies for the allowance for loan losses, mortgage servicing rights and other-than-temporary impairment are deemed critical since they involve the use of estimates and require significant management judgments. Application of assumptions different than those used by management could result in material changes in United Community's financial position or results of operations.

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is an amount that management believes will be adequate to absorb probable incurred losses in existing loans taking into consideration such factors as past loss experience, changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, and current economic conditions that affect the borrower's ability to pay. Determination of the allowance is inherently subjective due to the aforementioned reasons. Loan losses are charged-off against the allowance when management believes that the full collectability of the loan is unlikely. Recoveries of amounts previously charged-off are credited to the allowance. Allowances established to provide for losses related to recourse provisions under loan sale agreements are classified with other liabilities.

The allowance is based on management's evaluation of homogeneous groups of loans (single-family residential mortgage loans and all consumer credit except marine loans) to which loss factors have been applied, as well as an evaluation of individual credits (multi-family and non-residential mortgage loans and marine loans) which are based on internal risk ratings, collateral and other unique characteristics of each loan.

Management believes that it uses the best information available to determine the adequacy of the allowance for loan losses. However, future adjustments to the allowance may be necessary and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations.


                                                                        EX. 13-7

MORTGAGE SERVICING RIGHTS. The cost of mortgage loans sold or securitized is allocated between the mortgage servicing rights and the mortgage loans based on the relative fair values of each. The fair value of the mortgage servicing rights is determined by using a discounted cash flow model, which estimates the present value of the future net cash flows of the servicing portfolio based on various factors, such as servicing costs, expected prepayment speeds and discount rates, about which management must make assumptions based on future expectations.

Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. Management periodically evaluates mortgage servicing rights for impairment by stratifying the loans in the servicing portfolio primarily based on fair value of the rights as compared to amortized cost. Impairment is measured by estimating the fair value of each pool, taking into consideration the estimated level of prepayments based upon current industry expectations. An impairment allowance is recorded for a pool when, and in an amount which, its fair value is less than its carrying value.

The value of mortgage servicing rights is subject to prepayment risk. Future expected net cash flows from servicing a loan will not be realized if the loan pays off earlier than anticipated. Since most of these loans do not contain prepayment penalties, United Community receives no economic benefit if the loan pays off earlier than anticipated.

OTHER-THAN-TEMPORARY IMPAIRMENT. Securities are written down to fair value when a decline in fair value is other than temporary. Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other than temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company's intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value. Management must use its judgment based on information available in assessing the likelihood of recovery in value.


                                                                        EX. 13-8

YIELDS EARNED AND RATES PAID

The following table sets forth certain information relating to United Community's average balance sheet and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from daily balances. Nonaccruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income. The average balance for securities available for sale is computed using the carrying value and the average yield on securities available for sale has been computed using the historical amortized average balance.

                                                                    Year ended December 31,
                                  -------------------------------------------------------------------------------------------
                                               2004                            2003                           2002
                                  -----------------------------  -----------------------------  -----------------------------
                                    Average    Interest            Average    Interest            Average    Interest
                                  outstanding   earned/  Yield/  outstanding   earned/  Yield/  outstanding   earned/  Yield/
                                    balance      paid     rate     balance      paid     rate     balance      paid     rate
                                  -----------  --------  ------  -----------  --------  ------  -----------  --------  ------
                                                                     (Dollars in thousands)
Interest-earning assets:
   Net loans (1)                   $1,728,139  $102,453    5.93%  $1,496,518  $ 98,646    6.59%  $1,507,591  $110,013    7.30%
   Loans held for sale                 30,814     1,449    4.70       41,418     1,950    4.71       18,351     1,243    6.77
   Securities:
      Trading                          29,221       736    2.52       13,887       415    2.99       10,179       196    1.93
      Available for sale              200,069     7,022    3.51      262,967     8,851    3.37      174,526     7,602    4.36
      Held to maturity                     --        --      --           --        --      --       56,845     3,762    6.62
   Margin accounts                     14,117       802    5.68       14,349       689    4.80       17,883       830    4.64
   Federal Home Loan Bank stock        22,262       919    4.13       21,388       855    4.00       20,136       932    4.63
   Other interest-earning assets        4,958        60    1.21       21,415       257    1.20       86,318     1,382    1.60
                                   ----------  --------  ------   ----------  --------  ------   ----------  --------  ------
      Total interest-earning
         assets                    $2,029,580   113,441    5.59    1,871,942   111,663    5.97    1,891,829   125,960    6.66
Non-interest-earning assets           132,972                        116,685                        103,504
                                   ----------                     ----------                     ----------
      Total assets                 $2,162,552                     $1,988,627                     $1,995,333
                                   ----------                     ----------                     ----------
Interest-bearing liabilities:
   Deposits:
      Checking accounts            $  302,936  $  2,386    0.79%  $  308,816  $  3,112    1.01%  $  279,894  $  5,319    1.90%
      Savings accounts                314,588     1,361    0.43      335,843     2,347    0.70      299,048     4,946    1.65
      Certificates of deposit         773,019    24,614    3.18      763,704    25,441    3.33      850,054    34,668    4.08
   Other borrowed funds               402,942    12,017    2.98      230,276     9,352    4.06      216,420     9,303    4.30
                                   ----------  --------  ------   ----------  --------  ------   ----------  --------  ------
   Total interest-bearing
      liabilities                   1,793,485    40,378    2.25    1,638,639    40,252    2.46    1,645,416    54,236    3.30
                                   ----------  --------  ------   ----------  --------  ------   ----------  --------  ------
Non-interest-bearing liabilities      114,277                         72,536                         80,969
                                   ----------                     ----------                     ----------
      Total liabilities             1,907,762                      1,711,175                      1,726,385

Shareholders' equity                  254,790                        277,452                        268,948
                                   ----------                     ----------                     ----------
   Total liabilities and equity    $2,162,552                     $1,988,627                     $1,995,333
                                   ----------                     ----------                     ----------
   Net interest income and
      interest rate spread                     $ 73,063    3.34%              $ 71,411    3.51%              $ 71,724    3.36%
                                               --------  ------               --------  ------               --------  ------
Net interest margin                                        3.60%                          3.81%                          3.79%
                                                         ------                         ------                         ------
Average interest-earning assets
   to average interest-bearing
   liabilities                                           113.16%                        114.24%                        114.98%
                                                         ------                         ------                         ------

(1)  Nonaccrual loans are included in the average balance.

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected United Community's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume


                                                                        EX. 13-9
multiplied by prior period rate), (ii) changes in rate (change in rate multiplied by prior period volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated in proportion to the changes due to volume and rate:

                                                                Year ended December 31,
                                           ----------------------------------------------------------------
                                                    2004 vs. 2003                    2003 vs. 2002
                                           ------------------------------   -------------------------------
                                               Increase                          Increase
                                           (decrease) due to      Total      (decrease) due to      Total
                                           -----------------    increase    ------------------    increase
                                             Rate     Volume   (decrease)     Rate      Volume   (decrease)
                                           -------   -------   ----------   --------   -------   ----------
                                                                (Dollars in thousands)
Interest-earning assets:
   Loans                                   $(7,071)  $10,878    $ 3,807     $(10,564)  $  (803)   $(11,367)
   Loans held for sale                          (2)     (499)      (501)        (226)      933         707
   Securities:
      Trading                                  (53)      374        321          132        87         219
      Available for sale                       398    (2,227)    (1,829)      (1,016)    2,265       1,249
      Held to maturity                          --        --         --       (1,881)   (1,881)     (3,762)
   Margin accounts                             124       (11)       113           30      (171)       (141)
   Federal Home Loan Bank stock                 28        36         64         (142)       65         (77)
   Other interest-earning assets                 2      (199)      (197)        (281)     (844)     (1,125)
                                           -------   -------    -------     --------   -------    --------
      Total interest-earning assets        $ 6,574   $ 8,352    $ 1,778     $(13,948)  $  (349)   $(14,297)
                                           -------   -------    -------     --------   -------    --------
Interest-bearing liabilities:
   Checking accounts                          (846)     (140)      (986)      (2,829)      704      (2,125)
   Savings accounts                           (668)      (58)      (726)      (3,303)      622      (2,681)
   Certificates of deposit                  (1,143)      316       (827)      (5,935)   (3,292)     (9,227)
   Other borrowed funds                     (1,462)    4,127      2,665         (307)      356          49
                                           -------   -------    -------     --------   -------    --------
      Total interest-bearing liabilities   $(4,119)  $ 4,245    $   126     $(12,374)  $(1,610)   $(13,984)
                                           -------   -------    -------     --------   -------    --------
Change in net interest income                                   $ 1,652                           $   (313)
                                                                -------                           --------

CONTRACTUAL OBLIGATIONS, COMMITMENTS, CONTINGENT LIABILITIES, AND OFF-BALANCE SHEET ARRANGEMENTS

The following table presents, as of December 31, 2004, United Community's significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts or other similar carrying value adjustments. Further detail of the nature of each obligation is included in the referenced note to the consolidated financial statements.

                                                                 Payments Due In
                                     -----------------------------------------------------------------------
                                       Note      One Year     One to       Three to       Over
                                     Reference    or Less   Three Years   Five Years   Five Years     Total
                                     ---------   --------   -----------   ----------   ----------   --------
                                                              (Dollars in thousands)
Operating leases                          8      $  1,199     $  1,816     $  1,245      $   425    $  4,685
Deposits without a stated maturity       10       698,667           --           --           --     698,667
Certificates of deposit                  10       347,062      296,242      180,981           --     824,285
Federal Home Loan Bank borrowings        11       215,435      157,300       31,500       18,920     423,355
Other borrowed funds                     11        60,148           --           --           --      60,148
                                        ---      --------     --------     --------      -------    --------

Discussion of loan commitments is included in Note 5 to the consolidated financial statements. In addition, United Community has commitments under benefit plans as described in Note 16 to the consolidated financial statements.

In September 2003, an arbitration proceeding was initiated against Butler Wick seeking compensatory and punitive damages, interest and other costs in connection with alleged losses experienced in the claimants' brokerage account. Further discussion of this proceeding and its progress is included in Note 12 to the consolidated financial statements.

ASSET AND LIABILITY MANAGEMENT AND MARKET RISK

QUALITATIVE ASPECTS OF MARKET RISK. The principal market risk affecting United Community is interest rate risk. United Community is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. Interest rate risk is defined as the sensitivity of a company's earnings and net asset values to changes in interest rates. As part of its efforts to monitor and manage the interest rate risk, the Board of Directors of Home Savings, which accounts for most of the assets and liabilities of United Community, has adopted an interest rate risk policy that requires the Home Savings Board to review quarterly reports related to interest rate


                                                                       EX. 13-10
risk and annually set exposure limits for Home Savings as a guide to management in setting and implementing day to day operating strategies.

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

Home Savings uses an NPV and earnings simulation model prepared internally as its primary method to identify and manage its interest rate risk profile. The model is based on actual cash flows and repricing characteristics for all financial instruments and incorporates market-based assumptions regarding the impact of changing interest rates on future volumes and the prepayment rate of applicable financial instruments. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates also are incorporated into the model. These assumptions inherently are uncertain and, as a result, the model cannot measure precisely NPV or net interest income or precisely predict the impact of fluctuations in interest rates on net interest rate changes as well as changes in market conditions and management strategies.

Presented below are analyses of Home Savings' interest rate risk as measured by changes in NPV and net interest income for instantaneous and sustained parallel shifts of 100 basis point increments in market interest rates. As noted, in a falling rate environment, Home Savings would experience a decline in net interest income and, as such, would be out of compliance with internal policy limitations if rates would fall 100 basis points. Home Savings continues to monitor its interest rate exposure to declining rates. See the table below for Board adopted policy limits. Management feels, however, that rising rates are the most likely scenario in the near term. The Board has been made aware of management's recommendations and will continue to monitor the risk. All other percentage changes fall within the policy limits set by the Board of Directors of Home Savings.

                                       Year Ended December 31, 2004
            ---------------------------------------------------------------------------------
              NPV as % of portfolio value of assets       Next 12 months Net interest income
            -----------------------------------------   -------------------------------------
Change in
  rates
  (Basis                Internal policy                            Internal policy
 points)    NPV Ratio     limitations     Change in %   $ Change     limitations     % Change
---------   ---------   ---------------   -----------   --------   ---------------   --------
   +300       13.75%         5.00%          (0.41)%     $ 3,028        (15.00)%        4.22%
   +200       14.09          6.00           (0.06)        2,318        (10.00)         3.23
   +100       14.27          6.00            0.11         1,506         (5.00)         2.10
  Static      14.16          7.00              --            --            --            --
   (100)      13.22          6.00           (0.93)       (3,856)        (5.00)        (5.37)
   (200)        N/A           N/A             N/A           N/A        (15.00)          N/A
   (300)        N/A           N/A             N/A           N/A        (20.00)          N/A
              -----          ----           -----       -------        ------         -----

N/A - Due to a continuing low interest environment, it is not possible to calculate results for these scenarios.

                                       Year Ended December 31, 2003
            --------------------------------------------------------------------------------
              NPV as % of portfolio value of assets       Next 12 months Net interest income
            -----------------------------------------   -------------------------------------
Change in
  rates
  (Basis                Internal policy                            Internal policy
 points)    NPV Ratio     limitations     Change in %   $ Change     limitations     % Change
---------   ---------   ---------------   -----------   --------   ---------------   --------
   +300       13.54%         5.00%          (0.50)%     $   658        (15.00)%        1.00%
   +200       14.14          6.00            0.10         1,057        (10.00)         1.60
   +100       14.32          6.00            0.28         1,097         (5.00)         1.66
  Static      14.04          7.00              --            --            --            --
   (100)      12.29          6.00           (1.75)       (1,703)        (5.00)        (2.58)
   (200)        N/A           N/A             N/A           N/A        (15.00)          N/A
   (300)        N/A           N/A             N/A           N/A        (20.00)          N/A
              -----          ----           -----       -------        ------         -----

Due to changes in the composition of Home Savings' loan portfolio and with the prolonged period of low interest rates, Home Savings continues to be more sensitive to falling rates than rising rates. This increased sensitivity has occurred because a greater proportion of Home Savings' loans can reprice immediately and the prepayments on fixed-rate loans dramatically increase. In addition, the value of core deposits is diminished in a falling rate environment.


                                                                       EX. 13-11

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

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES. Home Savings' profitability depends to a large extent on its net interest income, which is the difference between interest income from loans and securities and interest expense on deposits and borrowings. Like most financial institutions, Home Savings' short-term interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. Accordingly, Home Savings' earnings could be adversely affected during a continued period of falling interest rates.

LIQUIDITY AND CAPITAL

United Community's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended December 31, 2004, 2003 and 2002.

                                                           Years ended December 31,
                                                       --------------------------------
                                                          2004        2003       2002
                                                       ---------   ---------   --------
                                                            (Dollars in thousands)
Net income                                             $  17,865   $  22,940   $ 20,817
Adjustments to reconcile net income to net cash from
   operating activities                                   10,230      20,152    (12,421)
                                                       ---------   ---------   --------
Net cash from operating activities                        28,095      43,092      8,396
Net cash from investing activities                      (264,802)   (127,776)   (13,145)
Net cash from financing activities                       195,833      54,903    (90,198)
                                                       ---------   ---------   --------
Net change in cash and cash equivalents                  (40,874)    (29,781)   (94,947)
Cash and cash equivalents at beginning of year            81,155     110,936    205,883
                                                       ---------   ---------   --------
Cash and cash equivalents at end of year               $  40,281   $  81,155   $110,936
                                                       ---------   ---------   --------

The principal sources of funds for United Community are deposits, loan repayments, maturities of securities, borrowings from financial institutions and other funds provided by operations. Home Savings also has the ability to borrow from the Federal Home Loan Bank. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions and competition. Investments in liquid assets maintained by United Community, Home Savings and Butler Wick are based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset and liability management program. At December 31, 2004, approximately $347.1 million of Home Savings' certificates of deposit are expected to mature within one year. Based on past experience and Home Savings' prevailing pricing strategies, management believes that a substantial percentage of such certificates will be renewed with Home Savings at maturity, although there can be no assurance that this will occur.

The Board of Directors has authorized an ongoing program to purchase United Community's common shares to fund employee benefit programs, stock options and award programs and other corporate purposes. These purchases can be made in the open market or in negotiated transactions from time to time, depending on market conditions. United Community acquired 3,797,000 common shares for $47.8 million, 1,320,000 common shares for $12.4 million, and 559,000 common shares for $4.7 million during the years ended December 31, 2004, 2003 and 2002. United Community has remaining authorization to repurchase 856,747 shares as of December 31, 2004, under the current repurchase program. Management intends to repurchase shares as authorized.

The shares purchased in 2004 are primarily the result of a self-tender offer announced on January 26, 2004 and completed March 9, 2004. This offer was made in order to provide liquidity to the Company's shareholders and to quickly deploy excess capital in an efficient, cost-effective manner.

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


                                                                       EX. 13-12

The following table summarizes Home Savings' regulatory capital requirements and actual capital at December 31, 2004.

                                                Current         Excess of actual capital   Applicable
                       Actual capital     minimum requirement   over current requirement   asset base
                     ------------------   -------------------   ------------------------   ----------
                      Amount    Percent     Amount    Percent       Amount    Percent         Total
                     --------   -------    --------   -------      --------   -------      ----------
                                                  (Dollars in thousands)
Tangible capital     $180,268     8.36%    $ 32,326    1.50%       $147,942    6.86%       $2,155,099
Core capital          180,268     8.36       86,204    4.00          94,064    4.36         2,155,099
Risk-based capital    196,145    10.79      145,408    8.00          50,737    2.79         1,817,606
                     --------    -----     --------    ----        --------    ----        ----------

ACCOUNTING AND REPORTING DEVELOPMENTS

A discussion of recently issued accounting pronouncements and their impact on United Community's Consolidated Financial Statements is provided in Note 1 of the Notes to Consolidated Financial Statements.

MARKET PRICE AND DIVIDENDS

There were 37,804,457 common shares of United Community stock issued and 31,224,760 shares outstanding and held by approximately 11,591 record holders as of February 28, 2005. United Community's common shares are traded on The Nasdaq Stock Market(R) under the symbol "UCFC". Quarterly stock prices and dividends declared are shown in the following table.

               First     Second    Third     Fourth
              Quarter   Quarter   Quarter   Quarter
              -------   -------   -------   -------
2004:
High           $13.24    $13.99    $13.10    $11.95
Low             11.15     11.10     10.43     10.57
Close           13.24     13.00     11.37     11.20
Dividends
   declared
   and paid     0.075     0.075     0.075     0.075
               ------    ------    ------    ------

               First     Second    Third     Fourth
              Quarter   Quarter   Quarter   Quarter
              -------   -------   -------   -------
2003:
High           $ 9.07    $ 9.70    $10.00    $12.00
Low              8.60      8.74      9.11      9.75
Close            8.82      9.22      9.90     11.41
Dividends
   declared
   and paid     0.075     0.075     0.075     0.075
-----------    ------    ------    ------    ------


                                                                       EX. 13-13

                                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                       December 31,
                                                                 -----------------------
                                                                    2004         2003
                                                                 ----------   ----------
                                                                      (In thousands)
ASSETS
Cash and deposits with banks                                     $   36,886   $   36,334
Federal funds sold                                                    3,395       44,821
                                                                 ----------   ----------
   Total cash and cash equivalents                                   40,281       81,155
                                                                 ----------   ----------
Securities:
   Trading, at fair value                                            32,316       15,600
   Available for sale, at fair value                                198,404      227,525
Loans held for sale                                                  59,099       37,715
Loans, net of allowance for loan losses of $15,877 and $15,111    1,815,976    1,576,494
Margin accounts                                                      14,851       14,388
Federal Home Loan Bank stock, at cost                                22,842       21,924
Premises and equipment, net                                          20,793       20,510
Accrued interest receivable                                           9,445        8,443
Real estate owned and other repossessed assets                        1,682        1,299
Goodwill                                                             33,593       33,593
Core deposit intangible                                               2,887        3,787
Cash surrender value of life insurance                               21,406       20,496
Other assets                                                         14,213       10,904
                                                                 ----------   ----------
      TOTAL ASSETS                                               $2,287,788   $2,073,833
                                                                 ----------   ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
   Non-interest bearing                                          $   84,965   $   63,442
   Interest bearing                                               1,437,987    1,360,256
                                                                 ----------   ----------
      Total deposits                                              1,522,952    1,423,698
Borrowed funds:
   Short-term                                                       275,583      159,135
   Long-term                                                        207,920      179,328
                                                                 ----------   ----------
      Total borrowed funds                                          483,503      338,463
Advance payments by borrowers for taxes and insurance                12,048       10,721
Accrued interest payable                                              1,089          970
Accrued expenses and other liabilities                               15,844       20,145
                                                                 ----------   ----------
      TOTAL LIABILITIES                                           2,035,436    1,793,997
                                                                 ----------   ----------
SHAREHOLDERS' EQUITY
Preferred stock-no par value; 1,000,000 shares
   authorized and unissued                                               --           --
Common stock--no par value; 499,000,000 shares authorized;
   37,804,457 shares issued                                         142,337      139,526
Retained earnings                                                   193,690      185,495
Accumulated other comprehensive income                                1,063        1,124
Unearned compensation                                               (14,930)     (16,752)
Treasury stock, at cost, 2004 - 6,602,477 shares and
   2003 - 3,718,542 shares                                          (69,808)     (29,557)
                                                                 ----------   ----------
      TOTAL SHAREHOLDERS' EQUITY                                    252,352      279,836
                                                                 ----------   ----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $2,287,788   $2,073,833
                                                                 ----------   ----------

See Notes to Consolidated Financial Statements.


                                                                       EX. 13-14

                                               CONSOLIDATED STATEMENTS OF INCOME

                                                          Year ended December 31,
                                                      ------------------------------
                                                        2004       2003       2002
                                                      --------   --------   --------
                                                           (In thousands, except
                                                              per share data)
INTEREST INCOME
   Loans                                              $102,453   $ 98,646   $110,013
   Loans held for sale                                   1,449      1,950      1,243
   Securities:
      Trading                                              736        415        196
      Available for sale                                 7,022      8,851      7,602
      Held to maturity                                      --         --      3,762
   Margin accounts                                         802        689        830
   Federal Home Loan Bank stock dividends                  919        855        932
   Other interest-earning assets                            60        257      1,382
                                                      --------   --------   --------
      Total interest income                            113,441    111,663    125,960
                                                      --------   --------   --------
INTEREST EXPENSE
   Deposits                                             28,361     30,900     44,933
   Other borrowed funds                                 12,017      9,352      9,303
                                                      --------   --------   --------
Total interest expense                                  40,378     40,252     54,236
                                                      --------   --------   --------
Net interest income                                     73,063     71,411     71,724
Provision for loan losses                                9,370      3,179      3,578
                                                      --------   --------   --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     63,693     68,232     68,146
                                                      --------   --------   --------
NON-INTEREST INCOME
   Brokerage commissions                                17,189     14,925     13,677
   Service fees and other charges                       11,780      8,382      7,976
   Underwriting and investment banking                   1,029      1,528        312
   Net gains (losses):
      Securities available for sale                          8        839      2,127
      Trading securities                                    (7)       850       (651)
      Loans sold                                         3,192     11,707      5,919
      Other                                                (43)      (105)      (515)
   Other income                                          2,961      2,719      2,961
                                                      --------   --------   --------
      Total non-interest income                         36,109     40,845     31,806
                                                      --------   --------   --------
NON-INTEREST EXPENSE
   Salaries and employee benefits                       46,074     46,511     39,917
   Occupancy                                             3,757      3,658      3,186
   Equipment and data processing                         9,086      9,459      8,309
   Franchise tax                                         1,583      1,562      2,032
   Advertising                                           1,853      2,232      2,167
   Amortization of core deposit intangible                 900      1,314      2,180
   Other expenses                                        9,581      8,836     10,568
                                                      --------   --------   --------
      Total non-interest expense                        72,834     73,572     68,359
                                                      --------   --------   --------
INCOME BEFORE INCOME TAXES                              26,968     35,505     31,593
INCOME TAXES                                             9,103     12,565     10,776
                                                      --------   --------   --------
NET INCOME                                            $ 17,865   $ 22,940   $ 20,817
                                                      --------   --------   --------

EARNINGS PER SHARE
   Basic                                              $   0.61   $   0.73   $   0.65
   Diluted                                            $   0.60   $   0.72   $   0.65
                                                      --------   --------   --------

See Notes to Consolidated Financial Statements.


                                                                       EX. 13-15

                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                               Accumulated
                                                                                  Other
                                               Shares      Common   Retained  Comprehensive    Unearned    Treasury
                                            Outstanding    Stock    Earnings  Income (Loss)  Compensation    Stock     Total
                                            -----------  ---------  --------  -------------  ------------  --------  --------
                                                                   (In thousands, except per share data)
BALANCE DECEMBER 31, 2001                     35,668     $136,903   $160,915     $ 1,402       $(22,988)   $(14,352) $261,880
Comprehensive income:
   Net income                                     --           --     20,817          --             --          --    20,817
   Reclassification of HTM securities             --           --         --       1,704             --          --     1,704
   Change in net unrealized gain on
      securities, net of taxes of $517            --           --         --        (743)            --          --      (743)
                                              ------     --------   --------     -------       --------    --------  --------
Comprehensive income                              --           --     20,817         961             --          --    21,778
Issuance of common shares for RRP                 70          592         --          --           (592)         --        --
Amortization of restricted common stock
   compensation                                   --          215         --          --          1,947          --     2,162
Forfeiture of restricted common stock            (21)        (128)        --          --             87          --       (41)
Shares allocated to ESOP participants             --          625         --          --          1,822          --     2,447
Purchase of treasury stock                      (559)          --         --          --             --      (4,662)   (4,662)
Exercise of stock options                         87           --        (16)         --             --         657       641
Dividends paid, $0.30 per share                   --           --     (9,636)         --             --          --    (9,636)
                                              ------     --------   --------     -------       --------    --------  --------
BALANCE DECEMBER 31, 2002                     35,245      138,207    172,080       2,363        (19,724)    (18,357)  274,569
Comprehensive income:
   Net income                                     --           --     22,940          --             --          --    22,940
   Change in net unrealized gain (loss) on
      securities, net of taxes of $745            --           --         --      (1,239)            --          --    (1,239)
                                              ------     --------   --------     -------       --------    --------  --------
Comprehensive income                              --           --     22,940      (1,239)            --          --    21,701
Issuance of common shares for RRP                  2           23         --          --            (23)         --        --
Amortization of restricted common stock
   compensation                                   --          280         --          --          1,169          --     1,449
Forfeiture of restricted common stock             (1)          (7)        --          --              4          --        (3)
Shares allocated to ESOP participants             --        1,019         --          --          1,822          --     2,841
Purchase of treasury stock                    (1,320)          --         --          --             --     (12,385)  (12,385)
Exercise of stock options                        160            4        (96)         --             --       1,185     1,093
Dividends paid, $0.30 per share                   --           --     (9,429)         --             --          --    (9,429)
                                              ------     --------   --------     -------       --------    --------  --------
BALANCE DECEMBER 31, 2003                     34,086      139,526    185,495       1,124        (16,752)    (29,557)  279,836
Comprehensive income:
   Net income                                     --           --     17,865          --             --          --    17,865
   Change in net unrealized gain (loss) on
      securities, net of taxes of $33             --           --         --         (61)            --          --       (61)
                                              ------     --------   --------     -------       --------    --------  --------
Comprehensive income                              --           --     17,865         (61)            --          --    17,804
Shares allocated to ESOP participants             --        1,682         --          --          1,822          --     3,504
Purchase of treasury stock                    (3,797)          --         --          --             --     (47,814)  (47,814)
Exercise of stock options                        913        1,129     (1,137)         --             --       7,563     7,555
Dividends paid, $0.30 per share                   --           --     (8,533)         --             --          --    (8,533)
                                              ------     --------   --------     -------       --------    --------  --------
BALANCE DECEMBER 31, 2004                     31,202     $142,337   $193,690     $ 1,063       $(14,930)   $(69,808) $252,352
                                              ------     --------   --------     -------       --------    --------  --------

See Notes to Consolidated Financial Statements.


                                                                       EX. 13-16

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 Year ended December 31,
                                                            ---------------------------------
                                                               2004        2003        2002
                                                            ---------   ---------   ---------
                                                                      (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                  $  17,865   $  22,940   $  20,817
Adjustments to reconcile net income to net cash
   provided by operating activities:
      Provision for loan losses                                 9,370       3,179       3,578
      Net gains                                                (3,157)    (12,441)     (7,517)
      Amortization of premiums and accretion of discounts       4,608       6,340       2,119
      Depreciation and amortization                             2,943       3,544       2,948
      Federal Home Loan Bank stock dividends                     (919)       (855)       (932)
      (Increase) decrease in interest receivable               (1,002)      1,115         784
      Increase (decrease) in interest payable                     119        (156)     (1,951)
      (Increase) decrease in prepaid and other assets          (5,869)     (6,010)      3,827
      (Decrease) increase in other liabilities                 (3,133)      4,195      (7,758)
      (Increase) decrease in trading securities               (16,716)    (10,540)      3,292
      Amortization of restricted stock compensation                --       1,446       2,121
      (Increase) decrease in margin accounts                     (463)        421       6,170
      Net principal disbursed on loans held for sale         (155,664)   (427,426)   (253,261)
      Proceeds from sale of loans held for sale               176,609     454,499     231,712
      ESOP compensation                                         3,504       2,841       2,447
                                                            ---------   ---------   ---------
      Net cash from operating activities                       28,095      43,092       8,396
                                                            ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from principal repayments and maturities of:
      Securities available for sale                            76,282     153,112      82,821
      Securities held to maturity                                  --          --      25,679
   Proceeds from sale of:
      Securities available for sale                            63,021      22,325      45,096
      Securities held to maturity                                  --          --         932
      Loans                                                        --      93,983     108,895
      Commercial loan participations                           43,156       9,443       3,725
      Premises and equipment                                        2          --          27
      Real estate owned                                         1,932       1,820       1,379
    Purchases of:
      Securities available for sale                          (111,667)   (170,458)   (187,144)
      Securities held to maturity                                  --          --        (999)
      Bank owned life insurance                                    --     (20,000)         --
   Net cash paid for acquisition                                   --          --     (13,729)
   Net principal disbursed on loans                          (120,527)     (2,606)    (48,590)
   Loans purchased                                           (213,802)   (211,370)    (27,335)
   Purchases of premises and equipment                         (3,199)     (4,025)     (3,902)
                                                            ---------   ---------   ---------
      Net cash from investing activities                     (264,802)   (127,776)    (13,145)
                                                            ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in NOW, savings and money market accounts      17,174      17,935      50,574
   Net increase (decrease) in certificates of deposit          82,219     (75,475)    (63,816)
   Net increase in advance payments by borrowers
      for taxes and insurance                                   1,327       4,725           1
   Proceeds from Federal Home Loan Bank term advances          50,000      25,500      25,000
   Repayment of Federal Home Loan Bank term advances          (19,257)    (11,144)    (70,028)
   Net change in other borrowed funds                         114,297     114,083     (18,272)
   Dividends paid                                              (8,533)     (9,429)     (9,636)
   Proceeds from exercise of stock options                      6,420         941         365
   Purchase of treasury stock                                 (47,814)    (12,233)     (4,386)
                                                            ---------   ---------   ---------
      Net cash from financing activities                      195,833      54,903     (90,198)
                                                            ---------   ---------   ---------
Decrease in cash and cash equivalents                         (40,874)    (29,781)    (94,947)
Cash and cash equivalents, beginning of year                   81,155     110,936     205,883
                                                            ---------   ---------   ---------
Cash and cash equivalents, end of year                      $  40,281   $  81,155   $ 110,936
                                                            ---------   ---------   ---------

See Notes to Consolidated Financial Statements


                                                                       EX. 13-17

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

Nature of Operations

     United Community was incorporated under Ohio law in February 1998 by Home Savings in connection with the conversion of Home Savings from an Ohio mutual savings and loan association to an Ohio capital stock savings and loan association (Conversion). Upon consummation of the Conversion on July 8, 1998, United Community became the unitary savings and loan holding company for Home Savings. The business of Home Savings is providing consumer and business banking service to its market area in Ohio and western Pennsylvania. During 2003, Home Savings changed its charter to a state chartered savings bank. At the end of 2004, Home Savings was doing business through 36 full-service banking branches and 5 loan production offices. Loans and deposits are primarily generated from the areas where banking branches are located. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers' ability to repay their loans is dependent on the real estate and general economic conditions in our market area. Home Savings derives its income predominantly from interest on loans, securities, and to a lesser extent, non-interest income. Home Savings' principal expenses are interest paid on deposits, Federal Home Loan Bank advances, and normal operating costs. Consistent with internal reporting, Home Savings' operations are reported in one operating segment, which is banking services. On August 12, 1999, United Community acquired Butler Wick, the parent company for two wholly owned subsidiaries: Butler Wick & Co., Inc. and Butler Wick Trust Company. Butler Wick has 14 office locations providing a full range of investment alternatives for individuals, companies and not-for-profit organizations throughout Ohio and western Pennsylvania. Butler Wick's operations are reported in a separate operating segment, which is investment services.

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

Securities

     Securities are classified as available for sale or trading upon their acquisition. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at estimated fair value with the unrealized holding gain or loss reported in other comprehensive income. Securities classified as trading are held principally for resale in the near term and are recorded at fair market value with any changes in fair value included in income. Quoted market prices are used to determine the fair value of trading securities. Restricted securities such as Federal Home Loan Bank stock are carried at cost. Interest income includes amortization of purchase premium or discount on debt securities. Premiums or discounts are amortized on the level-yield method without anticipating prepayments. Gains and losses on sales are recorded on the trade date and are based on the amortized cost of the individual security sold.

     Securities are written down to fair value when a decline in fair value is other-than-temporary. Declines in the fair value of securities below their cost that are other-than-temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company's intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

     Loans held for sale consist of residential mortgage loans originated for sale and other loans which have been identified for sale. These loans are carried on the books at the lower of cost or fair market value, determined in the aggregate.

Loans

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the outstanding principle balance, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

     Interest income is reported on the level-yield method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 180 days delinquent unless the loan is well secured


                                                                       EX. 13-18
and in process of collection. Consumer loans are typically charged off no later than 180 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

     All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Nonaccrual loans are comprised principally of loans 90 days past due as well as certain loans which are less than 90 days past due, but where serious doubt exists as to the ability of the borrowers to comply with the repayment terms. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when future payments are reasonably assured.

Allowance for Loan Losses

     The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectablilty of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required based on an analysis using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations, estimated collateral values, general economic conditions in the market area and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

     The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers pools of other loans and is based on historical loss experience adjusted for current factors.

     A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the facts and circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer or residential loans for impairment disclosures.

Servicing Assets

     Servicing assets are recognized as separate assets when rights are acquired through purchase or sale of financial assets. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying assets.

     Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as original maturity, interest rate and loan type. Impairment is recognized through a valuation allowance for an individual tranche. If the Company later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to income.

     Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan, and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

Premises and Equipment

     Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Buildings and related components are depreciated and amortized using the straight-line method over the useful lives, ranging from 7 years to 40 years, (or term of the lease, if shorter) of the related assets. Furniture and fixtures are depreciated using the straight-line method with useful lives ranging from 3 to 7 years.

Real Estate Owned and Other Repossessed Assets

     Real estate owned, including property acquired in settlement of foreclosed loans, is carried at the lower of cost or estimated fair value less estimated cost to sell after foreclosure, establishing a new cost basis. If fair value declines after acquisition, a valuation allowance is recorded through expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense. Other repossessed assets are carried at the lower of cost or estimated fair value less estimated cost to sell after acquisition.


                                                                       EX. 13-19

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

Cash Surrender Value of Life Insurance

     Bank owned life insurance represents insurance on the lives of certain employees where Home Savings is the beneficiary. Bank owned life insurance provides a long-term asset to offset long-term benefit liabilities, while generating competitive investment yields. Bank owned life insurance is recorded at its cash surrender value, or the amount currently realizable. Increases in the Home Savings' policy cash value are tax exempt and death benefit proceeds received by Home Savings are tax-free. Income from these policies and changes in the cash surrender value are recorded in other income.

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

Stock Compensation

     Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to measure expense for options granted after 1994, using an option pricing model to estimate fair value.

     Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123.

                                             2004      2003      2002
                                           -------   -------   -------
                                                  (In thousands)
Net income as reported                     $17,865   $22,940   $20,817
Deduct: Stock-based compensation expense
   determined under fair value method        1,855     2,165     1,411
                                           -------   -------   -------
Pro forma net income                        16,010    20,775    19,406
                                           -------   -------   -------
Basic earnings per share as reported          0.61      0.73      0.65
Pro forma basic earnings per share            0.55      0.66      0.61
Diluted earnings per share as reported        0.60      0.72      0.65
Pro forma diluted earnings per share          0.54      0.65      0.61
                                           -------   -------   -------

     The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                   2004    2003    2002
                                  -----   -----   -----
Dividend yield                     2.27%   3.34%   4.00%
Expected stock price volatility   22.73%  48.31%  38.31%
Risk-free interest rate            3.18%   3.98%   5.01%
Expected option life (in years)       7      10      10
                                  -----   -----   -----


                                                                       EX. 13-20

Income Taxes

     Deferred income taxes, which result from temporary differences in the recognition of income and expense for financial statement and tax return purposes, are included in the calculation of income tax expense. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in income in the period that includes the enactment date.

     Deferred income tax assets and liabilities are recorded for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, based on the weight of available evidence, when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

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

Earnings Per Share

     Basic earnings per share (EPS) are based on the weighted average number of common shares outstanding during the year. Diluted EPS are based on the weighted average number of common shares and common share equivalents outstanding during the year. Unearned ESOP shares are not considered outstanding for this calculation. See further discussion at Note 21.

Statements of Cash Flows

     For purposes of the statement of cash flows, United Community considers all highly liquid investments with a term of three months or less to be cash equivalents. Net cash flows are reported for loan and deposit transactions, trading securities, margin accounts, short-term borrowings and advance payments by borrowers for taxes and insurance.

Loss Contingencies

     Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. See further discussion at Note 12.

Fair Value of Financial Instruments

     Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 17. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Comprehensive Income

     Comprehensive income consists of net income and unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

Execution, Settlement and Financing of Securities Transactions

     In the normal course of business, Butler Wick's activities involve the execution, settlement, and financing of various securities transactions. These activities may expose Butler Wick to risk in the event the customer is unable to fulfill its contractual obligations. Butler Wick maintains cash and margin accounts for its customers.

     Butler Wick's customer securities activities are transacted on either a cash or margin basis. In margin transactions, Butler Wick extends credit to its customers, subject to various regulatory and internal margin requirements, collateralized by cash and securities in customer's accounts. In connection with these activities, Butler Wick executes and clears customer transactions involving the sale of securities not yet purchased, all of which are transacted on a margin basis subject to individual exchange regulations. Such transactions may expose Butler Wick to significant off-balance-sheet risk in the event margin requirements are not sufficient to fully cover losses that customers may incur. In the event the customer fails to satisfy its obligations, Butler Wick may be required to purchase or sell financial instruments at prevailing market prices to fulfill the customer's obligations. Butler Wick seeks to control the risks associated with its customers' activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. Butler Wick monitors required margin levels daily and, pursuant to such guidelines, requires the customer to deposit additional collateral or to reduce security positions when necessary.

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


                                                                       EX. 13-21

     As a securities broker and dealer, all transactions purchased through margin accounts are collateralized. Butler Wick's exposure to credit risk associated with nonperformance in fulfilling contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets, which may impair the customer's ability to satisfy its obligations to Butler Wick.

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

New Accounting Standards

     Adoption of New Accounting Standards: On March 9, 2004, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 105, "Application of Accounting Principles to Loan Commitments" stating that the fair value of loan commitments accounted for as a derivative instrument under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", should not consider expected future cash flows related to servicing of the future loan. SAB 105 was effective for loan commitments accounted for as derivatives entered into after March 31, 2004. The Company adopted the provisions of SAB 105 as of April 1, 2004. The adoption of this standard did not have a material impact on the Company's financial position or results of operations.

     In March 2004, the Emerging Issues Task Force (EITF) arrived at a Consensus regarding EITF 03-1, "The Meaning of Other-Than-Temporary Impairment and Application to Certain Investments". This Consensus provides additional guidance on when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of impairment loss. It also requires additional disclosure for annual reporting periods ending after June 15, 2004 and for other reporting periods beginning after June 15, 2004. In September 2004, FASB issued Staff Position 03-1-1 which delayed the effective date for measurement and recognition guidance contained in paragraphs 10 through 20 of EITF 03-1 due to additional proposed guidance. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. The Company currently has investments where the current market value is less than the amortized cost. See Note 4 for further discussion and the impact on the Company's financial position and results of operations.

     In December 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." This SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and applies to all non-governmental entities, including non-for-profit organizations. This SOP does not apply to loans originated by the entity. This SOP is effective for loans acquired in fiscal years beginning on or before December 2004, and within the scope of Practice Bulletin 6, paragraphs 7 and 8 of this SOP, as they apply to decreases in cash flows expected to be collected, should it be applied prospectively for fiscal years beginning after December 15, 2004. The Company adopted this SOP as of January 1, 2004 with no material impact on its financial position or results of operations.

     In December 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46(R), "Consolidation of Variable Interest Entities," (FIN 46-R). FIN 46-R requires that subsidiaries defined as variable interest entities be consolidated by the enterprise that will absorb the majority of the entities' expected losses if they occur, receive a majority of the variable interest entities' residual returns if they occur, or both. The Company has no subsidiaries that are considered to be variable interest entities, so the adoption of FIN 46-R had no impact.

     Newly Issued But Not Yet Effective Standards: FASB Statement No. 123(R), "Share Based Payment" is concerned with an entities expensing of stock options as an ordinary expense. It becomes effective for the Company beginning July 1, 2005. To the extent the Company makes future grants of stock options, compensation expense will increase by the estimated fair value of options granted.

Operating Segments

     Internal financial information is primarily reported and aggregated in two lines of business, banking services and investment services.

Dividend Restriction

     Banking regulations require maintaining certain capital levels and may limit the dividends paid by Home Savings to the holding company or by the holding company to shareholders. These restrictions currently pose no practical limit on the ability of the bank or holding company to pay dividends at historical levels. See Note 15 for further discussion.

Reclassifications

     Some items in the prior year financial statements were reclassified to conform to the current presentation.


                                                                       EX. 13-22

2.   ACQUISITIONS

     On April 1, 2002, United Community acquired all of the capital stock of Potters Financial Corporation, the holding company for Potters Bank, an Ohio-chartered state savings bank. Potters Bank was merged into Home Savings. The assets acquired consisted principally of loans and securities.

     United Community accounted for the acquisition as a purchase and has included Potters' results of operations from the effective date of the acquisition in its 2002 financial statements. Based on Potters 991,546 outstanding shares, the acquisition was valued at $23.6 million, which was paid in cash. The excess of the aggregate purchase price over the fair market value of net identifiable assets acquired, or goodwill, was approximately $11.7 million. In accordance with SFAS No. 142, goodwill is not amortized, but instead is evaluated for impairment. The core deposit intangible asset acquired is subject to amortization on an accelerated basis over an estimated life of 20 years. Because the merger was structured as a tax free exchange, none of the goodwill is expected to be deductible for tax purposes.

3.   CASH AND CASH EQUIVALENTS

     Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. These reserves, which consisted of vault cash and deposits at the Federal Reserve Bank, totaled approximately $10.7 million and $11.4 million at December 31, 2004 and 2003, respectively.

4.   SECURITIES

     The components of securities are as follows:

                                               December 31, 2004                    December 31, 2003
                                      ----------------------------------   ----------------------------------
                                                    Gross        Gross                   Gross        Gross
                                        Fair     Unrealized   Unrealized     Fair     Unrealized   Unrealized
                                       Value        Gains       Losses       Value       Gains       Losses
                                      --------   ----------   ----------   --------   ----------   ----------
                                                                   (In thousands)
Available for Sale
U.S. Treasury and agency securities   $ 88,317     $    7       $(417)     $ 58,748     $  199      $   (24)
Corporate notes                             --         --          --         5,062         38           --
Tax exempt municipal obligation              7          1          --            10          2           --
Equity securities                        7,169      1,459          --         8,930      1,453         (902)
Mortgage-related securities            102,911        869        (364)      154,775      1,158         (273)
                                      --------     ------       -----      --------     ------      -------
Total                                 $198,404     $2,336       $(781)     $227,525     $2,850      $(1,199)
                                      ========     ======       =====      ========     ======      =======

     Debt securities available for sale by contractual maturity, repricing or expected call date are shown below:

                                        December 31, 2004
                                           Fair Value
                                        -----------------
                                          (In thousands)
Due in one year or less                     $ 20,994
Due after one year through five years         67,330
Mortgage-related securities                  102,911
                                            --------
   Total                                    $191,235
                                            ========

Since equity securities do not have a contractual maturity, they are excluded from the table above.

     Proceeds, gross realized gains, losses and impairment charges of available for sale securities were as follows:

                       2004      2003      2002
                     -------   -------   -------
                            (In thousands)
Proceeds             $63,021   $22,325   $45,096
Gross gains            1,425       847     2,127
Gross losses              15         8        --
Impairment charges     1,402        --        --
                     -------   -------   -------

     Securities pledged for public funds deposits were approximately $19.0 million and $12.9 million at December 31, 2004 and 2003, respectively. See further discussion regarding pledged securities in Note 11.


                                                                       EX. 13-23

     United Community's trading securities are carried at fair value and consist of the following:

                                             2004      2003
                                           -------   -------
Debt Securities:
   Obligations of U.S. government          $28,587   $ 1,061
   State and municipal obligations           1,657    10,102
   Corporate bonds, debentures and notes        60       366
   Mutual funds                              2,012     4,071
                                           -------   -------
Total trading securities                   $32,316   $15,600
                                           -------   -------

     Investments with a continuous unrealized loss position are as follows at December 31, 2004:

                                             Less than 12 months        12 months or more               Total
                                           -----------------------   -----------------------   -----------------------
                                                        Unrealized                Unrealized                Unrealized
                                           Fair value      loss      Fair value      loss      Fair value      loss
                                           ----------   ----------   ----------   ----------   ----------   ----------
                                                                          (In thousands)
Description of securities:
U.S. Treasury obligations and direct
   obligations of US government
   agencies                                  $79,091      $(417)       $   --       $  --       $ 79,091      $(417)
Mortgage-related securities                   18,311       (216)        8,016        (148)        26,327       (364)
                                             -------      -----        ------       -----       --------      -----
   Total temporarily impaired securities     $97,402      $(633)       $8,016       $(148)      $105,418      $(781)
                                             -------      -----        ------       -----       --------      -----

     Investments in an unrealized loss position were as follows at December 31, 2003:

                                          Less than 12 months        12 months or more               Total
                                        -----------------------   -----------------------   -----------------------
                                                     Unrealized                Unrealized                Unrealized
                                        Fair value      loss      Fair value      loss      Fair value      loss
                                        ----------   ----------   ----------   ----------   ----------   ----------
                                                                       (In thousands)
Description of securities:
U.S. Treasury obligations and direct
   obligations of US government
   agencies                               $ 3,525      $ (24)       $   --        $  --       $ 3,525      $   (24)
Mortgage-related securities                35,678       (263)          223          (10)       35,901         (273)
                                          -------      -----        ------        -----       -------      -------
   Subtotal, debt securities               39,203       (287)          223          (10)       39,426         (297)
Equity securities                              --         --         4,098         (902)        4,098         (902)
                                          -------      -----        ------        -----       -------      -------
Total temporarily impaired securities     $39,203      $(287)       $4,321        $(912)      $43,524      $(1,199)
                                          -------      -----        ------        -----       -------      -------

     The securities that have been impaired less than twelve months include twenty-six U.S. treasury and agency positions along with three mortgage-related securities. These securities are currently temporarily impaired due to the current level of interest rates.

     There are two mortgage-related securities that have been impaired for a period greater than 12 months. Both of the securities are temporarily impaired due to the current level of interest rates and are rated AAA. The securities continue to pay down on schedule and management expects to receive all principal and interest owed on the securities.

     Home Savings owns $5.0 million par value of Fannie Mae preferred stock. During the fourth quarter of 2004, Home Savings recorded an other-than-temporary charge for the impairment of the Fannie Mae preferred stock, held in the available for sale portfolio, of $1.4 million, pretax. The Company recorded the charge because the market value of the stock has declined significantly in the fourth quarter, following several negative announcements by Fannie Mae involving regulatory actions, earnings restatements and management turnover. The Company concluded that these events made the likelihood of future price appreciation less certain in the near term and would extend the time period for a recovery of the Company's investment cost beyond previous estimates.


                                                                       EX. 13-24

5.   LOANS

     Portfolio loans consist of the following:

                                              December 31,
                                        -----------------------
                                           2004         2003
                                        ----------   ----------
                                             (In thousands)
Real Estate:
   One- to four-family residential      $  690,413   $  599,370
   Multifamily residential                 153,011      148,362
   Nonresidential                          289,755      291,588
   Land                                     14,701       14,147
Construction:
   One- to four-family residential         301,193      244,837
   Multifamily and non-residential          47,230       27,586
                                        ----------   ----------
      Total real estate                  1,496,303    1,325,890
Consumer                                   267,646      218,762
Commercial                                  68,523       48,570
                                        ----------   ----------
      Total loans                        1,832,472    1,593,222
                                        ----------   ----------
Less:
   Allowance for loan losses                15,877       15,111
   Deferred loan fees (expenses), net          619        1,617
                                        ----------   ----------
      Total                                 16,496       16,728
                                        ----------   ----------
         Loans, net                     $1,815,976   $1,576,494
                                        ----------   ----------

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

                                                  December 31,
                            -------------------------------------------------------
                                       2004                        2003
                            --------------------------   --------------------------
                            Fixed Rate   Variable Rate   Fixed Rate   Variable Rate
                            ----------   -------------   ----------   -------------
                                                 (In thousands)
Commitments to make loans     $60,690       $304,371       $48,202       $230,683
Unused lines of credit         11,721        122,170         6,552        103,408

     Terms of the commitments in both years extend up to six months, but are generally less than two months. The fixed rate loan commitments have interest rates ranging from 5.125% to 18% and maturities ranging from six months to 30 years.

     At December 31, 2004 and 2003, there were $11.7 million and $7.6 million, respectively, of outstanding standby letters of credit. These are issued to guarantee the performance of a customer to a third party. Standby letters of credit are generally contingent upon the failure of the customer to perform according to the terms of an underlying contract with the third party.

     Home Savings' business activity is principally with customers located in Ohio. Except for residential loans in Home Savings' market area, Home Savings has no other significant concentrations of credit risk.


                                                                       EX. 13-25

Allowance for Loan Losses

     Changes in the allowance for loan losses are as follows:

                                             Year ended December 31,
                                           ---------------------------
                                             2004      2003      2002
                                           -------   -------   -------
                                                  (In thousands)
Balance, beginning of year                 $15,111   $15,099   $11,480
   Acquired from Potters Financial Corp.        --        --     1,869
   Provision for loan losses                 9,370     3,179     3,578
   Amounts charged off                      (9,060)   (3,340)   (1,967)
   Recoveries                                  456       173       139
                                           -------   -------   -------
Balance, end of year                       $15,877   $15,111   $15,099
                                           -------   -------   -------

     Nonaccrual loans were $20.9 million, $13.0 million and $14.4 million at December 31, 2004, 2003 and 2002. Restructured loans were $1.3 million, $1.9 million and $1.3 million at December 31, 2004, 2003 and 2002. Loans that are greater than ninety days past due and still accruing were $377,000 at December 31, 2004 and $1.3 million at December 31, 2003.

                                                                         As of or for the year ended
                                                                                December 31,
                                                                         ---------------------------
                                                                           2004     2003     2002
                                                                         -------   ------   ------
                                                                              (In thousands)
Impaired loans on which no specific valuation allowance was provided     $ 7,898   $4,366   $2,365
Impaired loans on which specific valuation allowance was provided          7,320    1,514    4,032
                                                                         -------   ------   ------
   Total impaired loans at year-end                                      $15,218   $5,880   $6,397
                                                                         -------   ------   ------
Specific valuation allowances on impaired loans at year-end                1,691      277    2,122
Average impaired loans during year                                        10,683    6,628    5,652
Interest income recognized on impaired loans during the year                 134      145      177
Interest income received on impaired loans during the year                   307      288      128
Interest income potential based on original contract terms of impaired
   loans                                                                     685      539      502
                                                                         -------   ------   ------

     Directors and officers of United Community, Home Savings and Butler Wick are customers of Home Savings in the ordinary course of business. The following describes loans to officers and/or directors of United Community, Home Savings and Butler Wick:

                                                         (In thousands)
                                                         --------------
Balance as of December 31, 2003                              $1,327
New loans to officers and/or directors                        1,508
Loan payments during 2004                                      (380)
Reductions due to changes in officers and/or directors
                                                               (294)
                                                             ------
Balance as of December 31, 2004                              $2,161
                                                             ------

6.   MORTGAGE BANKING ACTIVITIES

     Mortgage loans serviced for others, which are not reported in United Community's assets, totaled $667.0 million and $633.2 million at December 31, 2004 and 2003.

     Activity for capitalized mortgage servicing rights, included in other assets, was as follows:

                               2004      2003      2002
                             -------   -------   -------
                                    (In thousands)
Balance, beginning of year   $ 5,557   $ 3,603   $ 1,627
   Originations                1,629     4,448     2,979
Amortized to expense          (1,653)   (2,494)   (1,003)
                             -------   -------   -------
Balance, end of year         $ 5,533   $ 5,557   $ 3,603
                             -------   -------   -------

     Activity in the valuation allowance for mortgage servicing rights was as follows:

                             2004    2003   2002
                             ----   -----   ----
                                (In thousands)
Balance, beginning of year   $(76)  $  --   $ (22)
   Impairment charges          --    (415)   (100)
   Recoveries                  76     339     122
                             ----   -----   -----
Balance, end of year         $ --   $ (76)  $  --
                             ----   -----   -----


                                                                       EX. 13-26

     Key economic assumptions used in measuring the value of mortgage servicing rights at December 31, 2004 and 2003 were as follows:

                                    2004        2003
                                   ------      ------
Weighted average prepayment rate   281.39 PSA  277.99 PSA
Weighted average life (in years)     5.41        6.04
Weighted average discount rate          8%          8%

Amounts held in custodial accounts for investors amounted to $6.1 million and $5.6 million at December 31, 2004 and 2003, respectively.

7.   SECURITIZATIONS

     Home Savings sold $90.4 million in residential mortgage loans in securitization transactions in 2003. The securities received in these transactions were immediately sold. Gains of $4.2 million were recorded on the sales. Home Savings retained servicing responsibilities for the loans, for which it receives servicing fees approximating 0.40% of the outstanding balance of the loans. There were no securitizations during 2004.

     For the loans securitized in 2003, approximately $30.5 million of the loans had loan to value ratios greater than 80% and did not have sufficient mortgage insurance coverage on the delivery date. These loans were sold with recourse to Home Savings. This recourse obligation will terminate for each loan on June 30, 2005, provided that on that date, the applicable loan is not thirty days or more delinquent. If this criteria is not met, the recourse agreement on that loan will continue until such time as the loan becomes and remains current for a period of twelve consecutively scheduled monthly payments from the date of the last delinquency. Home Savings reduced the recorded gain from the securitizations by the fair value of the recourse obligation. As of December 31, 2004, approximately $18.2 million of these loans were still covered by the recourse obligation.

     Home Savings also services loans from securitizations prior to 2003. Certain of these loans are covered by recourse or indemnification provisions specific to those sales. At December 31, 2004, approximately $183,000 in loans are covered by recourse agreements and approximately $12.2 million in loans are covered by an indemnification agreement.

     Cash flows from all securitizations of mortgage loans were as follows:

                          2004     2003
                          ----   -------
                          (In thousands)
Securitization proceeds   $ --   $93,983
Servicing fees received    331       418


                                                                       EX. 13-27

     An analysis of the activity in securitizations serviced by Home Savings during 2004 and 2003 follows:

                                                       December 31,
                                                   --------------------
                                                     2004        2003
                                                   --------   ---------
                                                      (In thousands)
Balance at beginning of year:
   Principal balance of loans                      $128,761   $ 156,995
   Amortized cost of servicing rights                 1,005       1,350
   Servicing rights as a % of principal                0.78%       0.86%

New securitizations during the year:
   Principal balance of loans                            --      90,413
   Fair value of servicing rights                        --         741
   Servicing rights as a % of principal                 n/a        0.82%

Principal payments received on loans securitized    (41,348)   (118,647)

Balance at end of year:
   Principal balance of loans                        87,413     128,761
   Amortized cost of servicing rights                   626       1,005
   Servicing rights as a % of principal                0.72%       0.78%
                                                   --------   ---------

     In the securitization transactions, Home Savings retained residual interests in the form of servicing assets. The servicing assets represent the allocated value of retained servicing rights on the loans securitized.

                                                      December 31,
                                                     --------------
                                                      2004     2003
                                                     -----     ----
Other information at end of period:
   Weighted average rate of loans                     6.68%    6.73%
   Weighted average maturity of loans in months        272      284
   Principal balance of loans 30 days or more past
      due (in thousands)                             $ 611     $546
 Fair value assumptions
         Discount rate                                8.00%    8.00%
         Weighted average prepayment assumptions       295PSA   364PSA

     The following table indicates how the fair value of the servicing rights might decline if the assumptions change unfavorably in two different magnitudes:

                                     December 31,
                                    ---------------
                                     2004     2003
                                    ------   ------
                                    (In thousands)
Fair value at end of year           $1,078   $1,362
Weighted average life (in months)       58       69

Projected fair value based on:
   Increase in PSA of 50               981    1,251
   Increase in PSA of 100              901    1,157
                                    ------   ------

The effect of adverse changes is hypothetical and should not be extrapolated to other changes, as the effects are not linear.

8.   PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

                                                             December 31,
                                                  ----------------------------------
                                                  Estimated life     2004      2003
                                                  --------------   -------   -------
                                                            (In thousands)
Land                                                               $ 6,924   $ 6,188
Buildings                                         up to 39 years    17,215    16,483
Leasehold improvements                               10 years        1,421     1,110
Furniture and equipment                              3-5 years      15,964    15,833
                                                                   -------   -------
                                                                    41,524    39,614
Less: Accumulated depreciation and amortization                     20,731    19,104
                                                                   -------   -------
   Total                                                           $20,793   $20,510
                                                                   -------   -------


                                                                        EX 13-28

     Rent expense was $1.2 million for 2004, $1.0 million for 2003 and $924,000 for 2002. Rent commitments under noncancelable operating leases for offices were as follows, before considering renewal options that generally are present:

             (In thousands)
             --------------
2005             $1,199
2006                993
2007                823
2008                704
2009                541
Thereafter          425
                 ------
   Total         $4,685
                 ======

9.   GOODWILL AND INTANGIBLE ASSETS

Goodwill

Goodwill was $33,593 at December 31, 2004, 2003, and 2002.

Acquired Intangible Assets

                                                  As of December 31,
                                  -------------------------------------------------
                                            2004                      2003
                                  -----------------------   -----------------------
                                   Gross                      Gross
                                  Carrying    Accumulated   Carrying    Accumulated
                                   Amount    Amortization    Amount    Amortization
                                  --------   ------------   --------   ------------
                                                    (In thousands)
Amortized intangible assets:
   Core deposit intangibles        $8,952       $6,065       $8,952       $5,165
                                   ------       ------       ------       ------
      Total                        $8,952       $6,065       $8,952       $5,165
                                   ======       ======       ======       ======

Estimated amortization expense:
   For the year ended:

   December 31, 2005               $  666
   December 31, 2006                  512
   December 31, 2007                  400
   December 31, 2008                  313
   December 31, 2009                  246
                                   ------

     Aggregate amortization expense for the years ended December 31, 2004, 2003 and 2002, was $900,000, $1.3 million and $2.2 million, respectively.

10.  DEPOSITS

     Deposits consist of the following:

                                December 31,
                          -----------------------
                             2004         2003
                          ----------   ----------
                               (In thousands)
Checking accounts:
   Interest bearing       $  158,682   $  115,724
   Non-interest bearing       84,965       63,442
Savings accounts             308,187      312,210
Money market accounts        146,833      190,117
Certificates of deposit      824,285      742,205
                          ----------   ----------
Total deposits            $1,522,952   $1,423,698
                          ----------   ----------


                                                                        EX 13-29

     Interest expense on deposits is summarized as follows:

                                               Year Ended December 31,
                                             ---------------------------
                                               2004      2003      2002
                                             -------   -------   -------
                                                    (In thousands)
Interest bearing demand deposits and money
   market accounts                           $ 2,386   $ 3,113   $ 5,319
Savings accounts                               1,361     2,347     4,946
Certificates of deposit                       24,614    25,440    34,668
                                             -------   -------   -------
   Total                                     $28,361   $30,900   $44,933
                                             -------   -------   -------

     A summary of certificates of deposit by maturity follows:

                              December 31, 2004
                              -----------------
                                (In thousands)
Within 12 months                   $347,062
12 months to 24 months              167,623
Over 24 months to 36 months         128,619
Over 36 months to 48 months          82,713
Over 48 months                       98,268
                                   --------
   Total                           $824,285
                                   --------

     A summary of certificates of deposit with balances of $100,000 or more by maturity is as follows:

                                   December 31, 2004   December 31, 2003
                                   -----------------   -----------------
                                               (In thousands)
Three months or less                    $ 14,957           $ 29,027
Over three months to six months           17,954             11,986
Over six months to twelve months          33,132             23,711
Over twelve months                       113,339             83,686
                                        --------           --------
   Total                                $179,382           $148,410
                                        --------           --------

     Deposits in excess of $100,000 are not federally insured. Home Savings did not have brokered deposits for the years ended December 31, 2004 or 2003.

11.  OTHER BORROWED FUNDS

     The following is a summary of short-term borrowings:

                                                               December 31,
                                            -------------------------------------------------
                                                      2004                      2003
                                            -----------------------   -----------------------
                                                              (In thousands)
                                                         Weighted                  Weighted
                                             Amount    average rate    Amount    average rate
                                            --------   ------------   --------   ------------
Variable rate revolving lines of credit     $ 17,866       1.55%      $ 19,295       0.96%
Securities sold under repurchase
   agreements                                 41,105       1.92         19,394       1.22
Transaction loans; 30 year amortization;
   15 year balloon                             1,177       7.42          1,196       7.42
Federal Home Loan Bank term advances due
   in less than 1 year                        20,151       4.94         18,000       4.83
Overnight Federal Home Loan Bank advances    195,284       2.20        101,250       1.03
                                            --------                  --------
   Total short-term borrowings              $275,583                  $159,135
                                            --------                  --------

     The average balance of short-term borrowings during 2004 was $231.3 million and the maximum month-end balance during the year was $308.3 million.


                                                                       EX. 13-30

     The following is a summary of term Federal Home Loan Bank borrowings:

                         December 31,              December 31,
                             2004                      2003
                   -----------------------   -----------------------
                                     (In thousands)
                                Weighted                  Weighted
Year of Maturity    Amount    average rate    Amount    average rate
----------------   --------   ------------   --------   ------------
      2005         $     --         --%      $ 19,000       5.01%
      2006          127,000       4.53        122,000       4.60
      2007           30,500       5.01         15,500       3.64
      2008           21,500       3.69          1,500       2.93
      2009           10,000       3.56             --         --
      2010            1,500       3.54          1,500       3.54
   Thereafter        17,420       3.86         19,828       3.85
                   --------                  --------
Total long-term    $207,920                  $179,328
                   --------                  --------
Total borrowings   $483,503                  $338,463
                   --------                  --------

     Home Savings has available credit, subject to collateral requirements, with the Federal Home Loan Bank of $632.3 million, of which $423.4 million was used at December 31, 2004. All advances from the Federal Home Loan Bank of Cincinnati are secured by a blanket mortgage collateral agreement for 125% of outstanding advances, amounting to $529.3 million at December 31, 2004. Butler Wick has a revolving line of credit, which is fully collateralized by securities valued at $11.0 million and $24.0 million at December 31, 2004 and 2003, respectively. Securities valued at $25.0 million are being held as collateral for a repurchase agreement as of December 31, 2004. United Community has a revolving line of credit for $10.0 million at Key Bank. At December 31, 2004, this line had an outstanding balance of $3.5 million.

     At December 31, 2004, Butler Wick had $24.1 million in repurchase agreements outstanding with Lehman Brothers, Inc. under which Butler Wick sold government agency securities classified as available for sale with a fair value of $24.6 million. The securities underlying the repurchase agreements had a weighted average maturity of 1.7 years at December 31, 2004 and are callable at the option of either party. The securities are held at Lehman Brothers, Inc. There were no repurchase agreements outstanding at December 31, 2003.

     During 2002, United Community incurred approximately $1.3 million in costs associated with the early extinguishment of debt with the Federal Home Loan Bank. Management established that it was advantageous to extinguish debt early and incur the associated fees due to the current economic conditions and cash inflows from loans sold.

12.  LOSS CONTINGENCY

     In September 2003, an arbitration proceeding was initiated against Butler Wick and a broker employed by Butler Wick asserting certain claims. In January 2005, all parties and their legal counsel agreed in principle to a settlement of this matter. Finalization of the settlement is expected to be completed before the end of March 2005. The settlement amount, which is not material to the Company's financial condition or results of operations, has been accrued as of December 31, 2004.

     Home Savings is a party to litigation regarding a group of consumer loans made to parties who purchased boats from a boat dealer with whom Home Savings had a prior commercial loan relationship. Home Savings does not expect to incur any material losses arising in or out of that litigation.

     From time to time, the Company is involved in various lawsuits and claims which arise in the normal course of business. Some of these proceedings seek relief or damages that are substantial, and in some instances are filed as class actions. Nonetheless, based upon the advice of counsel, management is of the opinion that any liabilities that may result from these lawsuits and claims will not have a material effect.


                                                                       EX. 13-31

13.  INCOME TAXES

     The provision for income taxes consists of the following components:

             Year ended December 31,
           --------------------------
            2004      2003      2002
           ------   -------   -------
                 (In thousands)
Current    $9,914   $12,926   $11,986
Deferred     (811)     (361)   (1,210)
           ------   -------   -------
   Total   $9,103   $12,565   $10,776
           ======   =======   =======

     A reconciliation from tax at the statutory rate to the income tax provision is as follows:

                                                Year ended December 31,
                                   ------------------------------------------------
                                        2004             2003             2002
                                   --------------   --------------   --------------
                                   Dollars   Rate   Dollars   Rate   Dollars   Rate
                                   -------   ----   -------   ----   -------   ----
                                                    (In thousands)
Tax at statutory rate              $9,439    35.0%  $12,427   35.0%  $11,057   35.0%
Increase (decrease) due to:
   Tax exempt income                  (78)   (0.3)     (137)  (0.4)      (86)  (0.3)
   Change in valuation allowance       --      --        --     --      (400)  (1.3)
   Life insurance                    (308)   (1.1)     (170)  (0.5)       --     --
   State taxes                        (27)   (0.1)      (40)  (0.1)      (11)   (--)
   Other                               77     0.3       485    1.4       216    0.7
                                   ------    ----   -------   ----   -------   ----
Income tax provision               $9,103    33.8%  $12,565   35.4%  $10,776   34.1%
                                   ------    ----   -------   ----   -------   ----

     Significant components of the deferred tax assets and liabilities are as follows:

                                                         December 31,
                                                      -----------------
                                                        2004      2003
                                                      -------   -------
                                                        (In thousands)
Deferred tax assets:
   Loan loss reserves                                 $ 5,557   $ 5,289
   Postretirement benefits                              1,372     1,464
   Deferred loan fees                                     333       563
   ESOP shares released                                 1,257     1,162
   Compensation accruals                                  697     1,347
   Investment valuation                                   491        --
   Interest on non-accrual loans                          508       366
   Other                                                  342       312
                                                      -------   -------
      Deferred tax assets                              10,557    10,503
                                                      -------   -------

Deferred tax liabilities:
   Purchase accounting adjustments                      1,373     2,140
   Original issue discount                                694     1,388
   Federal Home Loan Bank stock dividends               5,448     5,126
   Unrealized gain on securities available for sale       572       606
   Mortgage servicing rights                            1,937     1,919
   Other                                                  704       340
                                                      -------   -------
   Deferred tax liabilities                            10,728    11,519
                                                      -------   -------
      Net deferred tax liability                      $  (171)  $(1,016)
                                                      -------   -------

     Retained earnings at December 31, 2004 include approximately $21.1 million for which no provision for federal income taxes has been made. This amount represents the tax bad debt reserve at December 31, 1987, which is the end of the Company's base year for purposes of calculating the bad debt deduction for tax purposes. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, the amount used will be added to future taxable income. The unrecorded deferred tax liability on the above amount at December 31, 2004 was approximately $7.3 million.

14.  SHAREHOLDERS' EQUITY

Dividends

     United Community's source of funds for dividends to its shareholders are earnings on its investments and dividends from Home Savings and Butler Wick. During the year ended December 31, 2004, United Community paid regular dividends in the amount of $8.5 million. While Home Savings' primary regulator is the FDIC, the OTS has regulations that impose certain restrictions on payments of dividends to United Community.


                                                                       EX. 13-32

     Home Savings must file an application with, and obtain approval from, the OTS (i) if the proposed distribution would cause total distributions for the calendar year to exceed net income for that year to date plus retained net income (as defined) for the preceding two years; (ii) if Home Savings would not be at least adequately capitalized following the capital distribution; (iii) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between Home Savings and the OTS or the FDIC, or any condition imposed on Home Savings in an OTS-approved application or notice. If Home Savings is not required to file an application, it must file a notice of the proposed capital distribution with the OTS. As of December 31, 2004, Home Savings had $20.6 million of retained earnings that could be distributed without requiring the prior approval of the OTS.

Other Comprehensive Income

     Other comprehensive income included in the Consolidated Statements of Shareholders' Equity consists solely of unrealized gains and losses on available for sale securities. The change includes reclassification of gains or losses on sales of securities of $540,000, $837,000 and $1.3 million for the years ended December 31, 2004, 2003 and 2002.

Liquidation Account

     At the time of the Conversion, Home Savings established a liquidation account, totaling $141.4 million, which was equal to its regulatory capital as of the latest practicable date prior to the Conversion. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for the accounts then held.

15.  REGULATORY CAPITAL REQUIREMENTS

     Home Savings is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on United Community. The regulations require Home Savings to meet specific capital adequacy guidelines and the regulatory framework for prompt corrective action that involve quantitative measures of Home Savings' assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. Home Savings' capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require Home Savings to maintain minimum amounts and ratios of Leverage (or
Core) and Tangible capital (as defined in the regulations) to adjusted total assets (as defined) and of total capital (as defined) to risk-weighted assets (as defined). Actual and required capital amounts and ratios are presented below.

                                                              As of December 31, 2004
                                           -------------------------------------------------------------
                                                                   Minimum       To Be Well Capitalized
                                                                   Capital       Under Prompt Corrective
                                                Actual          Requirements        Action Provisions
                                           ----------------   ----------------   -----------------------
                                            Amount    Ratio    Amount    Ratio       Amount    Ratio
                                           --------   -----   --------   -----      --------   -----
                                                                   (In thousands)
Total capital (to risk-weighted assets)    $196,145   10.79%  $145,408   8.00%      $181,761   10.00%
Tier 1 capital (to risk-weighted assets)    180,268    9.92          *      *        109,056    6.00
Leverage (Tier 1) capital (to adjusted
   total assets)                            180,268    8.36     86,204   4.00        107,755    5.00
Tangible capital (to adjusted
   total assets)                            180,268    8.36     32,326   1.50              *       *
                                           --------   -----   --------   ----       --------   -----

                                                              As of December 31, 2003
                                           --------------------------------------------------------------
                                                                   Minimum       To Be Well Capitalized
                                                                   Capital       Under Prompt Corrective
                                                 Actual         Requirements        Action Provisions
                                           ----------------   ----------------   ------------------------
                                            Amount    Ratio    Amount    Ratio        Amount    Ratio
                                           --------   -----   --------   -----       --------   -----
                                                                   (In thousands)
Total capital (to risk-weighted assets)    $172,271   10.56%  $130,465   8.00%       $163,081   10.00%
Tier 1 capital (to risk-weighted assets)    157,160    9.64          *      *          97,849    6.00
Leverage (Tier 1) capital (to adjusted
   total assets)                            157,160    8.22     76,465   4.00          95,581    5.00
Tangible capital (to adjusted
   total assets)                            157,160    8.22     28,674   1.50               *       *
                                           --------   -----   --------   -----       --------   -----

*    Ratio is not required under regulations.

     As of December 31, 2004 and 2003, the FDIC and OTS, respectively categorized Home Savings as well capitalized under the regulatory framework for Prompt Corrective Action. There are no conditions or events since that notification that management believes has changed the


                                                                       EX. 13-33

Company or Home Savings' categorization. To be categorized as well capitalized, Home Savings must maintain minimum Leverage, Tier 1 and total capital ratios as set forth in the table above.

     Management believes, as of December 31, 2004, that Home Savings meets all capital requirements to which it is subject. Events beyond management's control, such as fluctuations in interest rates or a downturn in the economy in areas in which Home Savings' loans and securities are concentrated, could adversely affect future earnings, and consequently Home Savings' ability to meet its future capital requirements.

     Butler Wick is subject to regulatory capital requirements set forth by the Securities and Exchange Commission's Uniform Net Capital Rule. Butler Wick has elected to use the alternative method, permitted by rule, which requires Butler Wick to maintain minimum net capital, as defined, equal to the greater of $250,000 or 2% of aggregate debit balances arising from customer transactions, as defined. The Net Capital Rule also provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5% of aggregate debits. At December 31, 2004, Butler Wick had net capital of $7.6 million, which was 44% of aggregate debit balances and $7.3 million in excess of required minimum net capital.

16.  BENEFIT PLANS

Postretirement Benefit Plans

     In addition to Home Savings' retirement plans, Home Savings sponsors a defined benefit health care plan that was curtailed in 2000 to provide postretirement medical benefits for employees who worked 20 years and attained a minimum age of 60 by September 1, 2000, while in service with Home Savings. The plan is unfunded and, as such, has no assets. Furthermore, the plan is contributory and contains minor cost-sharing features such as deductibles and coinsurance. In addition, postretirement life insurance coverage is provided for employees who were participants prior to December 10, 1976. The life insurance plan is non-contributory. Home Savings' policy is to pay premiums monthly, with no pre-funding. The benefit obligation was measured on December 31, 2004 and 2003. Information about changes in obligations of the benefit plan follows:

                                                Year ended December 31,
                                                -----------------------
                                                     2004      2003
                                                   -------   -------
                                                     (In thousands)
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year            $ 3,932   $ 3,686
Service cost                                             9         6
Interest cost                                          245       226
Actuarial (gain)/loss                                 (140)      288
Benefits paid                                         (304)     (274)
                                                   -------   -------
Benefit obligation at end of the year              $ 3,742   $ 3,932
                                                   -------   -------
Funded status of the plan                          $(3,742)  $(3,932)
Unrecognized net gain from past experience
   different from that assumed and effects of
   changes in assumptions                             (173)      (34)
Prior service cost not yet recognized in net
   periodic benefit cost                                (6)       (6)
                                                   -------   -------
Accrued benefit cost                               $(3,921)  $(3,972)
                                                   -------   -------


                                                                       EX. 13-34

Components of net periodic benefit cost/(gain) are as follows:

                                                      Year Ended December 31,
                                                      -----------------------
                                                        2004    2003    2002
                                                       -----   -----   -----
                                                           (In thousands)
Service cost                                           $   9   $   6   $  19
Interest cost                                            245     226     256
Expected return on plan assets                            --      --      --
Net amortization of prior service cost                    (1)     (1)     (1)
Recognized net actuarial gain                             --     (15)     --
                                                       -----   -----   -----
Net periodic benefit cost/(gain)                       $ 253   $ 216   $ 274
                                                       -----   -----   -----
Assumptions used in the valuations were as follows:
   Weighted average discount rate                       5.75%   6.00%   6.75%
                                                       -----   -----   -----

     The weighted-average annual assumed rate of increase in the per capita cost of coverage benefits (i.e., health care cost trend rate) used in the 2004 valuation was 12% and was assumed to decrease to 5.5% for the year 2011 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trend rates would have the following effects as of December 31, 2004:

                                                           1 Percentage     1 Percentage
                                                          Point Increase   Point Decrease
                                                          --------------   --------------
                                                                  (In thousands)
Effect on total of service and interest cost components        $ 24            $ (22)
Effect on the postretirement benefit obligation                 356             (331)
                                                               ----            -----

The Company anticipates contributions to the plan to fund benefits paid will aggregate $2.9 million over the next ten years as follows:

     2005   $  297,000
     2006      264,000
     2007      279,000
     2008      284,000
     2009      293,000
2010-2014    1,483,000
            ----------
    Total   $2,900,000
            ==========

401(k) Savings Plan

     Home Savings sponsors a defined contribution 401(k) savings plan, which covers substantially all employees. Under the provisions of the plan, Home Savings' matching contribution is discretionary and may be changed from year to year. For 2004, 2003 and 2002, Home Savings' match was 50% of pre-tax contributions, up to a maximum of 6% of the employees' base pay. Participants become 100% vested in Home Savings contributions upon completion of three years of service. For the years ended 2004, 2003 and 2002, the expense related to this plan was approximately $458,000, $433,000 and $396,000, respectively.

     Butler Wick also sponsors a defined contribution 401(k) savings plan, which covers substantially all employees. Under the provisions of the plan, Butler Wick's matching contribution is discretionary and may be changed from year to year. For 2004, 2003 and 2002, Butler Wick's match was 25% of pre-tax contributions, up to a maximum of 6% of the employees' base pay. Participants become 100% vested in Butler Wick contributions upon completion of six years of service. For the years ended 2004, 2003 and 2002, the expense related to this plan was approximately $157,000, $133,000 and $132,000, respectively.

Employee Stock Ownership Plan

     In conjunction with the Conversion, United Community established an Employee Stock Ownership Plan (ESOP) for the benefit of the employees of United Community and Home Savings. All full-time employees who meet certain age and years of service criteria are eligible to participate in the ESOP. An ESOP is a tax-qualified retirement plan designed to invest primarily in the stock of United Community. The ESOP borrowed $26.8 million from United Community to purchase 2,677,250 shares in conjunction with the conversion. The term of the loan is 15 years and is being repaid primarily with contributions from Home Savings to the ESOP. Additionally, 1,598,810 shares were purchased with the return of capital distribution in 1999.

     The loan is collateralized by the shares of common stock held by the ESOP. As the note is repaid, shares are released from collateral based on the proportion of the payment in relation to total payments required to be made on the loan. The shares released from collateral are then allocated to participants on the basis of compensation as described in the plan. Compensation expense is determined by multiplying the average per share market price of United Community's stock during the period by the number of shares to be released. United Community recognized approximately $3.5 million, $2.8 million and $2.4 million in compensation expense for the years ended December 31, 2004, 2003 and 2002, respectively, related to the ESOP. Unallocated shares are considered neither outstanding shares for computation of basic earnings per share nor potentially dilutive securities for computation of diluted earnings per share. Dividends on unallocated ESOP shares are reflected


                                                                       EX. 13-35
as a reduction in the loan (and Home Savings' contribution is reduced accordingly). Shares released or committed to be released for allocation during the years ended December 31, 2004, 2003 and 2002 totaled 294,802, 294,802 and 294,802 and had a combined fair market value of $9.9 million. Shares remaining not released or committed to be released for allocation at December 31, 2004 totaled 2,416,159 million and had a market value of approximately $27.1 million.

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

    In August 1999, United Community awarded 1,342,334 common shares to eligible individuals. Approximately one-fifth of the number of shares awarded, or 268,638 shares, vested on the date of grant. The remaining 1,073,696 shares vested ratably on each of the first four anniversary dates of the plan. In August 2000, United Community awarded 46,291 common shares to eligible individuals. Approximately two-fifths of the number of shares awarded, or 18,517 shares, vested on the date of grant. The remaining 27,774 shares vested ratably on each of the first three anniversary dates of the plan. In August 2002, United Community awarded 69,677 common shares to eligible individuals. Approximately one-half of the shares awarded, or 34,839 shares, vested on the date of grant. The remaining 34,838 shares vested on the first anniversary date. In August 2003, United Community awarded 2,376 common shares to eligible individuals, all of which vested immediately upon grant. As of December 31, 2004 and 2003, there are no shares available for future grants.

     The aggregate fair market value of the unvested RRP shares is considered unearned compensation at the time of grant and is amortized over the vesting period. There was no compensation expense recognized in 2004 as all shares granted had previously vested. Compensation expense recognized in 2003 and 2002 related to the RRP was $1.2 million and $1.9 million.

Retention Plan

     In connection with the Butler Wick acquisition, United Community established and funded a $3.7 million retention plan into a Rabbi Trust. Participants in the retention plan became vested in their benefits after five years of service, subject to acceleration in the event of a change in control of United Community or Butler Wick. If a participant voluntarily leaves the employ of Butler Wick or a subsidiary, or is terminated for cause, before the expiration of the five-year vesting period, the participant will forfeit all funds in the plan. If a participant dies, becomes disabled or retires at or after age 65 and prior to the expiration of the five-year vesting period, the participant, or the participant's estate, will be entitled to receive the funds allocated to him or her under the plan, increased for any earnings or reduced for any loss on such funds, at the end of the five-year vesting period. Retention plan expense, including fair value adjustments related to the assets in the Rabbi Trust, was $582,000, $1.6 million and $126,000 for 2004, 2003 and 2002.

     Participants in the plan were permitted to select various mutual funds into which participants could direct their investments. Each participant was able to select up to four of these mutual funds in order to diversify his or her allocations, and was permitted to make changes in fund selections periodically. Participants were permitted to elect a lump sum distribution at vesting, or a distribution in equal annual installments over a period of time not to exceed five years. To the extent that the participant elected to be paid in installments, his or her account will continue to be credited with investment gains and debited with investment losses until his or her full investment is distributed from the plan. The Company accrued the deferred compensation obligation prorata over the vesting period through a charge to compensation expense. Plan assets are included in trading securities in the Company's financial statements and are recorded at fair value. Final vesting occurred on August 12, 2004 and approximately 56% of plan assets were distributed at that time. Until the final distribution is made, the Company will continue to record income or expense as the market value of the remaining plan assets and corresponding liability to participants fluctuates. Plan assets amounted to $2.0 million and $4.1 million at December 31, 2004 and 2003, respectively.

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

     The Incentive Plan provides for the grant of options, which may qualify as either incentive or nonqualified stock options. The incentive plan provides that option prices will not be less than the fair market value of the stock at the grant date. The maximum number of common shares that may be issued under the plan is 3,471,562, all of which have been granted as of December 31, 2004. All of the options awarded became exercisable on the date of grant. The option period expires 10 years from the date of grant. A summary of activity in the plan is as follows:


                                                                       EX. 13-36

                                                                 As of December 31,
                                         ------------------------------------------------------------------
                                                 2004                   2003                   2002
                                         --------------------   --------------------   --------------------
                                                     Weighted               Weighted               Weighted
                                                      average                average                average
                                                     exercise               exercise               exercise
                                           Shares      price      Shares      price      Shares      price
                                         ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning of year         2,468,622    $ 7.60    1,909,615     $7.01    1,307,496     $6.79
Granted                                    754,403     12.73      742,654      8.97      715,710      7.40
Exercised                                 (913,277)     7.03     (171,873)     7.08      (75,538)     6.84
Forfeited                                       --        --      (11,774)     7.86      (38,053)     6.93
                                         ---------    ------    ---------     -----    ---------     -----
Outstanding at end of year               2,309,748      9.49    2,468,622      7.60    1,909,615      7.01
                                         ---------    ------    ---------     -----    ---------     -----

Options exercisable at year end          2,309,748    $ 9.49    2,468,622     $7.60    1,909,615     $7.01
                                         ---------    ------    ---------     -----    ---------     -----

Weighted-average fair value of options
   granted during year                                $ 3.13                  $3.65                  $2.44
                                                      ------                  -----                  -----

     Outstanding stock options have a weighted average remaining life of 7.79 years and may be exercised on the range of $6.66 to $12.73.

17.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Loans held for sale--The fair value of loans held for sale is based on market quotes.

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

Borrowed funds--For short-term borrowings, fair value is estimated to be carrying value. The fair value of other borrowings is based on current rates for similar financing.

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

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2004 and 2003, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such


                                                                       EX. 13-37
amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                                                       December 31, 2004         December 31, 2003
                                                    -----------------------   ----------------------
                                                     Carrying       Fair       Carrying       Fair
                                                       Value        Value        Value       Value
                                                    ----------   ----------   ----------   ---------
                                                                     (In thousands)
ASSETS:
   Cash and cash equivalents                        $   40,281   $   40,281   $   81,155      81,155
   Securities:
      Trading                                           32,316       32,316       15,600      15,600
      Available for sale                               198,404      198,404      227,525     227,525
   Loans held for sale                                  59,099       59,383       37,715      37,824
   Loans, net                                        1,815,976    1,838,983    1,576,494   1,603,241
   Margin accounts                                      14,851       14,851       14,388      14,388
   Federal Home Loan Bank stock                         22,842       22,842       21,924      21,924
   Accrued interest receivable                           9,445        9,445        8,443       8,443
LIABILITIES:
   Deposits:
      Checking, savings and money market accounts     (698,667)    (698,667)    (681,493)   (681,493)
      Certificates of deposit                         (824,285)    (834,086)    (742,205)   (758,894)
   Other borrowed funds                               (483,503)    (485,400)    (338,463)   (344,703)
   Advance payments by borrowers for taxes
      and insurance                                    (12,048)     (12,048)     (10,721)    (10,721)
   Accrued interest payable                             (1,089)      (1,089)        (970)       (970)
                                                    ----------   ----------   ----------   ---------

18.  STATEMENT OF CASH FLOWS SUPPLEMENTAL DISCLOSURE

     Supplemental disclosures of cash flow information are summarized below:

                                                                          Year Ended December 31,
                                                                        ---------------------------
                                                                          2004      2003      2002
                                                                        -------   -------   -------
                                                                               (In thousands)
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
      Interest on deposits and borrowings, net of amounts capitalized   $40,259   $40,408   $56,093
      Interest capitalized on borrowings                                     19        21        --
      Income taxes                                                       12,938    14,570    11,878
Supplemental schedule of noncash activities:
      Loans transferred to held for sale                                 39,479    11,341     8,418
      Transfers from loans to real estate owned                           2,356     2,224     2,025
      Securities held to maturity transferred to available for sale          --        --    54,927
                                                                        -------   -------   -------


                                                                       EX. 13-38

19.  PARENT COMPANY FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                       December 31,
                                                   -------------------
                                                     2004       2003
                                                   --------   --------
                                                      (In thousands)
ASSETS
   Cash and deposits with banks                    $    819   $  1,082
   Federal funds sold and other                          14     43,213
                                                   --------   --------
      Total cash and cash equivalents                   833     44,295
   Securities:
      Trading                                         1,990      4,071
      Available for sale                              3,570      4,832
   Note receivable inter-company                     18,523     20,071
   Accrued interest receivable                           --          1
   Investment in subsidiary-Home Savings            216,840    195,222
   Investment in subsidiary-Butler Wick              16,764     15,388
   Other assets                                       1,286        535
                                                   --------   --------
      TOTAL ASSETS                                 $259,806   $284,415
                                                   --------   --------
LIABILITIES AND SHAREHOLDERS' EQUITY
   Other borrowed funds                            $  3,500   $     --
   Accrued interest payable                               3         --
   Accrued expenses and other liabilities             3,951      4,577
                                                   --------   --------
      Total liabilities                               7,454      4,577
                                                   --------   --------
   TOTAL SHAREHOLDERS' EQUITY                       252,352    279,836
                                                   --------   --------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $259,806   $284,415
                                                   --------   --------

CONDENSED STATEMENTS OF INCOME

                                                          Year ended December 31,
                                                        ---------------------------
                                                          2004      2003      2002
                                                        -------   -------   -------
                                                                (In thousands)
INCOME
   Cash dividends from subsidiary                       $    --   $22,000   $30,000
   Interest income                                        1,680     1,871     2,191
   Non-interest income                                    1,086       873      (574)
                                                        -------   -------   -------
      Total income                                        2,766    24,744    31,617
EXPENSES
   Interest expense                                          14        --        --
   Non-interest expenses                                  1,339       984       988
                                                        -------   -------   -------
      Total expenses                                      1,353       984       988
                                                        -------   -------   -------
Income before income taxes                                1,413    23,760    30,629
Income taxes                                                558       692       238
                                                        -------   -------   -------
Income before equity in undistributed net earnings of
   subsidiaries                                             855    23,068    30,391
Equity in undistributed net earnings of subsidiaries     17,010      (128)   (9,574)
                                                        -------   -------   -------
      Net income                                        $17,865   $22,940   $20,817
                                                        -------   -------   -------


                                                                       EX. 13-39

CONDENSED STATEMENTS OF CASH FLOWS

                                                                 Year ended December 31,
                                                             ------------------------------
                                                               2004       2003       2002
                                                             --------   --------   --------
                                                                     (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                                $ 17,865   $ 22,940   $ 20,817
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Equity in undistributed earnings of the subsidiaries    (17,010)       128      9,574
      Amortization of premiums and accretion of discounts          --         --         15
      Security gains                                             (948)        --        (76)
      Decrease (increase) in trading securities                 2,081       (916)       614
      Decrease (increase) in interest receivable                    1         10        (10)
      (Increase) decrease in other assets                        (751)      (519)     4,333
      Increase in accrued interest payable                          3         --         --
      (Decrease) increase in other liabilities                 (1,228)    (1,764)     1,774
                                                             --------   --------   --------
         Net cash from operating activities                        13     19,879     37,041
                                                             --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from principal repayments and maturities of:
      Securities available for sale                                --         --      3,708
   Proceeds from sale of:
      Securities available for sale                             2,322         --        162
   Purchases of:
      Securities available for sale                              (105)      (527)    (4,357)
   ESOP loan repayment                                            735        534        335
                                                             --------   --------   --------
         Net cash from investing activities                     2,952          7       (152)
                                                             --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends paid                                              (8,533)    (9,429)    (9,636)
   Net increase in borrowed funds                               3,500         --         --
   Purchase of treasury stock                                 (47,814)   (12,233)    (4,386)
   Exercise of stock options                                    6,420        941        365
                                                             --------   --------   --------
         Net cash from financing activities                   (46,427)   (20,721)   (13,657)
                                                             --------   --------   --------
(Decrease) increase in cash and cash equivalents              (43,462)      (835)    23,232
Cash and cash equivalents, beginning of year                   44,295     45,130     21,898
                                                             --------   --------   --------
Cash and cash equivalents, end of year                       $    833   $ 44,295   $ 45,130
                                                             --------   --------   --------

20.  SEGMENT INFORMATION

     United Community has two principal segments, banking and investment services. Banking provides consumer and corporate banking services. Investment services provide investment brokerage and a network of integrated financial services. The accounting policies of the segments are the same as those described in Note 1. Condensed statements of income and selected financial information by operating segment for the years ended December 31, 2004, 2003 and 2002 are as follows:


                                                                       EX. 13-40

                                   Banking Services   Investment Services   Eliminations      Total
                                   ----------------   -------------------   ------------   ----------
                                                             (In thousands)
2004
RESULTS OF OPERATIONS
   Total interest income              $  111,822            $ 1,619              --        $  113,441
   Total interest expense                 39,971                407              --            40,378
   Provision for loan losses               9,370                 --              --             9,370
   Net interest income after
      provision for loan losses           62,481              1,212              --            63,693
   Non-interest income                    11,629             24,480              --            36,109
   Non-interest expense                   48,348             24,486              --            72,834
                                      ----------            -------             ---        ----------
   Income before income taxes             25,762              1,206              --            26,968
   Income taxes                            8,698                405              --             9,103
                                      ----------            -------             ---        ----------
   Net income                         $   17,064            $   801              --        $   17,865
                                      ----------            -------             ---        ----------

SELECTED FINANCIAL INFORMATION
   Total assets                       $2,229,705            $58,089             $(6)       $2,287,788
   Capital expenditures                    2,928                271              --             3,199
   Depreciation and amortization           2,579                364              --             2,943
                                      ----------            -------             ---        ----------

2003
RESULTS OF OPERATIONS
   Total interest income              $  110,510            $ 1,153              --        $  111,663
   Total interest expense                 40,031                221              --            40,252
   Provision for loan losses               3,179                 --              --             3,179
   Net interest income after
      provision for loan losses           67,300                932              --            68,232
   Non-interest income                    18,795             22,050              --            40,845
   Non-interest expense                   50,277             23,295              --            73,572
                                      ----------            -------             ---        ----------
   Income before income taxes             35,818               (313)             --            35,505
   Income taxes                           12,675               (110)             --            12,565
                                      ----------            -------             ---        ----------
   Net income                         $   23,143            $  (203)             --        $   22,940
                                      ----------            -------             ---        ----------

SELECTED FINANCIAL INFORMATION
   Total assets                       $2,035,927            $37,958             $(2)       $2,073,883
   Capital expenditures                    3,714                311              --             4,025
   Depreciation and amortization           3,049                495              --             3,544
                                      ----------            -------             ---        ----------

2002
RESULTS OF OPERATIONS
   Total interest income              $  124,887            $ 1,073              --        $  125,960
   Total interest expense                 54,018                218              --            54,236
   Provision for loan losses               3,578                 --              --             3,578
   Net interest income after
      provision for loan losses           67,291                855              --            68,146
   Non-interest income                    12,442             19,364              --            31,806
   Non-interest expense                   48,878             19,481              --            68,359
                                      ----------            -------             ---        ----------
   Income before income taxes             30,855                738              --            31,593
   Income taxes                           10,515                261              --            10,776
                                      ----------            -------             ---        ----------
   Net income                         $   20,340            $   477              --        $   20,817
                                      ----------            -------             ---        ----------

SELECTED FINANCIAL INFORMATION
   Total assets                       $1,963,390            $26,748             $(7)       $1,990,131
   Capital expenditures                    3,656                246              --             3,902
   Depreciation and amortization           2,403                545              --             2,948
                                      ----------            -------             ---        ----------


                                                                       EX. 13-41

21.  EARNINGS PER SHARE

     Earnings per share are computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares determined for the basic computation plus the dilutive effect of potential common shares that could be issued under outstanding stock options and the RRP. Stock options for 754,403 shares were anti-dilutive for the year ended December 31, 2004. No stock options were anti-dilutive for the years ended December 31, 2003 and 2002.

                                            2004      2003      2002
                                          -------   -------   -------
                                           (In thousands, except per
                                                  share data)
BASIC EARNINGS PER SHARE:
Net income applicable to common stock     $17,865   $22,940   $20,817
Weighted average common shares
   outstanding                             29,185    31,353    31,859
                                          -------   -------   -------
Basic earnings per share                  $  0.61   $  0.73   $  0.65
                                          -------   -------   -------

DILUTED EARNINGS PER SHARE:
Net income applicable to common stock     $17,865   $22,940   $20,817
Weighted average common shares
   outstanding                             29,185    31,353    31,859
Dilutive effect of restricted stock            --        --       130
Dilutive effect of stock options              420       431       336
                                          -------   -------   -------
Weighted average common shares
   outstanding for dilutive computation    29,605    31,784    32,325
                                          -------   -------   -------
Diluted earnings per share                $  0.60   $  0.72   $  0.65
                                          -------   -------   -------

22.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table presents summarized quarterly data for each of the years indicated.

                                               (Unaudited)
                            ------------------------------------------------
                             First     Second    Third     Fourth
                            Quarter   Quarter   Quarter   Quarter     Total
                            -------   -------   -------   -------   --------
                                  (In thousands, except per share data)
2004:
Total interest income       $27,075   $27,639   $28,986   $29,741   $113,441
Total interest expense        9,067     9,488    10,497    11,326     40,378
                            -------   -------   -------   -------   --------
Net interest income          18,008    18,151    18,489    18,415     73,063
Provision for loan losses       459     1,369     9,226    (1,684)     9,370
Non-interest income          10,331     8,666     8,678     8,434     36,109
Non-interest expense         19,514    17,770    17,718    17,832     72,834
Income taxes                  2,893     2,676        29     3,505      9,103
                            -------   -------   -------   -------   --------
Net income                  $ 5,473   $ 5,002   $   194   $ 7,196   $ 17,865
                            -------   -------   -------   -------   --------
Earnings per share:
   Basic                    $  0.18   $  0.17   $  0.01   $  0.25   $   0.61
   Diluted                     0.18      0.17      0.01      0.24       0.60
                            -------   -------   -------   -------   --------

     The change in the provision for loan losses between the second and third quarter was primarily a result of the Company's determination that impairment charges were necessary in the third quarter on certain consumer loans having similar characteristics and loans to a commercial customer that relate to the aforementioned consumer loans. The increase in the provision for loan losses had a direct effect on pretax income, causing lower pretax income in the third quarter and, subsequently, lower income tax expense. The change between the second and third quarters was partially offset in the fourth quarter as management continued to evaluate the level of collateral securing delinquent one-to four-family residential mortgage loans. Additionally, specific reserves assigned to certain commercial loans were deemed to be no longer necessary because of improved credit quality and adequate collateral coverage. As a result, the provision for loan losses decreased, pretax income increased and the provision for income taxes increased. See Management's Discussion and Analysis as well as Note 5, "Loans" for more details on the provision for loan losses and
Note 13, "Income Taxes" for more detail on the provision for income taxes.


                                                                       EX. 13-42

                             First     Second    Third     Fourth
                            Quarter   Quarter   Quarter   Quarter     Total
                            -------   -------   -------   -------   --------
                                  (In thousands, except per share data)
2003:
Total interest income       $29,741   $28,304   $27,045   $26,573   $111,663
Total interest expense       11,232    10,177     9,515     9,328     40,252
                            -------   -------   -------   -------   --------
Net interest income          18,509    18,127    17,530    17,245     71,411
Provision for loan losses       696     1,702       571       210      3,179
Non-interest income           7,975    13,169    10,303     9,398     40,845
Non-interest expense         18,155    18,729    18,369    18,319     73,572
Income taxes                  2,653     3,837     3,110     2,965     12,565
                            -------   -------   -------   -------   --------
Net income                  $ 4,980   $ 7,028   $ 5,783   $ 5,149   $ 22,940
                            -------   -------   -------   -------   --------
Earnings per share:
   Basic                    $  0.16   $  0.22   $  0.18   $  0.17   $   0.73
   Diluted                     0.16      0.22      0.17      0.17       0.72
                            -------   -------   -------   -------   --------


                                                                       EX. 13-43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON FINANCIAL STATEMENTS

To the Shareholders and Board of Directors
United Community Financial Corp.
Youngstown, Ohio

We have audited the accompanying consolidated statements of financial condition of United Community Financial Corp. as of December 31, 2004 and 2003 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2004. These financial statements are the responsibility of United Community Financial Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Community Financial Corp. as of December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.


                                        /s/ Crowe Chizek and Company LLC
                                        ----------------------------------------
                                        Crowe Chizek and Company LLC

Columbus, Ohio
February 17, 2005

                                                                       EX. 13-44