Form 10-K, Exhibit 13
period 2005-12-31
UNITED COMMUNITY FINANCIAL CORP
filed 2006-03-15
CIK 707886

                                                                               .
                                                                               .
                                                                               .

                                   EXHIBIT 13

SELECTED FINANCIAL AND OTHER DATA

Selected financial condition data:

                                                                 At December 31,
                                         --------------------------------------------------------------
                                            2005         2004         2003         2002         2001
                                         ----------   ----------   ----------   ----------   ----------
                                                             (Dollars in thousands)
Total assets                             $2,528,850   $2,287,788   $2,073,833   $1,990,131   $1,944,780
Cash and cash equivalents                    37,545       40,281       81,155      110,936      205,883
Securities:
   Trading, at fair value                    10,812       32,316       15,600        5,060        8,352
   Available for sale, at fair value        201,870      198,404      227,525      237,268      118,150
   Held to maturity, at amortized cost           --           --           --           --       80,496
Loans held for sale                          29,109       59,099       37,715       45,825       20,192
Loans, net                                2,097,433    1,815,976    1,576,494    1,478,213    1,406,479
Federal Home Loan Bank stock, at cost        24,006       22,842       21,924       21,069       18,760
Cash surrender value of life insurance       22,260       21,406       20,496           --           --
Deposits                                  1,681,844    1,522,952    1,423,698    1,481,901    1,383,418
Borrowed funds                              550,763      483,503      338,463      210,024      271,631
Total shareholders' equity                  264,735      252,352      279,836      274,569      261,880

Summary of earnings:

                                                     Year ended December 31,
                                      ----------------------------------------------------
                                        2005       2004       2003       2002       2001
                                      --------   --------   --------   --------   --------
                                                     (Dollars in thousands)
Interest income                       $136,052   $113,441   $111,663   $125,960   $113,989
Interest expense                        57,296     40,378     40,252     54,236     57,047
                                      --------   --------   --------   --------   --------
Net interest income                     78,756     73,063     71,411     71,724     56,942
Provision for loan losses                3,028      9,370      3,179      3,578      2,495
                                      --------   --------   --------   --------   --------
Net interest income after provision
   for loan losses                      75,728     63,693     68,232     68,146     54,447
Non-interest income                     38,260     36,109     40,845     31,806     28,449
Non-interest expenses                   78,881     72,834     73,572     68,359     57,708
                                      --------   --------   --------   --------   --------
Income before income taxes              35,107     26,968     35,505     31,593     25,188
Income taxes                            11,910      9,103     12,565     10,776      9,509
                                      --------   --------   --------   --------   --------
Net income                            $ 23,197   $ 17,865   $ 22,940   $ 20,817   $ 15,679
                                      --------   --------   --------   --------   --------


                                                                        EX. 13-1

Selected financial ratios and other data:

                                                                  At or for the year ended December 31,
                                                          ----------------------------------------------------
                                                            2005       2004       2003       2002       2001
                                                          --------   --------   --------   --------   --------
Performance ratios:
   Return on average assets (1)                               0.96%      0.83%      1.15%      1.04%      0.97%
   Return on average shareholders' equity (2)                 8.89       7.01       8.27       7.74       6.03
   Interest rate spread (3)                                   3.15       3.34       3.51       3.36       2.95
   Net interest margin (4)                                    3.47       3.60       3.81       3.79       3.66
   Non-interest expense to average assets                     3.27       3.37       3.70       3.74       3.56
   Efficiency ratio (5)                                      67.00      65.87      65.29      64.52      66.34
   Average interest earning assets to
      average interest bearing liabilities                  112.41     113.16     114.24     114.98     119.23
Capital ratios:
   Average equity to average assets                          10.83      11.78      13.95      13.48      16.04
   Shareholders' equity to assets at year end                10.47      11.03      13.49      13.80      13.47
   Tier 1 leverage ratio                                      8.36       8.36       8.22       8.05       9.07
   Tier 1 risk-based capital ratio                           10.08       9.92       9.64      11.64      13.88
   Total risk-based capital ratio                            10.86      10.79      10.56      12.61      14.70
Asset quality ratios:
   Nonperforming loans to loans, net (6)                      1.22       1.24       1.02       1.06       0.89
   Nonperforming assets to total assets at year end (7)       1.11       1.06       0.84       0.85       0.67
   Allowance for loan losses as a percent of loans            0.74       0.87       0.96       1.02       0.82
   Allowance for loan losses as a
      percent of nonperforming loans (6)                     61.26      70.38      93.66      96.20      92.13
Number of:
   Loans                                                    43,630     41,690     37,668     37,872     25,636
   Deposits                                                183,565    173,997    169,920    173,528    164,753
Per share data:
   Basic earnings (8)                                     $   0.81   $   0.61   $   0.73   $   0.65   $   0.49
   Diluted earnings (8)                                       0.80       0.60       0.72       0.65       0.48
   Book value (9)                                             8.52       8.09       8.21       7.79       7.34
   Dividend per share                                         0.33       0.30       0.30       0.30       0.30
   Dividend payout ratio (10)                                41.25%     50.00%     41.67%     46.15%     62.50%

(1)  Net income divided by average total assets.

(2)  Net income divided by average total equity.

(3) Difference between weighted average yield on interest earning assets and weighted average cost of interest bearing liabilities.

(4)  Net interest income as a percentage of average interest earning assets.

(5) Non-interest expense, excluding the amortization of core deposit intangible, divided by the sum of net interest income and non-interest income, excluding gains and losses on securities and other.

(6) Nonperforming loans consist of loans ninety days past due, loans less then ninety days past due and not accruing and restructured loans.

(7) Nonperforming assets consist of nonperforming loans and real estate acquired in settlement of loans and other repossessed assets.

(8)  Net income divided by average number of shares outstanding.

(9)  Shareholders' equity divided by number of shares outstanding.

(10) Historical per share dividends declared and paid for the year divided by the diluted earnings per share for the year.


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

Home Savings conducts business from its main office located in Youngstown, Ohio, 37 full-service branches and six loan production offices located throughout Ohio and western Pennsylvania. The principal business of Home Savings is providing consumer and business banking services to its market area in Ohio and western Pennsylvania. Home Savings also originates loans secured by nonresidential real estate. In addition to real estate lending, Home Savings originates commercial loans and various types of consumer loans. For liquidity and interest rate risk management purposes, Home Savings invests in various financial instruments as discussed below. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, principal repayments of loans, borrowings from the Federal Home Loan Bank and maturities of securities.

Interest on loans and other investments is Home Savings' primary source of income. Home Savings' principal expenses are interest paid on deposit accounts and other borrowings and salaries and benefits paid to employees. Operating results are dependent to a significant degree on the net interest income of Home Savings, which is the difference between interest earned on loans and other investments and interest paid on deposits and borrowed funds. Like most thrift institutions, Home Savings' interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities.

Butler Wick is the parent company for two wholly-owned subsidiaries: Butler Wick & Co., Inc. and Butler Wick Trust Company. Butler Wick conducts business from its main office located in Youngstown, Ohio and 20 offices located in northeastern Ohio and western Pennsylvania. Butler Wick primarily sells common and preferred stocks, but also offers an array of government, corporate and municipal bonds, unit trusts, mutual funds, IRAs, money market accounts and certificates of deposit. Butler Wick also offers a full line of life insurance and annuity products, personal and corporate financial planning, estate planning, pension and profit sharing and investments in precious metals.

The following discussion and analysis of the financial condition and results of operations of United Community and its subsidiaries should be read in conjunction with the consolidated financial statements, and the notes thereto, included in this Annual Report.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this report that are not historical facts are forward looking statements that are subject to certain risks and uncertainties. When used herein, the terms "anticipate," "plan," "expect," "believe," and similar expressions as they relate to United Community or its management are intended to identify such forward looking statements. United Community's actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, the interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations and rapidly changing technology affecting financial services.

CHANGES IN FINANCIAL CONDITION

Total assets increased $241.1 million, or 10.5%, from $2.3 billion at December 31, 2004 to $2.5 billion at December 31, 2005. The net change in assets was a result of increases of $281.5 million, or 15.5%, in net loans, $3.5 million in available for sale securities, $3.0 million in premises and equipment and $2.6 million in accrued interest receivable. These increases were partially offset by decreases of $30.0 million in loans held for sale and $21.5 million in trading securities. Total liabilities increased $228.7 million, or 11.2%, primarily as a result of increases of $146.9 million in interest bearing deposits, $52.2 million in Federal Home Loan Bank advances, $15.1 million in repurchase agreements and other borrowings and $12.0 million in non-interest bearing deposits. United Community expects this growth trend to continue into 2006 as new locations are opened to better service customer needs.

Net loans increased $281.5 million, or 15.5%, to $2.1 billion at December 31, 2005, compared to $1.8 billion at December 31, 2004. Much like the growth seen last year, the most significant increases were in the one- to four-family portfolio with a $58.9 million increase in permanent loans and an $88.4 million increase in one- to four-family construction loans. Other increases in the loan portfolio included a $55.9 million increase in consumer loans, a $32.5 million increase in commercial loans and a $24.4 million increase in non-residential real estate loans. During 2003, Home Savings entered into an agreement to purchase one- to four-family construction loans from another institution. Loans purchased under this agreement earn a floating rate of interest, are guaranteed as to principal and interest by a third party and may be for the purpose of constructing either pre-sold or speculative homes. Home Savings continued to purchase loans under this program in 2005 and had approximately $101.7 million outstanding at December 31, 2005. This represents an increase of $16.2 million over the outstanding balance of $85.5 million included in net loans as of December 31, 2004. Home Savings anticipates continued net growth in all loan categories, which may increase the risk of loan losses. Non-residential real estate lending generally is considered to involve a higher


                                                                        EX. 13-3
degree of risk than residential real estate lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. Consumer lending also can involve a higher degree of risk than residential real estate lending as collateral for consumer loans can decline in value more quickly than real estate collateral. See Note 4 to the consolidated financial statements for additional information regarding the composition of net loans.

Loans held for sale were $29.1 million at December 31, 2005 compared to $59.1 million at December 31, 2004. In the third quarter of 2004, Home Savings transferred $39.3 million in fixed rate, fixed term second mortgage loans originated by the bank from the portfolio to loans held for sale. These loans were transferred back to the portfolio in the first quarter of 2005 as management had decided not to sell these loans. United Community also continued to purchase residential mortgage loans from a number of correspondent lenders. Home Savings continues purchasing adjustable rate loans and selling long term fixed rate loans as a part of its strategic plan to manage interest rate risk. As interest rates rise, loan origination volumes generally decline, thus resulting in fewer loans available for sale.

Trading securities decreased $21.5 million, or 66.5%, from December 31, 2004 to December 31, 2005. The reduction is a result of a decrease in Butler Wick's trading portfolio of $20.5 million. Additionally, trading securities held by United Community for the Butler Wick Retention Plan decreased as approximately 55% of the remaining plan assets were distributed in August 2005, as all participants are fully vested. Refer to note 16 of the consolidated financial statements for further discussion of the retention plan.

Other assets increased $1.8 million during 2005. The increase is a result primarily of increases in receivables due from brokers/dealers at Butler Wick of $2.9 million and deferred mortgage servicing rights at Home Savings of $1.4 million. These increases were offset by decreases in deferred federal tax assets of $1.6 million, a low-income housing investment at Home Savings of $357,000 and a decrease in receivables for securities sold but not yet settled at United Community of $390,000.

Funds not currently utilized for general corporate purposes are invested in overnight funds and securities. Cash and cash equivalents decreased $2.7 million, or 6.8%, to $37.5 million at December 31, 2005 compared to $40.3 million at December 31, 2004. The decrease is primarily a result of increased cash used for investments in securities partially offset by increased cash from normal operations.

Available for sale securities increased $3.5 million during 2005 as a result of purchases of $80.3 million offset by paydowns and maturities of $51.1 million and sales of $20.9 million. The majority of United Community's available for sale portfolio is held by Home Savings.

Home Savings has an investment in bank owned life insurance, which is insurance on the lives of certain employees where Home Savings is the beneficiary. Bank owned life insurance provides a long-term asset to offset long-term benefit obligations, while generating competitive investment yields. Home Savings recognized $910,000 as other non-interest income based on the cash value of the policies in 2004 and $854,000 in 2005. The increase in the cash value of the policies is tax exempt and any death benefit proceeds received by Home Savings are tax-free.

Total deposits increased $158.9 million, or 10.4%, from $1.5 billion at December 31, 2004 to $1.7 billion at December 31, 2005, primarily as a result of an increase in certificates of deposit of $241.8 million. This change was offset by a decrease of $48.4 million in savings accounts and $44.1 million in checking deposits. During 2005, Home Savings emphasized growth in certificates of deposit in order to attract new customers. In addition, core deposit rates were kept at historically low levels that led to some migration into certificates of deposit. Management continually evaluates many variables when pricing deposits, including cash requirements, liquidity targets, asset acquisition, liability mix and interest rate risk. The increase in total deposits was used to partially fund the increase in net loans in 2005.

Funds needed in excess of deposit growth are borrowed in the normal course of business. Home Savings has an established credit relationship with the Federal Home Loan Bank of Cincinnati under which the Bank can borrow up to $608.6 million. Of the total borrowing capacity at the Federal Home Loan Bank, Home Savings has outstanding advances of $475.5 million at December 31, 2005, which is an increase of $52.2 million compared to December 31, 2004. Their borrowings are collateralized primarily by one- to four-family residential mortgage loans.

Repurchase agreements and other borrowings are also utilized by United Community. Repurchase agreements have increased $30.0 million as a result of Home Savings taking advantage of lower interest rates on this type of borrowing compared to Federal Home Loan Bank advances. Partially offsetting this increase was a decrease in the amount of other borrowings at Butler Wick. In 2004, Butler Wick had increased its borrowing position to fund the purchase of trading securities. These securities were sold in 2005 and the borrowing was repaid. United Community continually evaluates funding alternatives and may borrow additional funds in 2006 to satisfy funding requirements.

Total shareholders' equity increased $12.4 million, or 4.9%, from December 31, 2004 to December 31, 2005. The increase was primarily due to net income of $23.2 million which was partially offset by dividends of $9.5 million paid to shareholders during the year, treasury stock purchases of $2.5 million, and a decrease in accumulated other comprehensive income of $2.9 million. Accumulated other comprehensive income decreased as a result of the change in market value of available for sale securities at December 31, 2005 compared to December 31, 2004. Book value per share and tangible book value per share were $8.52 and $7.37, respectively, as of December 31, 2005. Book value per share and tangible book value per share were $8.09 and $6.92, respectively, as of December 31, 2004.


                                                                        EX. 13-4

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004

NET INCOME--Net income for the year ended December 31, 2005 was $23.2 million, compared to $17.9 million for the year ended December 31, 2004. This increase was due primarily to an increase of $22.6 million in interest income, a reduction in the provision for loan losses of $6.3 million and increased non-interest income of $2.2 million. These changes were partially offset by an increase in interest expense of $16.9 million, an increase in non-interest expense of $6.0 million and an increased provision for income taxes of $2.8 million.

NET INTEREST INCOME--Net interest income for the year ended December 31, 2005, grew by $5.7 million, or 7.8%, over the year ended December 31, 2004. The change is due largely to an increase of $21.3 million in interest earned on loans, offset by increases in interest expense on deposits of $9.6 million and interest expense on Federal Home Loan Bank advances of $6.1 million. The increase of $21.3 million in interest earned on loans is due primarily to growth in the amount of outstanding loans, which accounted for additional interest earned of $15.5 million. The remaining $5.8 million of the total increase in interest earned on loans is a result of higher rates.

United Community's net interest margin for 2005 was 3.47%, which represents a decrease of 13 basis points compared to 2004. Much of this compression resulted from the flattening of the yield curve and the narrowing of spreads. Management was pleased that the compression was so limited given the strong balance sheet growth in the current interest rate environment. Efforts to change the composition of the loan portfolio and deposit pricing throughout the year played an important role in management's efforts to counteract the effects of the flatter yield curve.

PROVISION FOR LOAN LOSSES--A provision for loan losses is charged to operations to bring the total allowance for loan losses to a level considered by management to be adequate, based on management's evaluation of such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral, changes in the composition of the loan portfolio and prior loan loss experience. The provision for loan losses was $3.0 million in 2005 compared to a provision of $9.4 million in 2004, which included impairment charges aggregating $8.4 million in the third quarter of 2004 related to two loans made to a boat dealer and to a number of loans to purchasers of boats from that dealer. Similar reserves were not required in 2005. The allowance for loan losses totaled $15.7 million at December 31, 2005, which was 0.74% of net loans and 61.3% of nonperforming loans, compared to $15.9 million at December 31, 2004, which was 0.87% of net loans and 70.4% of nonperforming loans.

The decline in the relationship of the allowance for loan losses to total loans and the decline in the allowance coverage ratio of nonperforming loans in 2005 is primarily a factor of the strong loan growth of $281.5 million discussed earlier and a change in the mix of impaired loans. Of the loan growth, $147.3 million occurred on one- to four-family real estate loans and construction loans. As a result of United Community's underwriting standards and stable real estate values in its market area historical losses on this segment of the loan portfolio have historically been low, mitigating the need for additional provisions for loan losses. With respect to impaired loans, at December 31, 2005, impaired loans totaled $17.7 million of which $4.6 million had specific valuation allowances of $667,000 allocated to them. In comparison, at December 31, 2004, impaired loans totaled $15.2 million of which $7.3 million had specific valuation allowances of $1.7 million allocated to them. At December 31, 2005, more of the loans classified as impaired were secured by real estate collateral with sufficient value to cover the outstanding loan balance. While general allowance allocations have increased, specific allowance allocations have decreased during the year.

NON-INTEREST INCOME--Non-interest income increased $2.2 million, or 6.0%, to $38.3 million for the year ended December 31, 2005, from $36.1 million for the year ended December 31, 2004. The increase was due primarily to increases in brokerage commissions of $1.3 million due to increased brokerage activity at Butler Wick, service fees and other charges of $691,000 and other income of $753,000. These increases were offset by a lower gain realized on loans sold of $942,000.

An increase in gains on available for sale securities was a result of an other-than-temporary charge of $1.4 million taken by Home Savings to write down a Fannie Mae security to its approximate market value in 2004. This security was sold in 2005, with no additional loss recognized.

The change in income from trading securities was a result of larger losses recognized in Butler Wick's trading portfolio in 2004 versus 2005. In 2004, Butler Wick sustained losses aggregating $142,000 on a portfolio of $30.3 million compared to gains aggregating $165,000 on a portfolio of $9.8 million in 2005. Lower gains were recognized on the retention plan at Butler Wick during 2005 compared to 2004. Gains recognized on the retention plan in 2005 were $103,000 compared to $135,000 in 2004. Gains recognized on those assets will decline further as a result of the distribution in August 2005 of 55% of the plan assets to plan participants.

Underwriting and investment banking fee income is derived from tax-advantaged bond offerings for school districts, health care facilities, municipalities and public agencies. Butler Wick brought fewer of these offerings to the market in 2005 compared to 2004, resulting in a decrease in revenues of $153,000, from $1.0 million to $876,000.

NON-INTEREST EXPENSE--Non-interest expenses rose $6.1 million during the year ended December 31, 2005, compared to the same period in 2004, primarily as a result of employee compensation and benefits increasing $5.7 million. The increase is attributable to increased performance incentives as a result of record earnings, greater commission expenses, rising healthcare costs and increased personnel. Other expenses also increased consisting, in part, of legal and audit fees. These increases were offset partially by a decrease in advertising expense of $283,000.


                                                                        EX. 13-5

FEDERAL INCOME TAXES--During the year ended December 31, 2005, United Community recorded an $11.9 million provision for income taxes. This is an increase of $2.8 million over the year ended December 31, 2004 as a result of higher pretax income earned in 2005 compared to 2004. The effective tax rate at December 31, 2005 was 33.9% compared to 33.8% at December 31, 2004.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2003

NET INCOME-- Net income for the year ended December 31, 2004 was $17.9 million, compared to $22.9 million for the year ended December 31, 2003, primarily due to an increase of $6.2 million in the provision for loan losses and reduced non-interest income of $4.7 million, offset by an increase in net interest income of $1.7 million and reduced provision for income taxes of $3.5 million.

NET INTEREST INCOME--Net interest income increased $1.7 million, or 2.3%, to $73.1 million in 2004 from $71.4 million for 2003. Total interest income increased $1.8 million while interest expense increased only slightly. The increase in total interest income was primarily due to increases in interest earned on loans at Home Savings of $3.8 million, interest earned on margin accounts at Butler Wick of $113,000 and interest earned on trading securities of $321,000. The average balance of net loans increased $231.6 million, driving the increase in interest earned on those assets. The increase in margin account interest was due to a higher yield earned on those assets of 88 basis points. The increase in trading securities was a result of an increase in the average balance of trading securities of $15.3 million in Butler Wick's portfolio. These increases were partially offset by a decrease in interest earned on available for sale securities of $1.8 million, due to a decrease in the average balance of available for sale securities of $62.9 million as a result of paydowns, maturities and sales of securities.

Interest expense increased slightly because a decline in interest expense on deposits at Home Savings of $2.5 million was offset by an increase in interest expense on borrowed funds of $2.7 million. The decrease in interest expense on deposits was caused by a decrease in the average rate paid as well as a decrease in the average balance of interest bearing savings accounts of $21.3 million and a decrease in the average balance of checking and money market accounts of $5.9 million. Interest on borrowed funds increased primarily as a result of a $172.7 million increase in the average balance of borrowings. Borrowings increased, as noted above, to fund loan growth in excess of deposit growth at Home Savings as well as to purchase trading securities used to collateralize repurchase agreements at Butler Wick.

PROVISION FOR LOAN LOSSES--Provisions for loan losses are charged to operations to bring the total allowance for loan losses to a level considered by management to be adequate, based on management's evaluation of such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral, changes in the composition of the loan portfolio and prior loan loss experience. The provision for loan losses was $9.4 million in 2004 compared to a provision of $3.2 million in 2003. The $6.2 million increase primarily was a result of impairment charges aggregating $8.4 million in the third quarter. These impairment charges relate to two loans made to a boat dealer and to a number of loans to purchasers of boats from that dealer. The charge was recorded after United Community learned that insufficient collateral secured these loans. Also, the mix of all loans in the portfolio in recent years has changed to include more construction, consumer, commercial and commercial real estate loans which involve a relatively higher level of credit risk. These factors all required a higher provision for loan losses than if the portfolio remained primarily comprised of one- to four-family mortgage loans. The allowance for loan losses totaled $15.9 million at December 31, 2004, which was 0.87% of net loans and 70.4% of nonperforming loans compared to $15.1 million at December 31, 2003, which was 0.96% of net loans and 93.7% of nonperforming loans.

NON-INTEREST INCOME--Non-interest income decreased $4.7 million, or 11.6%, to $36.1 million for the year ended December 31, 2004, from $40.8 million for the year ended December 31, 2003. The change was due to decreases of $8.5 million in net gains recognized on the sale of loans, $831,000 in gains recognized on available for sale securities, $857,000 in gains recognized on trading securities and $499,000 in underwriting and investment banking income.

During 2004, Home Savings sold $180.9 million in mortgage loans compared to sales of $536.6 million in 2003. A decline in one- to four-family residential loan origination volumes led to the reduced gain on related sales. As interest rates begin to rise, loan sales are expected to continue slowing into the foreseeable future.

The decline in gains on available for sale securities was a result of an other-than-temporary charge of $1.4 million taken by Home Savings to write down a Fannie Mae security to its approximate market value. Home Savings incurred the charge because the market value of the stock declined significantly in the fourth quarter, following several negative announcements by Fannie Mae involving regulatory actions, earnings restatements and management turnover. Home Savings concluded that these events made the likelihood of future price appreciation less certain in the near term and would extend the time period for a recovery of United Community's investment cost beyond previous estimates.

The change in income from trading securities was a result of larger losses recognized in Butler Wick's trading portfolio in 2004 compared to 2003. In 2004, Butler Wick sustained losses aggregating $142,000 on a portfolio of $30.3 million compared to $21,000 on a portfolio of $11.5 million in 2003. Also, lower gains were recognized on the retention plan at Butler Wick during 2004 compared to 2003. Gains recognized on the retention plan in 2004 were $135,000 compared to $872,000 in 2003. Underwriting and investment banking fee income is derived from tax-advantaged bond offerings for school districts, health care facilities, municipalities and public agencies. Butler Wick brought fewer of these offerings to the market in 2004 compared to 2003 resulting in a decrease in revenues of $499,000.

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


                                                                        EX. 13-6

Commissions are generated from the sale of equities, mutual funds and bonds to retail clients. Commissions increased $2.3 million over last year as a result of increased activity in 2004 compared to 2003.

NON-INTEREST EXPENSE--Non-interest expense decreased $738,000 to $72.8 million for 2004, from $73.6 million in 2003. The primary reasons for the decrease were decreases in salaries and employee benefits of $437,000, a decrease in amortization expense related to the core deposit intangible of $414,000, a decrease in advertising expense of $379,000 and a decrease in equipment and data processing of $373,000. The primary reasons for the decrease in salaries and employee benefits include a reduction in the accrued expense related to the postretirement benefit plan of $1.5 million at Home Savings. Additional factors that contributed to the decrease include lower commissions and bonuses paid at Home Savings and a reduction in RRP expense as participants in that plan vested in August 2003. Offsetting the reduction in salary expense at Home Savings was an increase in salary expense at Butler Wick of $565,000 as a result of increased brokerage activity. The decrease in the amortization of the core deposit intangible resulting from the 2001 acquisition of Industrial Bancorp, Inc. and the 2002 acquisition of Potters' Financial Corporation is a result of amortization on a lower balance. The amount of amortization taken is greater in the first years of acquisition and decreases as the asset ages. Advertising expense declined in 2004 as a result of lower advertising expenses recognized at Home Savings of $336,000, partially as a result of fewer advertising campaigns, and $40,000 at Butler Wick. Equipment and data processing decreased as a result of lower depreciation expenses recognized at Home Savings in 2004 as compared to 2003.

FEDERAL INCOME TAXES--Federal income taxes decreased $3.5 million, or 27.6%, in 2004 compared to 2003, primarily due to lower pretax income in 2004. The effective tax rate was 33.8% in 2004 and 35.4% in 2003. Refer to Note 13 to the consolidated financial statements for a further analysis of the effective tax rate.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The accounting and reporting policies of United Community are in accordance with accounting principles generally accepted within the United States of America and conform to general practices within the financial services industry. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements. Accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments.

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

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is an amount that management believes will be adequate to absorb probable incurred losses in existing loans taking into consideration such factors as past loss experience, changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans and current economic conditions that affect the borrower's ability to pay. Determination of the allowance inherently is subjective due to the aforementioned reasons. Loan losses are charged off against the allowance when management believes that the full collectability of the loan is unlikely. Recoveries of amounts previously charged off are credited to the allowance.

The allowance is based on management's evaluation of homogeneous groups of loans (single-family residential mortgage loans and all consumer credit except marine loans) to which loss factors have been applied, as well as an evaluation of individual credits (multi-family, non-residential mortgage loans, marine loans and commercial loans) which are based on internal risk ratings, collateral and other unique characteristics of each loan.

Management believes that it uses the best information available to determine the adequacy of the allowance for loan losses. However, future adjustments to the allowance may be necessary and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations.

MORTGAGE SERVICING RIGHTS. The cost of mortgage loans sold or securitized is allocated between the mortgage servicing rights and the mortgage loans based on the relative fair values of each. The fair value of the mortgage servicing rights is determined by using a discounted cash flow model, which estimates the present value of the future net cash flows of the servicing portfolio, about which management must make assumptions considering future expectations based on various factors, such as servicing costs, expected prepayment speeds and discount rates.

Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. Management periodically evaluates mortgage servicing rights for impairment by stratifying the loans by original maturity, interest rate and loan type. Impairment is measured by estimating the fair value of each pool, taking into consideration the estimated level of prepayments based upon current industry expectations. An impairment allowance is recorded for a pool when, and in an amount which, its fair value is less than its carrying value.

The value of mortgage servicing rights is subject to prepayment risk. Future expected net cash flows from servicing a loan will not be realized if the loan pays off earlier than anticipated. Since most of these loans do not contain prepayment penalties, United Community receives no economic benefit if the loan pays off earlier than anticipated.


                                                                        EX. 13-7

OTHER-THAN-TEMPORARY IMPAIRMENT. Securities are written down to fair value when a decline in fair value is other-than-temporary. Declines in the fair value of securities below their cost that are other-than-temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) United Community's intent and ability to hold the security for a period sufficient to allow for any anticipated recovery in fair value. Management must use its judgment based on information available in assessing the likelihood of recovery in value.


                                                                        EX. 13-8

YIELDS EARNED AND RATES PAID

The following table sets forth certain information relating to United Community's average balance sheet and reflects the average yield on interest earning assets and the average cost of interest bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of interest earning assets or interest bearing liabilities, respectively, for the periods presented. Average balances are derived from daily balances. Nonaccruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income. The average balance for securities available for sale is computed using the carrying value and the average yield on securities available for sale has been computed using the historical amortized average balance.

                                                                       Year ended December 31,
                                     -------------------------------------------------------------------------------------------
                                                  2005                           2004                           2003
                                     -----------------------------  -----------------------------  -----------------------------
                                       Average    Interest            Average    Interest            Average    Interest
                                     outstanding   earned/  Yield/  outstanding   earned/  Yield/  outstanding   earned/  Yield/
                                       balance      paid     rate     balance      paid     rate     balance      paid     rate
                                     -----------  --------  ------  -----------  --------  ------  -----------  --------  ------
                                                                        (Dollars in thousands)
Interest earning assets:
   Net loans (1)                      $1,979,294  $123,749    6.25%  $1,728,139  $102,453    5.93%  $1,496,518  $ 98,646    6.59%
   Loans held for sale                    33,845     1,651    4.88       30,814     1,449    4.70       41,418     1,950    4.71
   Securities:
      Trading                             29,777       943    3.17       29,221       736    2.52       13,887       415    2.99
      Available for sale                 186,404     7,227    3.88      200,069     7,022    3.51      262,967     8,851    3.37
   Margin accounts                        15,659     1,219    7.78       14,117       802    5.68       14,349       689    4.80
   Federal Home Loan Bank stock           23,250     1,164    5.01       22,262       919    4.13       21,388       855    4.00
   Other interest earning assets           3,867        99    2.56        4,958        60    1.21       21,415       257    1.20
                                      ----------  --------  ------   ----------  --------  ------   ----------  --------  ------
      Total interest earning assets   $2,272,096  $136,052    5.98%  $2,029,580  $113,441    5.59%  $1,871,942  $111,663    5.97%

Non-interest earning assets              136,728                        132,972                        116,685
                                      ----------                     ----------                     ----------
      Total assets                    $2,408,824                     $2,162,552                     $1,988,627
                                      ==========                     ==========                     ==========
Interest bearing liabilities:
   Deposits:
      Checking accounts               $  269,652  $  3,231    1.20%  $  302,936  $  2,386    0.79%  $  308,816  $  3,112    1.01%
      Savings accounts                   287,714     1,201    0.42      314,588     1,361    0.43      335,843     2,347    0.70
      Certificates of deposit            938,957    33,488    3.57      773,019    24,614    3.18      763,704    25,441    3.33
   Federal Home Loan Bank advances       460,205    17,364    3.77      351,800    11,254    3.20      199,633     8,841    4.43
   Repurchase agreements and other        64,776     2,012    3.11       51,142       763    1.49       30,643       511    1.67
                                      ----------  --------  ------   ----------  --------  ------   ----------  --------  ------
Total interest bearing
   liabilities                        $2,021,304  $ 57,296    2.83%  $1,793,485  $ 40,378    2.25%  $1,638,639  $ 40,252    2.46%
                                      ----------  --------  ------   ----------  --------  ------   ----------  --------  ------
Non-interest bearing liabilities         126,673                        114,277                         72,536
                                      ----------                     ----------                     ----------
      Total liabilities               $2,147,977                     $1,907,762                     $1,711,175

Shareholders' equity                     260,847                        254,790                        277,452
                                      ----------                     ----------                     ----------
   Total liabilities and equity       $2,408,824                     $2,162,552                     $1,988,627
                                      ==========                     ==========                     ==========
   Net interest income and
      interest rate spread                        $ 78,756    3.15%              $ 73,063    3.34%              $ 71,411    3.51%
                                                  ========  ======               ========  ======               ========  ======
Net interest margin                                           3.47%                          3.60%                          3.81%
                                                            ======                         ======                         ======
Average interest earning assets
   to average interest bearing
   liabilities                                              112.41%                        113.16%                        114.24%
                                                            ======                         ======                         ======

(1)  Nonaccrual loans are included in the average balance.


                                                                        EX. 13-9

The table below describes the extent to which changes in interest rates and changes in volume of interest earning assets and interest bearing liabilities have affected United Community's interest income and interest expense during the periods indicated. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior period rate), (ii) changes in rate (change in rate multiplied by prior period volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated in proportion to the changes due to volume and rate:

                                                               Year ended December 31,
                                           ---------------------------------------------------------------
                                                    2005 vs. 2004                    2004 vs. 2003
                                           ------------------------------   ------------------------------
                                                Increase                          Increase
                                           (decrease) due to      Total     (decrease) due to      Total
                                           -----------------    increase    -----------------    increase
                                            Rate     Volume    (decrease)     Rate     Volume   (decrease)
                                           ------   --------   ----------   -------   -------   ----------
                                                                (Dollars in thousands)
Interest earning assets:
   Loans                                   $5,815   $15,481     $ 21,296    $(7,071)  $10,878    $ 3,807
   Loans held for sale                         56       146          202         (2)     (499)      (501)
   Securities:
      Trading                                 193        14          207        (53)      374        321
      Available for sale                      590      (385)         205        398    (2,227)    (1,829)
   Margin accounts                            322        95          417        124       (11)       113
   Federal Home Loan Bank stock               203        42          245         28        36         64
   Other interest earning assets               49       (10)          39          2      (199)      (197)
                                           ------   -------     --------    -------   -------    -------
      Total interest earning assets        $7,228   $15,383     $ 22,611    $(6,574)  $ 8,352    $ 1,778
                                           ======   =======     ========    =======   =======    =======
Interest bearing liabilities:
   Checking accounts                        1,071      (226)         845       (846)     (140)      (986)
   Savings accounts                           (47)     (113)        (160)      (668)      (58)      (726)
   Certificates of deposit                  3,183     5,691        8,874     (1,143)      316       (827)
   Federal Home Loan Bank advances          2,249     3,861        6,110     (1,383)    3,796      2,413
   Repurchase agreements and other          1,002       247        1,249        (47)      299        252
                                           ------   -------     --------    -------   -------    -------
      Total interest bearing liabilities   $7,458   $ 9,460     $ 16,918    $(4,087)  $ 4,213    $   126
                                           ======   =======     ========    =======   =======    =======
Change in net interest income                                   $  5,693                         $ 1,652
                                                                ========                         =======

CONTRACTUAL OBLIGATIONS, COMMITMENTS, CONTINGENT LIABILITIES AND OFF-BALANCE SHEET ARRANGEMENTS

The following table presents, as of December 31, 2005, United Community's significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts or other similar carrying value adjustments. Further detail of the nature of each obligation is included in the referenced note to the consolidated financial statements.

                                                                          Payments Due In
                                             -------------------------------------------------------------------------
                                                Note     One Year      One to      Three to       Over
                                             Reference    or Less   Three Years   Five Years   Five Years      Total
                                             ---------   --------   -----------   ----------   ----------   ----------
                                                                       (Dollars in thousands)
Operating leases                                  7      $    957     $  1,527     $  1,044      $   507    $    4,035
Deposits without a stated maturity                9       615,844           --           --           --       615,844
Certificates of deposit                           9       541,614      365,982      116,760       41,761     1,066,117
Federal Home Loan Bank advances                  10       360,752       88,952       13,300       12,545       475,549
Repurchase agreements and other borrowings       11        38,614       36,600           --           --        75,214

Discussion of loan commitments is included in Note 4 to the consolidated financial statements. In addition, United Community has commitments under benefit plans as described in Note 16 to the consolidated financial statements.

ASSET AND LIABILITY MANAGEMENT AND MARKET RISK

QUALITATIVE ASPECTS OF MARKET RISK. The principal market risk affecting United Community is interest rate risk. United Community is subject to interest rate risk to the extent that its interest earning assets reprice differently than its interest bearing liabilities. Interest rate risk is defined as the sensitivity of United Community's earnings and net asset values to changes in interest rates. As part of its efforts to monitor and manage the interest rate risk, the Board of Directors of Home Savings has adopted an interest rate risk policy that requires the Home Savings Board to review quarterly reports related to interest rate risk and annually set exposure limits for Home Savings as a guide to management in setting and implementing day to day operating strategies.


                                                                       EX. 13-10

QUANTITATIVE ASPECTS OF MARKET RISK. As part of its interest rate risk analysis, Home Savings uses the "net portfolio value" (NPV) methodology. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest earning and other assets and outgoing cash flows on interest bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV and net interest income that would result from various levels of theoretical basis point changes in market interest rates.

Home Savings uses a NPV and earnings simulation model prepared internally as its primary method to identify and manage its interest rate risk profile. The model is based on actual cash flows and repricing characteristics for all financial instruments and incorporates market-based assumptions regarding the impact of changing interest rates on future volumes and the prepayment rate of applicable financial instruments. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates also are incorporated into the model. These assumptions inherently are uncertain and, as a result, the model cannot measure precisely NPV or net interest income or precisely predict the impact of fluctuations in interest rates on net interest rate changes as well as changes in market conditions and management strategies.

Presented below are analyses of Home Savings' interest rate risk as measured by changes in NPV and net interest income for instantaneous and sustained parallel shifts of 100 basis point increments in market interest rates. As noted, for the year ended December 31, 2005, the percentage changes fall within the policy limits set by the Board of Directors of Home Savings as the minimum NPV ratio and the maximum change in interest income the Home Savings Board deems advisable in the event of various changes in interest rates. Home Savings continues to monitor its interest rate exposure to declining rates. See the table below for Board adopted policy limits.

                                             Year Ended December 31, 2005
                  ---------------------------------------------------------------------------------
                    NPV as % of portfolio value of assets       Next 12 months net interest income
                  -----------------------------------------   -------------------------------------
                                                                      (Dollars in thousands)
Change in rates               Internal policy                            Internal policy
(Basis points)    NPV Ratio     limitations     Change in %   $ Change     limitations     % Change
---------------   ---------   ---------------   -----------   --------   ---------------   --------
     +300           11.90%          5.00%          (1.35)%    $    322       (15.00)%         0.43%
     +200           12.45           6.00           (0.80)          390       (10.00)          0.52
     +100           12.88           6.00           (0.36)         (276)       (5.00)         (0.37)
    Static          13.24           7.00              --            --           --             --
     (100)          13.08           6.00           (0.16)         (649)       (5.00)         (0.87)
     (200)          12.38           6.00           (0.86)       (3,638)      (15.00)         (4.89)
     (300)          10.98           5.00           (2.26)      (10,678)      (20.00)        (14.37)

                                             Year Ended December 31, 2004
                  ---------------------------------------------------------------------------------
                    NPV as % of portfolio value of assets       Next 12 months net interest income
                  -----------------------------------------   -------------------------------------
                                                                      (Dollars in thousands)
Change in rates               Internal policy                            Internal policy
(Basis points)    NPV Ratio     limitations     Change in %   $ Change     limitations     % Change
---------------   ---------   ---------------   -----------   --------   ---------------   --------
     +300           13.75%          5.00%          (0.41)%    $ 3,028        (15.00)%        4.22%
     +200           14.09           6.00           (0.06)       2,318        (10.00)         3.23
     +100           14.27           6.00            0.11        1,506         (5.00)         2.10
    Static          14.16           7.00              --           --            --            --
     (100)          13.22           6.00           (0.93)      (3,856)        (5.00)        (5.37)
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

As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while


                                                                       EX. 13-11
interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and early withdrawal levels from certificates of deposit may deviate significantly from those assumed in making risk calculations.

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

LIQUIDITY AND CAPITAL

United Community's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended December 31, 2005, 2004 and 2003.

                                                      Years ended December 31,
                                                 ---------------------------------
                                                    2005        2004        2003
                                                 ---------   ---------   ---------
                                                       (Dollars in thousands)
Net income                                       $  23,197   $  17,865   $  22,940
Adjustments to reconcile net income to net
   cash from operating activities                   92,222      10,230      20,152
                                                 ---------   ---------   ---------
Net cash from operating activities                 115,419      28,095      43,092
Net cash from investing activities                (335,345)   (264,802)   (127,776)
Net cash from financing activities                 217,190     195,833      54,903
                                                 ---------   ---------   ---------
Net change in cash and cash equivalents             (2,736)    (40,874)    (29,781)
Cash and cash equivalents at beginning of year      40,281      81,155     110,936
                                                 ---------   ---------   ---------
Cash and cash equivalents at end of year         $  37,545   $  40,281   $  81,155
                                                 =========   =========   =========

The principal sources of funds for United Community are deposits, loan repayments, maturities of securities, borrowings from financial institutions and other funds provided by operations. Home Savings also has the ability to borrow from the Federal Home Loan Bank. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions and competition. Investments in liquid assets maintained by United Community, Home Savings and Butler Wick are based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset and liability management program. At December 31, 2005, approximately $541.6 million of Home Savings' certificates of deposit are expected to mature within one year. Based on past experience and Home Savings' prevailing pricing strategies, management believes that a substantial percentage of such certificates will be renewed with Home Savings at maturity, although there can be no assurance that this will occur.

The Board of Directors has authorized an ongoing program to purchase United Community's common shares to be used for corporate purposes. These purchases can be made in the open market or in negotiated transactions from time to time, depending on market conditions. United Community acquired 232,400 common shares for $2.5 million, 3,797,000 common shares for $47.8 million, and 1,320,000 common shares for $12.4 million during the years ended December 31, 2005, 2004 and 2003. United Community has remaining authorization to repurchase 624,347 shares as of December 31, 2005, under the current repurchase program.

The shares purchased in 2004 are primarily the result of a self-tender offer announced on January 26, 2004 and completed March 9, 2004. This offer was made in order to provide liquidity to United Community's shareholders and to deploy excess capital in an efficient, cost-effective manner.

Home Savings is required by federal regulations to meet certain minimum capital requirements. Current capital requirements call for tangible capital of 1.5% of adjusted tangible assets, leverage, also known as core capital (which for Home Savings consists solely of tangible capital), of 4.0% of adjusted total assets and risk-based capital (which for Home Savings consists of leverage capital and the allowance for loan losses) of 8% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk).


                                                                       EX. 13-12

The following table summarizes Home Savings' regulatory capital requirements and actual capital at December 31, 2005.

                                                Current         Excess of actual capital   Applicable
                       Actual capital     minimum requirement   over current requirement   asset base
                     ------------------   -------------------   ------------------------   ----------
                      Amount    Percent     Amount    Percent       Amount    Percent         Total
                     --------   -------    --------   -------      --------   -------      ----------
                                                   (Dollars in thousands)
Tangible capital     $203,220     8.36%    $ 36,449     1.50%      $166,771     6.86%      $2,429,909
Core capital          203,220     8.36       97,196     4.00        106,024     4.36        2,429,909
Risk-based capital    218,943    10.86      161,351     8.00         57,592     2.86        2,016,884

ACCOUNTING AND REPORTING DEVELOPMENTS

A discussion of recently issued accounting pronouncements and their impact on United Community's consolidated financial statements is provided in Note 1 to the consolidated financial statements.

MARKET PRICE AND DIVIDENDS

There were 37,804,457 common shares of United Community stock issued and 31,092,963 shares outstanding and held by approximately 11,227 record holders as of February 28, 2006. United Community's common shares are traded on The Nasdaq Stock Market(R) under the symbol "UCFC". Quarterly stock prices and dividends declared are shown in the following table.

                               First     Second    Third     Fourth
                              Quarter   Quarter   Quarter   Quarter
                              -------   -------   -------   -------
2005:
High                          $ 11.53   $ 11.75   $ 11.75   $ 12.50
Low                             10.00     10.05     10.53     10.28
Close                           11.09     10.94     11.22     11.81
Dividends declared and paid    0.0825    0.0825    0.0825    0.0825

                               First     Second    Third     Fourth
                              Quarter   Quarter   Quarter   Quarter
                              -------   -------   -------   -------
2004:
High                           $13.24    $13.99    $13.10    $11.95
Low                             11.15     11.10     10.43     10.57
Close                           13.24     13.00     11.37     11.20
Dividends declared and paid     0.075     0.075     0.075     0.075


                                                                       EX. 13-13

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of United Community is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. United Community's internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. United Community's internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of United Community; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of United Community are being made only in accordance with authorizations of management and directors of United Community; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of United Community's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of United Community's internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on our assessment and those criteria, management concluded that United Community maintained effective internal control over financial reporting as of December 31, 2005.

United Community's independent registered public accounting firm has issued their report on management's assessment of United Community's internal control over financial reporting. That report follows under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.


/S/ Douglas M. McKay                    /S/ Patrick A. Kelly
-------------------------------------   ----------------------------------------
Douglas M. McKay, Chief Executive       Patrick A. Kelly, Chief Financial
Officer                                 Officer
February 1, 2006                        February 1, 2006


                                                                       EX. 13-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that United Community Financial Corp. maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. United Community Financial Corp. management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that United Community Financial Corp. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, United Community Financial Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of United Community Financial Corp. as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005 and our report dated February 1, 2006 expressed an unqualified opinion on those consolidated financial statements.


/S/ Crowe Chizek and Company LLC
-------------------------------------
Crowe Chizek and Company LLC
Cleveland, Ohio
February 1, 2006


                                                                       EX. 13-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON FINANCIAL STATEMENTS

To the Shareholders and Board of Directors
United Community Financial Corp.
Youngstown, Ohio

We have audited the accompanying consolidated statements of financial condition of United Community Financial Corp. as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of United Community Financial Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Community Financial Corp. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of United Community Financial Corp.'s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 1, 2006 expressed an unqualified opinion thereon.


/S/ Crowe Chizek and Company LLC
-------------------------------------
Crowe Chizek and Company LLC
Cleveland, Ohio
February 1, 2006


                                                                       EX. 13-16

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                     December 31,
                                                                               -----------------------
                                                                                  2005         2004
                                                                               ----------   ----------
                                                                                    (In thousands)
ASSETS
Cash and deposits with banks                                                   $   36,043   $   36,886
Federal funds sold                                                                  1,502        3,395
                                                                               ----------   ----------
   Total cash and cash equivalents                                                 37,545       40,281
                                                                               ----------   ----------
Securities:
   Trading, at fair value                                                          10,812       32,316
   Available for sale, at fair value                                              201,870      198,404
Loans held for sale                                                                29,109       59,099
Loans, net of allowance for loan losses of $15,723 and $15,877                  2,097,433    1,815,976
Margin accounts                                                                    15,705       14,851
Federal Home Loan Bank stock, at cost                                              24,006       22,842
Premises and equipment, net                                                        23,771       20,793
Accrued interest receivable                                                        12,053        9,445
Real estate owned and other repossessed assets                                      2,514        1,682
Goodwill                                                                           33,593       33,593
Core deposit intangible                                                             2,118        2,887
Cash surrender value of life insurance                                             22,260       21,406
Other assets                                                                       16,061       14,213
                                                                               ----------   ----------
   TOTAL ASSETS                                                                $2,528,850   $2,287,788
                                                                               ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
   Non-interest bearing                                                        $   96,918   $   84,965
   Interest bearing                                                             1,584,926    1,437,987
                                                                               ----------   ----------
      Total deposits                                                            1,681,844    1,522,952
Borrowed funds:
   Federal Home Loan Bank advances                                                475,549      423,355
   Repurchase agreements and other                                                 75,214       60,148
                                                                               ----------   ----------
      Total borrowed funds                                                        550,763      483,503
Advance payments by borrowers for taxes and insurance                              14,322       12,048
Accrued interest payable                                                            2,622        1,089
Accrued expenses and other liabilities                                             14,564       15,844
                                                                               ----------   ----------
      TOTAL LIABILITIES                                                         2,264,115    2,035,436
                                                                               ----------   ----------
Commitments and contingent liabilities (Note 4 and Note 12)                            --           --

SHAREHOLDERS' EQUITY
Preferred stock-no par value;  1,000,000 shares authorized and unissued                --           --
Common stock--no par value; 499,000,000 shares authorized;
   37,804,457 shares issued                                                       143,896      142,337
Retained earnings                                                                 207,120      193,690
Accumulated other comprehensive income (loss)                                      (1,845)       1,063
Unearned compensation                                                             (13,108)     (14,930)
Treasury stock, at cost, 2005 - 6,742,345 shares and 2004 - 6,602,477 shares      (71,328)     (69,808)
                                                                               ----------   ----------
      TOTAL SHAREHOLDERS' EQUITY                                                  264,735      252,352
                                                                               ----------   ----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $2,528,850   $2,287,788
                                                                               ==========   ==========

See Notes to Consolidated Financial Statements.


                                                                       EX. 13-17

                        CONSOLIDATED STATEMENTS OF INCOME

                                                          Year ended December 31,
                                                      ------------------------------
                                                        2005       2004       2003
                                                      --------   --------   --------
                                                              (In thousands,
                                                          except per share data)
INTEREST INCOME
   Loans                                              $123,749   $102,453   $ 98,646
   Loans held for sale                                   1,651      1,449      1,950
   Securities:
      Trading                                              943        736        415
      Available for sale                                 7,227      7,022      8,851
   Margin accounts                                       1,219        802        689
   Federal Home Loan Bank stock dividends                1,164        919        855
   Other interest earning assets                            99         60        257
                                                      --------   --------   --------
      Total interest income                            136,052    113,441    111,663
                                                      --------   --------   --------
INTEREST EXPENSE
   Deposits                                             37,920     28,361     30,900
   Federal Home Loan Bank advances                      17,364     11,254      8,841
   Repurchase agreements and other                       2,012        763        511
                                                      --------   --------   --------
Total interest expense                                  57,296     40,378     40,252
                                                      --------   --------   --------
Net interest income                                     78,756     73,063     71,411
Provision for loan losses                                3,028      9,370      3,179
                                                      --------   --------   --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     75,728     63,693     68,232
                                                      --------   --------   --------
NON-INTEREST INCOME
   Brokerage commissions                                18,508     17,189     14,925
   Service fees and other charges                       12,471     11,780      8,382
   Underwriting and investment banking                     876      1,029      1,528
   Net gains (losses):
      Securities available for sale                        195          8        839
      Trading securities                                   268         (7)       850
      Loans sold                                         2,250      3,192     11,707
      Other                                                (22)       (43)      (105)
   Other income                                          3,714      2,961      2,719
                                                      --------   --------   --------
      Total non-interest income                         38,260     36,109     40,845
                                                      --------   --------   --------
NON-INTEREST EXPENSE
   Salaries and employee benefits                       51,301     46,074     46,511
   Occupancy                                             4,115      3,757      3,658
   Equipment and data processing                         9,067      9,086      9,459
   Franchise tax                                         1,894      1,583      1,562
   Advertising                                           1,570      1,853      2,232
   Amortization of core deposit intangible                 769        900      1,314
   Other expenses                                       10,165      9,581      8,836
                                                      --------   --------   --------
      Total non-interest expense                        78,881     72,834     73,572
                                                      --------   --------   --------
INCOME BEFORE INCOME TAXES                              35,107     26,968     35,505
INCOME TAXES                                            11,910      9,103     12,565
                                                      --------   --------   --------
NET INCOME                                            $ 23,197   $ 17,865   $ 22,940
                                                      ========   ========   ========
EARNINGS PER SHARE
   Basic                                              $   0.81   $   0.61   $   0.73
   Diluted                                            $   0.80   $   0.60   $   0.72
                                                      ========   ========   ========

See Notes to Consolidated Financial Statements.


                                                                       EX. 13-18

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                  Accumulated
                                                                                     Other
                                                Shares      Common    Retained   Comprehensive     Unearned     Treasury
                                             Outstanding     Stock    Earnings   Income (Loss)   Compensation     Stock      Total
                                             -----------   --------   --------   -------------   ------------   --------   --------
                                                                      (In thousands, except per share data)
BALANCE DECEMBER 31, 2002                      35,245      $138,207   $172,080      $ 2,363        $(19,724)    $(18,357)  $274,569
Comprehensive income:
   Net income                                      --            --     22,940           --              --           --     22,940
   Change in net unrealized gain (loss) on
      securities, net of taxes of $745             --            --         --       (1,239)             --           --     (1,239)
                                                                      --------      -------                                --------
Comprehensive income                               --            --     22,940       (1,239)             --           --     21,701
Issuance of common shares for RRP                   2            23         --           --             (23)          --         --
Amortization of restricted common stock
   compensation                                    --           280         --           --           1,169           --      1,449
Forfeiture of restricted common stock              (1)           (7)        --           --               4           --         (3)
Shares allocated to ESOP participants              --         1,019         --           --           1,822           --      2,841
Purchase of treasury stock                     (1,320)           --         --           --              --      (12,385)   (12,385)
Exercise of stock options                         160             4        (96)          --              --        1,185      1,093
Dividends paid, $0.30 per share                    --            --     (9,429)          --              --           --     (9,429)
                                               ------      --------   --------      -------        --------     --------   --------
BALANCE DECEMBER 31, 2003                      34,086       139,526    185,495        1,124         (16,752)     (29,557)   279,836
Comprehensive income:
   Net income                                      --            --     17,865           --              --           --     17,865
   Change in net unrealized gain (loss) on
      securities, net of taxes of $33              --            --         --          (61)             --           --        (61)
                                                                      --------      -------                                --------
Comprehensive income                               --            --     17,865          (61)             --           --     17,804
Shares allocated to ESOP participants              --         1,682         --           --           1,822           --      3,504
Purchase of treasury stock                     (3,797)           --         --           --              --      (47,814)   (47,814)
Exercise of stock options                         913         1,129     (1,137)          --              --        7,563      7,555
Dividends paid, $0.30 per share                    --            --     (8,533)          --              --           --     (8,533)
                                               ------      --------   --------      -------        --------     --------   --------
BALANCE DECEMBER 31, 2004                      31,202       142,337    193,690        1,063         (14,930)     (69,808)   252,352
Comprehensive income:
   Net income                                      --            --     23,197           --              --           --     23,197
   Change in net unrealized gain (loss) on
      securities, net of taxes of $1,565           --            --         --       (2,908)             --           --     (2,908)
                                                                      --------      -------                                --------
Comprehensive income                               --            --     23,197       (2,908)             --           --     20,289
Shares allocated to ESOP participants              --         1,432         --           --           1,822           --      3,254
Purchase of treasury stock                       (233)           --         --           --              --       (2,499)    (2,499)
Exercise of stock options                          93           127       (305)          --              --          979        801
Dividends paid, $0.33 per share                    --            --     (9,462)          --              --           --     (9,462)
                                               ------      --------   --------      -------        --------     --------   --------
BALANCE DECEMBER 31, 2005                      31,062      $143,896   $207,120      $(1,845)       $(13,108)    $(71,328)  $264,735
                                               ======      ========   ========      =======        ========     ========   ========

See Notes to Consolidated Financial Statements.


                                                                       EX. 13-19

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 Year ended December 31,
                                                                            ---------------------------------
                                                                               2005        2004        2003
                                                                            ---------   ---------   ---------
                                                                                      (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                  $  23,197   $  17,865   $  22,940
Adjustments to reconcile net income to net cash
   provided by operating activities:
      Provision for loan losses                                                 3,028       9,370       3,179
      Net gains on loans                                                       (2,250)     (3,192)    (11,707)
      Net gains on other assets                                                  (173)         35        (734)
      Amortization of premiums and accretion of discounts                       2,139       4,608       6,340
      Depreciation and amortization                                             2,347       2,943       3,544
      Federal Home Loan Bank stock dividends                                   (1,164)       (919)       (855)
      (Increase) decrease in interest receivable                               (2,608)     (1,002)      1,115
      Increase (decrease) in interest payable                                   1,533         119        (156)
      Increase in prepaid and other assets                                     (4,273)     (5,869)     (6,010)
      Increase (decrease) in other liabilities                                    412      (3,133)      4,195
      Decrease (increase) in trading securities                                21,504     (16,716)    (10,540)
      Amortization of restricted stock compensation                                --          --       1,446
      (Increase) decrease in margin accounts                                     (854)       (463)        421
      Net principal disbursed on loans held for sale                         (154,873)   (155,664)   (427,426)
      Proceeds from sale of loans held for sale                               224,200     176,609     454,499
      ESOP compensation                                                         3,254       3,504       2,841
                                                                            ---------   ---------   ---------
         Net cash from operating activities                                   115,419      28,095      43,092
                                                                            ---------   ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from principal repayments and maturities of:
      Securities available for sale                                            51,100      76,282     153,112
   Proceeds from sale of:
      Securities available for sale                                            20,883      63,021      22,325
      Loans                                                                        --          --      93,983
      Commercial loan participations                                            1,500      43,156       9,443
      Nonperforming loans                                                       6,173          --          --
      Premises and equipment                                                      169           2          --
      Real estate owned and other repossessed assets                            3,999       1,932       1,820
   Purchases of:
      Securities available for sale                                           (80,301)   (111,667)   (170,458)
      Bank owned life insurance                                                    --          --     (20,000)
   Net principal disbursed on loans                                           (46,836)   (120,527)     (2,606)
   Loans purchased                                                           (286,653)   (213,802)   (211,370)
   Purchases of premises and equipment                                         (5,379)     (3,199)     (4,025)
                                                                            ---------   ---------   ---------
         Net cash from investing activities                                  (335,345)   (264,802)   (127,776)
                                                                            ---------   ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net (decrease) increase in checking, savings and money market accounts     (82,940)     17,174      17,935
   Net increase (decrease) in certificates of deposit                         241,883      82,219     (75,475)
   Net increase in advance payments by borrowers
      for taxes and insurance                                                   2,274       1,327       4,725
   Proceeds from Federal Home Loan Bank advances                              122,345      50,000      25,500
   Repayment of Federal Home Loan Bank advances                               (70,151)    (19,257)    (11,144)
   Net change in repurchase agreements and other                               15,066     114,297     114,083
   Dividends paid                                                              (9,462)     (8,533)     (9,429)
   Proceeds from exercise of stock options                                        674       6,420         941
   Purchase of treasury stock                                                  (2,499)    (47,814)    (12,233)
                                                                            ---------   ---------   ---------
         Net cash from financing activities                                   217,190     195,833      54,903
                                                                            ---------   ---------   ---------
Decrease in cash and cash equivalents                                          (2,736)    (40,874)    (29,781)
Cash and cash equivalents, beginning of year                                   40,281      81,155     110,936
                                                                            ---------   ---------   ---------
Cash and cash equivalents, end of year                                      $  37,545   $  40,281   $  81,155
                                                                            ---------   ---------   ---------

See Notes to Consolidated Financial Statements

                                                                       EX. 13-20

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies of United Community Financial Corp. (United Community), a unitary savings and loan holding company, The Home Savings and Loan Company of Youngstown, Ohio (Home Savings), an Ohio chartered savings bank, and Butler Wick Corp. (Butler Wick), an investment brokerage firm registered with the Securities and Exchange Commission (SEC) and a member of the National Association of Securities Dealers (NASD) and the Chicago Stock Exchange, conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking, thrift and brokerage industries. A summary of the more significant accounting policies follows.

Nature of Operations

     United Community was incorporated under Ohio law in February 1998 by Home Savings in connection with the conversion of Home Savings from an Ohio mutual savings and loan association to an Ohio capital stock savings and loan association (Conversion). Upon consummation of the Conversion on July 8, 1998, United Community became the unitary savings and loan holding company for Home Savings. The business of Home Savings is providing consumer and business banking service to its market area in Ohio and western Pennsylvania. At the end of 2005, Home Savings was doing business through 37 full-service banking branches and 6 loan production offices. Loans and deposits are primarily generated from the areas where banking branches are located. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers' ability to repay their loans is dependent on the real estate and general economic conditions in the market area. Home Savings derives its income predominantly from interest on loans, securities, and to a lesser extent, non-interest income. Home Savings' principal expenses are interest paid on deposits, Federal Home Loan Bank advances, and normal operating costs. Consistent with internal reporting, Home Savings' operations are reported in one operating segment, which is banking services. On August 12, 1999, United Community acquired Butler Wick, the parent company for two wholly owned subsidiaries: Butler Wick & Co., Inc. and Butler Wick Trust Company. Butler Wick has 21 office locations providing a full range of investment alternatives for individuals, companies and not-for-profit organizations throughout Ohio and western Pennsylvania. Butler Wick's operations are reported in a separate operating segment, which is investment services.

Basis of Presentation

     The consolidated financial statements include the accounts of United Community and its subsidiaries. All material inter-company transactions have been eliminated. Certain prior period data has been reclassified to conform to current period presentation.

Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair value of financial instruments, fair value of servicing rights, carrying value of goodwill and core deposit intangible assets, and status of contingencies are particularly subject to change.

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

     Securities are written down to fair value when a decline in fair value is other-than-temporary. Declines in the fair value of securities below their cost that are other-than-temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

     Loans held for sale consist of residential mortgage loans originated for sale and other loans which have been identified for sale. These loans are carried on the books at the lower of cost or fair market value, determined in the aggregate.

Loans

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the outstanding principal balance, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.


                                                                       EX. 13-21

     Interest income includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

     A loan is considered impaired when, based on current information and events, it is probable that United Community will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the facts and circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, United Community does not separately identify individual consumer or residential loans for impairment disclosures.

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

     Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as original maturity, interest rate and loan type. Impairment is recognized through a valuation allowance for an individual tranche. If United Community later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to income.

     Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan, and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

Premises and Equipment

     Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Buildings and related components are depreciated and amortized using the straight-line method over the useful lives, generally ranging from 20 years to 40 years, (or term of the lease, if shorter) of the related assets. Furniture and fixtures are depreciated using the straight-line method with useful lives ranging from 3 to 7 years.

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


                                                                       EX. 13-22

Goodwill and Core Deposit Intangible

     Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

     Core deposit intangible assets arose from whole bank acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives, generally 15 to 20 years.

Cash Surrender Value of Life Insurance

     Bank owned life insurance represents insurance on the lives of certain employees where Home Savings is the beneficiary. This life insurance provides a long-term asset to offset long-term benefit liabilities, while generating competitive investment yields. The life insurance is recorded at its cash surrender value, or the amount currently realizable. Increases in the Home Savings' policy cash value are tax exempt and death benefit proceeds received by Home Savings are tax-free. Income from these policies and changes in the cash surrender value are recorded in other income.

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

Loan Fees

     Loan origination fees received for loans, net of direct origination costs, are deferred and amortized to interest income over the contractual lives of the loans using the level yield method. Fees received for loan commitments that are expected to be drawn, based on Home Savings' experience with similar commitments, are deferred and amortized over the lives of the loans using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis. Unamortized deferred loan fees or costs related to loans paid off are included in income. Unamortized net fees or costs on loans sold are included in the basis of the loans in calculating gains and losses. Amortization of net deferred fees is discontinued for loans that are deemed to be nonperforming.

Commissions and Service Fees

     Commissions are recognized when earned which is generally the settlement date of the security. Service fees are assessed to customer accounts on a regular basis. Trust fees are recognized in income on the accrual basis. Fees are assessed to customer accounts on a regularly scheduled basis and are generally based on the value of the assets under management.

Stock Compensation

     Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to measure expense for options granted after 1994, using an option pricing model to estimate fair value.

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

                                             2005      2004      2003
                                           -------   -------   -------
                                                  (In thousands)
Net income as reported                     $23,197   $17,865   $22,940
Deduct: Stock-based compensation expense
   determined under fair value method           --     1,855     2,165
                                           -------   -------   -------
Pro forma net income                       $23,197   $16,010   $20,775
                                           -------   -------   -------

Basic earnings per share as reported          0.81      0.61      0.73
Pro forma basic earnings per share            0.81      0.55      0.66

Diluted earnings per share as reported        0.80      0.60      0.72
Pro forma diluted earnings per share          0.80      0.54      0.65
                                           -------   -------   -------

     The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.


                                                                       EX. 13-23

                                  2005    2004    2003
                                  ----   -----   -----
Dividend yield                     N/A    2.27%   3.34%
Expected stock price volatility    N/A   22.73%  48.31%
Risk-free interest rate            N/A    3.18%   3.98%
Expected option life (in years)    N/A       7      10

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

Commission Revenue and Expense

     Securities transactions and related commission revenue and expense are recorded on a settlement date basis, generally the third business day following the trade date. The effect on the financial statements of using the settlement date basis rather than trade date basis is not material.

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

     Butler Wick's customer securities activities are transacted on either a cash or margin basis. In margin transactions, Butler Wick extends credit to its customers, subject to various regulatory and internal margin requirements, collateralized by cash and securities in customer's accounts. In connection with these activities, Butler Wick executes and clears customer transactions involving the sale of securities not yet purchased, all of which are transacted on a margin basis subject to regulations. Such transactions may expose Butler Wick to significant off-balance sheet risk in the event margin requirements are not sufficient to fully cover losses that customers may incur. In the event the customer fails to satisfy its obligations, Butler Wick may be required to purchase or sell financial instruments at prevailing market prices to fulfill the customer's obligations. Butler Wick seeks to control the risks associated with its customers' activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. Butler Wick monitors required margin levels daily and, pursuant to such guidelines, requires the customer to deposit additional collateral or to reduce security positions when necessary.


                                                                       EX. 13-24

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

New Accounting Standards

     Adoption of New Accounting Standards: On March 9, 2004, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 105, "Application of Accounting Principles to Loan Commitments" stating that the fair value of loan commitments accounted for as a derivative instrument under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," should not consider expected future cash flows related to servicing of the future loan. SAB 105 was effective for loan commitments accounted for as derivatives entered into after March 31, 2004. United Community adopted the provisions of SAB 105 as of April 1, 2004. The adoption of this standard did not have a material impact on United Community's financial position or results of operations.

     In November 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) 115-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in earnings. Specifically, the guidance clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision not to sell has been made. The FSP also requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. See Note 3 for further discussion and the impact on United Community's financial position and results of operations.

     Newly Issued But Not Yet Effective Accounting Standards: Financial Accounting Standard (FAS) 123, Revised, requires companies to record compensation cost for stock options provided to employees in return for employment service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employment service period, which is normally the vesting period of the options. This will apply to awards granted or modified in fiscal years beginning in 2006. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. See Note 16 for further discussion of stock options.

Operating Segments

     Internal financial information is primarily reported and aggregated in two lines of business, banking services and investment services.

Dividend Restriction

     Banking regulations require maintaining certain capital levels and may limit the dividends paid by Home Savings and Butler Wick to the holding company or by the holding company to shareholders. These restrictions currently pose no practical limit on the ability of the bank or holding company to pay dividends at historical levels. See Note 15 for further discussion.

Reclassifications

     Some items in the prior year financial statements were reclassified to conform to the current presentation.

2. CASH AND CASH EQUIVALENTS

     Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. These reserves, which consisted of vault cash at Home Savings, totaled approximately $11.7 million and $10.7 million at December 31, 2005 and 2004, respectively. At year end 2005 and 2004, cash of $16,000 has been segregated in a special reserve bank account for the benefit of customers of Butler Wick under Rule 15c3-3 of the Securities and Exchange Commission.


                                                                       EX. 13-25

3. SECURITIES

The components of securities are as follows:

                                               December 31, 2005                    December 31, 2004
                                      ----------------------------------   ----------------------------------
                                                    Gross        Gross                   Gross        Gross
                                        Fair     Unrealized   Unrealized     Fair     Unrealized   Unrealized
Available for Sale                      Value       Gains       Losses       Value       Gains       Losses
------------------                    --------   ----------   ----------   --------   ----------   ----------
                                                                   (In thousands)
U.S. Treasury and agency securities   $ 88,799      $ --       $(1,493)    $ 88,317     $    7       $(417)
Tax exempt municipal obligation              3        --            --            7          1          --
Equity securities                        2,962       661            --        7,169      1,459          --
Mortgage-related securities            110,106        73        (2,159)     102,911        869        (364)
                                      --------      ----       -------     --------     ------       -----
Total                                 $201,870      $734       $(3,652)    $198,404     $2,336       $(781)
                                      ========      ====       =======     ========     ======       =====

Debt securities available for sale by contractual maturity, repricing or expected call date are shown below:

                                         December 31, 2005
                                         -----------------
                                             Fair Value
                                             ----------
                                           (In thousands)
Due in one year or less                       $ 23,815
Due after one year through five years           55,191
Due after five years through ten years           9,796
Mortgage-related securities                    110,106
                                              --------
   Total                                      $198,908
                                              ========

Since equity securities do not have a contractual maturity, they are excluded from the table above.

     Proceeds, gross realized gains, losses and impairment charges of available for sale securities were as follows:

                       2005      2004      2003
                     -------   -------   -------
                            (In thousands)
Proceeds             $20,883   $63,021   $22,325
Gross gains              239     1,425       847
Gross losses              44        15         8
Impairment charges        --     1,402        --

     Securities pledged for public funds deposits were approximately $24.6 million and $19.0 million at December 31, 2005 and 2004, respectively. See further discussion regarding pledged securities in Note 11.

     United Community's trading securities are carried at fair value and consist of the following:

                                             2005      2004
                                           -------   -------
                                             (In thousands)
Debt Securities:
   Obligations of U.S. government          $ 2,531   $28,587
   State and municipal obligations           7,061     1,657
   Corporate bonds, debentures and notes       224        60
   Mutual funds                                996     2,012
                                           -------   -------
Total trading securities                   $10,812   $32,316
                                           =======   =======


                                                                       EX. 13-26

     Securities available for sale in a continuous unrealized loss position are as follows at December 31, 2005:

                                             Less than 12 months        12 months or more               Total
                                           -----------------------   -----------------------   -----------------------
                                                        Unrealized                Unrealized                Unrealized
                                           Fair value      loss      Fair value      loss      Fair value      loss
                                           ----------   ----------   ----------   ----------   ----------   ----------
                                                                          (In thousands)
Description of securities:
U.S. Treasury and agencies                  $ 35,128     $  (499)      $53,671     $  (994)     $ 88,799     $(1,493)
Mortgage-related                              86,993      (1,383)       19,887        (776)      106,880      (2,159)
                                            --------     -------       -------     -------      --------     -------
   Total temporarily impaired securities    $122,121     $(1,882)      $73,558     $(1,770)     $195,679     $(3,652)
                                            ========     =======       =======     =======      ========     =======

     Securities available for sale in an unrealized loss position are as follows at December 31, 2004:

                                             Less than 12 months        12 months or more               Total
                                           -----------------------   -----------------------   -----------------------
                                                        Unrealized                Unrealized                Unrealized
                                           Fair value      loss      Fair value      loss      Fair value      loss
                                           ----------   ----------   ----------   ----------   ----------   ----------
                                                                          (In thousands)
Description of securities:
U.S. Treasury and agencies                   $79,091      $(417)       $   --       $  --       $ 79,091      $(417)
Mortgage-related                              18,311       (216)        8,016        (148)        26,327       (364)
                                             -------      -----        ------       -----       --------      -----
   Total temporarily impaired securities     $97,402      $(633)       $8,016       $(148)      $105,418      $(781)
                                             =======      =====        ======       =====       ========      =====

     All of the securities that are temporarily impaired at December 31, 2005, are impaired due to the current level of interest rates. All of these securities are debentures and continue to pay on schedule and management expects to receive all principal and interest owed on the securities.

     Home Savings owned $5.0 million par value of Fannie Mae preferred stock. During the fourth quarter of 2004, Home Savings recorded an other-than-temporary charge for the impairment of the Fannie Mae preferred stock, held in the available for sale portfolio, of $1.4 million, pretax. United Community recorded the charge because the market value of the stock had declined significantly in the fourth quarter, following several negative announcements by Fannie Mae involving regulatory actions, earnings restatements and management turnover. United Community concluded that these events made the likelihood of future price appreciation less certain in the near term and would extend the time period for a recovery of United Community's investment cost beyond previous estimates. The security was subsequently sold in 2005.

4. LOANS

     Portfolio loans consist of the following:

                                            December 31,
                                      -----------------------
                                         2005         2004
                                      ----------   ----------
                                           (In thousands)
Real Estate:
   One- to four-family residential    $  749,362   $  690,413
   Multi-family residential              154,702      153,011
   Non-residential                       314,124      289,755
   Land                                   14,979       14,701
Construction:
   One- to four-family residential       389,558      301,193
   Multi-family and non-residential       66,788       47,230
                                      ----------   ----------
      Total real estate                1,689,513    1,496,303
Consumer                                 323,515      267,646
Commercial                               100,977       68,523
                                      ----------   ----------
      Total loans                      2,114,005    1,832,472
                                      ==========   ==========
Less:
   Allowance for loan losses              15,723       15,877
   Deferred loan fees, net                   849          619
                                      ----------   ----------
      Total                               16,572       16,496
                                      ----------   ----------
         Loans, net                   $2,097,433   $1,815,976
                                      ==========   ==========

     Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments extend over various periods of time with the majority of such commitments disbursed within a sixty-day period. Commitments generally have fixed expiration dates or other termination clauses, may require payment of a fee and may expire unused. Commitments to extend credit at fixed rates expose Home Savings to some degree of interest rate risk. Home Savings evaluates each customer's


                                                                       EX. 13-27
creditworthiness on a case-by-case basis. The type or amount of collateral obtained varies and is based on management's credit evaluation of the potential borrower. Home Savings normally has a number of outstanding commitments to extend credit.

                                                     December 31,
                               -------------------------------------------------------
                                          2005                         2004
                               --------------------------   --------------------------
                               Fixed Rate   Variable Rate   Fixed Rate   Variable Rate
                               ----------   -------------   ----------   -------------
                                                    (In thousands)
Commitments to make loans        $40,290       $ 56,322       $33,688       $ 46,730
Undisbursed loans in process      36,059        228,054        27,002        257,641
Unused lines of credit            29,896        112,632        11,721        122,170

     Terms of the commitments in both years extend up to six months, but are generally less than two months. The fixed rate loan commitments have interest rates ranging from 5.49% to 18% and maturities ranging from six months to 30 years.

     At December 31, 2005 and 2004, there were $19.1 million and $11.7 million, respectively, of outstanding standby letters of credit. These are issued to guarantee the performance of a customer to a third party. Standby letters of credit are generally contingent upon the failure of the customer to perform according to the terms of an underlying contract with the third party.

     Home Savings' business activity is principally with customers located in Ohio. Except for residential loans in Home Savings' market area, Home Savings has no other significant concentrations of credit risk.

Allowance for Loan Losses

     Changes in the allowance for loan losses are as follows:

                                 Year ended December 31,
                               ---------------------------
                                 2005      2004      2003
                               -------   -------   -------
                                      (In thousands)
Balance, beginning of year     $15,877   $15,111   $15,099
   Provision for loan losses     3,028     9,370     3,179
   Amounts charged off          (4,085)   (9,060)   (3,340)
   Recoveries                      903       456       173
                               -------   -------   -------
Balance, end of year           $15,723   $15,877   $15,111
                               =======   =======   =======

     Nonaccrual loans were $24.3 million, $20.9 million and $13.0 million at December 31, 2005, 2004 and 2003. Restructured loans were $825,000, $1.3 million and $1.9 million at December 31, 2005, 2004 and 2003. Loans that are greater than ninety days past due and still accruing were $563,000 at December 31, 2005, $377,000 at December 31, 2004 and $1.3 million at December 31, 2003.

                                                                               As of or for the year ended
                                                                                       December 31,
                                                                               ---------------------------
                                                                                 2005      2004      2003
                                                                               --------   -------   ------
                                                                                      (In thousands)
Impaired loans on which no specific valuation allowance was provided            $13,119   $ 7,898   $4,366
Impaired loans on which specific valuation allowance was provided                 4,573     7,320    1,514
                                                                                -------   -------   ------
   Total impaired loans at year-end                                             $17,692   $15,218   $5,880
                                                                                -------   -------   ------
Specific valuation allowances on impaired loans at year-end                         667     1,691      277
Average impaired loans during year                                               15,209    10,683    6,628
Interest income recognized on impaired loans during the year                        386       134      145
Interest income received on impaired loans during the year                          403       307      288
Interest income potential based on original contract terms of impaired loans      1,503       685      539
                                                                                =======   =======   ======

     Directors and officers of United Community, Home Savings and Butler Wick are customers of Home Savings in the ordinary course of business. The following describes loans to officers and/or directors of United Community, Home Savings and Butler Wick:

                                                         (In thousands)
Balance as of December 31, 2004                             $ 2,161
New loans to officers and/or directors                        1,046
Loan payments during 2005                                      (140)
Reductions due to changes in officers and/or directors       (1,039)
                                                            -------
Balance as of December 31, 2005                             $ 2,028
                                                            =======


                                                                       EX. 13-28

5. MORTGAGE BANKING ACTIVITIES

     Mortgage loans serviced for others, which are not reported in United Community's assets, totaled $816.0 million and $667.0 million at December 31, 2005 and 2004.

     Activity for capitalized mortgage servicing rights, included in other assets, was as follows:

                               2005      2004      2003
                             -------   -------   -------
                                    (In thousands)
Balance, beginning of year   $ 5,533   $ 5,557   $ 3,603
   Originations                2,961     1,629     4,448
   Amortized to expense       (1,571)   (1,653)   (2,494)
                             -------   -------   -------
Balance, end of year         $ 6,923   $ 5,533   $ 5,557
                             =======   =======   =======

     Activity in the valuation allowance for mortgage servicing rights was as follows:

                             2005   2004    2003
                             ----   ----   -----
                                (In thousands)
Balance, beginning of year    $--   $(76)  $  --
   Impairment charges          --     --    (415)
   Recoveries                  --     76     339
                              ---   ----   -----
Balance, end of year          $--   $ --   $ (76)
                              ===   ====   =====

     Key economic assumptions used in measuring the value of mortgage servicing rights at December 31, 2005 and 2004 were as follows:

                                     2005      2004
                                   -------   -------
Weighted average prepayment rate   278 PSA   281 PSA
Weighted average life (in years)      5.11      5.41
Weighted average discount rate           8%        8%

Amounts held in custodial accounts for investors amounted to $7.4 million and $6.1 million at December 31, 2005 and 2004, respectively.

Estimated amortization expense for each of the next five years is as follows:

2006   $1,334
2007    1,333
2008    1,327
2009    1,235
2010      872

6. SECURITIZATIONS

     Home Savings sold $90.4 million in residential mortgage loans in securitization transactions in 2003. The securities received in these transactions were immediately sold. Gains of $4.2 million were recorded on the sales. Home Savings retained servicing responsibilities for the loans, for which it receives servicing fees approximating 0.40% of the outstanding balance of the loans. There were no securitizations during 2005 or 2004.

     For the loans securitized in 2003, approximately $30.5 million of the loans had loan to value ratios greater than 80% and did not have sufficient mortgage insurance coverage on the delivery date. These loans were sold with recourse to Home Savings. This recourse obligation will terminate for each loan on June 30, 2006, provided that on that date, the applicable loan is not thirty days or more delinquent. If this criteria is not met, the recourse agreement on that loan will continue until such time as the loan becomes and remains current for a period of twelve consecutively scheduled monthly payments from the date of the last delinquency. Home Savings reduced the recorded gain from the securitizations by the fair value of the recourse obligation. As of December 31, 2005, approximately $425,000 of these loans were still covered by the recourse obligation.

     Home Savings also services loans from securitizations prior to 2003. Certain of these loans are covered by recourse or indemnification provisions specific to those sales. At December 31, 2005, approximately $181,000 in loans are covered by recourse agreements and approximately $8.9 million in loans are covered by an indemnification agreement.


                                                                       EX. 13-29

Cash flows from all securitizations of mortgage loans were as follows:

                           2005     2004
                          ------   -----
                          (In thousands)
Securitization proceeds    $ --    $ --
Servicing fees received     261     331

An analysis of the activity in securitizations serviced by Home Savings during 2005 and 2004 follows:

                                                       December 31,
                                                   -------------------
                                                     2005       2004
                                                   --------   --------
                                                      (In thousands)
Balance at beginning of year:
   Principal balance of loans                      $ 87,413   $128,761
   Amortized cost of servicing rights                   626      1,005
   Servicing rights as a % of principal                0.72%      0.78%

New securitizations during the year:
   Principal balance of loans                            --         --
   Fair value of servicing rights                        --         --
   Servicing rights as a % of principal                 n/a        n/a

Principal payments received on loans securitized    (18,597)   (41,348)

Balance at end of year:
   Principal balance of loans                        68,816     87,413
   Amortized cost of servicing rights                   448        626
   Servicing rights as a % of principal                0.65%      0.72%
                                                   ========   ========

     In the securitization transactions, Home Savings retained residual interests in the form of servicing assets. The servicing assets represent the allocated value of retained servicing rights on the loans securitized.

                                                         December 31,
                                                     -------------------
                                                       2005       2004
                                                     --------   --------
Other information at end of period:
   Weighted average rate of loans                        6.65%      6.68%
   Weighted average maturity of loans in months           262        272
   Principal balance of loans 30 days or more past
      due (in thousands)                             $  1,289   $    611
Fair value assumptions
      Discount rate                                      8.00%      8.00%
      Weighted average prepayment assumptions         290 PSA    295 PSA

The following table indicates how the fair value of the servicing rights might decline if the assumptions change unfavorably in two different magnitudes:

                                      December 31,
                                    ---------------
                                     2005     2004
                                    ------   ------
                                     (In thousands)
Fair value at end of year           $1,042   $1,078
Weighted average life (in months)       46       58

Projected fair value based on:
   Increase in PSA of 50               954      981
   Increase in PSA of 100              881      901
                                    ======   ======

The effect of adverse changes is hypothetical and should not be extrapolated to other changes, as the effects are not linear.


                                                                       EX. 13-30

7. PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

                                                                      December 31,
                                                                   -----------------
                                                  Estimated life     2005      2004
                                                  --------------   -------   -------
                                                                     (In thousands)
Land                                                               $ 7,498   $ 6,924
Buildings                                         up to 39 years    19,536    17,215
Leasehold improvements                               10 years        1,461     1,421
Furniture and equipment                              3-5 years      17,891    15,964
                                                                   -------   -------
                                                                    46,386    41,524
Less: Accumulated depreciation and amortization                     22,615    20,731
                                                                   -------   -------
   Total                                                           $23,771   $20,793
                                                                   =======   =======

     Rent expense was $1.4 million for 2005, $1.3 million for 2004 and $1.1 million for 2003. Rent commitments under noncancelable operating leases for offices were as follows, before considering renewal options that generally are present:

             (In thousands)
2006             $  957
2007                798
2008                729
2009                521
2010                523
Thereafter          507
                 ------
   Total         $4,035
                 ======

8. GOODWILL AND INTANGIBLE ASSETS

Goodwill

Goodwill was $33.6 million at December 31, 2005, 2004, and 2003 and relates to acquisitions of The Industrial Savings and Loan Association in 2001 and Potter's Bank in 2002.

Acquired Intangible Assets

                                               As of December 31,
                               -------------------------------------------------
                                         2005                      2004
                               -----------------------   -----------------------
                                 Gross                     Gross
                               Carrying    Accumulated   Carrying    Accumulated
                                Amount    Amortization    Amount    Amortization
                               --------   ------------   --------   ------------
                                                 (In thousands)
Amortized intangible assets:
   Core deposit intangibles     $8,952       $6,834       $8,952       $6,065
                                ------       ------       ------       ------
      Total                     $8,952       $6,834       $8,952       $6,065
                                ======       ======       ======       ======
Estimated amortization
   expense:
   For the year ended:
   December 31, 2006            $  492
   December 31, 2007               383
   December 31, 2008               300
   December 31, 2009               235
   December 31, 2010               186

     Aggregate amortization expense for the years ended December 31, 2005, 2004 and 2003, was $769,000, $900,000 and $1.3 million, respectively.


                                                                       EX. 13-31

9. DEPOSITS

     Deposits consist of the following:

                                December 31,
                          -----------------------
                             2005         2004
                          ----------   ----------
                               (In thousands)
Checking accounts:
   Interest bearing       $  114,565   $  158,682
   Non-interest bearing       96,918       84,965
Savings accounts             259,811      308,187
Money market accounts        144,433      146,833
Certificates of deposit    1,066,117      824,285
                          ----------   ----------
Total deposits            $1,681,844   $1,522,952
                          ==========   ==========

     Interest expense on deposits is summarized as follows:

                                                               Year Ended December 31,
                                                             ---------------------------
                                                               2005      2004      2003
                                                             -------   -------   -------
                                                                    (In thousands)
Interest bearing demand deposits and money market accounts   $ 3,231   $ 2,386   $ 3,113
Savings accounts                                               1,201     1,361     2,347
Certificates of deposit                                       33,488    24,614    25,440
                                                             -------   -------   -------
   Total                                                     $37,920   $28,361   $30,900
                                                             =======   =======   =======

     A summary of certificates of deposit by maturity follows:

                              December 31, 2005
                              -----------------
                                (In thousands)
Within 12 months                  $  541,614
12 months to 24 months               268,435
Over 24 months to 36 months           97,547
Over 36 months to 48 months           42,479
Over 48 months                       116,042
                                  ----------
   Total                          $1,066,117
                                  ==========

     A summary of certificates of deposit with balances of $100,000 or more by maturity is as follows:

                                   December 31, 2005   December 31, 2004
                                   -----------------   -----------------
                                               (In thousands)
Three months or less                    $ 35,900            $ 14,957
Over three months to six months           34,033              17,954
Over six months to twelve months          40,200              33,132
Over twelve months                       102,550             113,339
                                        --------            --------
   Total                                $212,683            $179,382
                                        ========            ========

     Deposits in excess of $100,000 are not federally insured. Home Savings did not have brokered deposits for the years ended December 31, 2005 and 2004.


                                                                       EX. 13-32

10. FEDERAL HOME LOAN BANK ADVANCES

     The following is a summary of Federal Home Loan Bank advances:

                                                           December 31,
                                        -------------------------------------------------
                                                  2005                      2004
                                        -----------------------   -----------------------
                                                         (In thousands)
                                                     Weighted                  Weighted
            Year of maturity             Amount    average rate    Amount    average rate
            ----------------            --------   ------------   --------   ------------
                  2006                  $360,752       4.21%      $342,435       3.23%
                  2007                    66,501       3.80         30,500       5.01
                  2008                    22,451       3.69         21,500       3.69
                  2009                    10,913       3.56         10,000       3.56
                  2010                     2,387       3.54          1,500       3.54
               Thereafter                 12,545       3.86         17,420       3.86
                                        --------                  --------
Total Federal Home Loan Bank advances   $475,549                  $423,355
                                        ========                  ========

Home Savings has available credit, subject to collateral requirements, with the Federal Home Loan Bank of $608.6 million, of which $475.5 million is outstanding. Of the $475.5 million, a total of $35.0 million is callable. $25.0 million matures in February 2006 and $10.0 is callable quarterly and matures in February 2009. All advances must be secured by eligible collateral as specified by the Federal Home Loan Bank. Accordingly, United Community has a blanket pledge of its one- to four-family mortgages and multi-family loans as collateral for the advances outstanding at December 31, 2005. The required minimum ratio of collateral to advances is 135% for one- to four-family loans and 150% for multi-family loans.

11. SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE AND OTHER BORROWINGS

     The following is a summary of securities sold under an agreement to repurchase and other borrowings:

                                                          December 31,
                                        -----------------------------------------------
                                                 2005                     2004
                                        ----------------------   ----------------------
                                                          (In thousands)
                                                    Weighted                 Weighted
                                         Amount   average rate    Amount   average rate
                                        -------   ------------   -------   ------------
Securities sold under agreement to
   repurchase-term                      $45,520       3.73%      $41,105       1.92%
Other borrowings                         29,694       3.20        19,043       1.91
                                        -------       ----       -------       ----
Total repurchase agreements and other   $75,214       3.52%      $60,148       1.92%
                                        =======       ====       =======       ====

     Securities sold under agreements to repurchase are secured primarily by mortgage-backed securities with a fair value of approximately $53.7 million at December 31, 2005 and $50.6 at December 31, 2004. Securities sold under agreements to repurchase are typically held by the brokerage firm in a wholesale transaction and by an independent third party when they are for retail customers. At maturity, the securities underlying the agreements are returned to United Community. Other borrowings consist primarily of lines of credit, payables to customers and payables to broker/dealers. United Community has a line of credit with a correspondent bank which has a stated maturity of September 2008. All other borrowings have no stated maturity.

12. LOSS CONTINGENCY

     United Community and its subsidiaries are not parties to any other material litigation other than those arising in the normal course of business. While it is impossible to determine the ultimate resolution of these contingent matters, management believes any resulting liability would not have a material effect upon United Community's financial statements.


                                                                       EX. 13-33

13. INCOME TAXES

     The provision for income taxes consists of the following components:

             Year ended December 31,
           --------------------------
             2005     2004      2003
           -------   ------   -------
                 (In thousands)
Current    $12,396   $9,914   $12,926
Deferred      (486)    (811)     (361)
           -------   ------   -------
   Total   $11,910   $9,103   $12,565
           =======   ======   =======

     A reconciliation from tax at the statutory rate to the income tax provision is as follows:

                                           Year ended December 31,
                              ------------------------------------------------
                                   2005             2004             2003
                              --------------   --------------   --------------
                              Dollars   Rate   Dollars   Rate   Dollars   Rate
                              -------   ----   -------   ----   -------   ----
                                                (In thousands)
Tax at statutory rate         $12,287   35.0%  $9,439    35.0%  $12,427   35.0%
Increase (decrease) due to:
   Tax exempt income              (78)  (0.2)     (78)   (0.3)     (137)  (0.4)
   Life insurance                (288)  (0.8)    (308)   (1.1)     (170)  (0.5)
   State taxes                     (4)  (0.0)     (27)   (0.1)      (40)  (0.1)
   Other                           (7)  (0.0)      77     0.3       485    1.4
                              -------   ----   ------    ----   -------   ----
Income tax provision          $11,910   34.0%  $9,103    33.8%  $12,565   35.4%
                              =======   ====   ======    ====   =======   ====

     Significant components of the deferred tax assets and liabilities are as follows:

                                                          December 31,
                                                      ------------------
                                                        2005      2004
                                                      -------   --------
                                                        (In thousands)
Deferred tax assets:
   Loan loss reserves                                 $ 5,503   $ 5,557
   Postretirement benefits                              1,428     1,372
   Deferred loan fees                                     363       333
   ESOP shares released                                 1,308     1,257
   Compensation accruals                                  348       697
   Unrealized loss on securities available for sale       993        --
   Investment valuation                                    --       491
   Interest on non-accrual loans                          883       508
   Other                                                  716       342
                                                      -------   -------
      Deferred tax assets                              11,542    10,557
                                                      -------   -------
Deferred tax liabilities:
   Purchase accounting adjustments                        622     1,373
   Original issue discount                                 --       694
   Federal Home Loan Bank stock dividends               5,855     5,448
   Unrealized gain on securities available for sale        --       572
   Mortgage servicing rights                            2,423     1,937
   Other                                                  762       704
                                                      -------   -------
      Deferred tax liabilities                          9,662    10,728
                                                      -------   -------
         Net deferred tax asset (liability)           $ 1,880   $  (171)
                                                      =======   =======

     Retained earnings at December 31, 2005 include approximately $21.1 million for which no provision for federal income taxes has been made. This amount represents the tax bad debt reserve at December 31, 1987, which is the end of United Community's base year for purposes of calculating the bad debt deduction for tax purposes. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, the amount used will be added to future taxable income. The unrecorded deferred tax liability on the above amount at December 31, 2005 was approximately $7.3 million.

14. SHAREHOLDERS' EQUITY

Dividends

     United Community's source of funds for dividends to its shareholders are earnings on its investments and dividends from Home Savings and Butler Wick. During the year ended December 31, 2005, United Community paid regular dividends in the amount of $9.5 million. While


                                                                       EX. 13-34

Home Savings' primary regulator is the FDIC, the OTS has regulations that impose certain restrictions on payments of dividends to United Community.

     Home Savings must file an application with, and obtain approval from, the OTS (i) if the proposed distribution would cause total distributions for the calendar year to exceed net income for that year to date plus retained net income (as defined) for the preceding two years; (ii) if Home Savings would not be at least adequately capitalized following the capital distribution; (iii) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between Home Savings and the OTS or the FDIC, or any condition imposed on Home Savings in an OTS-approved application or notice. If Home Savings is not required to file an application, it must file a notice of the proposed capital distribution with the OTS. As of December 31, 2005, Home Savings had $38.6 million of retained earnings that could be distributed without requiring the prior approval of the OTS.

Other Comprehensive Income

     Other comprehensive income included in the Consolidated Statements of Shareholders' Equity consists solely of unrealized gains and losses on available for sale securities. The change includes reclassification of gains or losses on sales of securities of $122,000, $540,000 and $837,000 for the years ended December 31, 2005, 2004 and 2003.

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

                                                              As of December 31, 2005
                                           -------------------------------------------------------------
                                                                  Minimum         To Be Well Capitalized
                                                                  Capital        Under Prompt Corrective
                                                Actual          Requirements        Action Provisions
                                           ----------------   ----------------   -----------------------
                                            Amount    Ratio    Amount    Ratio       Amount    Ratio
                                           --------   -----   --------   -----      --------   -----
                                                                   (In thousands)
Total capital (to risk-weighted assets)    $218,943   10.86%  $161,351   8.00%      $201,688   10.00%
Tier 1 capital (to risk-weighted assets)    203,220   10.08          *      *        121,013    6.00
Leverage (Tier 1) capital (to adjusted
   total assets)                            203,220    8.36     97,196   4.00        121,495    5.00
Tangible capital (to adjusted
   total assets)                            203,220    8.36     36,449   1.50              *       *

                                                              As of December 31, 2004
                                           -------------------------------------------------------------
                                                                  Minimum         To Be Well Capitalized
                                                                  Capital        Under Prompt Corrective
                                                Actual          Requirements        Action Provisions
                                           ----------------   ----------------   -----------------------
                                            Amount    Ratio    Amount    Ratio       Amount    Ratio
                                           --------   -----   --------   -----      --------   -----
                                                                   (In thousands)
Total capital (to risk-weighted assets)    $196,145   10.79%  $145,408   8.00%      $181,761   10.00%
Tier 1 capital (to risk-weighted assets)    180,268    9.92          *      *        109,056    6.00
Leverage (Tier 1) capital (to adjusted
   total assets)                            180,268    8.36     86,204   4.00        107,755    5.00
Tangible capital (to adjusted
   total assets)                            180,268    8.36     32,326   1.50              *       *

*    Ratio is not required under regulations.

     As of December 31, 2005 and 2004, the FDIC and OTS, respectively categorized Home Savings as well capitalized under the regulatory framework for Prompt Corrective Action. There are no conditions or events since that notification that management believes has changed


                                                                       EX. 13-35

United Community or Home Savings' categorization. To be categorized as well capitalized, Home Savings must maintain minimum Leverage, Tier 1 and total capital ratios as set forth in the table above.

     Management believes, as of December 31, 2005, that Home Savings meets all capital requirements to which it is subject. Events beyond management's control, such as fluctuations in interest rates or a downturn in the economy in areas in which Home Savings' loans and securities are concentrated, could adversely affect future earnings, and consequently Home Savings' ability to meet its future capital requirements.

     Butler Wick is subject to regulatory capital requirements set forth by the Securities and Exchange Commission's Uniform Net Capital Rule. Butler Wick has elected to use the alternative method, permitted by rule, which requires Butler Wick to maintain minimum net capital, as defined, equal to the greater of $250,000 or 2% of aggregate debit balances arising from customer transactions, as defined. The Net Capital Rule also provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5% of aggregate debits. At December 31, 2005, Butler Wick had net capital of $8.5 million, which was 48% of aggregate debit balances and $8.1 million in excess of required minimum net capital.

16. BENEFIT PLANS

Postretirement Benefit Plans

     In addition to Home Savings' retirement plans, Home Savings sponsors a defined benefit health care plan that was curtailed in 2000 to provide postretirement medical benefits for employees who worked 20 years and attained a minimum age of 60 by September 1, 2000, while in service with Home Savings. The plan is unfunded and, as such, has no assets. Furthermore, the plan is contributory and contains minor cost-sharing features such as deductibles and coinsurance. In addition, postretirement life insurance coverage is provided for employees who were participants prior to December 10, 1976. The life insurance plan is non-contributory. Home Savings' policy is to pay premiums monthly, with no pre-funding. The benefit obligation was measured on December 31, 2005 and 2004. Information about changes in obligations of the benefit plan follows:

                                                              Year ended December 31,
                                                              -----------------------
                                                                   2005      2004
                                                                 -------   -------
                                                                   (In thousands)
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year                          $ 3,742   $ 3,932
Service cost                                                           1         9
Interest cost                                                        215       245
Actuarial (gain)/loss                                                471      (140)
Benefits paid                                                       (271)     (304)
                                                                 -------   -------
Benefit obligation at end of the year                            $ 4,158   $ 3,742
                                                                 -------   -------
Funded status of the plan                                        $(4,158)  $(3,742)
Unrecognized net (gain)/loss from past experience different
   from that assumed and effects of changes in assumptions           297      (173)
Prior service cost not yet recognized in net
   periodic benefit cost                                              (5)       (6)
                                                                 -------   -------
Accrued benefit cost                                             $(3,866)  $(3,921)
                                                                 -------   -------

Components of net periodic benefit cost/(gain) are as follows:

                                                      Year Ended December 31,
                                                      -----------------------
                                                       2005    2004    2003
                                                       ----   -----   -----
                                                           (In thousands)
Service cost                                          $   1   $   9   $   6
Interest cost                                           215     245     226
Expected return on plan assets                           --      --      --
Net amortization of prior service cost                   --      (1)     (1)
Recognized net actuarial gain                            --      --     (15)
                                                      -----   -----   -----
Net periodic benefit cost/(gain)                      $ 216   $ 253   $ 216
                                                      -----   -----   -----
Assumptions used in the valuations were as follows:
   Weighted average discount rate                      5.50%   5.75%   6.00%
                                                      -----   -----   -----

     The weighted-average annual assumed rate of increase in the per capita cost of coverage benefits (i.e., health care cost trend rate) used in the 2005 valuation was 11% and was assumed to decrease to 5.5% for the year 2012 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trend rates would have the following effects as of December 31, 2005:


                                                                       EX. 13-36

                                                           1 Percentage     1 Percentage
                                                          Point Increase   Point Decrease
                                                          --------------   --------------
                                                                   (In thousands)
Effect on total of service and interest cost components        $ 21            $ (18)
Effect on the postretirement benefit obligation                 394             (345)

United Community anticipates contributions to the plan to fund benefits paid will aggregate $3.1 million over the next ten years as follows:

     2006   $  271,000
     2007      278,000
     2008      291,000
     2009      301,000
     2010      314,000
2011-2015    1,677,000
            ----------
   Total    $3,132,000
            ==========

401(k) Savings Plan

     Home Savings sponsors a defined contribution 401(k) savings plan, which covers substantially all employees. Under the provisions of the plan, Home Savings' matching contribution is discretionary and may be changed from year to year. For 2005, 2004 and 2003, Home Savings' match was 50% of pre-tax contributions, up to a maximum of 6% of the employees' base pay. Participants become 100% vested in Home Savings contributions upon completion of three years of service. For the years ended 2005, 2004 and 2003, the expense related to this plan was approximately $477,000, $458,000 and $433,000, respectively.

     Butler Wick also sponsors a defined contribution 401(k) savings plan, which covers substantially all employees. Under the provisions of the plan, Butler Wick's matching contribution is discretionary and may be changed from year to year. For 2005, 2004 and 2003, Butler Wick's match was 25% of pre-tax contributions, up to a maximum of 6% of the employees' base pay. Participants become 100% vested in Butler Wick contributions upon completion of six years of service. For the years ended 2005, 2004 and 2003, the expense related to this plan was approximately $168,000, $157,000 and $133,000, respectively.

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

     The loan is collateralized by the shares of common stock held by the ESOP. As the note is repaid, shares are released from collateral based on the proportion of the payment in relation to total payments required to be made on the loan. The shares released from collateral are then allocated to participants on the basis of compensation as described in the plan. Compensation expense is determined by multiplying the average per share market price of United Community's stock during the period by the number of shares to be released. United Community recognized approximately $3.3 million, $3.5 million and $2.8 million in compensation expense for the years ended December 31, 2005, 2004 and 2003, respectively, related to the ESOP. Unallocated shares are considered neither outstanding shares for computation of basic earnings per share nor potentially dilutive securities for computation of diluted earnings per share. Dividends on unallocated ESOP shares are reflected as a reduction in the loan (and Home Savings' contribution is reduced accordingly). Shares released or committed to be released for allocation during the years ended December 31, 2005, 2004 and 2003 totaled 294,802; 294,802 and 294,802 and had a combined fair market value of $10.5 million. Shares remaining not released or committed to be released for allocation at December 31, 2005 totaled 2,121,358 and had a market value of approximately $25.1 million.

Recognition and Retention Plan

     On July 12, 1999, shareholders approved United Community Financial Corp. Recognition and Retention Plan (RRP). The purpose of the plan is to reward and retain directors, officers and employees of United Community and Home Savings who are in key positions of responsibility by providing them with an ownership interest in United Community. Under the RRP, recipients are entitled to receive dividends and have voting rights on their respective shares, but are restricted from selling or transferring the shares prior to vesting.

     In August 1999, United Community awarded 1,342,334 common shares to eligible individuals. Approximately one-fifth of the number of shares awarded, or 268,638 shares, vested on the date of grant. The remaining 1,073,696 shares vested ratably on each of the first four anniversary dates of the plan. In August 2000, United Community awarded 46,291 common shares to eligible individuals. Approximately two-fifths of the number of shares awarded, or 18,517 shares, vested on the date of grant. The remaining 27,774 shares vested ratably on each of the first three anniversary dates of the plan. In August 2002, United Community awarded 69,677 common shares to eligible individuals. Approximately one-half of the shares awarded, or 34,839 shares, vested on the date of grant. The remaining 34,838 shares


                                                                       EX. 13-37
vested on the first anniversary date. In August 2003, United Community awarded 2,376 common shares to eligible individuals, all of which vested immediately upon grant. As of December 31, 2005 and 2004, there are no shares available for future grants.

     The aggregate fair market value of the unvested RRP shares is considered unearned compensation at the time of grant and is amortized over the vesting period. There was no compensation expense recognized in 2005 and 2004 as all shares granted had previously vested. Compensation expense recognized in 2003 related to the RRP was $1.2 million.

Retention Plan

     In connection with the Butler Wick acquisition, United Community established and funded a $3.7 million retention plan into a Rabbi Trust. Participants in the retention plan became vested in their benefits after five years of service, subject to acceleration in the event of a change in control of United Community or Butler Wick. If a participant voluntarily leaves the employ of Butler Wick or a subsidiary, or is terminated for cause, before the expiration of the five-year vesting period, the participant will forfeit all funds in the plan. If a participant dies, becomes disabled or retires at or after age 65 and prior to the expiration of the five-year vesting period, the participant, or the participant's estate, will be entitled to receive the funds allocated to him or her under the plan, increased for any earnings or reduced for any loss on such funds, at the end of the five-year vesting period. Retention plan expense, including fair value adjustments related to the assets in the Rabbi Trust, was $145,000, $582,000 and $1.6 million for 2005, 2004 and 2003.

     Participants in the plan were permitted to select various mutual funds into which participants could direct their investments. Each participant was able to select up to four of these mutual funds in order to diversify his or her allocations, and was permitted to make changes in fund selections periodically. Participants were permitted to elect a lump sum distribution at vesting, or a distribution in equal annual installments over a period of time not to exceed five years. To the extent that the participant elected to be paid in installments, his or her account will continue to be credited with investment gains and debited with investment losses until his or her full investment is distributed from the plan. United Community accrued the deferred compensation obligation prorata over the vesting period through a charge to compensation expense. Plan assets are included in trading securities in United Community's financial statements and are recorded at fair value. Final vesting occurred on August 12, 2004 and approximately 56% of plan assets were distributed at that time. On August 12, 2005, approximately 55% of the remaining plan assets were distributed to remaining participants in the plan. Until the final distribution is made, United Community will continue to record income or expense as the market value of the remaining plan assets and corresponding liability to participants fluctuates. Plan assets amounted to $992,000 and $2.0 million at December 31, 2005 and 2004, respectively.

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

     The Incentive Plan provides for the grant of options, which may qualify as either incentive or nonqualified stock options. The incentive plan provides that option prices will not be less than the fair market value of the stock at the grant date. The maximum number of common shares that may be issued under the plan is 3,471,562, all of which have been granted prior to December 31, 2004. All of the options awarded became exercisable on the date of grant. The option period expires 10 years from the date of grant. A summary of activity in the plan is as follows:

                                                            As of December 31,
                                    ------------------------------------------------------------------
                                            2005                   2004                   2003
                                    --------------------   --------------------   --------------------
                                                Weighted               Weighted               Weighted
                                                 Average                Average                Average
                                                Exercise               Exercise               Exercise
                                      Shares      Price      Shares      Price      Shares      Price
                                    ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning of year    2,309,748     $9.49    2,468,622    $ 7.60    1,909,615     $7.01
Granted                                    --        --      754,403     12.73      742,654      8.97
Exercised                             (92,532)     7.28     (913,277)     7.03     (171,873)     7.08
Forfeited                                  --        --           --        --      (11,774)     7.86
                                    ---------     -----    ---------    ------    ---------     -----
Outstanding at end of year          2,217,216      9.59    2,309,748      9.49    2,468,622      7.60
                                    ---------     -----    ---------    ------    ---------     -----
Options exercisable at year end     2,217,216     $9.59    2,309,748    $ 9.49    2,468,622     $7.60
                                    ---------     -----    ---------    ------    ---------     -----
Weighted-average fair value of
   options granted during year                      N/A                 $ 3.13                  $3.65
                                                                        ------                  -----

     Outstanding stock options have a weighted average remaining life of 6.99 years and may be exercised in the range of $6.66 to $12.73.

Employee Stock Purchase Plan

     During 2005, United Community established an employee stock purchase plan
(ESPP). Under this plan, United Community provides employees of Home Savings and Butler Wick the opportunity to purchase United Community Financial Corporation's common shares through payroll deduction. Participation in the plan is voluntary and payroll deductions are made on an after-tax basis. The maximum amount an employee can have deducted is nine hundred dollars per biweekly pay. Shares are purchased on the open market and


                                                                       EX. 13-38
administrative fees are paid by United Community. Expense related to this plan is a component of the Shareholder Dividend Reinvestment Plan and the expense recognized is considered immaterial.

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

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2005 and 2004, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.


                                                                       EX. 13-39

                                                        December 31, 2005          December 31, 2004
                                                    -------------------------   -----------------------
                                                      Carrying        Fair       Carrying       Fair
                                                       Value         Value         Value        Value
                                                    -----------   -----------   ----------   ----------
                                                                       (In thousands)
ASSETS:
   Cash and cash equivalents                        $    37,545   $    37,545   $   40,281   $   40,281
   Securities:
      Trading                                            10,812        10,812       32,316       32,316
      Available for sale                                201,870       201,870      198,404      198,404
   Loans held for sale                                   29,109        29,403       59,099       59,383
   Loans, net                                         2,097,433     2,100,474    1,815,976    1,838,983
   Margin accounts                                       15,705        15,705       14,851       14,851
   Federal Home Loan Bank stock                          24,006        24,006       22,842       22,842
   Accrued interest receivable                           12,053        12,053        9,445        9,445

LIABILITIES:
   Deposits:
      Checking, savings and money market accounts      (615,726)     (615,726)    (698,667)    (698,667)
      Certificates of deposit                        (1,066,117)   (1,061,686)    (824,285)    (834,086)
   Federal Home Loan Bank advances                     (475,549)     (472,012)    (423,355)    (425,135)
   Repurchase agreements and other                      (75,214)      (75,263)     (60,148)     (60,265)
   Advance payments by borrowers for taxes
       and insurance                                    (14,322)      (14,322)     (12,048)     (12,048)
   Accrued interest payable                              (2,622)       (2,622)      (1,089)      (1,089)

18. STATEMENT OF CASH FLOWS SUPPLEMENTAL DISCLOSURE

     Supplemental disclosures of cash flow information are summarized below:

                                                                          Year Ended December 31,
                                                                        ---------------------------
                                                                          2005      2004      2003
                                                                        -------   -------   -------
                                                                               (In thousands)
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
      Interest on deposits and borrowings, net of amounts capitalized   $55,764   $40,259   $40,408
      Interest capitalized on borrowings                                     42        19        21
      Income taxes                                                        9,615    12,938    14,570

Supplemental schedule of noncash activities:
   Loans transferred to held for sale                                    74,144    39,479    11,341
   Loans transferred from held for sale                                  37,075        --        --
   Transfers from loans to real estate owned                              4,935     2,356     2,224


                                                                       EX. 13-40

19. PARENT COMPANY FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                       December 31,
                                                   -------------------
                                                     2005       2004
                                                   --------   --------
                                                      (In thousands)
ASSETS
   Cash and deposits with banks                    $    479   $    819
   Federal funds sold and other                          21         14
                                                   --------   --------
      Total cash and cash equivalents                   500        833

   Securities:
      Trading                                           992      1,990
      Available for sale                              2,962      3,570
   Note receivable inter-company                     16,847     18,523
   Investment in subsidiary-Home Savings            236,621    216,840
   Investment in subsidiary-Butler Wick              15,174     16,764
   Other assets                                         158      1,286
                                                   --------   --------
      TOTAL ASSETS                                 $273,254   $259,806
                                                   ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY
   Repurchase agreements and other                 $  6,600   $  3,500
   Accrued interest payable                              51          3
   Accrued expenses and other liabilities             1,868      3,951
                                                   --------   --------
      Total liabilities                               8,519      7,454
                                                   --------   --------
   TOTAL SHAREHOLDERS' EQUITY                       264,735    252,352
                                                   --------   --------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $273,254   $259,806
                                                   ========   ========

CONDENSED STATEMENTS OF INCOME

                                                                       Year ended December 31,
                                                                     ---------------------------
                                                                       2005      2004      2003
                                                                     -------   -------   -------
                                                                            (In thousands)
INCOME
   Cash dividends from subsidiary                                    $ 7,000   $    --   $22,000
   Interest income                                                     1,530     1,680     1,871
   Non-interest income                                                   166     1,086       873
                                                                     -------   -------   -------
      Total income                                                     8,696     2,766    24,744

EXPENSES
   Interest expense                                                      406        14        --
   Non-interest expenses                                               1,395     1,339       984
                                                                     -------   -------   -------
      Total expenses                                                   1,801     1,353       984
                                                                     -------   -------   -------
Income before income taxes                                             6,895     1,413    23,760
Income tax (benefit) expense                                             (49)      558       692
                                                                     -------   -------   -------
Income before equity in undistributed net earnings of subsidiaries     6,944       855    23,068
Equity in undistributed net earnings of subsidiaries                  16,253    17,010      (128)
                                                                     -------   -------   -------
      Net income                                                     $23,197   $17,865   $22,940
                                                                     =======   =======   =======


                                                                       EX. 13-41

CONDENSED STATEMENTS OF CASH FLOWS

                                                                 Year ended December 31,
                                                             ------------------------------
                                                               2005       2004       2003
                                                             --------   --------   --------
                                                                     (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                                $ 23,197   $ 17,865   $ 22,940
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Equity in undistributed earnings of the subsidiaries    (16,253)   (17,010)       128
      Security gains                                              (62)      (948)        --
      Decrease (increase) in trading securities                   998      2,081       (916)
      Decrease (increase) in interest receivable                   --          1         10
      Decrease (increase) in other assets                       1,128       (751)      (519)
      Increase in accrued interest payable                         47          3         --
      Decrease in other liabilities                            (1,948)    (1,228)    (1,764)
                                                             --------   --------   --------
         Net cash from operating activities                     7,107         13     19,879
                                                             --------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sale of:
      Securities available for sale                                99      2,322         --
   Purchases of:
      Securities available for sale                              (227)      (105)      (527)
   ESOP loan repayment                                            875        735        534
                                                             --------   --------   --------
         Net cash from investing activities                       747      2,952          7
                                                             --------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends paid                                              (9,462)    (8,533)    (9,429)
   Net increase in borrowed funds                               3,100      3,500         --
   Purchase of treasury stock                                  (2,499)   (47,814)   (12,233)
   Exercise of stock options                                      674      6,420        941
                                                             --------   --------   --------
         Net cash from financing activities                    (8,187)   (46,427)   (20,721)
                                                             --------   --------   --------

Decrease in cash and cash equivalents                            (333)   (43,462)      (835)
Cash and cash equivalents, beginning of year                      833     44,295     45,130
                                                             --------   --------   --------
Cash and cash equivalents, end of year                       $    500   $    833   $ 44,295
                                                             ========   ========   ========

20. SEGMENT INFORMATION

     United Community has two principal segments, banking and investment services. Banking provides consumer and corporate banking services. Investment services provide investment brokerage and a network of integrated financial services. The accounting policies of the segments are the same as those described in Note 1. Condensed statements of income and selected financial information by operating segment for the years ended December 31, 2005, 2004 and 2003 are as follows:


                                                                       EX. 13-42

                                         Banking    Investment
                                        Services     Services    Eliminations      Total
                                       ----------   ----------   ------------   ----------
                                                          (In thousands)
2005
RESULTS OF OPERATIONS
   Total interest income               $  133,794     $ 2,258          --       $  136,052
   Total interest expense                  56,357         939          --           57,296
   Provision for loan losses                3,028          --          --            3,028
   Net interest income after
      provision for loan losses            74,409       1,319          --           75,728
   Non-interest income                     12,184      26,076          --           38,260
   Non-interest expense                    53,413      25,468          --           78,881
                                       ----------     -------        ----       ----------
   Income before income taxes              33,180       1,927          --           35,107
   Income taxes                            11,234         676          --           11,910
                                       ----------     -------        ----       ----------
   Net income                          $   21,946     $ 1,251          --       $   23,197
                                       ==========     =======        ====       ==========

SELECTED FINANCIAL INFORMATION
   Total assets                        $2,488,771     $40,122        $(43)      $2,528,850
   Capital expenditures                     5,029         320          --            5,379
   Depreciation and amortization            2,026         321          --            2,347
                                       ----------     -------        ----       ----------

2004
RESULTS OF OPERATIONS
   Total interest income               $  111,822     $ 1,619          --       $  113,441
   Total interest expense                  39,971         407          --           40,378
   Provision for loan losses                9,370          --          --            9,370
   Net interest income after
      provision for loan losses            62,481       1,212          --           63,693
   Non-interest income                     11,629      24,480          --           36,109
   Non-interest expense                    48,348      24,486          --           72,834
                                       ----------     -------        ----       ----------
   Income before income taxes              25,762       1,206          --           26,968
   Income taxes                             8,698         405          --            9,103
                                       ----------     -------        ----       ----------
   Net income                          $   17,064     $   801          --       $   17,865
                                       ==========     =======        ====       ==========

SELECTED FINANCIAL INFORMATION
   Total assets                        $2,229,705     $58,089        $ (6)      $2,287,788
   Capital expenditures                     2,928         271          --            3,199
   Depreciation and amortization            2,579         364          --            2,943
                                       ----------     -------        ----       ----------

2003
RESULTS OF OPERATIONS
   Total interest income               $  110,510     $ 1,153          --       $  111,663
   Total interest expense                  40,031         221          --           40,252
   Provision for loan losses                3,179          --          --            3,179
   Net interest income after
      provision for loan losses            67,300         932          --           68,232
   Non-interest income                     18,795      22,050          --           40,845
   Non-interest expense                    50,277      23,295          --           73,572
                                       ----------     -------        ----       ----------
   Income (loss) before income taxes       35,818        (313)         --           35,505
   Income taxes                            12,675        (110)         --           12,565
                                       ----------     -------        ----       ----------
   Net income (loss)                   $   23,143     $  (203)         --       $   22,940
                                       ==========     =======        ====       ==========

SELECTED FINANCIAL INFORMATION
   Total assets                        $2,035,927     $37,958        $ (2)      $2,073,883
   Capital expenditures                     3,714         311          --            4,025
   Depreciation and amortization            3,049         495          --            3,544


                                                                       EX. 13-43

21. EARNINGS PER SHARE

     Earnings per share are computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares determined for the basic computation plus the dilutive effect of potential common shares that could be issued under outstanding stock options. Stock options for 754,403 shares were anti-dilutive for the years ended December 31, 2005 and 2004. No stock options were anti-dilutive for the year ended December 31, 2003.

                                                2005      2004      2003
                                              -------   -------   -------
                                          (In thousands, except per share data)
BASIC EARNINGS PER SHARE:

Net income applicable to common stock         $23,197   $17,865   $22,940
Weighted average common shares
   outstanding                                 28,809    29,185    31,353
                                              -------   -------   -------
Basic earnings per share                      $  0.81   $  0.61   $  0.73
                                              -------   -------   -------

DILUTED EARNINGS PER SHARE:

Net income applicable to common stock         $23,197   $17,865   $22,940
Weighted average common shares
   outstanding                                 28,809    29,185    31,353
Dilutive effect of stock options                  330       420       431
                                              -------   -------   -------
Weighted average common shares
   outstanding for dilutive computation        29,139    29,605    31,784
                                              -------   -------   -------
Diluted earnings per share                    $  0.80   $  0.60   $  0.72
                                              -------   -------   -------

22. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table presents summarized quarterly data for each of the years indicated.

                                                (Unaudited)
                            ----------------------------------------------------
                             First     Second      Third       Fourth
                            Quarter   Quarter     Quarter     Quarter     Total
                            -------   -------   -----------   -------   --------
                                    (In thousands, except per share data)
2005:
Total interest income       $30,763   $32,853     $35,106     $37,330   $136,052
Total interest expense       12,011    13,518      15,044      16,723     57,296
                            -------   -------     -------     -------   --------
Net interest income          18,752    19,335      20,062      20,607     78,756
Provision for loan losses       633       418         702       1,275      3,028
Non-interest income           8,868    10,297       9,772       9,323     38,260
Non-interest expense         19,657    19,399      19,437      20,388     78,881
Income taxes                  2,449     3,317       3,304       2,840     11,910
                            -------   -------     -------     -------   --------
Net income                  $ 4,881   $ 6,498     $ 6,391     $ 5,427   $ 23,197
                            -------   -------     -------     -------   --------
Earnings per share:
   Basic                    $  0.17   $  0.23     $  0.22     $  0.19   $   0.81
   Diluted                     0.17      0.22        0.22        0.19       0.80

     Non-interest expense increased between the third and fourth quarters largely due to an increase in employee compensation and benefits. The increase is attributable to increased performance incentives as a result of record earnings, greater commission expenses, rising healthcare costs and increased personnel. Other expenses also increased consisting, in part, of legal and audit fees.


                                                                       EX. 13-44

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

     The change in the provision for loan losses between the second and third quarter was primarily a result of United Community's determination that impairment charges were necessary in the third quarter on certain consumer loans having similar characteristics and loans to a commercial customer that relate to the aforementioned consumer loans. The increase in the provision for loan losses had a direct effect on pretax income, causing lower pretax income in the third quarter and, subsequently, lower income tax expense. The change between the second and third quarters was partially offset in the fourth quarter as management continued to evaluate the level of collateral securing delinquent one- to four-family residential mortgage loans. Additionally, specific reserves assigned to certain commercial loans were deemed to be no longer necessary because of improved credit quality and adequate collateral coverage. As a result, the provision for loan losses decreased, pretax income increased and the provision for income taxes increased. See Management's Discussion and Analysis as well as Note 4, "Loans" for more details on the provision for loan losses and
Note 13, "Income Taxes" for more detail on the provision for income taxes.


                                                                       EX. 13-45